Form 10KSB, Exhibit 13
period 2003-06-30
FIRST BANCSHARES INC /MO/
filed 2003-09-30
CIK 912967

2003 Annual Report

First Bancshares, Inc.

{FBSI logo}

1993-2003

Yesterday, today and tomorrow

First Home Savings Bank  www.firsthomesavingsbank.com

A wholly owned subsidiary of First Bancshares, Inc.

#

Dear Stockholder:

With First Bancshares, Inc. celebrating its 10th anniversary this year, it seems only fitting to take a brief look back at where we’ve been over the past decade.

In December 1993, when the conversion of First Home Savings Bank from a Missouri mutual to a Missouri stock savings and loan association was completed, First Bancshares, Inc. had total consolidated assets of $95 million.  Today, those assets have almost tripled to $269 million.

Ten years ago, we had only four locations staffed by 51 full- and part-time employees, customer deposits totaled $80 million and we had $73 million in loans.  A decade later we have 10 locations staffed by 109 employees, deposits have almost tripled to $212 million while loans have more than doubled to almost $177 million.

And as for the shareholders who helped take us public by purchasing stock during our initial 1993 stock offering?  They paid $5 per share (adjusted for a stock split in January 1998).  That same stock as of September 3, 2003, was trading at $16.76 per share.  Happy anniversary, indeed!

Turning to more recent matters, fiscal year 2003 is also worth celebrating as net income increased a resounding 30% from $1.7 million in fiscal year 2002 to $2.2 million.  With that substantial increase came a corresponding increase in net income per share from $.96 to $1.37 and an increase in book value per share from $14.96 to $16.17.  Stockholders’ equity increased a solid $1.6 million to $26.4 million.

First Bancshares, Inc. repurchased 60,017 shares of its stock during the fiscal year ended June 30, 2003.  Netting that reduction in outstanding shares against a total of 37,900 options exercised by employees resulted in a 22,117 decrease in outstanding shares during fiscal year 2003.  For comparison purposes, the net reduction in outstanding shares during fiscal 2002 was 132,603 shares.  As of August 31, 2003 the remaining repurchase authority under our 10th repurchase program was 33,435 shares.

The past year has seen a period of, comparatively speaking, lower interest rates, which have had an impact on both our deposits and loans.  The lower rates combined with many customers opting to put their investment dollars elsewhere meant a $9.0 million increase in deposits during fiscal year 2003, significantly lower than the $40 million increase in fiscal 2002.

Those lower rates were also largely responsible for the $12 million decrease in our locally originated loan portfolio.  For more than 30 years we have been reluctant to assume the risk of originating and holding long-term fixed-rate loans with a decided preference and area of concentration in adjustable rate lending.  The vast majority of the fiscal year 2003 decrease in our loan portfolio was attributable to those Bank customers who refinanced elsewhere to obtain a long-term fixed-interest rate.

First Bancshares, Inc. paid its 38th quarterly dividend on June 30, 2003.  A $.04 per share dividend, to be paid on September 30, 2003, to shareholders of record on September 15, 2003, has been announced.

We plan to spend the coming year enhancing and upgrading FirstNet, our internet banking product and expanding our Tel-E-Banker services.  (Would you believe we currently have six dedicated phone lines that handle an average of 18,000 automated phone calls per month from customers calling to verify account balances, transfer funds between accounts and determine transaction clearings?)  We also plan to add at least two ATM’s in 2004 and are excited about our plans for check imaging which we plan to implement by early 2004.

We are committed to strengthening our technological services to provide even more options and services for our customers. At the same time, we remain firmly committed to serving our customers who prefer old-fashioned, face-to-face personal service, which we are always happy to provide.

If anniversaries offer a time for looking forward as well as back, I expect the next 10 years will see First Bancshares, Inc. continue to fare well on Wall Street and on our quieter local streets, where bank customers are still greeted by name and where no financial concern is too big or too small.

Happy 10th Anniversary.  May we continue to change and grow in ways that make us better.

Til next year,

/s/ Stephen H. Romines

Stephen H. Romines

President

#

Business of the Company

First Bancshares, Inc. (“Company”), a Missouri corporation, was incorporated on September 30, 1993 for the purpose of becoming the holding company for First Home Savings Bank (“First Home” or the “Savings Bank”) upon the conversion of First Home from a Missouri mutual to a Missouri stock savings and loan association.  That conversion was completed on December 22, 1993.  At June 30, 2003, the Company had total consolidated assets of $268.6 million and consolidated stockholders’ equity of $26.4 million.

While the Company owns a title insurance agency through a subsidiary and some rental real estate, it is not engaged in any significant business activity other than holding the stock of First Home.  Accordingly, the information set forth in the report, including consolidated financial statements and related data, applies primarily to First Home.

First Home is a Missouri-chartered, federally-insured stock savings bank organized in 1911.  The Savings Bank is regulated by the Missouri Division of Finance and the Office of Thrift Supervision (“OTS”).  Its deposits are insured up to applicable limits by the Savings Association Insurance Fund (“SAIF”) of the Federal Deposit Insurance Corporation.  First Home also is a member of the Federal Home Loan Bank (“FHLB”) System.

First Home conducts its business from its home office in Mountain Grove and nine full service branch facilities in Marshfield, Ava, Gainesville, Sparta, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.  First Home provides its customers with a full array of community banking services.  The Savings Bank is primarily engaged in the business of attracting deposits from, and making loans to, the general public.  It emphasizes one-to-four family residential mortgage loans along with multi-family residential, consumer, commercial and home equity loans.  First Home also invests in mortgage-backed U. S. Government and agency securities and other assets.

At June 30, 2003, First Home’s total gross loans were $180.0 million, or 67.0% of total consolidated assets, including $106.5 million, or 59.2% of total gross loans secured by one-to-four family properties and $53.0 million, or 29.4% of total gross loans secured by other real estate.  Of the loans secured by real estate, over 95.0% are adjustable-rate loans.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth certain information concerning the consolidated financial position and operating results of the Company as of and for the dates indicated.  The Company is primarily in the business of directing, planning and coordinating the business activities of First Home.  The consolidated data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and its subsidiaries presented herein.

	At June 30,
	2003	2002	2001	2000	1999
	(In thousands)
FINANCIAL CONDITION DATA:

Total assets	$268,556	$258,242	$220,992	$199,086	$178,721
Loans receivable, net	176,720	188,951	190,352	174,869	153,616
Mortgage-backed certificates	12,278	2,759	376	449	550
Cash, interest-bearing deposits
and investment securities	63,071	55,535	20,580	15,618	17,749
Federal funds sold	-	-	-	320	245
Customer deposits	211,664	202,450	162,438	155,661	151,210
Borrowed funds	29,352	29,779	32,301	17,900	2,200
Stockholders' equity	26,404	24,763	25,191	24,477	24,249

	Years Ended June 30,
	2003	2002	2001	2000	1999
	(In thousands, except per share information)
OPERATING DATA:

Interest income	$15,486	$15,955	$16,096	$13,865	$12,994
Interest expense	7,098	8,729	9,128	7,257	6,699
Net interest income	8,388	7,226	6,968	6,608	6,295
Provision for loan losses	417	373	154	89	84
Net interest income after provision
for loan losses	7,971	6,853	6,814	6,519	6,211
Gains on investments and
mortgage-backed securities	27	-	-	-	23
Noninterest income, excluding gains
on securities	1,877	1,328	1,118	980	839
Noninterest expense	6,367	5,542	5,148	4,358	4,193
Income before taxes	3,508	2,639	2,784	3,141	2,880
Income taxes	1,264	980	972	1,121	1,062
Net income	$2,244	$1,659	$1,812	$2,020	$1,818
Basic earnings per share	$1.37	$0.96	$1.00	$1.06	$0.90

	At or For the Years Ended June 30,
	2003	2002	2001	2000	1999
KEY OPERATING RATIOS:

Return on average assets	0.85%	0.68%	0.86%	1.08%	1.03%
Return on average equity	8.68	6.60	7.26	8.28	7.46
Average equity to average assets	9.77	10.36	11.78	13.01	13.82
Interest rate spread for period	3.13	2.81	2.98	3.18	3.15
Net interest margin for period	3.37	3.16	3.49	3.73	3.76
Non-interest expense to average assets	2.41	2.28	2.43	2.37	2.41
Average interest-earning assets to
interest-bearing liabilities	109.00	109.00	111.00	113.00	115.00
Allowance for loan losses to total loans at
end of period	0.63	0.46	0.36	0.33	0.34
Net charge-offs to average outstanding loans
during the period	0.09	0.10	0.03	0.02	0.05
Ratio of non-performing assets to total assets	1.34	1.23	2.14	1.75	1.09
Ratio of loan loss reserves to non-performing
assets	20.85	27.72	14.73	17.12	27.68

Dividend payout ratio	11.68	16.67	16.00	15.09	15.56

	At June 30,
	2002	2002	2001	2000	1999
OTHER DATA:

Number of:
Loans outstanding	5,296	5,839	6,440	6,138	5,676
Deposit accounts	25,565	25,081	24,065	22,067	21,038
Full service offices	10	10	10	8	8

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company.  The information contained in this section should be read in conjunction with the Consolidated Financial Statements, the accompanying Notes to Consolidated Financial Statements and the other sections contained in this report.

Management’s Discussion and Analysis (“MD&A”) and other portions of this report contain certain “forward-looking statements” concerning the future operations of the Company.  Management desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Company of the protections of such safe harbor with respect to all “forward-looking statements” contained in our Annual Report.  We have used “forward-looking statements” to describe future plans and strategies, including our expectations of the Company’s future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors which could affect actual results include interest rate trends, the general economic climate in the Company’s market area and the country as a whole, the ability of the Company to control costs and expenses, the ability of the Company to efficiently incorporate acquisitions into its operations, competitive products and pricing, loan delinquency rates, and changes in federal and state regulation.  These factors should be considered in evaluating the “forward-looking statements,” and undue reliance should not be placed on such statements.

Operating Strategy

The primary goals of management are to minimize risk, improve profitability and promote growth.  Operating results depend primarily on net interest income, which is the difference between the income earned on its interest-earning assets, such as loans and investments, and the cost of its interest-bearing liabilities, consisting of deposits and borrowings.  Net income is also affected by, among other things, provisions for loan losses and operating expenses.  Operating results are also significantly affected by general economic and competitive conditions, primarily changes in market interest rates, governmental legislation and policies concerning monetary and fiscal affairs and housing, as well as financial institutions and the attendant actions of the regulatory authorities.  Management’s strategy is to strengthen First Home’s presence in, and expand the boundaries of, its primary market area.

Management has implemented various general strategies designed to continue profitability while maintaining safety and soundness.  Primary among those strategies are emphasizing, if possible, one-to-four family lending, maintaining asset quality and managing interest-rate risk.  It is anticipated, subject to market conditions, that no changes will be made in these strategies.

Lending.  Historically, First Home has predominantly been a one-to-four family residential lender.  Single family residential loans were 68% of the mortgage loans originated during fiscal year 2003, an increase from 55% and 58% during fiscal years 2002 and 2001, respectively.  While the percent of originations of single family residential loans increased during fiscal 2003, single family residential loans as a percent of the Savings Bank’s total loan portfolio has gradually declined  As a result, First Home has gradually increased loans within its traditional lending territory that are secured by farms and commercial real estate.  First Home has worked to achieve a reputation within its local lending territory for prompt, efficient and courteous service during both the loan origination and servicing processes.

Maintaining Asset Quality.  First Home strongly emphasizes maintaining asset quality through sound underwriting, constant monitoring and effective collection techniques.  At June 30, 2003, First Home’s ratio of non-performing assets to total assets was 1.34%, an increase from 1.23% at June 30, 2002.  The nonperforming loan increase consisted of two commercial real estate loans, one of which has refinanced and the other which was foreclosed and is currently in real estate owned.  Actual loan losses, net of recoveries, of loans originated by First Home were $167,000 for the year ended June 30, 2003.  During the year ended June 30, 2002, actual loan losses, net of recoveries, of loans originated by First Home were $188,000.

Managing Interest-Rate Risk.  First Home relies primarily on adjustable interest rate loans to minimize the inherent risks of interest rate changes.  All long-term mortgage loans originated since 1973 have had adjustable rates rather than fixed rates.  Further, with few exceptions, the majority of other loans including, but not limited to, commercial loans, cattle loans and agricultural loans that have maturities exceeding two years also have adjustable rates rather than fixed rates.  All these loans originated by First Home have been retained in its portfolio.  As a response to customer requests, First Home has begun processing a minimal number of fixed rate loans as a correspondent for a third party mortgage company.  Those loans, with prior customer notification, are not retained by the Savings Bank.

Fiscal Year Ended June 30, 2003 Compared to June 30, 2002

Net Income.  Net income increased $585,000, or 35.3%, to $2,244,000 for the fiscal year ended June 30, 2003 from $1,659,000 for the fiscal year ended June 30, 2002.  Total interest expense decreased $1,631,000 and noninterest income increased $576,000.  Those two factors, however, were partially offset by a $469,000 decrease in total interest income, a $44,000 increase in provision for loan losses and an $825,000 increase in noninterest expense.

Net Interest Income.  Net interest income increased $1,162,000, or 16.1%, to $8,388,000 for the fiscal year ended June 30, 2003 from $7,226,000 for the fiscal year ended June 30, 2002.  Interest expense decreased by  $1,631,000 while interest income only decreased by $469,000.

Interest Income.  For the fiscal year ended June 30, 2003, interest income decreased $469,000, or 2.9%, to $15,486,000 from $15,955,000 for the fiscal year ended June 30, 2002.  As noted in the previous year’s annual report, the rates on First Home’s newly originated loans and on existing loans eligible for rate review and adjustment began a general decline.  That trend continued into the current year as evidenced by a decrease in interest income from loans receivable of $1,169,000, or 7.8%, to $13,751,000 for the fiscal year ended June 30, 2003 from $14,920,000 during the fiscal year ended June 30, 2002.  The average rate on those loans decreased from 7.85% to 7.47% while the average balance of net loans outstanding decreased $6.1 million, or 3.2%.

In a repeat from the previous year, an increase in customer deposits without a corresponding increase in loans resulted in an increase in investment securities, mortgage-backed certificates and other interest-earning accounts at the FHLB.  Interest income from those sources increased $700,000, or 67.6% to $1,735,000 for the year ended June 30, 2003 from $1,035,000 for the year ended June 30, 2002.

Interest Expense.  Interest expense for the fiscal year ended June 30, 2003 decreased $1,631,000, or 18.7%, to $7,098,000 from $8,729,000 for the fiscal year ended June 30, 2002.  The average rate paid on customer deposits decreased from 3.89% for the fiscal year ended June 30, 2002 to 2.72% for the fiscal year ended June 30, 2003.  That decrease more than offset the $21.4 million increase in average interest-bearing customer deposits resulting in a $1,505,000, or 21.7%, decrease in interest expense on customer deposits for the fiscal year ended June 30, 2003.

Interest expense on borrowed funds for the fiscal year ended June 30, 2003 also decreased $127,000, or 7.0%, to $1,674,000 from $1,801,000 for the fiscal year ended June 30, 2002 as principal reductions were made on FHLB advances.

Provision for Loan Losses.  Provision for loan losses increased from $373,000 for the fiscal year ended June 30, 2002 to $417,000 for the fiscal year ended June 30, 2003.  This $44,000 increase was a result of an increase in nonperforming loans, secured by commercial real estate, from $3.2 million at June 30, 2002 to $3.6 million at June 30, 2003 and an increase in impaired loans.  See Note 5 of the Notes to Consolidated Financial Statements for a discussion of the increase in impaired loans during fiscal 2003.  Actual loan charge-offs, net of recoveries, of First Home originated loans were $167,000 for the fiscal year ended June 30, 2003 compared to $188,000 for the fiscal year ended June 30, 2002.

Noninterest Income.  Noninterest income increased $576,000, or 43.4%, to $1,904,000 for the fiscal year ended June 30, 2003 compared to $1,328,000 for the fiscal year ended June 30, 2002.  Service charges and other fee income increased $616,000, or 70.1%.  In October 2002, the Savings Bank began an ‘overdraft protection’ program that automatically pays overdraft checks up to a certain amount for customers that have good credit history with the Savings Bank.  The normal overdraft check fee is charged for each check paid.  The increase in service charges and other fee income during fiscal 2003 was entirely related to overdraft check fees.

Late payment fees on loans increased $17,000 as the result of a more automated approach to collecting late fees.  Income from in-house printing of checks for First Home customers increased $6,000 as more customers took advantage of obtaining their checks more quickly and at a lower cost.  Expenses related to this program only increased $5,000.

During the fiscal year ended June 30, 2003, First Home began acting as a correspondent on behalf of a fixed rate real estate mortgage company.  The loans generated through this relationship are not maintained on First Home’s loan portfolio.  The fee income from these transactions was $19,000 for the fiscal year ended June 30, 2003.

Title insurance commissions earned by the Company’s subsidiary, South Central Missouri Title, Inc., decreased $78,000 during the fiscal year ended June 30, 2003 as two of the three branches of the title company were closed.

During the fiscal year ended June 30, 2003, income from real estate operations increased $5,000 to $110,000 through reduced depreciation and maintenance expenses.

During the fiscal year ended June 30, 2003, losses from the sales of foreclosed property totaled $16,000 compared to a $14,000 gain during the fiscal year ended June 30, 2002.  The gain was comprised of a $25,000 gain on the sale of a residential rental property offset by losses of $11,000 on the sale of other foreclosed property.

The $27,000 gain on the sale of investments during the fiscal year ended June 30, 2003 compared to none during fiscal 2002 and resulted from the sale of an equity security and the above par redemption of another equity security.

Noninterest Expense.  Noninterest expense increased $825,000, or 14.9%, from $5,542,000 for the fiscal year ended June 30, 2002 to $6,367,000 for the fiscal year ended June 30, 2003.

Compensation and employee benefits for the fiscal year ended June 30, 2003 increased $398,000, or 12.1%, to $3,691,000 from $3,293,000 for the fiscal year ended June 30, 2002.  That increase was comprised of four items.  First, payroll expense and related taxes during fiscal 2003 increased $155,000, or 6.6% as a result of annual pay rate increases and additional support staff.  Second, and most significantly, group health insurance costs increased $383,000, or 64.0%, attributable to unexpected serious or potentially serious claims paid through the partially self-funded component of the Savings Bank’s health insurance plan.  A comprehensive review of the funding alternatives and components of the health insurance plan are currently in process to limit or reduce future years costs of this benefit.  Third, retirement plan expenses increased $127,000 during fiscal 2003 as contributions were required to fund a defined benefit plan, established in 1969, which had been fully funded for the previous 15 years.  The retirement plan increase also included a $40,000 discretionary contribution to the 401-(k) plan.  Finally, those increases were somewhat offset by the elimination of $244,000 in Employee Stock Ownership Plan (“ESOP”) expense as the ESOP plan was fully funded in March of 2002 and the expense for the compensated absences policy decreased $30,000 during fiscal 2003.

Occupancy and equipment expense for the fiscal year ended June 30, 2003 increased $165,000, or 19.8% to $999,000 from $834,000 for the fiscal year ended June 30, 2002.  Depreciation expense on computer systems increased $58,000 from computer upgrades and enhancements.  Depreciation on buildings increased $33,000 primarily due to the completion of the Kissee Mills branch building and remodeling at the home office.

Maintenance expense for the fiscal year ended June 30, 2003 increased $60,000.  With the addition of more ATMs, upgrades and enhancements in computer hardware and software (including telephone and internet banking products), the cost of the related maintenance agreements have increased accordingly.

During the fiscal year ended June 20, 2003, advertising expense increased $44,000, or 34.4% to $173,000 from $129,000 for the fiscal year ended June 30, 2002.  The Savings Bank increased advertising and promotion of deposit account services, such as telephone and internet banking, debit card and ATM activity.

With new and increased regulations for public companies, professional fees, which includes legal, accounting and auditing expenses, increased $50,000, or 44.7%.  Of this increase, Stephen Romines, President of First Bancshares, Inc., received $12,000 in consulting fees and $6,000 in legal fees and Harold F. Glass, director of First Bancshares, Inc, received $2,000 in legal fees.  Postage expense increased $21,000 primarily as a result of increase in postage rates.

Other noninterest expense for the fiscal year ended June 30, 2003 increased $148,000, or 14.7% to $1,159,000 from $1,011,000 for the fiscal year ended June 30, 2002.

In connection with the implementation of the ‘overdraft protection’ program, the Savings Bank paid $30,000 (10% of the net increase in related fees) to a marketing firm for ongoing support.  In relation to this program, losses on checking accounts during fiscal 2003 increased $29,000.  There were also losses on checking accounts, unrelated to the ‘overdraft protection’ program, of $26,000.

Charitable contributions increased $11,000 for the fiscal year ended June 30, 2003 as the Savings Bank made additional contributions to take advantage of credits against Missouri taxes for contributions to area programs.  Correspondent bank service charges increased $4,000 during fiscal 2003 as the volume of items processed continued to increase.  An increase in courier expenses of $10,000 also contributed to the increase in other noninterest expense during fiscal 2003.

During the fiscal year ended June 30, 2003, the Savings Bank established a subsidiary, First Home Investments, Inc., to provide brokerage and financial planning services to current and potential customers.  The development and operating expenses for this fiscal year were $56,000.  Income from commissions and services during this period was $6,000.

The Savings Bank’s increase in asset size was also reflected in a $20,000 increase in the cost of insurance premiums and a $9,000 increase in assessments paid to regulatory agencies.

Amortization of the intangible asset associated with the Crane and Galena branch acquisitions in 1998 increased by $17,000 during the fiscal year ended June 30, 2003, which was attributable to a change in the calculation of annual amortization as required by recent accounting pronouncements.

In addition, during the fiscal year ended June 30, 2003, employee education expense decreased $20,000 and   telephone costs decreased $33,000.  The decrease in telephone costs is attributable to a credit received for lines that had been disconnected but for which the telephone company had continued to bill the Savings Bank.  Also, during the previous fiscal year, data communications lines between the branches were upgraded with lower cost agreements.

Income Taxes.  Income tax expense for the fiscal year ended June 30, 2003 increased $284,000, or 29.0% to $1,264,000 from $980,000 as income before taxes increased.

Net Interest Margin.  Net interest margin for the fiscal year ended June 30, 2003 was 3.37% compared to 3.16% for the fiscal year ended June 30, 2002.  The increase was the result of the reduction in the cost of customer deposits offset slightly by the reduction in the yield on loans and investments.

Fiscal Year Ended June 30, 2002 Compared to June 30, 2001

Net Income.  Net income for the fiscal year ended June 30, 2002 was $1,659,000.  This was a $153,000, or 8.4% decrease, from $1,812,000 for the fiscal year ended June 30, 2001.  Total interest expense decreased $399,000 and noninterest income increased $210,000.  Those two factors, however, were offset by a $141,000 decrease in total interest income, a $219,000 increase in provision for loan losses and a $394,000 increase in noninterest expense.

Net Interest Income.  Net interest income for the fiscal year ended June 30, 2002 increased $258,000, or 3.70%, to $7,226,000 from $6,968,000 for the fiscal year ended June 30, 2001.  A $399,000 decrease in interest expense was reduced by a $141,000 decrease in total interest income.

Interest Income.  Interest income decreased $141,000, or .89%, to $15,955,000 for the fiscal year ended June 30, 2002 compared to $16,096,000 for the fiscal year ended June 30, 2001.  During fiscal 2002 the rates on First Home’s newly originated loans and on existing loans eligible for rate review and adjustment began a general decline.  That trend, of course, continued throughout fiscal 2002 as evidenced by a decrease in interest income from loans receivable of $420,000, or 2.74%.  The average balance in net loans outstanding actually increased $6.4 million; however, the average rate on these loans decreased from 8.35% to 7.85%.

An increase in customer deposits without a corresponding increase in loans resulted in an increase in investment securities, mortgage-backed certificates and interest earning accounts at the FHLB.  Interest income from those sources increased $279,000, or 36.90%

Interest Expense.  For the fiscal year ended June 30, 2002, interest expense was $8,729,000, a $399,000, or 4.37% decrease, from $9,128,000 for the fiscal year ended June 30, 2001.  The decrease was primarily in interest expense on customer deposits.  Even though average customer deposits increased substantially, the average rate paid decreased from 4.87% for the fiscal year ended June 30, 2001 to 3.89% for the fiscal year ended June 30, 2002.

Interest expense on borrowed funds also decreased $71,000, or 3.79%, as principal reductions were made on FHLB advances.

Provision for Loan Losses.  Provision for loan losses increased from $154,000 for the fiscal year ended June 30, 2001 to $373,000 for the fiscal year ended June 30, 2002.  This $219,000 was due to the increase in impaired loans disclosed in Note 5 of the Notes to Consolidated Financial Statements.  Actual loan charge-offs, net of recoveries, of First Home originated loans were $188,000 for the fiscal year ended June 30, 2002 and $55,000 for the fiscal year ended June 30, 2001.

Noninterest Income.  For the fiscal year ended June 30, 2002, noninterest income increased $210,000, or 18.8%, to $1,328,000 compared to $1,118,000 for the fiscal year ended June 30, 2001.  Service charges and other fee income, including $74,000 in additional fees from insufficient checks on customer accounts, again increased substantially from the prior year.  Income from debit cards and ATM transactions increased $14,000, or 65%, as Savings Bank personnel continue to promote those customer services.

Loan late payment fees increased $40,000 through a more effective and aggressive collection process.  Income from in-house printing of checks for First Home customers increased $12,000 as more customers took advantage of obtaining their checks more quickly and at a lower cost.  Expenses related to this program only increased $3,000.

Title insurance commissions earned by the Company’s subsidiary, South Central Missouri Title, Inc., increased $45,000.  Of this amount, $38,000 was related to an adjustment made in the fiscal year ended June 30, 2001 for the accrual of commissions to be paid to the underwriter.  The remaining $7,000 was an increase in net title insurance commissions.

During the fiscal year ended June 30, 2002, income from real estate operations decreased $34,000 as some vacancies occurred coupled with depreciation and property taxes increasing on a Sparta building placed in service during the prior year.

The $14,000 gain from the sale of property and equipment and real estate owned for the fiscal year ended June 30, 2002 was comprised of a $25,000 gain on the sale of a residential rental property offset by losses of $11,000 on the sale of other foreclosed property.

Noninterest Expense.  Noninterest expense for the fiscal year ended June 30, 2002 was $5,542,000.  This was a $394,000, or 7.7%, increase from $5,148,000 for the fiscal year ended June 30, 2001.

Compensation and employee benefits increased $200,000 or, 6.47%.  Payroll expense and related taxes  increased $138,000, or 6.8%.  Group health insurance costs increased $103,000, or 20.8%, as more Bank personnel became eligible to participate in the Savings Bank’s group health plan along with increased premiums and healthcare costs.

During the fiscal year ended June 30, 2002, the shares in the ESOP became fully allocated to the participants in the plan and the related expense decreased $116,000.  No significant ESOP expenses are anticipated for fiscal 2003.

The Company instituted a compensated absences policy during the fiscal year ended June 30, 2001 to be used by employees for illness, medical leave, or work days missed for other personal reasons.  Eligible employees accrue ½ day per month, up to a maximum of 30 days.  Upon the adoption of that policy, eligible employees received days for prior service with the Company.  Since the prior year included an expense for prior service accrual, the expense for the fiscal year ended June 30, 2002 decreased $20,000.

Occupancy and equipment expense increased $44,000, or 5.6%.  Depreciation expense on computer systems increased $43,000 from computer upgrades and enhancements in the prior year.  Depreciation on buildings increased $30,000 primarily due to the completion of the Kissee Mills branch building and remodeling at the home office.  This increase was partially offset by a $22,000 decrease in building rent for the Kissee Mills location since a leased modular facility was no longer needed.

Maintenance expense, also primarily relating to the computer expenditures in the prior year, increased $15,000.  Costs associated with operating the Internet banking system placed in service in March 2002 were $13,000.  Furniture and equipment expense decreased $16,000.

Other noninterest expense increased $150,000, or 12.14%, for the fiscal year ended June 30, 2002.  Employee education increased $52,000.  Telephone costs increased $30,000.  During the past year, the data communication lines between branches were upgraded to frame relay rather than the slower analog lines.  There also continues to be increased usage of the Telebanker system which allows customers to access their account information via telephone 24 hours a day.

Correspondent bank service charges increased $35,000 and office supplies increased $16,000 as the volume of items processed continues to increase.

The increase in asset size also increased the cost of the Savings Bank’s insurance premiums by $12,000 and the assessments paid to regulatory agencies by $7,000.  Dues and subscriptions increased $14,000 as the Savings Bank became a member of several banking organizations to obtain benefits of membership, including price reductions with vendors and for employee education.

Amortization of the intangible asset associated with the Crane and Galena branch acquisition decreased by $83,000 as fewer purchased accounts were closed by customers during the year.  A reduction in the advertising and marketing programs created an $18,000 decrease in the related expense.

Income Taxes.  During the fiscal year ended June 30, 2002, income tax expense increased $8,000 even though income before taxes decreased $145,000.  The income tax expense for the fiscal year ended June 30, 2001 contained additional credits against Missouri taxes for contributions to area programs.

Net Interest Margin.  Net interest margin for the fiscal year ended June 30, 2002 was 3.16% compared to 3.49% for the fiscal year ended June 30, 2001.  The decrease was the result of the reduction in the yield on loans and investments offset slightly by the reduction in the cost of customer deposits.

Financial Condition

General.  The most significant change in the Savings Bank’s balance sheet was the decrease in net loans of $12.3 million from June 30, 2002 to June 30, 2003.  First Home has had a long standing policy of not holding long-term fixed rate loans in its portfolio and, as a result, some customers have refinanced elsewhere to obtain a fixed rate.  Customer deposits during this period increased $9.2 million.  The proceeds from the loan payoffs and increased customer deposits were used to purchase mortgage-backed securities and bank-owned life insurance.

Total Assets.  Total assets increased $10.4 million, or 4.0% to $268.6 million during the year ended June 30, 2003 from $258.2 million.  The increase was attributable to a $7.7 million increase in cash, interest-bearing deposits and investments, a $9.5 million increase in mortgage-backed certificates and a $5.5 million purchase of bank-owned life insurance, which were offset by a $12.3 million decrease in net loans receivable.

Cash and Cash Equivalents.  Cash and cash equivalents was $23.3 million at June 30, 2003 compared to $20.5 million at June 30, 2002.  Additional deposits were held at the FHLB in interest-bearing accounts in order to avoid penalties on insufficient compensating balances.

Certificates of Deposit.  Certificates of deposit purchased as investments increased $3.8 million to $4.8 million at June 30, 2003 from $1.0 million at June 30, 2002.  The balance held in certificates of deposit purchased was increased to obtain a slightly higher yield than funds held in FHLB account yet keep funds accessible on a short-term basis.

Investment Securities.  Investment securities remained relatively unchanged at $33.1 million at June 30, 2003 from $32.2 million at June 30, 2002.  While the total dollar amounts have remained relatively constant, the Board changed its investment policy during fiscal year 2003 to more evenly allocate investments between available-for-sale and held-to-maturity classifications.  There was activity in the securities portfolio as most securities with call features had that right exercised and the funds were reinvested.  In order to maintain a flexible position and minimize interest rate risk, investments are purchased with staggered maturities and call dates.

Mortgage-backed Securities.  As the result of increased loan payoffs and customer deposits, additional mortgage-backed securities were purchased.  There was an increase of $9.5 million from $2.8 million at June 30, 2002 to $12.3 million at June 30, 2003.  The initial cost of mortgage-backed securities purchased during the fiscal year ended June 30, 2003 was $13.3 million.  Payments and maturities during this fiscal year were $3.6 million, or 22.4% of the balance at June 30, 2002 plus fiscal year 2003 purchases.

Loans Receivable.  Net loans receivable decreased $12.3 million from $189.0 million at June 30, 2002 to $176.7 million at June 30, 2003.  The decrease was the result of loan payments and payoffs exceeding loan originations.  The dramatic decline in long-term rates caused some of the Savings Bank’s customers to seek long-term fixed rate products that First Home does not offer.

Non-accrual Loans.  Non-accrual loans remained constant at $175,000 at June 30, 2003 and June 30, 2002.   The balance of non-accrual loans at June 30, 2003 and 2002 consisted of one commercial real estate loan.  This loan has since been foreclosed and is now in real estate owned.

Nonperforming Assets.   Nonperforming assets increased $400,000 from $3.2 million at June 30, 2002 to $3.6 million at June 30, 2003.  The increase resulted from commercial real estate loans 90 days or more past due.

Bank-owned Life Insurance.  During the fiscal year ended June 30, 2003, the Savings Bank purchased $5.5 million of bank-owned life insurance, a product that provides tax savings as well as income.

Customer Deposits and Borrowings.  Customer deposits of $211.7 million at June 30, 2003 reflects an increase of  $9.2 million, or 4.6% from $202.5 million at June 30, 2002.  The majority of the growth occurred in certificates of deposit and savings accounts.  There were no maturities of FHLB advances during this period which caused the balance to remain constant.

Stockholders’ Equity.  Stockholders’ equity increased $1.6 million to $26.4 million at June 30, 2003 from $24.8 million at June 30, 2002.  The increase was the result of net income of $2.2 million, $292,000 from the exercise of stock options and a $172,000 change in the net unrealized gain on investment securities available-for-sale offset by $809,000 used for the repurchase of treasury stock and $259,000 for the payment of dividends.  At June 30, 2003, shares of stock outstanding had been reduced to 1,632,627 from 1,654,744 shares outstanding at June 30, 2002 as the result of repurchases by the Company reduced by the exercise of employee stock options.

Liquidity and Capital Resources.  First Home’s primary sources of funds are deposits, proceeds from principal and interest payments on loans, mortgage-backed securities, investment securities, net operating income and FHLB advances.  While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The primary investing activity of First Home is the origination of mortgage loans.  Mortgage loans originated by First Home have remained strong at $39.2 million, $41.5 million and $51.0 million for the years ended June 30, 2003, 2002 and 2001, respectively.  Other investing activities include the purchase of investment securities, which totaled $29.4 million, $31.6 million and $1.0 million for the years ended June 30, 2003, 2002 and 2001 and the purchase of mortgage-backed securities, which totaled $13.3 million, $2.5 million and none for the fiscal years ended June 30, 2003, 2002 and 2001.  These activities were funded primarily by deposit growth, principal repayments on loans, mortgage-backed securities, other investment securities, and FHLB advances.

OTS regulations require First Home to maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities.  First Home’s sources of funds include deposits, principal and interest payments from loans, mortgage-backed securities and investments, and FHLB advances.  During fiscal years 2003, 2002 and 2001, First Home used its sources of funds primarily to purchase investment securities and mortgage-backed securities, fund loan commitments and to pay maturing savings certificates and deposit withdrawals.  At June 30, 2003, First Home had approved loan commitments totaling $989,000 and undisbursed loans in process totaling $2.4 million.

Liquid funds necessary for the normal daily operations of First Home are maintained in three working checking accounts and a daily time account with the FHLB - Des Moines.  It is the Savings Bank’s current policy to maintain adequate collected balances in those three checking accounts to meet daily operating expenses, customer withdrawals, and fund loan demand.  Funds received from daily operating activities are deposited, on a daily basis, in one of the working checking accounts and transferred, when appropriate, to the daily time account, or used to purchase investments or reduce FHLB advances to enhance net interest income.

At June 30, 2003, certificates of deposit amounted to $110.5 million, or 52.2%, of First Home’s total deposits, including $72.2 million which are scheduled to mature by June 30, 2004.  Historically, First Home has been able to retain a significant amount of its deposits as they mature.  Management of First Home believes it has adequate resources to fund all loan commitments by savings deposits and FHLB advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

OTS regulations require First Home to maintain specific amounts of capital.  As of June 30, 2003, First Home was in compliance with all current regulatory capital requirements with tangible, core and risk-based capital ratios of 8.3%, 8.3% and 13.1%, respectively.  These ratios exceed the 1.5%, 4.0% and 8.0%, respectively, capital ratios required by OTS regulations.  In addition, the OTS amended its capital regulations that require savings institutions to maintain specified amounts of regulatory capital based on the estimated effects of changes in market rates and that could further increase the amount of regulatory capital required to be maintained by the Savings Bank.  See Note 17 of the Notes to Consolidated Financial Statements.

Impact of New Accounting Standards.  See Note 1 of the Notes to Consolidated Financial Statements.

Effect of Inflation and Changing Prices.  The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering the changes in relative purchasing power of money over time due to inflation.  The primary impact of inflation on operations of First Home is reflected in increased operating costs.  Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature.  As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.  During the current interest rate environment, management believes that the liquidity and the maturity structure of First Home’s assets and liabilities are critical to the maintenance of acceptable profitability.

{On Kirkpatrick, Phillips & Miller, CPAs, PC letterhead}

INDEPENDENT AUDITORS’ REPORT

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

To the Board of Directors and Stockholders

First Bancshares, Inc. and Subsidiaries

Mountain Grove, Missouri

We have audited the accompanying consolidated statements of financial condition of First Bancshares, Inc. and Subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2003.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Bancshares, Inc. and Subsidiaries as of June 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2003, in conformity with account principles generally accepted in the United States of America.

/s/ Kirkpatrick, Phillips & Miller

July 31, 2003

Springfield, Missouri

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
June 30, 2003 and 2002

	2003	2002
ASSETS

Cash and cash equivalents, including interest-bearing accounts
of $18,157,688 in 2003 and $16,335,890 in 2002	$ 23,312,740	$ 20,461,231
Certificates of deposit purchased	4,782,699	1,010,000
Investment securities available-for-sale, at fair value	11,659,790	30,592,468
Investment securities held-to-maturity (estimated fair value of
$21,637,528 in 2003 and $1,615,776 in 2002)	21,414,382	1,569,603
Investment in Federal Home Loan Bank stock, at cost	1,901,200	1,901,200
Mortgage-backed certificates available-for-sale,
at fair value	2,613,105	2,759,440
Mortgage-backed certificates held-to-maturity (estimated fair
value of $9,682,492 in 2003)	9,664,489	-
Loans receivable held-for-investment, net	176,720,130	188,950,956
Accrued interest receivable	1,701,366	1,750,266
Prepaid expenses	96,413	90,167
Property and equipment, less accumulated depreciation
and valuation reserve	8,341,168	8,104,540
Real estate owned	282,149	398,941
Intangible assets, less accumulated amortization	548,774	614,276
Prepaid income taxes	-	17,212
Bank-owned life insurance – cash surrender value	5,500,000	-
Other assets	17,193	21,389
Total assets	$ 268,555,598	$ 258,241,689

LIABILITIES AND STOCKHOLDERS' EQUITY

Customer deposits	$ 211,663,836	$ 202,450,439
Advances from Federal Home Loan Bank	29,352,010	29,778,640
Borrowings	-	252,648
Income taxes payable	32,650	-
Deferred income taxes, net	127,517	143,815
Accrued expenses	975,830	853,475
Total liabilities	242,151,843	233,479,017

Commitments and contingencies	-	-

Preferred stock, $.01 par value; 2,000,000 shares authorized,
none issued	-	-
Common stock, $.01 par value; 8,000,000 shares authorized,
issued 2,845,176 in 2003 and 2,807,276 in 2002, outstanding
1,632,627 in 2003 and 1,654,744 in 2002	28,452	28,073
Paid-in capital	17,521,786	17,229,228
Retained earnings - substantially restricted	24,977,478	22,991,740
Treasury stock, at cost - 1,212,549 shares in 2003 and
1,152,532 shares in 2002	(16,423,363)	(15,614,053)
Accumulated other comprehensive income	299,402	127,684
Total stockholders' equity	26,403,755	24,762,672
Total liabilities and stockholders' equity	$ 268,555,598	$ 258,241,689

The accompanying notes are an integral part of the
consolidated financial statements
16

FIRST BANCSHARES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2003, 2002, and 2001

	2003	2002	2001
Interest Income:
Loans receivable	$ 13,750,869	$ 14,920,221	$ 15,339,923
Investment securities	1,362,398	547,870	439,948
Mortgage-backed and related securities	151,883	50,389	28,305
Other interest-earning assets	220,369	436,529	287,922
Total interest income	15,485,519	15,955,009	16,096,098

Interest Expense:
Customer deposits	5,423,496	6,928,306	7,256,104
Borrowed funds	1,673,981	1,800,550	1,872,322
Total interest expense	7,097,477	8,728,856	9,128,426

Net interest income	8,388,042	7,226,153	6,967,672

Provision for Loan Losses	417,459	372,645	153,452

Net interest income after
provision for loan losses	7,970,583	6,853,508	6,814,220

Noninterest Income:
Service charges and other fee income	1,493,974	878,159	784,737
Gain on sale of investments	26,857	-	-
Gain/(loss) on sale of property and equipment
and real estate owned	(15,836)	14,082	(30,746)
Income from real estate operations	109,853	104,958	139,047
Insurance commissions	120,713	200,173	154,938
Other	168,891	130,480	70,249
Total noninterest income	1,904,452	1,327,852	1,118,225

Noninterest Expense:
Compensation and employee benefits	3,690,785	3,292,525	3,092,737
Occupancy and equipment	999,310	834,300	789,844
Advertising	172,980	128,742	147,154
Professional fees	162,191	112,069	90,873
Postage	155,261	133,879	126,002
Deposit insurance premiums	27,184	30,677	30,879
Other	1,158,652	1,010,598	871,281
Total noninterest expense	6,366,363	5,542,790	5,148,770

Income before taxes	3,508,672	2,638,570	2,783,675

Income Taxes	1,264,253	979,721	971,820

Net income	$ 2,244,419	$ 1,658,849	$ 1,811,855

Basic earnings per share	$ 1.37	$ 0.96	$ 1.00

Diluted earnings per share	$ 1.35	$ 0.94	$ 0.97

The accompanying notes are an integral part of the
consolidated financial statements
17

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2003, 2002 and 2001

							Accumulated
	Common						Other	Total
	Stock		Paid-in	Retained	Treasury	Unearned	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Stock	Compensation	Income (Loss)	Equity

Balances at June 30, 2000	1,910,137	$ 27,567	$ 16,635,851	$ 20,081,051	$ (11,891,593)	$ (305,221)	$ (70,620)	$ 24,477,035
Comprehensive Income:
Net Income	-	-	-	1,811,855	-	-	-	1,811,855
Other comprehensive income, net of tax:
Change in unrealized gain(loss) on
securities available-for-sale, net of deferred
income taxes of $64,054	-	-	-	-	-	-	116,419	116,419
Total Comprehensive Income								1,928,274
Proceeds from exercise of stock options	8,490	85	42,365	-	-	-	-	42,450
Cash dividends ($.16 per share)	-	-	-	(285,507)	-	-	-	(285,507)
Purchase of treasury stock at cost	(131,280)	-	-	-	(1,335,614)	-	-	(1,335,614)
Release of ESOP shares	-	-	183,689	-	-	180,600	-	364,289
Balances at June 30, 2001	1,787,347	27,652	16,861,905	21,607,399	(13,227,207)	(124,621)	45,799	25,190,927
Comprehensive Income:
Net Income	-	-	-	1,658,849	-	-	-	1,658,849
Other comprehensive income, net of tax:
Change in unrealized gain(loss) on
securities available-for-sale, net of deferred
income taxes of $48,090	-	-	-	-	-	-	81,885	81,885
Total Comprehensive Income								1,740,734
Proceeds from exercise of stock options	42,070	421	219,867	-	-	-	-	220,288
Cash dividends ($.16 per share)	-	-	-	(274,508)	-	-	-	(274,508)
Purchase of treasury stock at cost	(174,673)	-	-	-	(2,386,846)	-	-	(2,386,846)
Release of ESOP shares	-	-	147,456	-	-	124,621	-	272,077
Balances at June 30, 2002	1,654,744	28,073	17,229,228	22,991,740	(15,614,053)	-	127,684	24,762,672
Comprehensive Income:
Net Income	-	-	-	2,244,419	-	-	-	2,244,419
Other comprehensive income, net of tax:
Change in unrealized gain(loss) on
securities available-for-sale, net of deferred
income taxes of $110,787	-	-	-	-	-	-	188,638	188,638
Less: reclassification adjustment, net of
deferred income taxes of $(9,937)	-	-	-	-	-	-	(16,920)	(16,920)
Total Comprehensive Income								2,416,137
Proceeds from exercise of stock options	37,900	379	200,184	-	-	-	-	200,563
Tax benefit from stock options exercised	-	-	92,374	-	-	-	-	92,374
Cash dividends ($.16 per share)	-	-	-	(258,681)	-	-	-	(258,681)
Purchase of treasury stock at cost	(60,017)	-	-	-	(809,310)	-	-	(809,310)
Balances at June 30, 2003	1,632,627	$ 28,452	$ 17,521,786	$ 24,977,478	$(16,423,363)	$ -	$ 299,402	$ 26,403,755

The accompanying notes are an integral part of the consolidated financial statements
18

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities:
Net income	$ 2,244,419	$ 1,658,849	$ 1,811,855
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	605,148	514,269	431,795
Amortization	65,502	35,000	117,980
Premiums and discounts on mortgage-backed
securities and investment securities	205,205	12,227	1,265
Gain on sale of investment securities	(26,857)	-	-
Loss on loans, net of recoveries	417,459	372,645	153,452
(Gain)/loss on sale of property and equipment	(393)	(25,571)	5,173
Loss on sale of real estate owned	16,230	11,489	25,573
Release of ESOP shares	-	272,077	364,289
Net change in operating accounts:
Accrued interest receivable and other assets	46,850	(344,339)	(293,499)
Deferred loan costs	(24,288)	23,147	(20,769)
Accrued expenses	122,355	(78,594)	138,126
Deferred income taxes	(110,691)	(20,622)	(124,057)
Income taxes payable - current	142,236	1,187	(77,508)
Net cash from operating activities	3,703,175	2,431,764	2,533,675

Cash flows from investing activities:
Purchase of investment securities available-for-sale	(2,676,760)	(31,247,172)	(210,000)
Purchase of investment securities held-to-maturity	(26,771,669)	(440,000)	-
Purchase of Federal Home Loan Bank stock	-	-	(829,000)
Proceeds from sale of investment securities
available-for-sale	519,357	-	-
Proceeds from maturities of investment securities
available-for-sale	21,398,867	2,325,000	2,700,766
Proceeds from maturities of investment securities
held-to-maturity	6,864,338	202,215	322,849
Net change in certificates of deposit	(3,772,699)	399,000	(400,000)
Net (increase)/decrease in federal funds sold	-	-	320,000
Net change in loans receivable	11,167,908	481,586	(16,064,932)
Purchase of mortgage-backed certificates available-for-sale	(1,526,562)	(2,453,503)	-
Purchase of mortgage-backed certificates held-to-maturity	(11,802,991)	-	-
Proceeds from principal payments and maturities
of mortgage-backed certificates available-for-sale	1,614,331	106,036	85,897
Proceeds from principal payments and maturities
of mortgage-backed certificates held-to-maturity	2,035,649	-	-
Purchases of property and equipment	(842,383)	(1,342,683)	(1,923,986)
Proceeds from sale of property and equipment	1,000	55,000	35,296
Purchase of real estate owned	-	-	(160,992)
Purchase of bank owned life insurance	(5,500,000)	-	-
Net proceeds from sale of real estate owned	773,257	305,665	391,905
Net cash used in investing activities	(8,518,357)	(31,608,856)	(15,732,197)

19

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from financing activities:
Net change in demand deposits, savings accounts,
and certificates of deposit	$ 9,213,397	$ 40,012,041	$ 6,776,954
Payments on borrowed funds	(1,149,278)	(2,532,640)	(15,111,325)
Proceeds from borrowed funds	470,000	250,000	29,500,000
Proceeds from issuance of common stock	200,563	220,288	42,450
Cash dividends paid	(258,681)	(274,508)	(285,507)
Purchase of treasury stock	(809,310)	(2,386,846)	(1,335,614)
Net cash from financing activities	7,666,691	35,288,335	19,586,958

Net increase in cash and cash equivalents	2,851,509	6,111,243	6,388,436

Cash and cash equivalents -
beginning of period	20,461,231	14,349,988	7,961,552
Cash and cash equivalents -
end of period	$ 23,312,740	$ 20,461,231	$ 14,349,988

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest on deposits and
other borrowings	$ 7,181,472	$ 8,839,444	$ 9,160,276
Income taxes	1,235,852	1,000,383	1,184,795

Supplemental schedule of non-cash investing and
financing activities:
Loans and other real estate
charged off to reserve	$ 167,331	$ 187,650	$ 54,733
Loans transferred to real estate
acquired in settlement of loans	672,695	523,222	449,359

The accompanying notes are an integral part of the
consolidated financial statements
20

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business – First Bancshares, Inc., a Missouri corporation, was organized on September 30, 1993 for the purpose of becoming a unitary savings and loan holding company for First Home Savings Bank.  The Savings Bank is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers in southern Missouri.  The Company and Savings Bank are also subject to the regulation of certain federal agencies and undergo periodic examinations by those regulatory authorities.

Principles of consolidation – The accompanying consolidated financial statements include the accounts of First Bancshares, Inc. and its wholly-owned subsidiaries, the Savings Bank and South Central Missouri Title, Inc., and Fybar Service Corporation and First Home Investments, Inc, wholly-owned subsidiaries of the Savings Bank.  In consolidation, all significant intercompany balances and transactions have been eliminated.

Use of estimates – Management uses estimates and assumptions in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America.  Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.  Actual results could vary from the estimates that were used.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank’s allowances for loan losses and foreclosed real estate.  Such agencies may require the Savings Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Consolidated statements of cash flows – For purposes of the consolidated statements of cash flows, cash consists of cash on hand and deposits with other financial institutions which are unrestricted as to withdrawal or use.  Cash equivalents include highly-liquid instruments with an original maturity of three months or less.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investment securities and mortgage-backed certificates – Securities are classified in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” which establishes three classifications of investment securities:  held-to-maturity, trading and available-for-sale.  Trading securities are acquired principally for the purpose of near term sales.  Such securities are reported at fair value and unrealized gains and losses are included in income.  At June 30, 2003 and 2002, the Company had no securities designated as trading securities.  Securities which are designated as held-to-maturity are designated as such because the investor has the ability and intent to hold these securities to maturity.  Such securities are reported at amortized cost.

All other securities are designated as available-for-sale, a designation which provides the investor with certain flexibility in managing its investment portfolio.  Such securities are reported at fair value; net unrealized gains and losses are excluded from income and reported net of applicable income taxes as a separate component of stockholders’ equity.  Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts.  Premiums or discounts are amortized or accreted to income using the interest method over the period to maturity.

Loans receivable – Loans receivable are stated at their principal amount outstanding, net of deferred loan origination and commitment fees and certain direct costs, which are recognized over the contractual life of the loan as an adjustment of the loan’s yield.  Interest income on loans is recognized on an accrual basis.

The accrual of interest on impaired loans is discontinued when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due 90 days or more, except when the loan is well secured and in the process of collection.  Any accrued but uncollected interest previously recorded on such loans is generally reversed in the current period and interest income is subsequently recognized upon collection.  Cash collections subsequently received are applied against outstanding principal until the loan is considered fully collectible, after which cash collections are recognized as interest income.

The Company reports the change in present value of the expected future cash flows related to impaired loans as an increase or decrease in bad debt expense.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and equipment and related depreciation – Property and equipment has been stated at cost except as discussed in Note (7).  Depreciation has been principally computed by applying the following methods and estimated lives:

            Category

Estimated Life

          Method

Automobiles

5 Years

Straight-line

Office furniture, fixtures

   and equipment

3-10 Years

Straight-line

Buildings

15-40 Years

Straight-line

Investment real estate

15-40 Years

Straight-line

Maintenance and repairs are charged to expense.  Improvements which extend the lives of the respective assets are capitalized.  When property or equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in income.

Intangible asset – An intangible asset was recorded by the Savings Bank in connection with the acquisition of two branches from NationsBank.  The intangible asset relates to customer relationships that were acquired.  The premium paid by the Savings Bank for the branches is being amortized on a straight-line basis over 15 years.

Income taxes – The Company files a consolidated federal income tax return with its wholly-owned subsidiaries.  The income tax effect of timing differences in reporting transactions for financial reporting and income tax purposes is reflected in the financial statements as deferred income taxes.

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.”  Under this method, deferred income taxes are recognized for temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.  The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for loan losses – The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial and real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Savings Bank does not separately identify individual consumer loans for impairment disclosures.

Real estate owned – Real estate acquired in the settlement of loans, including in-substance foreclosures, is recorded at the lower of the remaining balance or estimated fair value less the estimated costs to sell the asset.  Any write down at the time of foreclosure is charged against the allowance for loan losses.  Subsequently, net expenses related to holding the property and declines in the market value are charged against income.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loan origination fees and costs – Loan origination fees and costs are recorded in accordance with SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.”  Under SFAS No. 91, loan origination fees and certain direct loan origination costs are deferred and recognized in interest income over the contractual lives of the related loans using the interest method.  When a loan is paid-off or sold, the unamortized balance of these deferred fees and costs is recognized in income.

Real estate held for investment – Real estate properties held for investment are carried at the lower of cost, including cost of improvements incurred subsequent to acquisition, or net realizable value.  Costs relating to the development and improvement of property are capitalized, whereas costs relating to the holding of the property are expensed.

Advertising costs – The Company expenses non-direct response advertising costs as they are incurred.

Earnings per share – Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or resulted in the issuance of common stock that would share in the earnings of the Company.  Dilutive potential common shares are added to weighted average shares used to compute basic earnings per share.  The number of shares that would be issued from the exercise of stock options has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company’s stock.

Comprehensive income – Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

New accounting standards – In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.”  This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.  This Statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees.  As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel.  This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002.  The Company adopted SFAS No. 143 as of July 1, 2002.  The adoption of this standard did not have a material impact on the Company.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  The Statement supercedes FASB SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business (as previously defined in that Opinion).  The Statement also amends Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary.  The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years.  The Company adopted SFAS No. 144 as of July 1, 2002.  The adoption of this standard did not have a material impact on the Company.

In October 2002, the FASB issued SFAS No. 147 “Acquisitions of Certain Financial Institutions.”  This Statement provides guidance on the accounting for the acquisition of a financial institution.  This Statement eliminates the specialized accounting guidance in paragraph 5 of FASB SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions.”  This Statement also amends SFAS No. 144 to include long-term customer-relationship intangible assets.  The provisions of this Statement are effective October 1, 2002. The adoption of this standard did not have a material impact on the Company.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123.”  This Statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  The provisions of this Statement are effective for financial statements of fiscal years ending after December 15, 2002.  Interim disclosures are required for reports containing condensed financial statements for the periods beginning after December 15, 2002.  The Company has elected to continue using the APB Opinion No. 25 intrinsic value method of accounting for stock-based employee compensation.  All required disclosures have been made by the Company.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.”  This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB SFAS No. 133.  This Statement is effective for contracts entered into or modified after June 30, 2003.  Management does not believe the adoption of the Statement will have a material impact on the consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.”  This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.   The provisions of this Statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.  Management does not believe the adoption of the Statement will have a material impact on the consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.”  This Interpretation of ARB No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities.  Interpretation No. 46 amends ARB No. 51 and establishes standards for determining under what circumstances a so-called variable interest entity should be consolidated with its primary beneficiary, including those to which the usual condition for consolidation does not apply.  This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date.  It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003.  Management does not believe the adoption of the Interpretation will have a material impact on the consolidated financial statements.

Reclassifications – Certain accounts in the prior-years’ consolidated financial statements have been reclassified for comparative purposes to conform to the presentation in the current-year consolidated financial statements.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(2)

INVESTMENT SECURITIES

As discussed in Note (1), the Company has designated certain securities as available-for-sale.

A summary of the investment securities available-for-sale at June 30, 2003 is as follows:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

United States Government and

  Federal Agencies obligations

$

7,505,232

$

178,583

$

-

$

7,683,815

Corporate bonds

607,500

28,096

             -

635,596

Mutual funds

28,182

-

-

28,182

Common and preferred stocks

3,064,203

247,994

-

3,312,197

  Total

$

11,205,117

$

454,673

$

-

$

11,659,790

A summary of investment securities held-to-maturity at June 30, 2003 is as follows:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

United States Government and

  Federal Agencies obligations

$

16,755,964

$

125,301

$

-

$

16,881,265

Obligations of states and

  political subdivisions

4,658,418

98,360

515

4,756,263

  Total

$

21,414,382

$

223,661

$

515

$

21,637,528

The amortized cost and estimated market value of debt securities at June 30, 2003, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Available for Sale

Amortized

Estimated

Cost

Fair Value

Due in one year or less

$

3,508,294

$

3,579,750

Due after one year through five years

3,246,938

3,334,768

Due after five years through ten years

750,000

769,298

Due after ten years

607,500

635,595

  Total

$

8,112,732

$

8,319,411

Held to Maturity

Amortized

Estimated

Cost

Fair Value

Due in one year or less

$

2,785,435

$

2,791,464

Due after one year through five years

11,423,893

11,560,496

Due after five years through ten years

6,205,054

6,276,508

Due after ten years

1,000,000

1,009,060

  Total

$

21,414,382

$

21,637,528

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(2)

INVESTMENT SECURITIES (CONTINUED)

A summary of the investment securities available-for-sale at June 30, 2002 is as follows:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

United States Government and

  Federal Agencies obligations

$

28,912,210

$

150,892

$

3,128

$

29,059,974

Mutual funds

32,232

3,114

-

35,346

Common and preferred stocks

1,487,443

28,600

18,895

1,497,148

  Total

$

30,431,885

$

182,606

$

22,023

$

30,592,468

A summary of investment securities held-to-maturity at June 30, 2002 is as follows:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

Obligations of states and

  political subdivisions

$

1,558,265

$

46,173

$

-

$

1,604,438

Student loan pool

11,338

-

-

11,338

  Total

$

1,569,603

$

46,173

$

-

$

1,615,776

The book value of securities pledged as collateral, to secure public deposits was $397,853 at June 30, 2003 and $616,379 at June 30, 2002.  The approximate fair value of pledged securities was $415,689 at June 30, 2003 and $623,821 at June 30, 2002.

(3)

INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

Investment in stock of the Federal Home Loan Bank (“FHLB”) is required by law of every federally-insured savings institution.  The Savings Bank is in compliance with this requirement with an investment in FHLB of Des Moines stock of $1,901,200 at June 30, 2003.  No ready market exists for this stock and it has no quoted market value.  However, redemption of this stock historically has been at par value.

(4)

MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of mortgage-backed securities available-for-sale as of  June 30, 2003 are summarized below:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

FHLMC certificates

$

1,297,692

$

6,884

$

948

$

1,303,628

FNMA certificates

1,282,373

7,203

1,709

1,287,867

GNMA certificates

18,923

2,687

          -

21,610

  Total

$

2,598,988

$

16,774

$

2,657

$

2,613,105

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(4)

MORTGAGE-BACKED SECURITIES (CONTINUED)

The amortized cost and estimated market values of mortgage-backed securities held-to-maturity at June 30, 2003 is as follows:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

FHLMC certificates

$

4,955,682

$

24,906

$

19,080

$

4,961,508

FNMA certificates

1,910,727

15,429

2,195

1,923,961

GNMA certificates

2,798,080

4,356

5,413

2,797,023

     Total

$

9,664,489

$

44,691

$

26,688

$

9,682,492

The amortized cost and estimated market values of mortgage-backed securities available-for-sale as of June 30, 2002 are summarized below:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

FHLMC certificates

$

2,087,078

$

38,941

$           -

$

2,126,019

FNMA certificates

609,332

3,148

          -

612,480

GNMA certificates

20,941

          -

          -

20,941

  Total

$

2,717,351

$

42,089

$           -

$

2,759,440

There were no mortgage-backed securities held-to-maturity at June 30, 2002.

(5)

LOANS RECEIVABLE HELD-FOR-INVESTMENT

Loans receivable at June 30 consist of the following:

2003

2002

Residential real estate

$

103,750,804

$

114,092,441

Commercial real estate

41,158,035

41,178,626

Land

9,891,765

11,263,949

Loans to depositors, secured by savings accounts

1,812,851

1,733,217

Consumer and automobile loans

9,397,378

9,896,427

Second mortgage loans

4,678,652

5,195,013

Commercial loans

9,165,022

9,494,157

Overdrafts

129,339

71,138

  Total gross loans

179,983,846

192,924,968

Reserve for loan losses

(1,130,793)

(880,665)

Loans in process

(2,373,139)

(3,357,851)

Unamortized deferred loan costs, net

  of origination fees

240,216

264,504

  Net loans receivable held-for-investment

$

176,720,130

$

188,950,956

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(5)

LOANS RECEIVABLE HELD-FOR-INVESTMENT (CONTINUED)

Activity in the allowance for loan losses is summarized as follows for the years ended June 30:

2003

2002

Balance at beginning of year

$

880,665

$

695,670

Provision charged to income

417,459

372,645

Charge-offs

(227,772)

(203,837)

Recoveries

60,441

16,187

  Balance at end of year

$

1,130,793

$

880,665

The Savings Bank primarily grants loans to customers throughout southern Missouri.  The loans are typically secured by real estate or personal property.

Loans receivable at June 30, 2003 and 2002 that are interest-bearing and past 90 days due or are not accruing interest consist of the following:

2003

2002

Interest-bearing

$

1,324,013

$

1,098,000

Nonaccrual

175,625

175,458

$

1,499,638

$

1,273,458

The following is a summary of information pertaining to impaired loans:

June 30,

2003

2002

Total impaired loans

$

1,544,179

$

1,531,586

Valuation allowance related to impaired loans

$

400,000

$

273,676

Years Ended June 30,

2003

2002

2001

Average investment in

impaired loans

$

1,548,638

$

1,093,078

$

49,446

Interest income recognized

on impaired loans

$

114,248

$

97,671

$                 -

Interest income recognized on

a cash basis on impaired loans

$

126,767

$

74,000

$                 -

The Savings Bank has issued unsecured letters of credit totaling $580,000 for a customer with $1,368,554 in impaired loans.  There were no impaired loans without a valuation allowance as of June 30, 2003 and 2002.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(6)

ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at June 30 is summarized as follows:

2003

2002

Investment securities

$

227,718

$

282,075

Mortgage-backed securities

52,233

16,817

Loans receivable

1,421,415

1,451,374

  Total

$

1,701,366

$

1,750,266

(7)

PROPERTY AND EQUIPMENT

Property and equipment at June 30 consists of the following:

2003

Accum.

Valuation

Category

Cost

Deprec.

Reserve

Net

Land

$

642,704

$

-

$

-

$

642,704

Buildings

5,514,048

1,394,543

-

4,119,505

Office furniture, fixtures

  and equipment

2,688,383

1,400,378

-

1,288,005

Automobiles

190,900

120,087

-

 70,813

Investment real estate

2,901,804

410,516

271,147

2,220,141

  Total

$

11,937,839

$

3,325,524

$

271,147

$

8,341,168

2002

Accum.

Valuation

Category

Cost

Deprec.

Reserve

Net

Land

$

642,704

$

-

$

-

$

642,704

Buildings

5,272,083

1,244,876

-

4,027,207

Office furniture, fixtures

  and equipment

2,375,149

1,314,631

-

1,060,518

Automobiles

190,900

96,103

-

 94,797

Investment real estate

2,889,383

338,922

271,147

2,279,314

  Total

$

11,370,219

$

2,994,532

$

271,147

$

8,104,540

Depreciation charges to operations for the years ended June 30, 2003, 2002 and 2001 were $605,148, $514,269, and $431,795, respectively.  The depreciation policies followed by the Company are described in Note (1).

A valuation reserve was established in a prior year for certain investment real estate to adjust the property to its net realizable value.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(8)

INTANGIBLE ASSET

A summary of the intangible asset at June 30 is as follows:

2003

2002

Premium on branch acquisition

$

1,020,216

$

1,020,216

Accumulated amortization

(471,442)

(405,940)

  Net premium on branch acquisition

$

548,774

$

614,276

Amortization expense relating to this premium was $65,502 in 2003, $35,000 in 2002 and $117,980 in 2001.  During the year ended June 30, 2001 amortization expense includes an additional $50,000 write-down due to the loss of customers that were acquired from NationsBank.

Estimated amortization expense is as follows for the years ending June 30:

2004

$

50,115

2005

50,115

2006

50,115

2007

50,115

2008

  50,115

After

298,199

$

548,774

(9)

CUSTOMER DEPOSITS

A summary of deposit accounts at June 30 is as follows:

2003

2002

Amount

%

Amount

%

Noninterest-bearing checking

$

8,886,917

4.2

%

$

7,530,705

3.7

%

Interest-bearing checking

35,203,795

16.6

35,326,281

17.4

Super Saver money market

40,724,686

19.3

41,452,390

20.5

Savings

16,331,491

7.7

14,491,614

7.2

Certificates of Deposit

110,516,947

52.2

103,649,449

51.2

  Total

$

211,663,836

100.0

%

$

202,450,439

100.0

%

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $29,804,558 and $26,605,186 at June 30, 2003 and 2002, respectively.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(9)

CUSTOMER DEPOSITS  (CONTINUED)

At June 30, 2003, scheduled maturities of certificates of deposit are as follows:

2004

$

72,242,411

2005

24,498,327

2006

6,524,683

2007

5,111,782

2008

  2,118,744

2009

21,000

$

110,516,947

(10)

ADVANCES FROM FEDERAL HOME LOAN BANK

The advances listed below were obtained from the Federal Home Loan Bank of Des Moines (FHLB).  The advances are secured by FHLB stock and one-to-four family mortgage loans.  The FHLB requires the Savings Bank to maintain collateral equal to outstanding balances of advances.  For collateral purposes, the FHLB values one-to-four family mortgage loans at 70% of their fair value.  Advances from the FHLB at June 30 are summarized as follows:

Weighted

Weighted

Average

Average

2003

Rate

2002

Rate

Term Advances:

  Long-term; fixed-rate; noncallable

$

166,667

6.61%

$

533,333

6.34%

  Long-term; fixed-rate; callable

28,000,000

5.48

28,000,000

5.46

Amortizing Advances:

  Long-term; fixed-rate; noncallable

1,185,343

7.48

1,245,307

7.48

    Total

$29,352,010

5.56

$29,778,640

5.56

At June 30, 2003 $22,500,000 of the callable advances are callable quarterly and $5,500,000 are callable in September 2003 and every quarter thereafter.  In the table below, these advances are shown as maturing on their maturity date instead of their call date because at the interest rates prevailing as of June 30, 2003 it would be to the FHLB’s advantage not to call these advances.

As of June 30, 2003 the fixed-rate term advances shown above shall be subject to a prepayment fee equal to 100 percent of the present value of the monthly lost cash flow to the FHLB based upon the difference between the contract rate on the advance and the rate on an alternative qualifying investment of the same remaining maturity.  Advances may be prepaid without a prepayment fee if the rate on an advance being prepaid is equal to or below the current rate for an alternative qualifying investment of the same remaining maturity.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(10)

ADVANCES FROM FEDERAL HOME LOAN BANK (CONTINUED)

Maturities of FHLB advances are as follows:

Aggregate

Annual

Year Ended June 30

Maturities

2004

$

  231,269

2005

69,599

2006

74,983

2007

80,784

2008

87,035

Later years

28,808,340

$

29,352,010

Interest expense on borrowed funds for the years ended June 30 is summarized below:

2003

2002

2001

Advances from FHLB

$

1,668,258

$

1,799,595

$

1,872,322

Other borrowings

5,723

955

                   -

  Total

$

1,673,981

$

1,800,550

$

1,872,322

(11)

BORROWINGS

Borrowings consist of the following:

2003

2002

Prime minus .5%; Midwest Independent

Bank; $1,000,000 line of credit; secured

by Bank stock; interest payable

semi-annually; matured March, 2003

$                -

$

250,000

Other

                  -

2,648

Total

$                -

$

252,648

At June 30, 2003, the Savings Bank had irrevocable letters of credit issued on its behalf from the FHLB of Des Moines totaling $11,390,000.  The letters of credit expire in August 2003.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(12)

INCOME TAXES

The provision for income tax expense for the years ended June 30 is as follows:

2003

2002

2001

Current

$

1,374,944

$

1,000,343

$

1,103,231

Deferred

(110,691)

(20,622)

(131,411)

  Total

$

1,264,253

$

979,721

$

971,820

The provision for income taxes differs from that computed at the statutory corporate rate, 34%, for the years ended June 30 as follows:

2003

2002

2001

Tax at statutory rate

$

1,192,948

$

897,114

$

946,450

Increase in taxes resulting from:

State taxes, net of federal benefit

102,338

81,722

83,660

Tax-exempt income

(31,858)

(24,098)

(27,298)

Employee benefit plans

                   -

2,296

32,068

Net effect of other book/tax differences

825

22,687

(63,060)

Provision for income taxes

$

1,264,253

$

979,721

$

971,820

Deferred income tax expense results from timing differences in the recognition of income and expense for tax and financial reporting purposes.  The sources of the differences and the related tax effects for the years ended June 30 were as follows:

2003

2002

2001

Difference in depreciation methods used

  for tax purposes and financial statements

$

73,756

$

53,431

$

22,675

Effect of health insurance plan reserves

  not currently deductible

(31,791)

(28,498)

(5,053)

Use of different methods for computing

  loan loss reserves for tax purposes and

  financial statements

(114,273)

(85,076)

(63,349)

Effect of accrued employee absences not

  currently deductible

(7,400)

(18,500)

(25,900)

Use of different methods for computing net

  deferred loan costs/fees for tax purposes

  and financial statements

(15,215)

(14,203)

7,214

Other book/tax differences

(15,768)

72,224

(66,998)

Decrease in deferred income taxes

$

(110,691)

$

(20,622)

$

(131,411)

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(12)

INCOME TAXES (CONTINUED)

The components of deferred tax assets and liabilities as of June 30, 2003 and 2002 consisted of:

2003

2002

Deferred tax assets:

Reserve for loan losses

$

418,393

$

325,846

Valuation reserve on investment real estate

92,190

92,190

Unrealized losses on securities available-for-sale

985

8,149

Health insurance plan reserves not currently deductible

64,998

33,207

Book amortization in excess of tax amortization

41,023

41,952

Compensated employee absences

51,800

44,400

Total gross deferred tax benefits

669,389

545,744

Deferred tax liabilities:

Tax depreciation in excess of book depreciation

443,272

369,516

FHLB stock dividends

60,936

60,936

Bad debt reserves for tax purposes in excess of base

  year bad debt reserve

10,861

32,587

Unrealized gains on securities available-for-sale

169,972

83,138

Unamortized deferred loan costs, net of fees

101,912

117,127

Other

9,953

26,255

Total gross deferred tax liabilities

796,906

689,559

Net deferred tax liabilities

$

(127,517)

$

(143,815)

In accordance with SFAS No. 109, a deferred tax liability has not been recognized for tax basis bad debt reserves of approximately $2,190,825 of the Savings Bank that arose in tax years that began prior to December 31, 1987.  At June 30, 2003 the amount of the deferred tax liability that had not been recognized was approximately $810,605.  This deferred tax liability could be recognized if, in the future, there is a change in federal tax law, the Savings Bank fails to meet the definition of a ‘qualified savings institution,’ as defined by the Internal Revenue Code, certain distributions are made with respect to the stock of the Savings Bank, or the bad debt reserves are used for any purpose other than absorbing bad debts.  In August 1996, new legislation was enacted which provided for the recapture into taxable income of certain amounts previously deducted as additions to the bad debt reserves for income tax purposes.  The Savings Bank began changing its method of determining bad debt reserves for tax purposes during 1996.  The amounts to be recaptured for income tax reporting purposes are considered by the Savings Bank in the determination of the net deferred tax liability.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(13)

EMPLOYEE BENEFIT PLANS

The Savings Bank participates in a multiple-employer defined benefit pension plan covering substantially all employees.  Separate actuarial valuations are not available for each participating employer, nor are plan assets segregated.  As of December 2002, the pension plan was no longer over funded as in prior years.  As a result, the Savings Bank is expecting an increase in the amount of pension expense that will be incurred in future years.  Pension expense for the years ended June 30, 2003, 2002 and 2001 was approximately $91,499, $4,300, and $4,985, respectively.

The Company established an internally-leveraged Employee Stock Ownership Plan (ESOP) in December 1993.  The Savings Bank made annual contributions to the ESOP equal to the ESOP’s debt service in addition to dividends received by the ESOP.  All dividends received by the ESOP were used to pay debt service.  The ESOP shares initially were pledged as collateral for its debt to the Company.  As the debt was repaid, shares were released from collateral and allocated to active participants, in proportion to their compensation relative to total compensation of active participants.  As shares were committed to be released from collateral, the Company reported compensation expense equal to the current market price of the shares, and the shares became outstanding for earnings per share computations.  During the year ended June 30, 2002 the loan was paid in full.  As of June 30, 2003, the ESOP had 226,944 allocated shares and no unreleased shares or shares committed for release.

During the year ended June 30, 2003, the Company amended its ESOP and changed its name to First Home Savings Bank Employee Stock Ownership and 401(k) Plan.  The amended plan covers all employees that are age 21 or older and have completed six months of service.  The Company may make discretionary contributions in the form of Company common stock or cash.  The Company recorded expense related to the ESOP and 401(k) plan of $40,000, $243,583 and $330,171 in 2003, 2002 and 2001, respectively.

The Company has elected to follow APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB SFAS No. 123, “Accounting for Stock-Based Compensation,” requires use of option valuation models that were not developed for use in valuing employee stock options.  Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company’s 1993 Stock Option and Incentive Plan has authorized the grant of options to certain officers, employees and directors for up to 304,174 shares of the Company’s common stock.  All options granted have 10 year terms and vest and become exercisable ratably over 5 years following date of grant.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(13)

EMPLOYEE BENEFIT PLANS (CONTINUED)

Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.  The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted average assumptions for 2001:

Risk-free interest rate

6.00

%

Dividend yield

1.33

%

Weighted average life of the option (years)

10

Expected volatility

0

The effect of applying the fair value method required by SFAS No. 123 to the Company’s stock option awards results in net income and earnings per share that are not materially different from amounts reported in the consolidated statements of income.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of fair value of its employee stock options.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(13)

EMPLOYEE BENEFIT PLANS (CONTINUED)

A summary of the Company’s stock option activity, and related information for the years ended June 30 follows:

2003

2002

2001

Weighted

Weighted

Weighted

Average

Average

Average

Exercise

Exercise

Exercise

Options

Price

Options

Price

Options

Price

Outstanding –

  beginning of year

89,760

$

5.55

131,830

$

5.45

130,320

$

5.08

Granted

-

                -

-

  -

10,000

9.88

Exercised

(37,900)

5.29

(42,070)

5.24

(8,490)

5.00

Forfeited

-

-

-

-

-

-

Outstanding –

  end of year

51,860

5.74

89,760

5.55

131,830

5.45

Exercisable at end

  of year

45,860

5.20

81,760

5.13

121,830

5.09

The following table summarizes information about stock options outstanding at June 30, 2003:

Number

Number

Remaining

Exercise

Outstanding at

Exercisable at

Contractual

Price

June 30

June 30

Life (Months)

$

5.00

33,860

33,860

6

5.38

10,000

10,000

12

7.75

2,000

2,000

24

9.88

6,000

                      -

87

51,860

45,860

The weighted-average remaining contractual life of those options is 1.4 years.  The weighted average grant date fair value of options granted during the year ended June 30, 2001 was $9.88.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(14)

EARNINGS PER SHARE

The following information shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.  The amounts in the income columns represent the numerator and the amounts in the shares columns represent the denominator.

Years Ended June 30,

2003

2002

2001

Per

Per

Per

Share

Share

Share

Income

Shares

Amt

Income

Shares

Amt

Income

Shares

Amt

Basic EPS:

Income available

  to Common

  Stockholders

$

2,244,419

1,634,936

$

1.37

$

1,658,849

1,722,558

$

.96

$

1,811,855

1,806,146

$

1.00

Effect of dilutive

  securities

-

30,304

-

50,182

-

60,574

Diluted EPS:

  Income available

    to stockholders

    plus stock options

$

2,244,419

1,665,240

$1.35

$

1,658,849

1,772,740

$

 .94

$

1,811,855

1,866,720

$

.97

(15)

RELATED PARTY TRANSACTIONS

Certain employees, officers and directors are engaged in transactions with the Savings Bank in the ordinary course of business.  It is the Savings Bank’s policy that all related party transactions are conducted at “arm’s length” and all loans and commitments included in such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers.  A summary of the changes in outstanding loans to employees, officers and directors for the years ended June 30 is as follows:

2003

2002

Beginning balances

$

1,860,345

$

1,929,149

Originations and advances

1,791,642

1,527,060

Principal repayments

(1,561,275)

(1,595,864)

Ending balances

$

2,090,712

$

1,860,345

The Company has two directors that perform legal services on behalf of the Savings Bank.  The services primarily relate to foreclosures and bankruptcies.  During the years ended June 30, 2003, 2002 and 2001, the Savings Bank paid $23,985, $10,225 and $7,095, respectively, for legal services performed by these directors.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(16)

COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Savings Bank has various outstanding commitments that are not reflected in the accompanying consolidated financial statements.  Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The principal commitments of the Savings Bank are as follows:

Letters of Credit – Outstanding standby letters of credit were approximately $1,193,300 at June 30, 2003.

Loan Commitments – The Savings Bank had outstanding firm commitments to originate fixed interest rate loans in the amount of $14,500 and variable interest rate loans in the amount of $974,000 at June 30, 2003.

Lines of Credit – The unused portion of lines of credit was approximately $2,628,378 at June 30, 2003.

Loans in Process – The Savings Bank has recorded loans in process representing the undisbursed portion of loans in the amount of $2,373,139 at June 30, 2003.  These amounts were recorded as loans receivable, with a corresponding reduction for such loans in process as reflected in Note (5).

(17)

REGULATORY CAPITAL REQUIREMENTS

The Savings Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS).  Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Savings Bank and the consolidated financial statements.  Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines involving quantitative measures of the Savings Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Savings Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined).  Management believes, as of June 30, 2003, that the Savings Bank meets all capital adequacy requirements to which it is subject.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(17)

REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

As of June 30, 2003, the most recent notification from the OTS, the Savings Bank was categorized as well-capitalized under the framework for prompt corrective action.  To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, and core capital leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The Savings Bank’s actual capital amounts and ratios are also presented in the table.

To Be Well-

Capitalized Under

                 For Capital

             Prompt Corrective

                    Actual                  Adequacy Purposes            Action Provisions

Amount   Ratio            Amount        Ratio             Amount      Ratio

        (Dollars in thousands)

As of June 30, 2003:

 Total Risk-Based Capital

(to Risk-Weighted Assets)

$ 22,235

13.1%      >

$13,610

 8.0%       >    $17,013

10.0%

 Core Capital

   (to Adjusted Tangible Assets)

21,809

8.3%      >

 10,573

 4.0%

       >      13,216

5.0%

 Tangible Capital

   (to Tangible Assets)

21,809

8.3%      >

    3,965

 1.5%

N/A

 Tier 1 Capital

   (to Risk-Weighted Assets)

21,809

12.8%

N/A

             >      10,208

6.0%

As of June 30, 2002:

 Total Risk-Based Capital

   (to Risk-Weighted Assets)

$ 21,945

11.2%      >

 $15,738

 8.0%       >

  $ 19,673

 10.0%

 Core Capital

   (to Adjusted Tangible Assets)

21,630

8.5%

>     10,200

 4.0%

       >      12,750

5.0%

 Tangible Capital

   (to Tangible Assets)

21,630

8.5%      >

     3,825

 1.5%

N/A

 Tier 1 Capital

   (to Risk-Weighted Assets)

21,630

11.0%

N/A

             >

    11,804

6.0%

(18)

ADVERTISING COSTS

The Company incurred $172,980, $128,742, and $147,154 in non-direct response advertising costs during the years ended June 30, 2003, 2002 and 2001, respectively.  The Company incurred no direct response advertising costs during these years.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(19)

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents and certificates of deposit – For these short-term instruments, the carrying amount approximates fair value.

Available-for-sale and held-to-maturity securities – Fair values for investment securities equal quoted market prices, if available.  If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.

Loans receivable – The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics are aggregated for purposes of the calculations.  The carrying value of accrued interest receivable approximates its fair value.

Investment in FHLB stock – Fair value of the Savings Bank’s investment in FHLB stock approximates the carrying value as no ready market exists for this investment and the stock could only be sold back to the FHLB.

Deposits – The fair value of demand deposits, savings accounts and interest-bearing demand deposits is the amount payable on demand at the reporting date (i.e., their carrying amount).  The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.  The carrying amount of accrued interest payable approximates its fair value.

FHLB advances – Rates currently available to the Savings Bank for advances with similar terms and remaining maturities are used to estimate fair value of existing advances.  The carrying amount of accrued interest payable approximates its fair value.

Borrowings – The carrying amounts of the Company’s borrowings approximate their fair values.

Commitments to extend credit, letters of credit and lines of credit – The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(19)

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following table presents estimated fair values of the Company’s financial instruments.  The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves uncertainties and significant judgments by management.  Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	June 30, 2003
	Carrying	Fair
	Amount	Value
Financial assets:
Cash and cash equivalents	$23,312,740	$23,312,740
Certificates of deposit	4,782,699	4,782,699
Available-for-sale securities	11,659,790	11,659,790
Held-to-maturity securities	21,414,382	21,637,528
Investment in FHLB stock	1,901,200	1,901,200
Available-for-sale mortgage-backed securities	2,613,105	2,613,105
Held-to-maturity mortgage-backed securities	9,664,489	9,682,492
Loans, net of allowance for loan losses	176,720,130	182,104,792
Accrued interest receivable	1,701,366	1,701,366

Financial liabilities:
Deposits	211,663,836	213,050,000
FHLB advances	29,352,010	34,151,000
Accrued interest payable	379,005	379,005
Unrecognized financial instruments (net of contract amount)
Commitments to extend credit	-	-
Letters of credit	-	-
Unused lines of credit	-	-

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(19)

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

	June 30, 2002
	Carrying	Fair
	Amount	Value
Financial assets:
Cash and cash equivalents	$20,461,231	$20,461,231
Certificates of deposit	1,010,000	1,010,000
Available-for-sale securities	30,592,468	30,592,468
Held-to-maturity securities	1,569,603	1,615,776
Investment in FHLB stock	1,901,200	1,901,200
Available-for-sale mortgage-backed securities	2,759,440	2,759,440
Loans, net of allowance for loan losses	188,950,956	191,577,000
Accrued interest receivable	1,750,266	1,750,266

Financial liabilities:
Deposits	202,450,439	203,409,000
FHLB advances	29,778,640	32,213,000
Borrowings	252,648	252,648
Accrued interest payable	463,000	463,000
Unrecognized financial instruments (net of contract amount):
Commitments to extend credit	-	-
Letters of credit	-	-
Unused lines of credit	-	-

(20)

PARENT COMPANY ONLY FINANCIAL INFORMATION

The following condensed statements of financial condition and condensed statements of income and cash flows for First Bancshares, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(20)

PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Financial Condition

ASSETS	2003	2002
Cash	$490,860	$86,533
Certificates of deposit	10,000	10,000
Investment securities available-for-sale, at fair value	883,698	736,048
Investment in subsidiaries	24,102,436	23,892,072
Property and equipment, less accumulated
depreciation	958,786	985,788
Due from subsidiary	15,809	22,716
Other assets	19,674	19,709
Total assets	$26,481,263	$25,752,866

LIABILITIES AND STOCKHOLDERS' EQUITY
Due to subsidiary	$-	$699,946
Note payable	-	250,000
Accrued expenses	15,212	27,585
Deferred income taxes, net	62,296	12,663
Stockholders' equity	26,403,755	24,762,672
Total liabilities and stockholders' equity	$26,481,263	$25,752,866

Condensed Statements of Income

	2003	2002	2001
Income:
Equity in earnings of subsidiaries	$2,293,359	$1,676,240	$1,809,868
Interest income	34,629	41,044	36,056
Gain on sale of property and equipment	-	1,525	195
Other	32,698	30,748	32,702
Total income	2,360,686	1,749,557	1,878,821

Expenses:
Professional fees	38,193	33,835	18,046
Printing and office supplies	10,247	5,291	9,022
Interest	41,706	26,462	-
Other	65,861	47,402	45,842
Income tax	(39,740)	(22,282)	(5,944)
Total expenses	116,267	90,708	66,966
Net income	$2,244,419	$1,658,849	$1,811,855

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Years Ended June 30, 2003, 2002 and 2001

(20)

PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Cash Flows

	2003	2002	2001
Cash flows from operating activities:
Net income	$2,244,419	$1,658,849	$1,811,855
Adjustments to reconcile net income to net
cash provided from operating activities:
Equity in earnings of subsidiaries	(2,293,359)	(1,676,240)	(1,809,868)
Depreciation expense	27,002	28,166	26,878
Gain on sale of property and equipment	-	(1,525)	(195)
Net change in operating accounts:
Deferred income taxes, net	(930)	1,227	1,613
Other assets and liabilities	(5,431)	(4,697)	(21,665)
Net cash from (used in) operating activities	(28,299)	5,780	8,618

Cash flows from investing activities:
Dividends from subsidiary	2,250,000	1,000,000	1,500,000
Principal payments on ESOP loan	-	171,640	146,681
Purchase of investment securities	-	-	(200,000)
Proceeds from sales of property and
equipment	-	25,000	20,296
Net cash from investing activities	2,250,000	1,196,640	1,466,977

Cash flows from financing activities:
Proceeds from borrowed funds	470,000	949,946	-
Payments on borrowed funds	(1,419,946)	-	-
Proceeds from issuance of common stock	200,563	220,288	42,450
Cash dividends paid	(258,681)	(274,508)	(285,507)
Purchase of treasury stock	(809,310)	(2,386,846)	(1,335,614)
Net cash used in financing activities	(1,817,374)	(1,491,120)	(1,578,671)
Net increase (decrease) in cash and cash equivalents	404,327	(288,700)	(103,076)
Cash and cash equivalents - beginning of period	86,533	375,233	478,309

Cash and cash equivalents - end of period	$490,860	$86,533	$375,233

COMMON STOCK INFORMATION

The common stock of First Bancshares, Inc. is traded on The Nasdaq Stock Market under the symbol “FBSI”.  As of August 29, 2003, there were 614 stockholders and 1,638,677 shares of common stock outstanding.  This does not reflect the number of persons or entities who hold stock in nominee or “street name.”

On August 29 and November 25, 2002 and February 27, May 21 and August 27, 2003, the Company declared a $.04 common stock dividend payable September 30 and December 31, 2002 and March 31, June 30, and September 30, 2003 to stockholders of record on September 13 and December 16, 2002 and March 14, June 13, and September 15, 2003, respectively.  Dividend payments by the Company are dependent primarily on dividends received by the Company from the Savings Bank.  Under Federal regulations, the dollar amount of dividends a savings and loan association may pay is dependent upon the association’s capital position and recent net income.  Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations.  However, institutions that have converted to stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with the OTS regulations and the Savings Bank’s Plan of Conversion.  In addition, under Missouri law, the Company is generally prohibited from declaring and paying dividends at a time when the Company’s net assets are less than its stated capital or when the payment of dividends would reduce the Company’s net assets below its stated capital.

The following table sets forth market price and dividend information for the Company’s common stock.

Fiscal 2003

High

Low

Dividend

First Quarter

$13.75

$10.25

$.04

Second Quarter

$13.25

$11.60

$.04

Third Quarter

$15.13

$13.25

$.04

Fourth Quarter

$17.36

$14.80

$.04

Fiscal 2002

First Quarter

$12.50

$10.10

$.04

Second Quarter

$14.00

$10.79

$.04

Third Quarter

$14.45

$12.00

$.04

Fourth Quarter

$13.65

$10.61

$.04

DIRECTORS AND OFFICERS

FIRST BANCSHARES, INC.

FIRST HOME SAVINGS BANK

DIRECTORS:

DIRECTORS:

Stephen H. Romines

Stephen H. Romines

Chairman of the Board

Chairman of the Board

Harold F. Glass

Harold F. Glass

Partner

Partner

Millington, Glass & Love, Attorneys at Law

Millington, Glass & Love, Attorneys at Law

John G. Moody

John G. Moody

Judge of the 44th

Judge of the 44th

Missouri Judicial Circuit

Missouri Judicial Circuit

Dr. James F. Moore

Dr. James F. Moore

Director of State Fruit Experiment Station of

Director of State Fruit Experiment Station of

Southwest Missouri State University

Southwest Missouri State University

Charles W. Schumacher

Charles W. Schumacher

President/CEO of

President/CEO of

First Home Savings Bank

First Home Savings Bank

OFFICERS:

OFFICERS:

Stephen H. Romines

Charles W. Schumacher

President and Chief Executive Officer

President/CEO

Charles W. Schumacher

Stephen H. Romines

Vice-President

Vice-President

Susan J. Uchtman,  CPA

Susan J. Uchtman, CPA

Chief Financial Officer

Chief Financial Officer

Gina Gunnels

Colleen B. Stofer

Secretary and Treasurer

Secretary

Diana Blanton

Treasurer

CORPORATE INFORMATION

CORPORATE HEADQUARTERS

TRANSFER AGENT

142 East First Street

Registrar and Transfer Co.

P.O. Box 777

10 Commerce Drive

Mountain Grove, Missouri  65711

Cranford, New Jersey  07016

(800) 866-1340

INDEPENDENT AUDITORS

Kirkpatrick, Phillips & Miller, CPAs, P.C.

COMMON STOCK

Springfield, Missouri

Traded on The Nasdaq Stock Market

GENERAL COUNSEL

Nasdaq Symbol:  FBSI

Harold F. Glass

Springfield, Missouri

SPECIAL COUNSEL

Breyer & Associates PC

McLean, Virginia

ANNUAL MEETING

The Annual Meeting of Stockholders will be held Wednesday, October 15, 2003, at 2:00 p.m., Central Time, at the Days Inn Conference Room, 300 East 19th Street, Mountain Grove, Missouri.

A COPY OF THE FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING OF STOCKHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY, FIRST BANCSHARES, INC., P.O. BOX 777, MOUNTAIN GROVE, MISSOURI   65711.

THE COMPANY’S FORMS 10-KSB, 10-QSB AND OTHER DISCLOSURE DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CAN BE OBTAINED FROM THE SEC HOME PAGE ON THE WORLD WIDE WEB AT http://www.sec.gov.