Form 10KSB, Exhibit 13
period 2004-06-30
FIRST BANCSHARES INC /MO/
filed 2004-09-29
CIK 912967

First Bancshares, Inc.

2004 Annual Report

First Home Savings Bank

www.firsthomesavingsbank.com

A wholly owned subsidiary of First Bancshares, Inc.

Dear Stockholder:

The end of our fiscal year brought us several changes and continued financial success. The most obvious change you will note is the person writing this annual letter.  On June 30th of this year, following an extremely successful career with the Company, Steve Romines stepped down as Chairman of the Board of Directors for both First Bancshares, Inc. and First Home Savings Bank.  In addition, he retired as President/CEO of First Bancshares, Inc.  Steve was responsible for taking the Company public in 1993 and served the Company and the Bank in various capacities for almost 30 years.  Frequently, the individual, who follows a “legend”, such as Steve, has their work cut out for them and I have found that is certainly my situation.  Fortunately, Steve will continue his service to the Company and the Bank as a Director Emeritus and, thus, remain a valuable resource for our continued success.

Our financial results for the year ended June 30, 2004 were higher than the previous year in terms of net income.  Earnings for 2004 finished at $2,347,000 for the 12 months compared to $2,244,000 in the previous year, a 4.6% increase.  For our stockholders, this increase meant an increase in earnings per share from $1.37 in 2003 to $1.42 in 2004.  During the same period, book value per share increased from $16.17 to $16.77.

First Bancshares, Inc. completed the repurchase of the remaining 33,435 shares under its 10th repurchase program during 2004.  A new repurchase program (our 11th) was authorized by the Board of Directors in April 2004 for 164,336 shares and we have already repurchased 16,314 shares under this program.  These repurchases, combined with employees exercising options for 45,860 shares, resulted in a net decrease of outstanding shares in the Company.

In addition to the repurchase program, First Bancshares Inc. continued payment of its $0.04 per share quarterly dividend in 2004, which has been paid for 42 consecutive quarters.  The Board of Directors has already approved, and the Company has declared, its next $0.04 dividend to be paid on September 30, 2004 to stockholders of record on September 15, 2004.

In 2004, First Home Savings Bank shrank slightly in total assets compared to year-end 2003.  Total assets at June 30, 2004 were $264,978,000 compared to $268,542,000 at June 30, 2003.  Deposits decreased from $211,664,000 to $207,247,000 for the same time period, while loans decreased from $176,707,000 to $166,259,000.  Interest rates remained low for this period and as a result borrowers continued to take advantage of the rates to lock in their costs.  The Bank continued with its program of not originating and holding long-term fixed-rate loans.

As mentioned in our letter last year, the Bank added the bill pay option to its Internet Banking package this year.  In February 2004, the Bank began providing statements to its customers with images of their checks rather than the actual checks in anticipation of “Check 21” and increased the number of its ATM’s to nine in 2004.  We now have an ATM at or nearby eight of the 10 locations throughout our branch network.  This also continues with our commitment to provide the electronic avenues for our customer base.

The upcoming year will more than likely bring a return to higher interest rates as the economy rebounds and fears of inflation appear.

 Sincerely,

                                                                        Charles (Charlie) Schumacher

                                                                        Chairman of the Board

Business of the Company

            First Bancshares, Inc. (“Company”), a Missouri corporation, was incorporated on September 30, 1993 for the purpose of becoming the holding company for First Home Savings Bank (“First Home” or the “Savings Bank”) upon the conversion of First Home from a Missouri mutual to a Missouri stock savings and loan association.  That conversion was completed on December 22, 1993.  At June 30, 2004, the Company had total consolidated assets of $265.0 million and consolidated stockholders’ equity of $27.3 million.

            While the Company owns some rental real estate and, until July 2004, a title insurance agency through a subsidiary, it is not engaged in any significant business activity other than holding the stock of First Home.  Accordingly, the information set forth in this report, including the consolidated financial statements and related data, applies primarily to First Home.

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

            At June 30, 2004, First Home’s total gross loans were $169.6 million, or 64.0% of total consolidated assets, including $97.6 million, or 57.5% of total gross loans secured by one-to-four family properties and $50.9 million, or 30.0% of total gross loans secured by other real estate.  Of the loans secured by real estate, over 95.0% are adjustable-rate loans.

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

	At June 30,
	2004	2003	2002	2001	2000
	(In thousands)
FINANCIAL CONDITION DATA:

Total assets	$264,978	$268,542	$258,242	$220,992	$199,086
Loans receivable, net	166,259	176,707	188,951	190,352	174,869
Mortgage-backed certificates	6,906	12,278	2,759	376	449
Cash, interest-bearing deposits
and investment securities	75,065	63,071	55,535	20,580	15,618
Federal funds sold	-	-	-	-	320
Customer deposits	207,247	211,664	202,450	162,438	155,661
Borrowed funds	29,121	29,352	29,779	32,301	17,900
Stockholders' equity	27,296	26,404	24,763	25,191	24,477

	Years Ended June 30,
	2004	2003	2002	2001	2000
	(In thousands, except per share information)
OPERATING DATA:

Interest income	$13,735	$15,486	$15,955	$16,096	$13,865
Interest expense	5,727	7,098	8,729	9,128	7,257
Net interest income	8,008	8,388	7,226	6,968	6,608
Provision for loan losses	340	427	374	154	89
Net interest income after provision
for loan losses	7,668	7,961	6,852	6,814	6,519
Gains on investments and
mortgage-backed securities	178	27	-	-	-
Noninterest income, excluding gains
on securities	2,310	1,877	1,328	1,118	980
Noninterest expense	6,744	6,357	5,541	5,148	4,358
Income before taxes	3,412	3,508	2,639	2,784	3,141
Income taxes	1,065	1,264	980	972	1,121
Net income	$2,347	$2,244	$1,659	$1,812	$2,020
Basic earnings per share	$1.42	$1.37	$0.96	$1.00	$1.06

	At or For the Years Ended June 30,
	2004	2003	2002	2001	2000
KEY OPERATING RATIOS:

Return on average assets	0.87%	0.85%	0.68%	0.86%	1.08%
Return on average equity	8.49	8.68	6.60	7.26	8.28
Average equity to average assets	10.22	9.77	10.36	11.78	13.01
Interest rate spread for period	3.05	3.13	2.81	2.98	3.18
Net interest margin for period	3.22	3.37	3.16	3.49	3.73
Non-interest expense to average assets	2.49	2.41	2.28	2.43	2.37
Average interest-earning assets to
interest-bearing liabilities	107.00	109.00	109.00	111.00	113.00
Allowance for loan losses to total loans at
end of period	0.73	0.63	0.46	0.36	0.33
Net charge-offs to average outstanding loans
during the period	0.14	0.09	0.10	0.03	0.02
Ratio of non-performing assets to total assets	1.18	1.78	1.23	2.14	1.75
Ratio of loan loss reserves to non-performing
assets	39.66	20.85	27.72	14.73	17.12

Dividend payout ratio	11.27	11.68	16.67	16.00	15.09

	At June 30,
	2004	2003	2002	2001	2000
OTHER DATA:

Number of:
Loans outstanding	4,771	5,296	5,839	6,440	6,138
Deposit accounts	25,419	25,565	25,081	24,065	22,067
Full service offices	10	10	10	10	8

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

            Lending.  Historically, First Home has predominantly originated one-to-four family residential loans.  Single family residential loans were 62% of the mortgage loans originated during fiscal year 2004, a decrease from 68% during fiscal 2003 and an increase from 55% during fiscal 2002.  In connection with originations of single family residential loans decreasing during fiscal 2004, single family residential loans as a percent of the Savings Bank’s total loan portfolio has also slightly declined.  First Home has gradually increased loan originations within its traditional lending territory that are secured by nonresidential real estate as well as loans to consumers for personal and business purposes.  First Home has worked to achieve a reputation within its local lending territory for prompt, efficient and courteous service during both the loan origination and servicing processes.

Maintaining Asset Quality.  First Home strongly emphasizes maintaining asset quality through sound underwriting, constant monitoring and effective collection techniques.  At June 30, 2004, First Home's ratio of nonperforming loans to total assets was 1.18%, a decrease from 1.78% at June 30, 2003.  However, the quality of the nonperforming loans slightly deteriorated during the current fiscal year as evidenced in Note (5) of the Notes to Consolidated Financial Statements.  Loans past 90 days due and still accruing interest and loans not accruing interest have increased $700,000 from $1.5 million at June 30, 2003 to $2.2 million at June 30, 2004.  In addition, impaired loans have increased from $1.5 million to $2.0 million at June 30, 2003 and 2004, respectively.  The decreases in the quality of the past due and impaired loans are reflected in the increase of the allowance for loan losses as a percentage of total loans from 0.63% to 0.73% at June 30, 2003 and 2004, respectively.  First Home’s reserve for loan losses was increased as a result of these nonperforming loans.  Actual loan losses, net of recoveries, of loans originated by First Home were $244,000 for the year ended June 30, 2004.  During the year ended June 30, 2003, actual loan losses, net of recoveries, of loans originated by First Home were $167,000.

            Managing Interest-Rate Risk.  First Home relies primarily on adjustable interest rate loans to minimize the inherent risks of interest rate changes.  All long-term mortgage loans originated since 1973 have had adjustable rates rather than fixed rates.  Further, with few exceptions, the majority of other loans including, but not limited to, commercial loans, cattle loans and agricultural loans that have maturities exceeding two years also have adjustable rates rather than fixed rates.  All loans originated by First Home have been retained in its portfolio.  As a response to customer requests, First Home processes a minimal number of fixed rate loans as a correspondent for a third party mortgage company.  Those loans, with prior customer notification, are not retained by the Savings Bank.

Fiscal Year Ended June 30, 2004 Compared to June 30, 2003

            Net Income.  Net income increased $103,000, or 4.6%, to $2.3 million for the fiscal year ended June 30, 2004 from $2.2 million for the fiscal year ended June 30, 2003.  Total interest expense decreased $1.4 million, provision for loan losses decreased $87,000, noninterest income increased $584,000 and income taxes decreased $199,000.  Those factors were offset by a $1.8 million decrease in total interest income and a $387,000 increase in noninterest expense.

            Net Interest Income.  Net interest income decreased $380,000, or 4.5%, to $8.0 million for the fiscal year ended June 30, 2004 from $8.4 million for the fiscal year ended June 30, 2003.  Interest income decreased $1.8 million while interest expense decreased $1.4 million.

            Interest Income.  Interest income decreased $1.8 million, or 11.3%, to $13.7 million for the fiscal year ended June 30, 2004 from $15.5 million for the fiscal year ended June 30, 2003.  A two year trend of declining overall balances in loans combined with declining rates on those loans continued into the current year.  The average yield on loans decreased from 7.47% to 7.03% while the average balance of net loans outstanding decreased $13.9 million, or 7.6%.  The overall effect was a decrease in interest income from loans receivable of $1.8 million, or 13.0%, to $12.0 million for the fiscal year ended June 30, 2004 from $13.8 million during the fiscal year ended June 30, 2003.

A portion of the funds from early loan payoffs during fiscal years 2004 and 2003 was invested in mortgage-backed securities, which caused interest income on mortgage-backed securities to increase $136,000, or 89.7%.  The average balance maintained in mortgage-backed securities increased $4.0 million, or 68.8%, while the average yield increased from 2.58% for the fiscal year ended June 30, 2003 to 2.91% for the fiscal year ended June 30, 2004.

Interest income from investment securities decreased $35,000, or 2.62% from $1.4 million for the fiscal year ended June 30, 2003 to $1.3 million for the fiscal year ended June 30, 2004.  Funds from early loan payoffs were invested to increase the average balance in investment securities from $36.0 million for the fiscal year ended June 30, 2003 to $42.7 million for the fiscal year ended June 30, 2004.  The reduction in interest income from investment securities was caused by a decline in the average rate earned from 3.79% for the fiscal year ended June 30, 2003 to 3.11% for the fiscal year ended June 30, 2004.

Interest income from other interest-earning assets decreased $66,000, or 29.8%.  That income is primarily earnings on balances at the FHLB and other financial institutions.  The reduction in income was caused by a decline in the average rate earned on those funds.  The average yield for the fiscal year ended June 30, 2004 was 0.59% compared to 0.95% for the fiscal year ended June 30, 2003.

Interest Expense.  Interest expense for the fiscal year ended June 30, 2004 decreased $1.4 million, or 19.3%, to $5.7 million from $7.1 million for the fiscal year ended June 30, 2003.  The average rate paid on customer deposits decreased from 2.72% for the fiscal year ended June 30, 2003 to 2.01% for the fiscal year ended June 30, 2004.  Even though the balance in customer deposits at June 30, 2004 compared to June 30, 2003 decreased $4.4 million, there was a $3.3 million increase in the average balance outstanding during the fiscal year.   The effect of the decrease in the average rate paid on customer deposits was only slightly offset by the increase in average balance to result in a $1.3 million, or 24.9%, decrease in interest expense on customer deposits for the fiscal year ended June 30, 2004.  Interest expense on borrowed funds for the fiscal year ended June 30, 2004 decreased $22,000, or 1.3%, from the fiscal year ended June 30, 2003 as principal reductions were made on FHLB advances.

            Provision for Loan Losses.  Provision for loan losses decreased from $427,000 for the fiscal year ended June 30, 2003 to $340,000 for the fiscal year ended June 30, 2004.  The $87,000 decrease was attributable to an $80,000 provision in 2003 for a group of loans to one borrower that became impaired in 2003.  Actual loan charge-offs, net of recoveries, of loans originated by First Home were $244,000 for the fiscal year ended June 30, 2004 compared to $167,000 for the fiscal year ended June 30, 2003.

            Noninterest Income.  Noninterest income was $2.5 million for the fiscal year ended June 30, 2004 which was an increase of $584,000, or 30.7%, from $1.9 million for the fiscal year ended June 30, 2003.  Service charges and other fee income increased $252,000, or 16.8%.  This is primarily the result of the continuation of the ‘overdraft protection’ program the Savings Bank began in October 2002 that automatically pays overdraft checks up to a certain amount for customers that have good credit history with the Savings Bank.  The normal overdraft check fee is charged for each check paid.  During the fiscal year ended June 30, 2004, there was no increase in losses on checking accounts as an effect of allowing more customer accounts to pay into an overdrawn status.  Service charges and other fee income also increased $11,000 during fiscal year ended 2004 with the issuance of debit cards to more of the Savings Bank’s customer base and the addition of three ATMs.

Late in June 2003, the Savings Bank purchased $5.5 million in bank-owned life insurance.  The earnings on this product were $263,000 during the fiscal year ended June 30, 2004.

            During the fiscal year ended June 30, 2004, income from real estate operations decreased $63,000 to $47,000 as a result of lower rent income on a commercial building.  The building is being rented to an area college at a reduced rate to assist in providing additional classroom facilities for the Mountain Grove campus.

            During the fiscal year ended June 30, 2004, net losses from the sales of foreclosed property amounted to $37,000 compared to $16,000 in net losses during the fiscal year ended June 30, 2003.

            Common stock in a Missouri savings and loan holding company undergoing an acquisition was redeemed and other equity securities were sold for a combined $178,000 pre-tax gain during the fiscal year ended June 30, 2004.  The $27,000 gain on the sale of investments during the fiscal year ended June 30, 2003 resulted from the sale of an equity security and the above par redemption of another equity security.

Noninterest Expense.  Noninterest expense increased $387,000, or 6.1%, from $6.4 million for the fiscal year ended June 30, 2003 to $6.7 million for the fiscal year ended June 30, 2004.

            Compensation and employee benefits for the fiscal year ended June 30, 2004 increased $203,000, or 5.5%, to $3.9 million from $3.7 million for the fiscal year ended June 30, 2003.  First, payroll expense during fiscal 2004 increased $85,000, or 3.5%, as a result of annual pay rate increases.  Second, and most significantly, retirement plan expenses increased $148,000 during fiscal 2004 as additional contributions were required to fund a defined benefit plan, established in 1969.  The Plan had been fully funded for the 15 years previous to the fiscal year 2003. Group health insurance costs decreased $21,000, or 2.1%.  A comprehensive review of the components of the Savings Bank’s partially self-funded health insurance plan was performed to limit or reduce future years’ costs of this benefit.  Finally, the expense for the compensated absences policy decreased $8,000 during fiscal 2004.

Occupancy and equipment expense for the fiscal year ended June 30, 2004 increased $114,000, or 11.4%, to $1.1 million from $999,000 for the fiscal year ended June 30, 2003.  Depreciation expense on computer systems increased $49,000 from computer upgrades and enhancements on both hardware and software.

            Maintenance expense for the fiscal year ended June 30, 2004 increased $49,000.  With the addition of more ATMs, upgrades and enhancements in computer hardware and software (including telephone and internet banking products), the cost of the related maintenance agreements have increased accordingly.  The expense related to furniture and equipment not required to be capitalized increased $16,000 as the result of items purchased for additional offices at the main bank.

            As the result of new and increased regulations for public companies, professional fees, which includes legal, accounting and auditing expenses, increased $17,000, or 10.5%.

Other noninterest expense for the fiscal year ended June 30, 2004 increased $56,000, or 3.8%, to $1.5 million from $1.4 million for the fiscal year ended June 30, 2003.

            The primary increase was $90,000 for the outsourcing of customer deposit statement preparation and mailing.  The process includes sending customers images of their checks rather than the actual check.  A major factor in the decision process to outsource this function is in preparation of Check 21 Act.  This change in law, which becomes effective in October 2004, allows financial institutions to exchange electronic images of customer checks rather than the physical item.  This electronic exchange should result in lower fees from check processing.  In connection with the implementation of the ‘overdraft protection’ program, the Savings Bank paid an additional $22,000 (10% of the net increase in related fees) to a marketing firm for ongoing support.

Outside consultant fees increased $18,000 as the Savings Bank began using a consultant to assist in asset/liability and interest rate risk management.  Charitable contributions increased $16,000 for the fiscal year ended June 30, 2004 as the Savings Bank made additional contributions to area programs.  The Savings Bank purchased Missouri low-income housing tax credits in December 2003 to use to offset Missouri Savings and Loan tax for approximately the next 10 years. Amortization related to those credits was $14,000 during fiscal 2004.

 As an offset to the above increases, the following items decreased during the fiscal year ended June 30, 2004.   Advertising expense decreased $43,000, or 24.6%, to $130,000 from $173,000 for the fiscal year ended June 30, 2003.  The Savings Bank reduced the coverage area and amount of advertising run in local newspapers during fiscal 2004. Office supplies decreased $25,000 through the software purchases and enhancements noted above.  More forms are completed through these software programs which reduces the amount of paper forms to be purchased and stored.  The costs associated with in-house printing of customer checks decreased $17,000 as volume discounts were utilized when purchasing the related supplies.

Employee education expense decreased $13,000 as the majority of the training costs for the computer hardware and software upgrades occurred in fiscal 2003.  Correspondent bank service charges decreased $14,000 during fiscal 2004 attributable to the outsourcing of the customer check processing function and as the volume of items processed began to decrease.  Postage expense decreased $7,000, or 4.2%, which was attributable to the outsourcing of customer statement preparation in which customers are sent check images rather than the actual checks, providing for lower mailing weight.

            Income Taxes.  Income tax expense for the fiscal year ended June 30, 2004 decreased $199,000, or 15.7%, to $1.0 million from $1.3 million for the fiscal year ended June 30, 2003.  The reduction is primarily due to earnings on the bank-owned life insurance, which are not taxable, and the decrease in income before taxes.

            Net Interest Margin.  Net interest margin for the fiscal year ended June 30, 2004 was 3.22% compared to 3.37% for the fiscal year ended June 30, 2003.  The decrease was the result of the reduction in the yield on loans and investments offset slightly by the reduction in the cost of customer deposits.

Fiscal Year Ended June 30, 2003 Compared to June 30, 2002

            Net Income.  Net income increased $585,000, or 35.3%, to $2.2 million for the fiscal year ended June 30, 2003 from $1.7 million for the fiscal year ended June 30, 2002.  Total interest expense decreased $1.6 million and noninterest income increased $576,000.  Those two factors, however, were partially offset by a $469,000 decrease in total interest income, a $53,000 increase in provision for loan losses and an $816,000 increase in noninterest expense.

            Net Interest Income.  Net interest income increased $1.1 million or 16.1%, to $8.4 million for the fiscal year ended June 30, 2003 from $7.2 million for the fiscal year ended June 30, 2002.  Interest expense decreased by  $1.6 million while interest income only decreased by $469,000.

            Interest Income.  For the fiscal year ended June 30, 2003, interest income decreased $469,000, or 2.9%, to $15.5 million from $16.0 million for the fiscal year ended June 30, 2002.  As noted in the previous year’s annual report, the rates on First Home’s newly originated loans and on existing loans eligible for rate review and adjustment began a general decline.  That trend continued into the current year as evidenced by a decrease in interest income from loans receivable of $1.2 million, or 7.8%, to $13.8 million for the fiscal year ended June 30, 2003 from $14.9 million during the fiscal year ended June 30, 2002.  The average rate on those loans decreased from 7.85% to 7.47% while the average balance of net loans outstanding decreased $6.1 million, or 3.2%.

In a repeat from the previous year, an increase in customer deposits without a corresponding increase in loans resulted in an increase in investment securities, mortgage-backed certificates and other interest-earning accounts at the FHLB.  Interest income from those sources increased $700,000, or 67.6% to $1.7 million for the year ended June 30, 2003 from $1.0 million for the year ended June 30, 2002.

Interest Expense.  Interest expense for the fiscal year ended June 30, 2003 decreased $1.6 million, or 18.7%, to $7.1 million from $8.7 million for the fiscal year ended June 30, 2002.  The average rate paid on customer deposits decreased from 3.89% for the fiscal year ended June 30, 2002 to 2.72% for the fiscal year ended June 30, 2003.  That decrease more than offset the $21.4 million increase in average interest-bearing customer deposits resulting in a $1.5 million, or 21.7%, decrease in interest expense on customer deposits for the fiscal year ended June 30, 2003.

            Interest expense on borrowed funds for the fiscal year ended June 30, 2003 also decreased $127,000, or 7.0%, to $1.7 million from $1.8 million for the fiscal year ended June 30, 2002 as principal reductions were made on FHLB advances.

            Provision for Loan Losses.  Provision for loan losses increased from $374,000 for the fiscal year ended June 30, 2002 to $427,000 for the fiscal year ended June 30, 2003.  This $53,000 increase was a result of an increase in nonperforming loans, secured by commercial real estate, from $3.2 million at June 30, 2002 to $3.6 million at June 30, 2003 and an increase in impaired loans.  Actual loan charge-offs, net of recoveries, of First Home originated loans were

$167,000 for the fiscal year ended June 30, 2003 compared to $188,000 for the fiscal year ended June 30, 2002.

            Noninterest Income.  Noninterest income increased $576,000, or 43.4%, to $1.9 million for the fiscal year ended June 30, 2003 compared to $1.3 million for the fiscal year ended June 30, 2002.  Service charges and other fee income increased $616,000, or 70.1%.  In October 2002, the Savings Bank began an ‘overdraft protection’ program that automatically pays overdraft checks up to a certain amount for customers that have good credit history with the Savings Bank.  The normal overdraft check fee is charged for each check paid.  The increase in service charges and other fee income during fiscal 2003 was entirely related to overdraft check fees.

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

Noninterest Expense.  Noninterest expense increased $816,000, or 14.7%, from $5.5 million for the fiscal year ended June 30, 2002 to $6.4 million for the fiscal year ended June 30, 2003.

            Compensation and employee benefits for the fiscal year ended June 30, 2003 increased $398,000, or 12.1%, to $3.7 million from $3.3 million for the fiscal year ended June 30, 2002.  That increase was comprised of four items.  First, payroll expense and related taxes during fiscal 2003 increased $155,000, or 6.6% as a result of annual pay rate increases and additional support staff.  Second, and most significantly, group health insurance costs increased $383,000, or 64.0%, attributable to unexpected serious or potentially serious claims paid through the partially self-funded component of the Savings Bank’s health insurance plan.  A comprehensive review of the funding alternatives and components of the health insurance plan are currently in process to limit or reduce future years costs of this benefit.  Third, retirement plan expenses increased $127,000 during fiscal 2003 as contributions were required to fund a defined benefit plan, established in 1969, which had been fully funded for the previous 15 years.  The retirement plan increase also included a $40,000 discretionary contribution to the 401(k) plan.  Finally, those increases were somewhat offset by the elimination of $244,000 in Employee Stock Ownership Plan (“ESOP”) expense as the ESOP plan was fully funded in March of 2002 and the expense for the compensated absences policy decreased $30,000 during fiscal 2003.

Occupancy and equipment expense for the fiscal year ended June 30, 2003 increased $165,000, or 19.8%, to $999,000 from $834,000 for the fiscal year ended June 30, 2002.  Depreciation expense on computer systems increased $58,000 from computer upgrades and enhancements.  Depreciation on buildings increased $33,000 primarily due to the completion of the Kissee Mills branch building and remodeling at the home office.

            Maintenance expense for the fiscal year ended June 30, 2003 increased $60,000.  With the addition of more ATMs, upgrades and enhancements in computer hardware and software (including telephone and internet banking products), the cost of the related maintenance agreements have increased accordingly.

            During the fiscal year ended June 30, 2003, advertising expense increased $44,000, or 34.4%, to $173,000 from $129,000 for the fiscal year ended June 30, 2002.  The Savings Bank increased advertising and promotion of deposit account services, such as telephone and internet banking, debit card and ATM activity.

            With new and increased regulations for public companies, professional fees, which includes legal, accounting and auditing expenses, increased $50,000, or 44.7%.  Of this increase, Stephen Romines, President of the Company, received $12,000 in consulting fees and $6,000 in legal fees and Harold F. Glass, a director of the Company, received $2,000 in legal fees.  Postage expense increased $21,000 primarily as a result of increase in postage rates.

Other noninterest expense for the fiscal year ended June 30, 2003 increased $139,000, or 13.8% to $1.1 million from $1.0 million for the fiscal year ended June 30, 2002.

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

            Income Taxes.  Income tax expense for the fiscal year ended June 30, 2003 increased $284,000, or 29.0% to $1.3 million from $980,000 as income before taxes increased.

            Net Interest Margin.  Net interest margin for the fiscal year ended June 30, 2003 was 3.37% compared to 3.16% for the fiscal year ended June 30, 2002.  The increase was the result of the reduction in the cost of customer deposits offset slightly by the reduction in the yield on loans and investments.

Comparison of Financial Condition at June 30, 2004 and June 30, 2003

General.  The continued low interest rate environment contributed to a $10.4 million decrease in net loans receivable and a $5.4 million decrease in mortgage-backed securities from June 30, 2003 to June 30, 2004.  First Home has had a long standing policy of not holding long-term fixed rate loans in its portfolio and, as a result, some customers have refinanced elsewhere to obtain a fixed rate.  Customer deposits during this period decreased $4.4 million.  These funds and the proceeds from the loan payoffs and mortgage-backed securities paydowns were held in cash until used to purchase investment securities.

            Total Assets.  Total assets decreased $3.6 million, or 1.3% to $265.0 million during the year ended June 30, 2004 from $268.6 million.  The decrease was attributable to a $10.4 million decrease in net loans receivable and a $5.4 million decrease in mortgage-backed certificates.  Those two items were offset by a $8.1 million increase in cash, interest-bearing deposits and certificates of deposits purchased and $3.9 in investment securities.

            Cash and Cash Equivalents.  Cash and cash equivalents was $32.8 million at June 30, 2004 compared to $23.3 million at June 30, 2003, an increase of $9.5 million, or 40.8%.  Additional deposits were held at the FHLB in interest-bearing accounts in order to avoid penalties on insufficient compensating balances and in interest bearing accounts at other financial institutions.

Certificates of Deposit.  Certificates of deposit purchased as investments decreased $1.4 million to $3.4 million at June 30, 2004 from $4.8 million at June 30, 2003.  The balance held in certificates of deposit purchased was reduced to place funds in interest bearing accounts at another financial institution.

            Investment Securities.  Investment securities increased $3.9 million to $37.0 million at June 30, 2004 from $33.1 million at June 30, 2003.  Funds from loan and mortgage-backed securities paydowns were used to purchase additional investments.  There was also activity in the securities portfolio as most securities with call features had that right exercised and the funds were reinvested.

            Mortgage-backed Securities.  Significant paydowns on mortgage-backed securities caused a $5.4 million decrease from $12.3 million at June 30, 2003 to $6.9 million at June 30, 2004.  Payments and maturities during this fiscal year were $7.7 million, or 51.7%, of the balance at June 30, 2003 plus fiscal year 2004 purchases.

            Loans Receivable.  Net loans receivable decreased from $176.7 million at June 30, 2003 to $166.3 million at June 30, 2004  The $10.4 million, or 5.9%, decrease was the result of loan payments and payoffs exceeding loan originations.  The sustained low long-term rates caused some of the Savings Bank’s customers to seek long-term fixed rate products that First Home does not offer.

Nonaccrual Loans.  Nonaccrual loans increased from $175,000 at June 30, 2003 to $1.8 million at June 30, 2004.  The balance of nonaccrual loans at June 30, 2004 consisted primarily of commercial loans to one borrower and related companies that have filed for protection under Chapter 11 bankruptcy .

Nonperforming Assets.   Nonperforming assets decreased $1.6 million from $4.8 million at June 30, 2003 to $3.2 million at June 30, 2004.  At June 30, 2004, First Home's ratio of nonperforming loans to total assets was 1.18%, a decrease from 1.78% at June 30, 2003.  However, the quality of the nonperforming loans slightly deteriorated during the current fiscal year as evidenced in Note (5) of the Notes to Consolidated Financial Statements.  Loans past 90 days due and still accruing interest and loans not accruing interest have increased $700,000 from $1.5 million at June 30, 2003 to $2.2 million at June 30, 2004.  In addition, impaired loans have increased from $1.5 million to $2.0 million at June 30, 2003 and 2004, respectively.

            Customer Deposits and Borrowings.  Customer deposits decreased $4.4 million to $207.3 million at June 30, 2004 from $211.7 million at June 30, 2003.  Certificates of deposit decreased $6.0 million while interest-bearing checking increased $2.0 million.  There were no maturities of significant FHLB advances during this period which caused the balance to remain basically constant.

            Stockholders’ Equity.  Stockholders’ equity was $27.3 million at June 30, 2004 compared to $26.4 million at June 30, 2003.  The $900,000 increase was the result of net income of $2.3 million and $243,000 from the exercise of stock options offset by $1.0 million used for the repurchase of treasury stock, a $434,000 change in the net unrealized losses on investment securities available-for-sale and $264,000 for the payment of dividends.  At June 30, 2004, shares of stock outstanding had been reduced to 1,627,819 from 1,632,627 shares outstanding at June 30, 2003 as the result of repurchases by the Company reduced by the exercise of employee stock options.

Average Balances, Interest and Average Yields/Costs

The earnings of the Savings Bank depend largely on the spread between the yield on interest-earning assets (primarily loans and investments) and the cost of interest-bearing liabilities (primarily deposit accounts and FHLB advances), as well as the relative size of the Savings Bank's interest-earning assets and interest-bearing liability portfolios.

            The following table sets forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin, and ratio of average interest-earning assets to average interest-bearing liabilities.  Average balances for a period have been calculated using the average monthly balances for the period.

	Years Ended June 30,
	2004			2003			2002
		Interest		Interest				Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance(2)	Dividends	Cost	Balance(2)	Dividends	Cost	Balance(2)	Dividends	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$ 170,140	$ 11,965	7.03%	$ 184,052	$ 13,751	7.47%	$ 190,119	$ 14,920	7.85%
Mortgage-backed securities	9,890	288	2.91	5,860	152	2.59	684	50	7.31
Investment securities	42,724	1,327	3.11	36,003	1,363	3.79	11,498	548	4.77
Daily interest-bearing deposits	26,143	155	0.59	23,038	220	0.95	26,549	437	1.65
Total interest-earning assets	248,897	13, 735	5.52	248,953	15,486	6.22	228,850	15,955	6.97
Non-interest earning assets
Office properties and equipment, net	6,008			6,006			5,374
Real estate, net	2,709			2,522			2,587
Other non-interest earning assets	12,782			6,962			5,868
Total assets	$270,396			$264,443			$242,679

Interest-bearing liabilities:
Passbook accounts	$ 16,309	133	0.82	$ 15,032	215	1.43	$ 12,318	341	2.77
NOW and Super Saver accounts	77,637	686	0.88	77,646	1,268	1.63	64,126	1,734	2.70
Certificates of deposit	109,087	3,256	2.98	107,051	3,941	3.68	101,851	4,854	4.77
Total deposits	203,033	4,075	2.01	199,729	5,424	2.72	178,295	6,929	3.89
Other interest-bearing liabilities	29,242	1,652	5.65	29,712	1,674	5.63	31,413	1,800	5.73
Total interest-bearing liabilities	232,275	5,727	2.47	229,441	7,098	3.09	209,708	8,729	4.16
Non-interest bearing liabilities:
Other liabilities	10,484			9,159			7,830
Total liabilities	242,759			238,600			217,538
Stockholders' equity	27,637			25,843			25,141
Total liabilities and
stockholders' equity	$270,396			$264,443			$242,679
Net interest income		$ 8,008			$ 8,388				$ 7,226
Interest rate spread			3.05%		3.13%				2.81%
Net interest margin			3.22%		3.37%				3.16%
Ratio of average interest-earning
assets to average interest-
bearing liabilities	107%			109%			109%

__________________

(1)

Average balances include nonaccrual loans and loans 90 days or more past due. The corresponding interest up to the date of nonaccrual status has been included in the "Interest and Dividends" column.

(2)

Average balances for a period have been calculated using the average monthly balances for the respective year.

Rate/Volume Analysis

The following table presents certain information regarding changes in interest income and interest expense of the Company and Savings Bank for the periods indicated.  For each category of interest-earning assets and interest-bearing liabilities, information is provided with respect to (i) effects on interest income and interest expense attributable to changes in volume (changes in volume multiplied by prior rate); (ii) effects on interest income and interest expense attributable to changes in rate (changes in rate multiplied by prior volume); (iii) the net changes (the sum of the previous columns).   The effects on interest income and interest expense attributable to changes in both rate and volume are allocated to the change in volume variance and the change in the rate variance on a pro rated basis.

	Years Ended June 30,			Years Ended June 30,
	2004 Compared to 2003			2003 Compared to 2002
	Increase/(Decrease)			Increase/(Decrease)
	Due to			Due to

	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans (1)	$ (1,005)	$ (781)	$(1,786)	$ (468)	$ (701)	$(1,169)
Mortgage-backed securities	115	21	136	111	(9)	102
Investment securities	231	(267)	(36)	902	(87)	815
Daily interest-earning deposits	36	(101)	(65)	(52)	(165)	(217)
Total net change in income on
interest-earnings assets	(623)	(1,128)	(1,751)	493	(962)	(469)

Interest-bearing liabilities:
Interest-bearing deposits	90	(1,439)	(1,349)	1,000	(2,505)	(1,505)
FHLB advances	(25)	3	(22)	(98)	(28)	(126)
Total net change in expense on
Interest-bearing deposits	65	(1,436)	(1,371)	902	(2,533)	(1,631)
Net increase/(decrease) in net interest income	$ (688)	$ 308	$ (380)	$ (409)	$ 1,571	$ 1,162

(1)  Includes interest on loans 90 days or more past due not on nonaccrual status.

Liquidity and Capital Resources

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

            The primary investing activity of First Home is the origination of mortgage loans.  Mortgage loans originated by First Home have remained strong at $43.7 million, $39.2 million and $41.5 million for the years ended June 30, 2004, 2003 and 2002, respectively.  Other investing activities include the purchase of investment securities, which totaled $26.3 million, $29.4 million and $31.6 million for the years ended June 30, 2004, 2003, and 2002, respectively, and the purchase of mortgage-backed securities, which totaled $2.6 million, $13.3 million and

$2.5 for the fiscal years ended June 30, 2004, 2003 and 2002, respectively.  These activities were funded primarily by principal repayments on loans, mortgage-backed securities, other investment securities, and deposit growth.

            OTS regulations require First Home to maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities.  First Home’s sources of funds include deposits, principal and interest payments from loans, mortgage-backed securities and investments, and FHLB advances.  During fiscal years 2004, 2003 and 2002, First Home used its sources of funds primarily to purchase investment securities and mortgage-backed securities, fund loan commitments and to pay maturing savings certificates and deposit withdrawals.  At June 30, 2004, First Home had approved loan commitments totaling $2.5 million and undisbursed loans in process totaling $2.3 million.

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

            At June 30, 2004, certificates of deposit amounted to $104.5 million, or 50.4%, of First Home’s total deposits, including $75.8 million which are scheduled to mature by June 30, 2005.  Historically, First Home has been able to retain a significant amount of its deposits as they mature.  Management of First Home believes it has adequate resources to fund all loan commitments by savings deposits and FHLB advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

            OTS regulations require First Home to maintain specific amounts of capital.  As of June 30, 2004, First Home was in compliance with all current regulatory capital requirements with tangible, core and risk-based capital ratios of 8.6%, 8.6% and 14.4%, respectively.  These ratios exceed the 1.5%, 4.0% and 8.0%, respectively, capital ratios required by OTS regulations.  In addition, the OTS amended its capital regulations that require savings institutions to maintain specified amounts of regulatory capital based on the estimated effects of changes in market rates and that could further increase the amount of regulatory capital required to be maintained by the Savings Bank.  See Note 19 of the Notes to Consolidated Financial Statements.

Impact of New Accounting Standards

See Note 1 of the Notes to Consolidated Financial Statements.

Effect of Inflation and Changing Prices

The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering the changes in relative purchasing power of money over time due to inflation.  The primary impact of inflation on operations of First Home is reflected in increased operating costs.  Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature.  As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.  During the current interest rate environment, management believes that the liquidity and the maturity structure of First Home’s assets and liabilities are critical to the maintenance of acceptable profitability.

{On Kirkpatrick, Phillips & Miller, CPAs, PC letterhead}

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

To the Board of Directors and Stockholders

First Bancshares, Inc. and Subsidiaries

Mountain Grove, Missouri

We have audited the accompanying consolidated statements of financial condition of First Bancshares, Inc. and Subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2004.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Bancshares, Inc. and Subsidiaries as of June 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2004, in conformity with U.S. generally accepted account principles.

/s/ Kirkpatrick, Phillips & Miller

August 9, 2004

Springfield, Missouri

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
June 30, 2004 and 2003

	2004	2003
ASSETS

Cash and cash equivalents, including interest-bearing accounts
of $27,430,860 in 2004 and $18,157,688 in 2003	$ 32,771,262	$ 23,312,740
Certificates of deposit purchased	3,398,674	4,782,699
Investment securities available-for-sale, at fair value	8,174,581	11,659,790
Investment securities held-to-maturity (estimated fair value of
$28,635,456 in 2004 and $21,637,528 in 2003)	28,815,812	21,414,382
Investment in Federal Home Loan Bank stock, at cost	1,904,300	1,901,200
Mortgage-backed certificates available-for-sale,
at fair value	2,776,715	2,613,105
Mortgage-backed certificates held-to-maturity (estimated fair
value of $3,922,555 in 2004 and $9,682,492 in 2003)	4,129,566	9,664,489
Loans receivable held-for-investment, net	166,259,033	176,706,765
Accrued interest receivable	1,581,924	1,701,366
Prepaid expenses	95,785	96,413
Property and equipment, less accumulated depreciation
and valuation reserve	8,404,082	8,341,168
Real estate owned	173,904	282,149
Intangible assets, less accumulated amortization	480,770	548,774
Deferred tax asset, net	102,154	-
Bank-owned life insurance	5,762,755	5,500,000
Other assets	146,221	17,193
Total assets	$ 264,977,538	$ 268,542,233

LIABILITIES AND STOCKHOLDERS' EQUITY

Customer deposits	$ 207,246,532	$ 211,663,836
Advances from Federal Home Loan Bank	29,120,741	29,352,010
Borrowings	450,000	-
Income taxes payable	2,304	32,650
Deferred income taxes, net	-	127,517
Accrued expenses	861,718	962,465
Total liabilities	237,681,295	242,138,478

Commitments and contingencies	-	-

Preferred stock, $.01 par value; 2,000,000 shares authorized,
none issued	-	-
Common stock, $.01 par value; 8,000,000 shares authorized,
issued 2,891,036 in 2004 and 2,845,176 in 2003, outstanding
1,627,819 in 2004 and 1,632,627 in 2003	28,910	28,452
Paid-in capital	17,801,316	17,521,786
Retained earnings - substantially restricted	27,061,158	24,977,478
Treasury stock, at cost - 1,263,217 shares in 2004 and
1,212,549 shares in 2003	(17,460,644)	(16,423,363)
Accumulated other comprehensive income	(134,497)	299,402
Total stockholders' equity	27,296,243	26,403,755
Total liabilities and stockholders' equity	$ 264,977,538	$ 268,542,233

The accompanying notes are an integral part of the
consolidated financial statements
19

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2004, 2003, and 2002

	2004	2003	2002
Interest Income:
Loans receivable	$ 11,965,191	$ 13,750,869	$ 14,920,221
Investment securities	1,326,759	1,362,398	547,870
Mortgage-backed and related securities	288,079	151,883	50,389
Other interest-earning assets	154,675	220,369	436,529
Total interest income	13,734,704	15,485,519	15,955,009

Interest Expense:
Customer deposits	4,075,447	5,423,496	6,928,306
Borrowed funds	1,651,704	1,673,981	1,800,550
Total interest expense	5,727,151	7,097,477	8,728,856

Net interest income	8,007,553	8,388,042	7,226,153

Provision for Loan Losses	339,510	427,087	374,040

Net interest income after
provision for loan losses	7,668,043	7,960,955	6,852,113

Noninterest Income:
Service charges and other fee income	1,745,610	1,493,974	878,159
Gain on sale of investments	178,176	26,857	-
Gain/(loss) on sale of property and equipment
and real estate owned	(33,480)	(15,836)	14,082
Income from bank-owned life insurance	262,755	-	-
Income from real estate operations	46,521	109,853	104,958
Insurance commissions	109,281	120,713	200,173
Other	179,603	168,891	130,480
Total noninterest income	2,488,466	1,904,452	1,327,852

Noninterest Expense:
Compensation and employee benefits	3,893,741	3,690,785	3,292,525
Occupancy and equipment	1,113,583	999,310	834,300
Professional fees	179,218	162,191	112,069
Deposit insurance premiums	24,360	27,184	30,677
Other	1,533,224	1,477,265	1,271,824
Total noninterest expense	6,744,126	6,356,735	5,541,395

Income before taxes	3,412,383	3,508,672	2,638,570

Income Taxes	1,065,183	1,264,253	979,721

Net income	$ 2,347,200	$ 2,244,419	$ 1,658,849

Basic earnings per share	$ 1.42	$ 1.37	$ 0.96

Diluted earnings per share	$ 1.42	$ 1.35	$ 0.94

The accompanying notes are an integral part of the
consolidated financial statements
20

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2004, 2003 and 2002

							Accumulated
	Common						Other	Total
	Stock		Paid-in	Retained	Treasury	Unearned	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Stock	Compensation	Income (Loss)	Equity

Balances at June 30, 2001	1,787,347	$ 27,652	$ 16,861,905	$ 21,607,399	$ (13,227,207)	$ (124,621)	$ 45,799	$ 25,190,927
Comprehensive Income:
Net Income	-	-	-	1,658,849	-	-	-	1,658,849
Other comprehensive income, net of tax:
Change in unrealized gain(loss) on
securities available-for-sale, net of deferred
income taxes of $48,090	-	-	-	-	-	-	81,885	81,885
Total Comprehensive Income								1,740,734
Proceeds from exercise of stock options	42,070	421	219,867	-	-	-	-	220,288
Cash dividends ($.16 per share)	-	-	-	(274,508)	-	-	-	(274,508)
Purchase of treasury stock at cost	(174,673)	-	-	-	(2,386,846)	-	-	(2,386,846)
Release of ESOP shares	-	-	147,456	-	-	124,621	-	272,077
Balances at June 30, 2002	1,654,744	28,073	17,229,228	22,991,740	(15,614,053)	-	127,684	24,762,672
Comprehensive Income:
Net Income	-	-	-	2,244,419	-	-	-	2,244,419
Other comprehensive income, net of tax:
Change in unrealized gain(loss) on
securities available-for-sale, net of deferred
income taxes of $110,787	-	-	-	-	-	-	188,638	188,638
Less: reclassification adjustment, net of
deferred income taxes of $(9,937)	-	-	-	-	-	-	(16,920)	(16,920)
Total Comprehensive Income								2,416,137
Proceeds from exercise of stock options	37,900	379	200,184	-	-	-	-	200,563
Tax benefit from stock options exercised	-	-	92,374	-	-	-	-	92,374
Cash dividends ($.16 per share)	-	-	-	(258,681)	-	-	-	(258,681)
Purchase of treasury stock at cost	(60,017)	-	-	-	(809,310)	-	-	(809,310)
Balances at June 30, 2003	1,632,627	28,452	17,521,786	24,977,478	(16,423,363)	-	299,402	26,403,755
Comprehensive Income:
Net Income	-	-	-	2,347,200	-	-	-	2,347,200
Other comprehensive income, net of tax:
Change in unrealized gain(loss) on
securities available-for-sale, net of deferred
income taxes of $(188,904)	-	-	-	-	-	-	(321,648)	(321,648)
Less: reclassification adjustment, net of
deferred income taxes of $(65,925)	-	-	-	-	-	-	(112,251)	(112,251)
Total Comprehensive Income								1,913,301
Proceeds from exercise of stock options	45,860	458	242,341	-	-	-	-	242,799
Tax benefit from stock options exercised	-	-	37,189	-	-	-	-	37,189
Cash dividends ($.16 per share)	-	-	-	(263,520)	-	-	-	(263,520)
Purchase of treasury stock at cost	(50,668)	-	-	-	(1,037,281)	-	-	(1,037,281)
Balances at June 30, 2004	1,627,819	$ 28,910	$ 17,801,316	$ 27,061,158	$ (17,460,644)	$ -	$ (134,497)	$ 27,296,243

The accompanying notes are an integral part of the consolidated financial statements.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities:
Net income	$ 2,347,200	$ 2,244,419	$ 1,658,849
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	662,040	605,148	514,269
Amortization	68,004	65,502	35,000
Premiums and discounts on mortgage-backed
securities and investment securities	158,926	205,205	12,227
Gain on sale of investment securities	(178,176)	(26,857)	-
Loss on loans, net of recoveries	339,510	427,087	374,040
Gain on sale of property and equipment	(3,244)	(393)	(25,571)
Loss on sale of real estate owned	36,724	16,230	11,489
Increase in cash surrender value on bank-owned
life insurance	(262,755)	-	-
Release of ESOP shares	-	-	272,077
Net change in operating accounts:
Accrued interest receivable and other assets	(10,675)	46,850	(344,339)
Deferred loan costs	(15,937)	(24,288)	23,147
Accrued expenses	(100,747)	112,727	(79,989)
Deferred income taxes	19,739	(110,691)	(20,622)
Income taxes payable - current	6,843	142,236	1,187
Net cash from operating activities	3,067,452	3,703,175	2,431,764

Cash flows from investing activities:
Purchase of investment securities available-for-sale	(6,043,018)	(2,676,760)	(31,247,172)
Purchase of investment securities held-to-maturity	(20,263,093)	(26,771,669)	(440,000)
Purchase of Federal Home Loan Bank stock	(3,100)	-	-
Proceeds from sale of investment securities
available-for-sale	1,172,619	519,357	-
Proceeds from maturities of investment securities
available-for-sale	7,900,000	21,398,867	2,325,000
Proceeds from maturities of investment securities
held-to-maturity	12,864,000	6,864,338	202,215
Net change in certificates of deposit	1,384,025	(3,772,699)	399,000
Net change in loans receivable	9,302,490	11,167,908	481,586
Purchase of mortgage-backed certificates available-for-sale	(2,550,000)	(1,526,562)	(2,453,503)
Purchase of mortgage-backed certificates held-to-maturity	-	(11,802,991)	-
Proceeds from principal payments and maturities
of mortgage-backed certificates available-for-sale	2,300,194	1,614,331	106,036
Proceeds from principal payments and maturities
of mortgage-backed certificates held-to-maturity	5,410,331	2,035,649	-
Purchases of property and equipment	(733,210)	(842,383)	(1,342,683)
Proceeds from sale of property and equipment	11,500	1,000	55,000
Purchase of bank owned life insurance	-	(5,500,000)	-
Net proceeds from sale of real estate owned	894,907	773,257	305,665
Net cash from (used in) investing activities	11,647,645	(8,518,357)	(31,608,856)

22

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from financing activities:
Net change in demand deposits, savings accounts,
and certificates of deposit	$ (4,417,304)	$ 9,213,397	$ 40,012,041
Payments on borrowed funds	(231,269)	(1,149,278)	(2,532,640)
Proceeds from borrowed funds	450,000	470,000	250,000
Proceeds from issuance of common stock	242,799	200,563	220,288
Cash dividends paid	(263,520)	(258,681)	(274,508)
Purchase of treasury stock	(1,037,281)	(809,310)	(2,386,846)
Net cash from (used in) financing activities	(5,256,575)	7,666,691	35,288,335

Net increase in cash and cash equivalents	9,458,522	2,851,509	6,111,243

Cash and cash equivalents -
beginning of period	23,312,740	20,461,231	14,349,988
Cash and cash equivalents -
end of period	$ 32,771,262	$ 23,312,740	$ 20,461,231

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest on deposits and
other borrowings	$ 5,854,078	$ 7,181,472	$ 8,839,444
Income taxes	1,036,396	1,235,852	1,000,383

Supplemental schedule of non-cash investing and
financing activities:
Loans and other real estate
charged off to reserve	$ 244,050	$ 167,331	$ 187,650
Loans transferred to real estate
acquired in settlement of loans	823,386	672,695	523,222

The accompanying notes are an integral part of the
consolidated financial statements
23

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

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

-

Years Ended June 30, 2004, 2003 and 2002

(1)        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investment securities and mortgage-backed certificates – Securities are classified in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” which establishes three classifications of investment securities:  held-to-maturity, trading and available-for-sale.  Trading securities are acquired principally for the purpose of near term sales.  Such securities are reported at fair value and unrealized gains and losses are included in income.  At June 30, 2004 and 2003, the Company had no securities designated as trading securities.  Securities which are designated as held-to-maturity are designated as such because the investor has the ability and intent to hold these securities to maturity.  Such securities are reported at amortized cost.

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

            The accrual of interest on impaired loans is discontinued when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due 120 days or more.   Any accrued but uncollected interest previously recorded on such loans is generally reversed in the current period and interest income is subsequently recognized upon collection.  Loans not secured by real estate are then charged against the Savings Bank’s allowance for loan losses.  Loans secured by real estate that become 180 days or more past due that have not been foreclosed upon are then charged against the Savings Bank’s allowance for loan losses.   Cash collections subsequently received are applied against outstanding principal until the loan is considered fully collectible, after which cash collections are recognized as interest income.

            The Company reports the change in present value of the expected future cash flows related to impaired loans as an increase or decrease in bad debt expense.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

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

Intangible assets – An intangible asset was recorded by the Savings Bank in connection with the acquisition of two branches from NationsBank. The intangible asset relates to customer relationships that were acquired.  The premium paid by the Savings Bank for the branches is being amortized on a straight-line basis over 15 years.

Income taxes – The Company files a consolidated federal income tax return with its wholly-owned subsidiaries.  The income tax effect of timing differences in reporting transactions for financial reporting and income tax purposes is reflected in the consolidated financial statements as deferred income taxes.

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

-

Years Ended June 30, 2004, 2003 and 2002

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

Loans are charged against the allowance at the time management has the information to consider it a loss or the loan is 120 days or more past due and not adequately collateralized with real estate.  If the loan is adequately secured by the real estate and becomes 180 days or more past due it is then charged against the allowance.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

-

Years Ended June 30, 2004, 2003 and 2002

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

Employee stock options – During the years ended June 30, 2004, 2003 and 2002, respectively, the Company had a stock-based employee compensation plan, which is described more fully in Note 13, Employee Benefit Plans.  The Company accounted for the plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations.

New accounting standards - In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.”  This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133.  This Statement is effective for contracts entered into or modified after June 30, 2003.  The adoption of this Statement did not have a material impact on the Company.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(1)

 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.”    This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.   The provisions of this Statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.  The adoption of this Statement did not have a material impact on the Company.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.”  This Interpretation of ARB No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities.  Interpretation No. 46 amends ARB No. 51 and establishes standards for determining under what circumstances a so-called variable interest entity should be consolidated with its primary beneficiary, including those to which the usual condition for consolidation does not apply.  This Interpretation was effective immediately for variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date.  It applies in the first fiscal year or interim period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003.  The adoption of this Interpretation did not have a material impact on the Company.  In December 2003, the FASB issued FASB Interpretations No. 46 (Revised December 2003) “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46R).  FIN 46R is an update of FIN 46 and contains different implementation dates based on the types of entities subject to the standard and based on whether a company has adopted FIN 46.  The Company does not expect FIN 46R will have a material impact on the Company’s results of operations or financial condition.

In December 2003, the Financial Accounting Standards Board issued a revision of Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefit”.  The revised Statement does not change the measurement or recognition of pension and other postretirement benefit plans.  It retains the disclosure requirements of the original Statement and requires additional disclosure about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pensions plans and other defined benefit postretirement plans.  All disclosures required by the Statement are included in Note 13, Employee Benefit Plans.

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

-

Years Ended June 30, 2004, 2003 and 2002

(2)        INVESTMENT SECURITIES

As discussed in Note (1), the Company has designated certain securities as available-for-sale.

            A summary of the investment securities available-for-sale at June 30, 2004 is as follows:

                                                                                                                                    Estimated

                                                                       Amortized           Gross Unrealized               Fair

                                                                           Cost                Gains         Losses           Value

               United States Government and

                 Federal Agencies obligations     $   5,510,957   $    17,324   $    85,698   $      5,442,583

               Obligations of states and

                 political subdivisions                         130,000                 -              2,058             127,942

               Mutual funds                                          27,306                 -                 -                   27,306

               Corporate senior notes                         150,000                 -              5,250             144,750

               Common and preferred stocks          2,527,260         25,000        120,260          2,432,000

                 Total                                          $    8,345,523   $    42,324   $  213,266   $      8,174,581

A summary of investment securities held-to-maturity at June 30, 2004 is as follows:

                                                                                                                                    Estimated

                                                                       Amortized           Gross Unrealized               Fair

                                                                           Cost                Gains         Losses           Value

               United States Government and

                 Federal Agencies obligations   $    26,258,431   $      4,312   $ 213,356   $    26,049,387

               Obligations of states and

                 political subdivisions                        2,557,381         34,365         5,677          2,586,069

                 Total                                          $    28,815,812   $   38,677   $  219,033   $  28,635,456

            The amortized cost and estimated market value of debt securities at June 30, 2004, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                           Available for Sale

                                                                                                   Amortized            Estimated

                                                                                           Cost                Fair Value

               Due in one year or less                                               $            -        $                 -

               Due after one year through five years                            5,140,957             5,067,947

               Due after five years through ten years                              500,000                502,578

               Due after ten years                                                                      -                          -

                 Total                                                                        $   5,640,957      $     5,570,525

                                                                                                             Held to Maturity

                                                                                                   Amortized            Estimated

                                                                                           Cost                Fair Value

               Due in one year or less                                               $    4,546,110      $    4,537,645

               Due after one year through five years                            14,881,742          14,822,106

               Due after five years through ten years                              8,387,960            8,305,075

               Due after ten years                                                            1,000,000               970,630

                 Total                                                                        $    28,815,812     $   28,635,456

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(2)        INVESTMENT SECURITIES (CONTINUED)

A summary of the investment securities available-for-sale at June 30, 2003 is as follows:

                                                                                                                                    Estimated

                                                                       Amortized           Gross Unrealized               Fair

                                                                           Cost                Gains         Losses           Value

               United States Government and

                 Federal Agencies obligations       $   7,505,232   $  178,583   $          -     $      7,683,815

               Corporate bonds                                     607,500         28,096               -               635,596

               Mutual funds                                            28,182               -                   -                 28,182

               Corporate senior notes                           250,000            4,500               -               254,500

               Common and preferred stocks            2,814,203        243,494                -          3,057,697

                 Total                                          $    11,205,117   $  454,673   $          -     $   11,659,790

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

The following table presents the fair value and associated unrealized losses, aggregated by debt investment category and length of time the individual securities have been in a continuous unrealized loss position, at June 30, 2004.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
United States Government and Federal Agencies obligations	$ 27,472,985	$ 299,054	$ -	$ -	$27,472,985	$ 299,054
Obligations of states and political subdivisions	1,052,787	7,735	-	-	1,052,787	7,735
Federal agency mortgage backed securities	4,142,944	84,723	1,699,229	173,012	5,842,173	257,735
Corporate senior notes	144,750	5,250	-	-	144,750	5,250
Subtotal, debt securities	32,813,466	396,762	1,699,229	173,012	34,512,695	569,774
Common and preferred stocks	1,949,000	120,260	-	-	1,949,000	120,260
Total temporarily
impaired securities	$ 34,762,466	$ 517,022	$ 1,699,229	$ 173,012	$36,461,695	$ 690,034

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(2)        INVESTMENT SECURITIES (CONTINUED)

The unrealized losses associated with the Company’s debt securities are not considered to be other-than-temporarily impaired because their unrealized losses are related to changes in interest rates and do not affect the expected cash flows of the underlying collateral or issuer.  Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2004.

The Company’s investments in common and preferred stocks consist primarily of two stocks ($1,946,000 of the total fair value and $123,260 of the total unrealized losses).  The Company evaluated the near-term prospects of the issuer in relation to the severity and duration of the impairment.  Based on that evaluation and the Company’s ability and intent to hold these investments for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2004.

The following table presents proceeds from sales of securities and the components of the net securities gains.

                                                                                                         June 30,

                                                                                           2004                       2003

   Proceeds from sales                                                   $      1,172,619         $     519,357

   Realized gains                                                            $        187,925         $       26,857

   Realized losses                                                                        9,749                        -

      Net realized gains                                                    $        178,176         $       26,857

The Savings Bank did not sell any securities in 2002.

The book value of securities pledged as collateral, to secure public deposits was $427,708 at June 30, 2004 and $397,853 at June 30, 2003.  The approximate fair value of pledged securities was $435,500 at June 30, 2004 and $415,689 at June 30, 2003.

(3)        INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

            Investment in stock of the Federal Home Loan Bank is required by law of every federally-insured savings institution.  The Savings Bank is in compliance with this requirement with an investment in Federal Home Loan Bank of Des Moines stock of $1,904,300 at June 30, 2004.  No ready market exists for this stock and it has no quoted market value.  However, redemption of this stock historically has been at par value.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(4)        MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of mortgage-backed securities available-for-sale as of  June 30, 2004 are summarized below:

                                                                                                                                    Estimated

                                                                       Amortized           Gross Unrealized               Fair

                                                                           Cost                Gains         Losses           Value

               FHLMC certificates                  $           476,130   $        444   $      3,892   $        472,682

               FNMA certificates                              1,041,458          2,447         13,338          1,030,567

               GNMA certificates                              1,302,711          1,416         30,661          1,273,466

                 Total                                       $         2,820,299   $     4,307   $    47,891   $     2,776,715

The amortized cost and estimated market values of mortgage-backed securities held-to-maturity at June 30, 2004 is as follows:

                                                                                                                                    Estimated

                                                                       Amortized           Gross Unrealized               Fair

                                                                           Cost                Gains         Losses           Value

               FHLMC certificates               $         2,664,104   $        341   $  146,530   $      2,517,915

               FNMA certificates                             1,242,708          1,890         63,314          1,181,284

               GNMA certificates                               222,754             602               -               223,356

     Total                                    $         4,129,566   $      2,833   $  209,844   $    3,922,555

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

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(5)        LOANS RECEIVABLE HELD-FOR-INVESTMENT

Loans receivable at June 30 consist of the following:

                                                                                           2004                    2003

   Residential real estate                                                 $    95,338,510      $  103,750,804

   Commercial real estate                                                     40,195,511            41,158,035

   Land                                                                                    9,018,858             9,891,765

   Loans to depositors, secured by savings accounts              1,900,083             1,812,851

   Consumer and automobile loans                                        8,743,077             9,397,378

   Second mortgage loans                                                       3,881,863             4,678,652

   Commercial loans                                                             10,334,315             9,165,022

   Overdrafts                                                                              185,781                129,339

     Total gross loans                                                           169,597,998          179,983,846

   Reserve for loan losses                                                      (1,239,618)           (1,144,158)

   Loans in process                                                                (2,323,626)           (2,373,139)

   Unamortized deferred loan costs, net

     of origination fees                                                                 224,279                240,216

     Net loans receivable held-for-investment                  $  166,259,033      $  176,706,765

Activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                                                                                       2004                    2003

               Balance at beginning of year                                       $      1,144,158      $        884,402

               Provision charged to income                                                  339,510                427,087

               Charge-offs                                                                           (346,207)             (227,772)

               Recoveries                                                                              102,157                  60,441

                 Balance at end of year                                               $      1,239,618      $      1,144,158

            The Savings Bank primarily grants loans to customers throughout southern Missouri.  The loans are typically secured by real estate or personal property.

Loans receivable at June 30, 2004 and 2003 that are interest-bearing and past 90 days due or are not accruing interest consist of the following:

                                                                                                       2004                    2003

               Interest-bearing                                                          $        403,027      $      1,324,013

               Nonaccrual                                                                       1,811,719                175,625

                                                                                                $      2,214,746      $      1,499,638

The following is a summary of information pertaining to impaired loans:

                                                                                                                  June 30,

                                                                                                       2004                    2003

Total impaired loans                                                       $      1,970,421      $   1,544,179

            Valuation allowance related to impaired loans                  $ 398,546         $        400,000

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(5)        LOANS RECEIVABLE HELD-FOR-INVESTMENT (CONTINUED)

                                                                                           Years Ended June 30,

                                                                            2004                    2003                    2002

               Average investment in

                  impaired loans                              $ 2,008,873    $      1,548,638      $            1,093,078

               Interest income recognized

                  on impaired loans                        $       27,229      $        114,248      $          97,671

               Interest income recognized on

                  a cash basis on impaired loans    $       30,221      $        126,767      $          74,000

            The Savings Bank has issued unsecured letters of credit totaling $1,335,000 for a customer with $1,594,051 in impaired loans.  There were no impaired loans without a valuation allowance as of June 30, 2004 and 2003.

(6)        ACCRUED INTEREST RECEIVABLE

            Accrued interest receivable at June 30 is summarized as follows:

                                                                                                       2004                    2003

               Investment securities                                                  $        180,649      $        227,718

               Mortgage-backed securities                                                    26,278                  52,233

               Loans receivable                                                               1,374,997             1,421,415

                 Total                                                                        $      1,581,924      $      1,701,366

(7)        PROPERTY AND EQUIPMENT

            Property and equipment at June 30 consists of the following:

                                                                                                         2004

                                                                                          Accum.        Valuation

                          Category                                Cost            Deprec.         Reserve            Net

               Land                                           $     642,704   $             -     $             -     $     642,704

               Buildings                                        5,564,753     1,568,936                  -         3,995,817

  Office furniture, fixtures

                 and equipment                              2,880,044     1,706,288                  -         1,173,756

 Automobiles                                       170,352        123,254                  -             47,098

               Investment real estate                     3,309,531        493,677          271,147     2,544,707

                 Total                                        $ 12,567,384   $ 3,892,155   $    271,147   $ 8,404,082

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(7)        PROPERTY AND EQUIPMENT (CONTINUED)

                                                                                                         2003

                                                                                          Accum.        Valuation

                          Category                                Cost            Deprec.         Reserve            Net

               Land                                            $     642,704   $             -     $             -     $     642,704

               Buildings                                         5,514,048     1,394,543                  -         4,119,505

 Office furniture, fixtures

                 and equipment                               2,688,383     1,400,378                  -         1,288,005

 Automobiles                                        190,900        120,087          -                      70,813

               Investment real estate                      2,901,804         410,516          271,147      2,220,141

                     Total                                      $ 11,937,839   $ 3,325,524   $     271,147   $8,341,168

Depreciation charges to operations for the years ended June 30, 2004, 2003 and 2002 were $662,040, $605,148, and $514,269, respectively.  The depreciation policies followed by the Company are described in Note (1).

            A valuation reserve was established in a prior year for certain investment real estate to adjust the property to its net realizable value.

(8)        INTANGIBLE ASSET

            A summary of the intangible asset at June 30 is as follows:

                                                                                                       2004                    2003

               Premium on branch acquisition                                    $      1,020,216      $      1,020,216

               Accumulated amortization                                                    (539,446)              (471,442)

                 Net premium on branch acquisition                            $        480,770      $        548,774

            Amortization expense relating to this premium was $68,004 in 2004, $65,502 in 2003 and $35,000 in 2002.

            Estimated amortization expense is as follows for the years ending June 30:

                                                2005                                         $          50,115

                                                2006                                                     50,115

                                                2007                                                     50,115

                                                2008                                                     50,115

                                                2009                                                     50,115

                                                After                                                  230,195

                                                                                                $        480,770

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(9)        CUSTOMER DEPOSITS

            A summary of deposit accounts at June 30 is as follows:

                                                                                          2004                                  2003

                                                                                Amount            %              Amount            %

               Noninterest-bearing checking                $      9,961,669       4.8%   $    8,886,917     4.2%

               Interest-bearing checking                            37,190,834      18.0           35,203,795    16.6

               Super Saver money market                          38,845,175     18.7           40,724,686     19.3

               Savings                                                         16,751,418       8.1           16,331,491       7.7

               Certificates of Deposit                               104,497,436     50.4         110,516,947     52.2

                 Total                                                  $  207,246,532    100.0% $  211,663,836 100.0%

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $30,409,979 and $29,804,558 at June 30, 2004 and 2003, respectively.

At June 30, 2004, scheduled maturities of certificates of deposit are as follows:

                                                2005                                         $       75,809,421

                                                2006                                                  14,439,166

                                                2007                                                   6,189,720

                                                2008                                                   7,012,942

                                                2009                                                   1,046,187

                                                2010                                                             -

                                                                                                $     104,497,436

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

                                                                                                   Weighted                         Weighted

                                                                                                      Average                           Average

                                                                                    2004             Rate             2003             Rate

                  Term Advances:

                    Long-term; fixed-rate; noncallable   $             -           -   %      $     166,667       6.61%

                    Long-term; fixed-rate; callable         28,000,000         5.48          28,000,000       5.48

                  Amortizing Advances:

                    Long-term; fixed-rate; noncallable       1,120,741         7.48            1,185,343       7.48

                      Total                                                $29,120,741         5.55        $29,352,010      5.56

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(10)      ADVANCES FROM FEDERAL HOME LOAN BANK (CONTINUED)

At June 30, 2004 the $28,000,000 of callable advances are callable quarterly.  In the table below, these advances are shown as maturing on their maturity date instead of their call date because at the interest rates prevailing as of June 30, 2004 it would be to the FHLB’s advantage not to call these advances.

As of June 30, 2004 the fixed-rate term advances shown above shall be subject to a prepayment fee equal to 100 percent of the present value of the monthly lost cash flow to the FHLB based upon the difference between the contract rate on the advance and the rate on an alternative qualifying investment of the same remaining maturity.  Advances may be prepaid without a prepayment fee if the rate on an advance being prepaid is equal to or below the current rate for an alternative qualifying investment of the same remaining maturity.

Maturities of FHLB advances are as follows:

                                                                                                    Aggregate

                                                                                                       Annual

                                      Year Ended June 30                                  Maturities

                                                 2005                                        $             69,599

                                                 2006                                                       74,983

                                                 2007                                                       80,784

                                                 2008                                                       87,035

                                                 2009                                                       93,769

                                            Later years                                            28,714,571

                                                                                                $       29,120,741

            Interest expense on borrowed funds for the years ended June 30 is summarized below:

                                                                                           2004                 2003                 2002

        Advances from FHLB                                 $      1,650,104   $      1,668,258   $      1,799,595

        Other borrowings                                                        1,600               5,723                955

                 Total                                                    $      1,651,704   $      1,673,981   $      1,800,550

(11)      BORROWINGS

            Borrowings consist of the following:

                                                                                                                   2004                 2003

               Prime minus .5%; Midwest Independent

                  Bank; $1,000,000 line of credit; secured

                  by Bank stock; interest payable

                  semi-annually; due on demand or March, 2005             $        450,000   $               -

At June 30, 2004, the Savings Bank had irrevocable letters of credit issued on its behalf from the FHLB Home Loan Bank of Des Moines totaling $12,315,000.  The letters of credit expire in August 2004.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(12)      INCOME TAXES

            The provision for income tax expense for the years ended June 30 is as follows:

                                                                                           2004                 2003                 2002

               Current                                                   $      1,045,444   $      1,374,944   $      1,000,343

               Deferred                                                              19,739            (110,691)             (20,622)

                 Total                                                     $      1,065,183   $      1,264,253   $        979,721

The provision for income taxes differs from that computed at the statutory corporate rate, 34%, for the years ended June 30 as follows:

                                                                                           2004                 2003                 2002

               Tax at statutory rate                                $      1,160,210   $      1,192,948   $        897,114

               Increase (decrease) in taxes resulting from:

                  State taxes, net of federal benefit                     61,605             102,338               81,722

                  Tax-exempt income                                         (37,061)            (31,858)            (24,098)

                  Employee benefit plans                                              -                         -                2,296

                  Bank-owned life insurance                               (89,337)                     -                     -

                  Net effect of other book/tax differences           (30,234)                  825               22,687

               Provision for income taxes                       $      1,065,183   $    1,264,253   $        979,721

Deferred income tax expense results from timing differences in the recognition of income and expense for tax and financial reporting purposes.  The sources of the differences and the related tax effects for the years ended June 30 were as follows:

                                                                                           2004                 2003                 2002

               Difference in depreciation methods used

                 for tax purposes and financial statements  $     93,324   $          73,756   $        543,431

               Effect of health insurance plan reserves

                 not currently deductible                                     (2,794)            (31,791)            (28,498)

               Use of different methods for computing

                 loan loss reserves for tax purposes and

                 financial statements                                          (43,690)          (114,273)            (85,076)

               Effect of accrued employee absences not

                 currently deductible                                            (4,440)              (7,400)            (18,500)

               Use of different methods for computing net

                 deferred loan costs/fees for tax purposes

                 and financial statements                                      (9,193)             (15,215)          (14,203)

               Other book/tax differences                                  (13,468)             (15,768)            72,224

               Increase (decrease) in deferred income taxes  $   19,739   $       (110,691)  $      (20,622)

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

 (12)      INCOME TAXES (CONTINUED)

The components of deferred tax assets and liabilities as of June 30, 2004 and 2003 consisted of:

                                                                                                                        2004               2003

               Deferred tax assets:

                  Reserve for loan losses                                                        $     451,222   $     418,393

                  Valuation reserve on investment real estate                                 92,190            92,190

                  Unrealized losses on securities available-for-sale                      105,878                985

                  Health insurance plan reserves not currently deductible              67,792            64,998

                  Book amortization in excess of tax amortization                          41,019            41,023

                  Compensated employee absences                                                 56,240            51,800

                  Other                                                                                                4,568                   -

                     Total gross deferred tax benefits                                               818,909          669,389

               Deferred tax liabilities:

                  Tax depreciation in excess of book depreciation                          536,596          443,272

                  FHLB stock dividends                                                                     60,936           60,936

                  Bad debt reserves for tax purposes in excess of base

                    year bad debt reserve                                                                            -             10,861

                  Unrealized gains on securities available-for-sale                            26,504        169,972   Unamortized deferred loan costs, net of fees                                                     92,719        101,912

                  Other                                                                                                       -               9,953

                     Total gross deferred tax liabilities                                               716,755        796,906

                        Net deferred tax assets/(liabilities)                                    $     102,154   $ (127,517)

In accordance with SFAS No. 109, a deferred tax liability has not been recognized for tax basis bad debt reserves of approximately $2,190,825 of the Savings Bank that arose in tax years that began prior to December 31, 1987.  At June 30, 2004 the amount of the deferred tax liability that had not been recognized was approximately $810,605.  This deferred tax liability could be recognized if, in the future, there is a change in federal tax law, the Savings Bank fails to meet the definition of a ‘qualified savings institution,’ as defined by the Internal Revenue Code, certain distributions are made with respect to the stock of the Savings Bank, or the bad debt reserves are used for any purpose other than absorbing bad debts.  In August 1996, new legislation was enacted which provided for the recapture into taxable income of certain amounts previously deducted as additions to the bad debt reserves for income tax purposes.  The Savings Bank began changing its method of determining bad debt reserves for tax purposes during 1996.  The amounts to be recaptured for income tax reporting purposes are considered by the Savings Bank in the determination of the net deferred tax liability.

(13)      EMPLOYEE BENEFIT PLANS

            The Savings Bank participates in a multiple-employer defined benefit pension plan covering substantially all employees.  Separate actuarial valuations are not available for each participating employer, nor are plan assets segregated.  As of December 2002, the pension plan was no longer over funded as in prior years.  As a result, the Savings Bank has been experiencing increased pension costs.  Pension expense for the years ended June 30, 2004, 2003 and 2002 was approximately $239,533, $91,499, and $4,300 respectively.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(13)      EMPLOYEE BENEFIT PLANS (CONTINUED)

            The Company established an internally-leveraged Employee Stock Ownership Plan (ESOP) in December 1993.  The Savings Bank made annual contributions to the ESOP equal to the ESOP’s debt service in addition to dividends received by the ESOP.  All dividends received by the ESOP were used to pay debt service.  The ESOP shares initially were pledged as collateral for its debt to the Company.  As the debt was repaid, shares were released from collateral and allocated to active participants, in proportion to their compensation relative to total compensation of active participants.  As shares were committed to be released from collateral, the Company reported compensation expense equal to the current market price of the shares, and the shares became outstanding for earnings per share computations.  During the year ended June 30, 2002 the loan was paid in full and the remaining unallocated shares were released.

During the year ended June 30, 2003, the Company amended its ESOP and changed its name to First Home Savings Bank Employee Stock Ownership and 401(k) Plan.  The amended plan covers all employees that are age 21 and have completed six months of service.  The Company may make discretionary contributions in the form of Company common stock or cash.  The Company recorded expense related to the ESOP and 401(k) plan of $40,000 in 2004 and 2003 and $243,583 in 2002.

            The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, “Accounting for Stock-Based Compensation,” requires use of option valuation models that were not developed for use in valuing employee stock options.  Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

            The Company’s 1993 Stock Option and Incentive Plan has authorized the grant of options to certain officers, employees and directors for up to 304,174 shares of the Company’s common stock.  All options granted had 10 year terms and vest and became exercisable ratably over 5 years following date of grant.  This plan expired on December 23, 2003.

            Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.  The fair value for these options was estimated at the date of grant using a minimum fair value option pricing model.

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

-

Years Ended June 30, 2004, 2003 and 2002

(13)      EMPLOYEE BENEFIT PLANS (CONTINUED)

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

            A summary of the Company’s stock option activity, and related information for the years ended June 30 follows:

                                              2004                                   2003                                     2002

                                                     Weighted                            Weighted                            Weighted

                                                      Average                             Average                             Average

                                                      Exercise                             Exercise                             Exercise

                                  Options           Price            Options           Price            Options           Price

Outstanding –

  beginning of year        51,860   $       5.74            89,760   $        5.55       131,830   $ 5.45

Granted                                 -                  -                  -                     -                  -               -

Exercised                     (45,860)           5.29           (37,900)           5.29       (42,070)     5.24

Forfeited                                -                 -                   -                     -                 -             -

Outstanding –

  end of year                     6,000            9.17            51,860            5.74        89,760       5.55

Exercisable at end

  of year                            2,000            7.75            45,860            5.20       81,760        5.13

             The following table summarizes information about stock options outstanding at June 30, 2004:

                                                                           Number               Number             Remaining

                                                Exercise          Outstanding at      Exercisable at        Contractual

                                                  Price                  June 30                June 30           Life (Months)

                                          $                7.75                   2,000                   2,000             12

                                                            9.88                   4,000                         -              75

                                                                                     6,000                   2,000

            The weighted-average remaining contractual life of those options is 4.5 years.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(14)      EARNINGS PER SHARE

The following information shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.  The amounts in the income columns represent the numerator and the amounts in the shares columns represent the denominator.

                                                                                              Years Ended June 30,

                                                                2004                             2003                           2002

                                                                                     Per                                 Per                                     Per

                                                                                     Share                                              Share                                                Share

                                            Income           Shares      Amt          Income         Shares    Amt          Income         Shares      Amt

Basic EPS:

Income available

  to common

  stockholders    $    2,347,200    1,649,525  $ 1.42  $  2,244,419   1,634,936  $1.37   $    1,658,849  1,722,558  $ .96

Effect of dilutive

  securities                       -                 3,226                               -           30,304                                 -         50,182

Diluted EPS:

  Income available

    to stockholders

    plus stock options $   2,347,200   1,652,751  $1.42 $ 2,244,419    1,665,240 $1.35   $  1,658,849   1,772,740  $  .94

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

                                                                                                         2004                     2003

                  Beginning balances                                                  $         2,090,712   $         1,860,345

                  Originations and advances                                                  1,684,000             1,791,642

                  Principal repayments                                                        (2,068,488)           (1,561,275)

                  Ending balances                                                      $         1,706,224   $         2,090,712

The Company has two directors that perform legal services on behalf of the Savings Bank.  The services primarily relate to foreclosures and bankruptcies.  During the years ended June 30, 2004, 2003 and 2002, the Savings Bank paid $34,044, $23,985 and $10,225, respectively, for legal services performed by these directors.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

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

Letters of Credit – Outstanding standby letters of credit were approximately $2,050,160 at June 30, 2004.

            Loan Commitments – The Savings Bank had outstanding firm commitments to originate fixed interest rate loans in the amount of $609,900 and variable interest rate loans in the amount of $1,866,100 at June 30, 2004.

            Lines of Credit – The unused portion of lines of credit was approximately $3,568,194 at June 30, 2004.

            Loans in Process – The Savings Bank has recorded loans in process representing the undisbursed portion of loans in the amount of $2,323,626 at June 30, 2004.  These amounts were recorded as loans receivable, with a corresponding reduction for such loans in process as reflected in Note (5).

(17)      CONCENTRATION OF CREDIT RISK

The Savings Bank maniintains its primary bank accounts with institutions in Missouri and Iowa.

On June 30, 2004, inthe individual balances of these accounts exceeded standard FDIC insurance limits.

(18)    SUBSEQUENT EVENTS

On June 22, 2004, an agreement was entered into to sell the property and equipment of South Central Missouri Title Company, Inc. for $252,000.  In addition, South Central entered into a covenant not to compete agreement with the purchaser.  Expenses related to the sale totaled $62,566.  As of the date of the sale, the assets sold had a net book value of $100,166.  At the date of the sale, the assets sold had a book value $100,166. The majority of the sales price is in the form of a promissory note to South Central with a five year maturity.  The transaction closed on July 16, 2004.  As a result of this sale, the subsidiary will no longer offer sales of title insurance or real estate closing services.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(19)    REGULATORY CAPITAL REQUIREMENTS

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

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined).  Management believes, as of June 30, 2004, that the Savings Bank meets all capital adequacy requirements to which it is subject.

            As of June 30, 2004, the most recent notification from the OTS, the Savings Bank was categorized as well-capitalized under the framework for prompt corrective action.  To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, and core capital leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(19)      REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

The Savings Bank’s actual capital amounts and ratios are also presented in the table.

                                                                                                                                         To Be Well-

                                                                                                                                     Capitalized Under

                                                                                                     For Capital                Prompt Corrective

                                                                    Actual                  Adequacy Purposes            Action Provisions

                                                            Amount   Ratio            Amount        Ratio             Amount      Ratio

                                                                                            (Dollars in thousands)

As of June 30, 2004:

             Total Risk-Based Capital

            (to Risk-Weighted Assets)         $ 23,430   14.4%        > $13,041    > 8.0%         >  $16,301   > 10.0%

             Core Capital

               (to Adjusted Tangible Assets)    22,237    8.6%         >   10,393    > 4.0%         >    12,991   >  5.0%

             Tangible Capital

               (to Tangible Assets)                  22,237    8.6%        >     3,897    > 1.5%                N/A

             Tier 1 Capital

               (to Risk-Weighted Assets)         22,237   13.6%                N/A                       >     9,78115,590 >  6.0%

As of June 30, 2003:

             Total Risk-Based Capital

            (to Risk-Weighted Assets)         $ 22,235   13.1%        > $13,610    > 8.0%        >  $17,013   > 10.0%

             Core Capital

               (to Adjusted Tangible Assets)    21,809    8.3%         >   10,573    > 4.0%         >    13,216   >  5.0%

             Tangible Capital

               (to Tangible Assets)                  21,809    8.3%        >     3,965    > 1.5%                N/A

             Tier 1 Capital

               (to Risk-Weighted Assets)         21,809   12.8%                N/A                        >    10,208   >  6.0%

(20)   ADVERTISING COSTS

            The Company incurred $130,459, $172,980, and $128,742 in non-direct response advertising costs during the years ended June 30, 2004, 2003 and 2002, respectively.  The Company incurred no direct response advertising costs during these years.

(21)    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(21)      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(21)    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

	June 30, 2004
	Carrying	Fair
	Amount	Value
Financial assets:
Cash and cash equivalents	$32,771,262	$32,771,262
Certificates of deposit	3,398,674	3,398,674
Available-for-sale securities	8,174,581	8,174,581
Held-to-maturity securities	28,815,812	28,635,456
Investment in FHLBederal Home Loan Bank stock	1,904,300	1,904,300
Available-for-sale mortgage-backed securities	2,776,715	2,776,715
Held-to-maturity mortgage-backed securities	4,129,566	3,922,555
Loans, net of allowance for loan losses	166,259,033	169,226,000
Accrued interest receivable	1,581,924	1,581,924

Financial liabilities:
Deposits	207,246,532	207,368,000
FHLBederal Home Loan Bank advances	29,120,741	31,402,000
Borrowings	450,000	450,000
Accrued interest payable	253,679	253,679
Unrecognized financial instruments (net of contract amount)
Commitments to extend credit	-	-
Letters of credit	-	-
Unused lines of credit	-	-

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(21)    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

	June 30, 2003
	Carrying	Fair
	Amount	Value
Financial assets:
Cash and cash equivalents	$23,312,740	$23,312,740
Certificates of deposit	4,782,699	4,782,699
Available-for-sale securities	11,659,790	11,659,790
Held-to-maturity securities	21,414,382	21,637,528
Investment in FHLBederal Home Loan Bank stock	1,901,200	1,901,200
Available-for-sale mortgage-backed securities	2,613,105	2,613,105
Held-to-maturity mortgage-backed securities	9,664,489	9,682,492
Loans, net of allowance for loan losses	176,720,130	182,104,792
Accrued interest receivable	1,701,366	1,701,366

Financial liabilities:
Deposits	211,663,836	213,050,000
FHLBederal Home Loan Bank advances	29,352,010	34,151,000
Accrued interest payable	379,005	379,005
Unrecognized financial instruments (net of contract amount)
Commitments to extend credit	-	-
Letters of credit	-	-
Unused lines of credit	-	-

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(22)    PARENT COMPANY ONLY FINANCIAL INFORMATION

            The following condensed statements of financial condition and condensed statements of income and cash flows for First Bancshares, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

Condensed Statements of Financial Condition

ASSETS	2004	2003
Cash	$114,754	$490,860
Certificates of deposit	1,803,358	10,000
Investment securities available-for-sale, at fair value	473,000	883,698
Investment in subsidiaries	24,068,562	24,102,436
Property and equipment, less accumulated
depreciation	1,297,019	958,786
Due from subsidiary	34,338	15,809
Other assets	20,623	19,674
Total assets	$27,811,654	$26,481,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable	$450,000	$-
Accrued expenses	13,079	15,212
Deferred income taxes, net	52,332	62,296
Stockholders' equity	27,296,243	26,403,755
Total liabilities and stockholders' equity	$27,811,654	$26,481,263

Condensed Statements of Income

	2004	2003	2002
Income:
Equity in earnings of subsidiaries	$2,281,456	$2,293,359	$1,676,240
Interest and dividend income	41,382	34,629	41,044
Gain on sale of investments	138,163	-	-
Gain on sale of property and equipment	-	-	1,525
Other	25,559	32,698	30,748
Total income	2,486,560	2,360,686	1,749,557

Expenses:
Professional fees	37,172	38,193	33,835
Printing and office supplies	7,359	10,247	5,291
Interest	1,600	41,706	26,462
Other	68,771	65,861	47,402
Income tax	24,458	(39,740)	(22,282)
Total expenses	139,360	116,267	90,708
Net income-	$2,347,200	$2,244,419	$1,658,849

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-

Years Ended June 30, 2004, 2003 and 2002

(22)    PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Cash Flows

	2004	2003	2002
Cash flows from operating activities:
Net income	$2,347,200	$2,244,419	$1,658,849
Adjustments to reconcile net income to net
cash provided from operating activities:
Equity in earnings of subsidiaries	(2,281,456)	(2,293,359)	(1,676,240)
Depreciation expense	36,794	27,002	28,166
Gain on sale of investments	(138,163)	-	-
Gain on sale of property and equipment	-	-	(1,525)
Net change in operating accounts:
Deferred income taxes, net	32,411	(930)	1,227
Other assets and liabilities	(21,611)	(5,431)	(4,697)
Net cash from (used in) operating activities	(24,825)	(28,299)	5,780

Cash flows from investing activities:
Dividends from subsidiary	2,000,000	2,250,000	1,000,000
Principal payments on ESOP loan	-	-	171,640
Purchase of investment securities	-	-	-
Proceeds from sale of investments	425,106	-	-
Purchase of property and equipment	(375,027)	-	-
Proceeds from sales of property and
Equipment	-	-	25,000
Net change in certificates of deposit	(1,793,358)	-	-
Net cash from investing activities	256,721	2,250,000	1,196,640

Cash flows from financing activities:
Proceeds from borrowed funds	450,000	470,000	949,946
Payments on borrowed funds	-	(1,419,946)	-
Proceeds from issuance of common stock	242,799	200,563	220,288
Cash dividends paid	(263,520)	(258,681)	(274,508)
Purchase of treasury stock	(1,037,281)	(809,310)	(2,386,846)
Net cash used in financing activities	(608,002)	(1,817,374)	(1,491,120)
Net increase (decrease) in cash and cash equivalents	(376,106)	(404,327)	(288,700)
Cash and cash equivalents - beginning of period	490,860	86,533	375,233

Cash and cash equivalents - end of period	$114,754	$490,860	$86,533

COMMON STOCK INFORMATION

            The common stock of First Bancshares, Inc. is traded on The Nasdaq Stock Market under the symbol “FBSI”.  As of August 31, 2004, there were 583 stockholders and 1,626,119 shares of common stock outstanding.  This does not reflect the number of persons or entities who hold stock in nominee or “street name.”

            On August 27 and November 25, 2003 and February 25, May 26 and August 25, 2004, the Company declared a $.04 common stock dividend payable on September 30 and December 31, 2003 and March 31, June 30, and September 30, 2004 to stockholders of record on September 12 and December 15, 2003 and March 15, June 15, and September 15, 2004, respectively.  Dividend payments by the Company are dependent primarily on dividends received by the Company from the Savings Bank.  Under Federal regulations, the dollar amount of dividends a savings and loan association may pay is dependent upon the association’s capital position and recent net income.  Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations.  However, institutions that have converted to stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with the OTS regulations and the Savings Bank’s Plan of Conversion.  In addition, under Missouri law, the Company is generally prohibited from declaring and paying dividends at a time when the Company’s net assets are less than its stated capital or when the payment of dividends would reduce the Company’s net assets below its stated capital.

The following table sets forth market price and dividend information for the Company’s common stock.

Fiscal 2004                              High                 Low                 Dividend

First Quarter                           $21.04              $16.66                   $.04

Second Quarter                       $21.21              $19.62                   $.04

Third Quarter                          $21.88              $20.00                   $.04

Fourth Quarter                        $21.40              $19.51                   $.04

Fiscal 2003

First Quarter                           $13.75              $10.25                   $.04

Second Quarter                       $13.25              $11.60                   $.04

Third Quarter                          $15.13              $13.25                   $.04

Fourth Quarter                        $17.36              $14.80                   $.04

DIRECTORS AND OFFICERS

FIRST BANCSHARES, INC.                                                FIRST HOME SAVINGS BANK

DIRECTORS:                                                               DIRECTORS:

Charles W. Schumacher                                                   Charles W. Schumacher

Chairman of the Board, President and CEO                    Chairman of the Board, President and CEO

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

Missouri Judicial Circuit                                              Missouri Judicial Circuit

Dr. James F. Moore                                                      Dr. James F. Moore

Director of State Fruit Experiment Station of                Director of State Fruit Experiment Station of

Southwest Missouri State University                               Southwest Missouri State University

Director Emeritus                                                          Director Emeritus

Stephen H. Romines                                                      Stephen H. Romines

Retired Chairman of the Board, President                       Retired Chairman of the Board, President

and Chief Executive Officer                                           and Chief Executive Officer

OFFICERS:                                                                  OFFICERS:

Charles W. Schumacher                                                  Charles W. Schumacher

President and Chief Executive Officer                            President/CEO

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

                                                                                    (800) 866-1340

INDEPENDENT AUDITORS

Kirkpatrick, Phillips & Miller, CPAs, P.C.                       COMMON STOCK

Springfield, Missouri

                                                                                    Traded on The Nasdaq Stock Market

GENERAL COUNSEL                                                 Nasdaq Symbol:  FBSI

Harold F. Glass

Springfield, Missouri

SPECIAL COUNSEL

Breyer & Associates PC

McLean, Virginia

ANNUAL MEETING

            The Annual Meeting of Stockholders will be held Wednesday, October 20, 2004, at 2:00 p.m., Central Time, at the Days Inn Conference Room, 300 East 19th Street, Mountain Grove, Missouri.

FORM 10-KSB

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