Form 10KSB, Exhibit 13
period 2005-06-30
FIRST BANCSHARES INC /MO/
filed 2005-10-13
CIK 912967

First Bancshares, Inc.

2005 Annual Report

First Home Savings Bank

www.firsthomesavingsbank.com

A wholly owned subsidiary of First Bancshares, Inc.

Dear Shareholder:

The noted economist John Maynard Keynes once wrote that …it is better for the reputation to fail conventionally than to succeed unconventionally.  For better or worse, we have managed to do both at First Home Savings Bank.

By almost any standard, our success has been unconventional.  Few would have predicted that a small, mutual savings and loan association established in 1911 in Mountain Grove, Missouri would grow to become a thriving, full-service bank with nine branches and a tenth branch under construction in Rogersville, Missouri.  Or that this same bank, known in its earliest years as Mountain Grove Home Building and Loan Association, would successfully convert to a publicly traded stock company in December 1993 and that total assets of $118 million at the time of that conversion would continue to grow to $244 million as of June 30, 2005.

It’s probably safe to say that even the best Wall Street analysts wouldn’t have predicted that a person who paid $10,000 for 1,000 shares of First Bancshares stock when the Savings Bank went public in 1993 would see that stock split in January 1998 and be valued at $37,500 as of June 30, 2005.

We’re proud of our unconventional success.  We’re especially pleased that in addition to delivering steady returns for shareholders, we’ve been able to help customers build family homes, send children to college, and then lend a hand ─ in the form of needed cash ─ to those college graduates when they were ready to start their own businesses or build their own homes.

But our history has not been without failures.  This past year, in particular, has seen disappointments, especially in our loan department, where loan loss reserves and reserves for related expenses were increased by just over $1.9 million  and in our asset structure, which decreased by almost $21 million.  We are, however, in the process of a thorough review of what caused those disappointments and are firmly committed to making any and all necessary changes.

On a more positive note, with the increases in loan loss and related reserves somewhat offset by other revenue streams, net income for the year ended June 30, 2005 was just over $1.3 million.  While stockholder’s equity decreased almost $500,000, book value per share increased from $16.77 a year ago to $17.28 at June 30, 2005 because we were able to repurchase 77,809 shares of FBSI stock.

Charles Schumacher resigned in September 2005 and the Board of Directors is currently searching for a new President ─ one who shares the vision of shareholders and the commitment to customers.  The directors are committed to hiring a new Chief Executive Officer who will provide the strong and effective leadership needed to manage both success and failures in the future.

Until then, I will serve as Interim President and Chief Executive Officer of First Home Savings Bank and of First Bancshares, Inc.  In those roles, and with all due respect to the late Mr. Keynes, I will strive to keep conventional failures at bay while we pursue success of every kind:  conventional, unconventional, but in the end, profitable.

Sincerely,

Stephen H. Romines

Interim President and Chief Executive Officer

Business of the Company

First Bancshares, Inc. (“Company”), a Missouri corporation, was incorporated on September 30, 1993 for the purpose of becoming the holding company for First Home Savings Bank (“First Home” or the “Savings Bank”) upon the conversion of First Home from a Missouri mutual to a Missouri stock savings and loan association.  That conversion was completed on December 22, 1993.  At June 30, 2005, the Company had total consolidated assets of $244.0 million and consolidated stockholders’ equity of $26.8 million.

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

At June 30, 2005, First Home’s total gross loans were $164.1 million, or 67.3% of total consolidated assets, including $88.7 million, or 54.1% of total gross loans secured by one-to-four family properties and $54.1 million, or 33.0% of total gross loans secured by other real estate.  Of the loans secured by real estate, over 95.0% are adjustable-rate loans.

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

	At June 30,
	2005	2004	2003	2002	2001
	(In thousands)
FINANCIAL CONDITION DATA:
Total assets	$244,007	$264,978	$268,542	$258,242	$220,992
Loans receivable, net	158,143	166,259	176,70	188,951	190,352
Mortgage-backed certificates	10,792	6,906	12,278	2,759	376
Cash, interest-bearing deposits
and investment securities	57,808	75,065	63,071	55,535	20,580
Customer deposits	187,143	207,247	211,664	202,450	162,438
Borrowed funds	28,394	29,121	29,352	29,779	32,301
Stockholders' equity	26,817	27,296	26,404	24,763	25,191

	Years Ended June 30,
	2005	2004	2003	2002	2001
	(In thousands, except per share information)
OPERATING DATA:

Interest income	$13,265	$13,735	$15,486	$15,955	$16,096
Interest expense	5,091	5,727	7,098	8,729	9,128
Net interest income	8,174	8,008	8,388	7,226	6,968
Provision for loan losses	2,333	340	427	374	154
Net interest income after provision
for loan losses	5,841	7,668	7,961	6,852	6,814
Gains/(losses) on investments and
mortgage-backed securities	(4)	178	27	-	-
Noninterest income, excluding gains
on securities	2,911	2,310	1,877	1,328	1,118
Noninterest expense	7,415	6,744	6,357	5,541	5,148
Income before taxes	1,333	3,412	3,508	2,639	2,784
Income taxes	16	1,065	1,264	980	972
Net income	$1,317	$2,347	$2,244	$1,659	$1,812
Basic earnings per share	$0.83	$1.42	$1.37	$0.96	$1.00

	At or For the Years Ended June 30,
	2005	2004	2003	2002	2001
KEY OPERATING RATIOS:

Return on average assets	0.51%	0.87%	0.85%	0.68%	0.86
Return on average equity	4.60	8.49	8.68	6.60	7.26
Average equity to average assets	11.10	10.22	9.77	10.36	11.78
Interest rate spread for period	3.31	3.05	3.13	2.81	2.98
Net interest margin for period	3.48	3.22	3.37	3.16	3.49
Non-interest expense to average assets	2.88	2.49	2.41	2.28	2.43
Average interest-earning assets to
interest-bearing liabilities	108.00	107.00	109.00	109.00	111.00
Allowance for loan losses to total loans
at end of period	1.74	0.73	0.63	0.46	0.36
Net charge-offs to average outstanding loans
during the period	0.44	0.14	0.09	0.10	0.03
Ratio of non-performing assets to total assets	1.55	1.18	1.78	1.23	2.14
Ratio of loan loss reserves to non-performing
assets	75.18	39.66	20.85	27.72	14.73

Dividend payout ratio	19.28	11.27	11.68	16.67	16.00

	At June 30,
	2005	2004	2003	2002	2001
OTHER DATA:

Number of:
Loans outstanding	4,263	4,771	5,296	5,839	6,440
Deposit accounts	25,021	25,419	25,565	25,081	24,065
Full service offices	10	10	10	10	10

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

Management’s Discussion and Analysis (“MD&A”) and other portions of this report contain certain “forward-looking statements” concerning the future operations of the Company.  Management desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing the Company of the protections of such safe harbor with respect to all “forward-looking statements” contained in our Annual Report.  We have used “forward-looking statements” to describe future plans and strategies, including our expectations of the Company’s future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors which could affect actual results include interest rate trends, the general economic climate in the Company’s market area and the country as a whole, the ability of the Company to control costs and expenses, the ability of the Company to efficiently incorporate acquisitions into its operations, competitive products and pricing, loan delinquency rates, results of lending activities and loan loss experience, and changes in federal and state regulation.  These factors should be considered in evaluating the “forward-looking statements,” and undue reliance should not be placed on such statements.

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

Lending.  Historically, First Home predominantly originated one-to-four family residential loans.  Single family residential loans were 63% of the mortgage loans originated during fiscal year 2005, stable with 62% during fiscal 2004 but a decrease from 68% during fiscal 2003.  Even though originations of single family residential loans remained constant during fiscal 2005, single family residential loans as a percent of the Savings Bank’s total loan portfolio has declined.  While First Home gradually increased “commercial” loan origination within its traditional lending territory over the past four years from 20% of loan origination at June 30, 2001 to 28% at June 30, 2005, it is anticipated that trend will be discontinued for the foreseeable future as emphasis is again placed on single family residential lending.

Maintaining Asset Quality.  First Home has emphasized maintaining asset quality through sound underwriting, constant monitoring and effective collection techniques.  At June 30, 2005, however, First Home's ratio of nonperforming loans to total assets was 1.55%, an increase from 1.18% at June 30, 2004.  Further, the quality of the nonperforming loans deteriorated during the current fiscal year as evidenced in Note (5) of the Notes to Consolidated Financial Statements.  Loans past 90 days due and still accruing interest and loans not accruing interest have increased $800,000 from $2.2 million at June 30, 2004 to $3.0 million at June 30, 2005.  In addition, impaired loans have increased from $2.0 million to $5.0 million at June 30, 2004 and 2005, respectively.  The decreases in the quality of the past due and impaired loans are reflected in the increase of the allowance for loan losses as a percentage of total loans from 0.73% to 1.74% at June 30, 2004 and 2005, respectively. Actual loan losses, net of recoveries, of loans originated by First Home were $722,000 for the year ended June 30, 2005.  During the year ended June 30, 2004, actual loan losses, net of recoveries, of loans originated by First Home were $244,000.  An extensive review, conducted by an outside consultant, of the majority of outstanding loans and current underwriting and monitoring procedures is currently underway.  Completion of the review is anticipated by mid- to late October.

Managing Interest-Rate Risk.  First Home relies primarily on adjustable interest rate loans to minimize the inherent risks of interest rate changes.  All long-term mortgage loans originated since 1973, that are retained in its portfolio, have had adjustable rates rather than fixed rates.  Further, with few exceptions, the majority of other loans including, but not limited to, commercial loans, cattle loans and agricultural loans that have maturities exceeding two years also have adjustable rates rather than fixed rates.  As a response to customer requests, First Home processes a minimal number of fixed rate loans as a correspondent for a third party mortgage company.  Those loans, with prior customer notification, are not retained by the Savings Bank.

Critical Accounting Policies

We use estimates and assumptions in our financial statements in accordance with generally accepted accounting principles.  Material or critical estimates that are susceptible to significant change include the determination of the allowance for loan losses and the associated provision for loan losses, as well as deferred income taxes and the associated income tax expense.  Management reviews the allowance for loan losses for adequacy on a quarterly basis and establishes a provision for loan losses that is sufficient for the loan portfolio growth expected and the loan quality of the existing portfolio.  Income tax expense and deferred income taxes are calculated using an estimated tax rate and are based on management's and our tax advisor's understanding of our effective tax rate and the tax code.  These estimates are reviewed by our independent auditors on an annual basis and by our regulators when they examine the Savings Bank.

Allowance for Loan Losses.  Management recognizes that loan losses may occur over the life of a loan and that the allowance for loan losses must be maintained at a level necessary to absorb specific losses on impaired loans and probable losses inherent in the loan portfolio. The Savings Bank’s Asset Classification Committee assesses the allowance for loan losses on a quarterly basis.  The Committee analyzes several different factors including delinquency, charge-off rates and the changing risk profile of our loan portfolio, as well as local economic conditions such as unemployment rates, bankruptcies and vacancy rates of business and residential properties.

Management believes that the accounting estimate related to the allowance for loan losses is a critical accounting estimate because it is highly susceptible to change from period to period requiring management to make assumptions about future losses on loans; and the impact of a sudden large loss could deplete the allowance and potentially require increased provisions to replenish the allowance, which would negatively affect earnings.

The Savings Bank’s methodology for analyzing the allowance for loan losses consists of three components: formula, specific and general allowances.  The formula allowance is determined by applying an estimated loss percentage to various groups of loans.  The loss percentages are generally based on various historical measures such as the amount and type of classified loans, past due ratios and loss experience, which could affect the collectibility of the respective loan types.

The specific allowance component is created when management believes that the collectibility of a specific large loan, such as a real estate, multi-family or commercial real estate loan, has been impaired and a loss is probable.

The general allowance element relates to assets with no well-defined deficiency or weakness (i.e., assets classified pass or watch) and takes into consideration loss that is inherent within the portfolio but has not been realized.  Borrowers are impacted by events well in advance of a lender's knowledge that may ultimately result in a loan default and eventual loss.  Examples of such loss-causing events in the case of consumer or one- to four-family residential loans would be a borrower job loss, divorce or medical crisis.  Examples in commercial or construction loans may be the loss of customers due to competition or changes in the economy.  General allowances for each major loan type are determined by applying to the associated loan balance loss factors that take into consideration past loss experience, asset duration, economic conditions and overall portfolio quality.

The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of actual loan charge-offs, net of recoveries.

Deferred Income Taxes.  Deferred income taxes are reported for temporary differences between items of income or expense reported in the financial statements and those reported for income tax purposes.  Deferred taxes are computed using the asset and liability approach as prescribed in SFAS No. 109, "Accounting for Income Taxes."  Under this method, a deferred tax asset or liability is determined based on the enacted tax rates that will be in effect when the differences between the financial statement carrying amounts and tax basis of existing assets and liabilities are expected to be reported in an institution's income tax returns.  The deferred tax provision for the year is equal to the net change in the net deferred tax asset from the beginning to the end of the year, less amounts applicable to the change in value related to investments available for sale.  The effect on deferred taxes of a change in tax rates is recognized as income in the period that includes the enactment date.  The primary differences between financial statement income and taxable income result from depreciation expense, mortgage servicing rights, loan loss reserves and dividends received from the FHLB.  Deferred income taxes do not include a liability for pre-1988 bad debt deductions allowed to thrift institutions which may be recaptured if the institution fails to qualify as a bank for income tax purposes in the future.

Comparison of Financial Condition at June 30, 2005 and June 30, 2004

General.  The most significant change in the Company’s financial condition during the year ended June 30, 2005 was a decrease in customer deposits of $20.1 million.  The decrease was funded by a reduction in cash and cash equivalents of $12.2 million and loans receivable of $8.1 million funded that decrease.  The Savings Bank maintained rates paid on deposits at a level lower than its competitors which was the primary cause of the deposit decrease.  The low fixed rate terms on single family mortgage loans offered by secondary market loan originators continued to cause Savings Bank customers to refinance through other sources.

Total Assets.  Total assets decreased $21.0 million, or 7.9% to $244.0 million at June 30, 2005 from $265.0 million.  The decrease was attributable to a $12.2 million decrease in cash and cash equivalents and a $8.1 million decrease in net loans receivable.

Cash and Cash Equivalents.  Cash and cash equivalents was $20.6 million at June 30, 2005 compared to $32.8 million at June 30, 2004, a decrease of $12.2 million, or 37.1%.  The decrease was used to fund withdrawals of customer deposits.

Certificates of Deposit.  Certificates of deposit purchased as investments decreased $424,000 to $3.0 million at June 30, 2005 from $3.4 million at June 30, 2004.  The balance held in certificates of deposit purchased was reduced to place funds in interest bearing accounts at another financial institution.

Investment Securities.  Investment securities decreased $4.7 million to $32.3 million at June 30, 2005 from $37.0 million at June 30, 2004.  Funds from maturities and early call redemptions on investment securities were used to purchase mortgage-backed securities.

Mortgage-backed Securities.  Mortgage-backed securities increased $3.9 million from $6.9 million at June 30, 2004 to $10.8 million at June 30, 2005.  Additional mortgage-backed securities were purchased to provide monthly cash inflows from repayments on the underlying mortgages.

Loans Receivable.  Net loans receivable decreased from $166.3 million at June 30, 2004 to $158.1 million at June 30, 2005  The $8.1 million, or 4.9%, decrease was the result of loan payments and payoffs exceeding loan originations.  The sustained low long-term rates caused some of the Savings Bank’s customers to seek long-term fixed rate products that First Home does not offer.

Nonaccrual Loans.  Nonaccrual loans increased from $1.8 million at June 30, 2004 to $2.9 million at June 30, 2005.  The balance of nonaccrual loans at June 30, 2005 consisted primarily of commercial loans to one borrower and related companies that have filed for protection under Chapter 11 bankruptcy.

Nonperforming Assets.   Nonperforming assets increased $717,000 from $3.2 million at June 30, 2004 to $3.8 million at June 30, 2005.  At June 30, 2005, the ratio of nonperforming loans to total assets was 1.55%, an increase from 1.18% at June 30, 2004.  However, the quality of the nonperforming loans deteriorated during the current fiscal year as evidenced in Note (5) of the Notes to Consolidated Financial Statements.  Loans past 90 days due and still accruing interest and loans not accruing interest have increased $800,000 from $2.2 million at June 30, 2004 to $3.0 million at June 30, 2005.  In addition, impaired loans have increased from $2.0 million to $5.0 million at June 30, 2004 and 2005, respectively.  Loans included as impaired are not necessarily on nonaccrual status or 90 days past due.  Some loans that are current as of June 30, 2005 have continued regular payment problems or underlying collateral deficiencies.

Customer Deposits and Borrowings.  Customer deposits decreased $20.1 million, or 9.7%, to $187.1 million at June 30, 2005 from $207.3 million at June 30, 2004.  Certificates of deposit decreased $14.9 million while money market accounts decreased $9.0 million.  These decreases were somewhat offset by increases in checking and savings accounts totaling $3.7 million. In addition, small FHLB advances were paid off during this period resulting in a decrease of $726,000.

Stockholders’ Equity.  Stockholders’ equity was $26.8 million at June 30, 2005 compared to $27.3 million at June 30, 2004.  The $500,000 decrease was the result of $1.6 million used for the repurchase of treasury stock and $253,000 for the payment of dividends offset by net income of $1.3 million.  At June 30, 2005, shares of stock outstanding had been reduced to 1,552,010 from 1,627,819 shares outstanding at June 30, 2004 as the result of repurchases by the Company reduced by the exercise of employee stock options.

Fiscal Year Ended June 30, 2005 Compared to June 30, 2004

Net Income.  Net income decreased $1.0 million, or 43.9%, to $1.3 million for the fiscal year ended June 30, 2005 from $2.3 million for the fiscal year ended June 30, 2004.  The decrease was attributable to a $2.0 million increase in the provision for loan losses, an increase in noninterest expense of $671,000 and a decrease in total interest income of $469,000. Partially offsetting these items was a $1.0 million decrease in income tax expense, a $635,000 decrease in total interest expense and a $419,000 increase in noninterest income.

Net Interest Income.  Net interest income increased $166,000 or 2.1%, to $8.2 million for the fiscal year ended June 30, 2005 from $8.0 million for the fiscal year ended June 30, 2004.  Total interest expense decreased $635,000 primarily because interest expense on customer deposits decreased.  The decrease in total interest expense was partially offset by a decrease in interest income of $469,000 due to a reduction in income from loans receivable.

Interest Income.  For the fiscal year ended June 30, 2005, interest income decreased $469,000, or 3.4%, to $13.3 million from $13.7 million for the fiscal year ended June 30, 2004.  The majority of the change was a decrease in interest income from loans receivable of $652,000, or 5.5%, to $11.3 million for the fiscal year ended June 30, 2005 from $12.0 million during the fiscal year ended June 30, 2004.  The average rate on those loans decreased from 7.03% to 6.93% while the average balance of net loans outstanding decreased $6.9 million, or 4.0%.  The lower average balance of net loans outstanding was the primary contributor to the decrease in interest income.

A decrease in customer deposits resulted in a decrease in investment securities as proceeds from maturing investment securities were used to fund customer withdrawals.  Interest income from investment securities and mortgage-backed securities decreased $108,000, or 6.7% to $1.5 million for the year ended June 30, 2005 from $1.6 million for the year ended June 30, 2004

Interest income from other interest-earning assets, (primarily overnight funds accounts) increased $291,000, or 188.3%, attributable to an increase in the average rate from 0.66% for the year ended June 30, 2004 to 1.75% for the year ended June 30, 2005.

Interest Expense.  Interest expense for the fiscal year ended June 30, 2005 decreased $635,000, or 11.10%, to $5.1 million from $5.7 million for the fiscal year ended June 30, 2004.  The average rate paid on customer deposits decreased from 2.01% for the fiscal year ended June 30, 2004 to 1.84% for the fiscal year ended June 30, 2005.  That decrease combined with a $15.0 million decrease in the average interest-bearing customer deposits resulted in a $620,000, or 15.2%, decrease in interest expense on customer deposits for the fiscal year ended June 30, 2005.

Interest expense on borrowed funds for the fiscal year ended June 30, 2005 also decreased $15,000, or 0.9%, to $1.6 million from $1.7 million for the fiscal year ended June 30, 2004 as principal reductions were made on FHLB advances and several small balance advances were paid in full.

Provision for Loan Losses.  Provision for loan losses increased from $340,000 for the fiscal year ended June 30, 2004 to $2.3 million for the fiscal year ended June 30, 2005.  This $2.0 million increase was a result of an increase in nonperforming loans, secured by commercial real estate, from $3.1 million at June 30, 2004 to $3.8 million at June 30, 2005 and a substantial increase in impaired loans.  Actual loan charge-offs, net of recoveries, of First Home originated loans were $722,000 for the fiscal year ended June 30, 2005 compared to $244,000 for the fiscal year ended June 30, 2004.  See Note 5 of Notes to Consolidated Financial Statements for additional information.

The calculation of the provision for loan losses at June 30, 2005 contained a substantial increase for loans identified as impaired.  The collectibility of these loans was analyzed on an individual basis and any probable loss was included in the calculation.  Significant charge offs over the past two years have increased the Bank’s historical loss ratios causing the formula allowance portion to increase.

Noninterest Income.  Noninterest income increased $419,000, or 16.8%, to $2.9 million for the fiscal year ended June 30, 2005 compared to $2.5 million for the fiscal year ended June 30, 2004.  Income from bank-owned life insurance increased $759,000, or 288.8%.  In September 2004, the Savings Bank recorded income from proceeds as a result of the death of an insured covered under policies purchased in June 2003.

Service charges and other fee income decreased $22,000, or 1.2%, from $1.8 million for the fiscal year ended June 30, 2004 to $1.8 million for the fiscal year ended June 30, 2005.  A $62,000 decrease in the fee income on insufficient checks was slightly offset by a $39,000 increase in processing income from debit card transactions.

Late payment fees on loans decreased $36,000 based on one-time late payment fee refunds to loan customers and a reduction in the fee for late payment on certain loans.  These refunds and reduction in fee income were the result of a state consumer credit examination.  During the fiscal year ended June 30, 2005, fee income as a correspondent on behalf of a fixed rate real estate mortgage company decreased $10,000, as fewer fixed rate loans were originated.

Title insurance commissions earned by the Company’s subsidiary, SCMG, Inc. (formerly South Central Missouri Title, Inc.), decreased $81,000 during the fiscal year ended June 30, 2005 as the majority of the assets of the title company were sold in July 2004.

Sales of investment real estate during the fiscal year ended June 30, 2005 resulted in a net gain of $9,000, and the sale of the majority of the assets of SCMG, Inc. (formerly South Central Missouri Title, Inc.) created a $7,000 gain.  The sale of the assets of SCMG, Inc. was accounted for on an installment sale basis as shown in Note (18) of the Notes to Consolidated Financial Statements.  Net losses from the sales of foreclosed property amounted to $58,000 during the fiscal year ended June 30, 2005 compared to $37,000 in net losses during the fiscal year ended June 30, 2004.

Losses on sales of mortgage-backed securities during the fiscal year ended June 30, 2005 were $4,000.  During the fiscal year ended June 30, 2004, common stock in a Missouri savings and loan holding company undergoing an acquisition was redeemed and other equity securities were sold for a combined $178,000 pre-tax gain.

Noninterest Expense.  Noninterest expense increased $671,000, or 10.0%, from $6.7 million for the fiscal year ended June 30, 2004 to $7.4 million for the fiscal year ended June 30, 2005.

Compensation and employee benefits for the fiscal year ended June 30, 2005 decreased $228,000, or 5.9%, to $3.7 million from $3.9 million for the fiscal year ended June 30, 2004.  Group health insurance costs decreased $347,000, or 36.2%, as a result of a reduction in serious claims paid through the partially self-funded component of the Savings Bank’s health insurance plan.  The expense for compensated absences decreased $24,000 as  several long-term employees retired.  Those decreases were partially offset by three items.  First, payroll expense during fiscal 2005 increased $110,000, or 4.3% as a result of annual pay rate increases.  Second, the allocation of compensation and employee benefits to capitalized loan costs decreased $23,000 which caused an increase in the overall expense.  Retirement plan expenses increased $19,000 during fiscal 2005 as contributions were required to fund the Savings Bank’s defined benefit plan.

Occupancy and equipment expense for the fiscal year ended June 30, 2005 increased $49,000, or 4.4%, to $1.2 million. Maintenance expense increased $27,000, or 9.1% due to upgrades of computer software and hardware and ATM’s installed in the previous year.  Depreciation expense also increased as a result of purchases of computer software, hardware and ATMs in the previous year.

Other credit losses and related expenses for the fiscal year ended June 30, 2005 were $590,000.  Of this amount, $440,000 represented the amount paid on the letters of credit issued on behalf of the Savings Bank’s largest substandard borrower and $150,000 accrued for estimated costs for attorney’s fees and litigation expenses.  The beneficiary of the letters of credit has claimed an additional $895,000 in pending litigation, however, the Savings Bank believes that claim is without substantial merit.

Professional fees, which includes legal, accounting and auditing expenses, increased $83,000, or 46.3%.  The increase was comprised of legal fees relating to assistance with additional regulatory disclosures and filings.  Assistance from third parties with the implementation of required provisions pursuant to the Sarbanes-Oxley Act of 2002 also contributed to the increase.

The outsourcing of check imaging, customer deposit statement preparation and mailing increased customer deposit account processing fees by $144,000.  The imaging of checks will allow the Savings Bank to have the option to exchange the images with other financial institutions which is more cost effective than processing the actual check.

Deposit insurance premiums increased $5,000, or 20.5%, to $29,000 for the fiscal year ended June 30, 2005.  Deposit premiums for the fiscal year ended June 30, 2004 included a refund from excess coverage relating to the purchase of the Crane and Galena branches in 1998.

Other noninterest expense for the fiscal year ended June 30, 2005 increased $23,000, or 1.6% to $1.5 million from $1.4 million for the fiscal year ended June 30, 2004.  Consulting expenses increased $65,000.  The Savings Bank used a consultant to assist in asset/liability and interest rate risk management for part of fiscal year 2004 and all of fiscal year 2005.  The Company also used consultants to assist in planning for future growth and expansion.

During the fiscal year ended June 30, 2005, amortization of Missouri low-income housing credits increased $28,000.  These credits were purchased in December 2003, therefore, the fiscal year ended 2004 did not include a full year of amortization expense. Employee education expense increased $11,000 as a result of training for employees who were assigned additional duties and to obtain training in areas that had changes in regulations.

Other noninterest expense also reflects a decrease in loss on checking accounts of $43,000, or 55.1%, during the fiscal year ended June 30, 2005.  The decrease is attributable to standardized payment decisions of insufficient customer checks combined with enhanced tracking and timely followup on overdrawn checking accounts.  The discontinuance of the title company operation as a result of the sale of the majority of the assets resulted in a decrease of related expenses of $17,000.

During the fiscal year ended June 30, 2005, advertising expense decreased $12,000, or 9.29%, to $118,000 from $130,000 for the fiscal year ended June 30, 2004.  The Savings Bank decreased advertising and promotion of deposit account services.  Office supplies expense decreased $11,000 through efforts by employees to reduce costs in this area.  Dues and subscriptions decreased $10,000 as the Savings Bank discontinued its membership in several organizations.

Income Taxes.  Income tax expense for the fiscal year ended June 30, 2005 decreased $1.0 million, or 98.5% to $16,000 from $1.1 million as income before taxes decreased and the Savings Bank received $800,000 in bank-owned life insurance proceeds which was nontaxable income.

Net Interest Margin.  Net interest margin for the fiscal year ended June 30, 2005 was 3.48% compared to 3.22% for the fiscal year ended June 30, 2004.  The increase was the result of the reduction in the cost of customer deposits and the increase in yield on other interest-earnings assets offset slightly by the reduction in the yield on loans.

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

Noninterest Income.  Noninterest income was $2.5 million for the fiscal year ended June 30, 2004 which was an increase of $584,000, or 30.7%, from $1.9 million for the fiscal year ended June 30, 2003.  Service charges and other fee income increased $252,000, or 16.2%.  This is primarily the result of the continuation of the ‘overdraft protection’ program the Savings Bank began in October 2002 that automatically pays overdraft checks up to a certain amount for customers that have good credit history with the Savings Bank.  The normal overdraft check fee is charged for each check paid.  During the fiscal year ended June 30, 2004, there was no increase in losses on checking accounts as an effect of allowing more customer accounts to pay into an overdrawn status.  Service charges and other fee income also increased $11,000 during fiscal year ended 2004 with the issuance of debit cards to more of the Savings Bank’s customer base and the addition of three ATMs.

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

Compensation and employee benefits for the fiscal year ended June 30, 2004 increased $210,000, or 5.7%, to $3.9 million from $3.7 million for the fiscal year ended June 30, 2003.  First, payroll expense during fiscal 2004 increased $85,000, or 3.5%, as a result of annual pay rate increases.  Second, and most significantly, retirement plan expenses increased $148,000 during fiscal 2004 as additional contributions were required to fund a defined benefit plan, established in 1969.  The Plan had been fully funded for the 15 years previous to the fiscal year 2003. Group health insurance costs decreased $21,000, or 2.1%.  A comprehensive review of the components of the Savings Bank’s partially self-funded health insurance plan was performed to limit or reduce future years’ costs of this benefit.  Finally, the expense for the compensated absences policy decreased $8,000 during fiscal 2004.

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

Customer deposit account processing fees increased $90,000 due to the outsourcing of customer deposit statement preparation and mailing.  The process includes sending customers images of their checks rather than the actual check.  A major factor in the decision process to outsource this function is in preparation of Check 21 Act.  This change in law, which becomes effective in October 2004, allows financial institutions to exchange electronic images of customer checks rather than the physical item.  This electronic exchange should result in lower fees from check processing.  In connection with the implementation of the ‘overdraft protection’ program, the Savings Bank paid an additional $22,000 (10% of the net increase in related fees) to a marketing firm for ongoing support.

Other noninterest expense for the fiscal year ended June 30, 2004 decreased $41,000, or 2.8%, to $1.4 million from $1.5 million for the fiscal year ended June 30, 2003.

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

	Years Ended June 30,
	2005			2004			2003
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance(2)	Dividends	Cost	Balance(2)	Dividends	Cost	Balance(2)	Dividends	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$163,273	$11,313	6.93%	$170,140	$11,965	7.03%	$184,052	$13,751	7.47%
Mortgage-backed securities	8,421	295	3.50	9,890	288	2.91	5,860	152	2.59
Investment securities	37,942	1,211	3.19	42,724	1,327	3.11	36,003	1,363	3.79
Daily interest-bearing deposits	25,048	446	1.78	26,143	155	0.59	23,038	220	0.95
Total interest-earning assets	234,684	13,265	5.65	248,897	13,735	5.52	248,953	15,486	6.22
Non-interest earning assets
Office properties and equipment, net	5,853			6,008			6,006
Real estate, net	2,844			2,709			2,522
Other non-interest earning assets	14,510			12,782			6,962
Total assets	$257,891			$270,396			$264,443

Interest-bearing liabilities:
Passbook accounts	$17,541	142	0.81	$16,309	133	0.82	$15,032	215	1.43
NOW and Super Saver accounts	74,594	641	0.86	77,637	686	0.88	77,646	1,268	1.63
Certificates of deposit	95,885	2,672	2.79	109,087	3,256	2.98	107,051	3,941	3.68
Total deposits	188,020	3,455	1.84	203,033	4,075	2.01	199,729	5,424	2.72
Other interest-bearing liabilities	29,261	1,636	5.59	29,242	1,652	5.65	29,712	1,674	5.63
Total interest-bearing liabilities	217,281	5,091	2.34	232,275	5,727	2.47	229,441	7,098	3.09
Non-interest bearing liabilities:
Other liabilities	11,997			10,484			9,159
Total liabilities	229,278			242,759			238,600
Stockholders' equity	28,613			27,637			25,843
Total liabilities and
stockholders' equity	$257,891			$270,396			$264,443
Net interest income		$8,174			$8,008			$8,388
Interest rate spread			3.31%			3.05%			3.13%
Net interest margin			3.48%			3.22%			3.37%
Ratio of average interest-earning
assets to average interest-
bearing liabilities	1.080094			1.071562			1.085041

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

	Years Ended June 30,			Years Ended June 30,
	2005 Compared to 2004			2004 Compared to 2003
	Increase/(Decrease)			Increase/(Decrease)
	Due to			Due to

	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans (1)	$(478)	$(174)	$(652)	$(1,005)	$(781)	$(1,786)
Mortgage-backed securities	(19)	26	$7	115	21	136
Investment securities	(152)	44	$(108)	231	(267)	(36)
Daily interest-earning deposits	(6)	290	284	36	(101)	(65)
Total net change in income on
interest-earnings assets	(655)	186	(469)	(623)	(1,128)	(1,751)

Interest-bearing liabilities:
Interest-bearing deposits	(289)	(331)	(620)	90	(1,439)	(1,349)
FHLB advances	1	(16)	(15)	(25)	3	(22)
Total net change in expense on
Interest-bearing deposits	(288)	(347)	(635)	65	(1,436)	(1,371)
Net change in net interest income	$(367)	$533	$166	$(688)	$308	$(380)

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

The primary investing activity of First Home is the origination of mortgage loans.  Mortgage loans originated by First Home have remained consistent at $37.8 million, $43.7 million and $39.2 million for the years ended June 30, 2005, 2004 and 2003, respectively.  Other investing activities include the purchase of investment securities, which totaled $4.8 million,

$26.3 million and $29.4 million for the years ended June 30, 2005, 2004, and 2003, respectively, and the purchase of mortgage-backed securities, which totaled $6.8 million, $2.6 million and $13.3 for the fiscal years ended June 30, 2005, 2004 and 2003, respectively.  These activities were funded primarily by principal repayments on loans, mortgage-backed securities, other investment securities, and deposit growth.

OTS regulations require First Home to maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities.  First Home’s sources of funds include deposits, principal and interest payments from loans, mortgage-backed securities and investments, and FHLB advances.  During fiscal years 2005, 2004 and 2003, First Home used its sources of funds primarily to purchase investment securities and mortgage-backed securities, fund loan commitments and to pay maturing savings certificates and deposit withdrawals.  At June 30, 2005, First Home had approved loan commitments totaling $1.3 million and undisbursed loans in process totaling $3.3 million.

Liquid funds necessary for the normal daily operations of First Home are maintained in two working checking accounts, a daily time account with the FHLB - Des Moines and a repurchase agreement account at a regional bank.  It is the Savings Bank’s current policy to maintain adequate collected balances in those checking accounts to meet daily operating expenses, customer withdrawals, and fund loan demand.  Funds received from daily operating activities are deposited, on a daily basis, in one of the working checking accounts and transferred, when appropriate, to the daily time account, the repurchase agreement account, used to purchase investments or reduce FHLB advances to enhance net interest income.

At June 30, 2005, certificates of deposit amounted to $89.6 million, or 47.9%, of First Home’s total deposits, including $57.6 million which are scheduled to mature by June 30, 2006.  Historically, First Home has been able to retain a significant amount of its deposits as they mature.  Management of First Home believes it has adequate resources to fund all loan commitments by savings deposits and FHLB advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

OTS regulations require First Home to maintain specific amounts of capital.  As of June 30, 2005, First Home was in compliance with all current regulatory capital requirements with tangible, core and risk-based capital ratios of 9.9%, 9.9% and 16.6%, respectively.  These ratios exceed the 1.5%, 4.0% and 8.0%, respectively, capital ratios required by OTS regulations.  In addition, the OTS amended its capital regulations that require savings institutions to maintain specified amounts of regulatory capital based on the estimated effects of changes in market rates and that could further increase the amount of regulatory capital required to be maintained by the Savings Bank.  See Note 19 of the Notes to Consolidated Financial Statements.

Contractual Obligations

Through the normal course of operations, we have entered into certain contractual obligations.  Our obligations generally relate to funding of operations through deposits and borrowings.

At June 30, 2005, scheduled maturities of contractual obligations were as follows:

	Within 1 Year	1-3 Years	4-5 Years	Over 5 Years	Total Balance
(in thousands)
Certificates of Deposit	$57,580	21,092	10,959	-	$89,631
FHLB Advances	27	60	70	28,237	28,394
Total contractual
obligations	$57,607	$21,152	$11,029	$28,237	$118,025

Capital

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" institution in accordance with regulatory standards.  Total equity capital was $26.8 million at June 30, 2005, or 10.99%, of total assets on that date. As of June 30, 2005, we exceeded all regulatory capital requirements.  Our regulatory capital ratios at June 30, 2005 were as follows: Tier 1 (core) capital 9.85%; Tier 1 risk-based capital 15.44%; and total risk-based capital 16.54%.  The regulatory capital requirements to be considered well capitalized are 5%, 6% and 10%, respectively.  See "Item I.  Business - Regulation - Capital Requirements."

Off-Balance Sheet Arrangements

We are party to financial instruments with off-balance sheet risk in the normal course of business in order to meet the financing needs of our customers.  These financial instruments generally include commitments to originate mortgage, commercial and consumer loans, and involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  Our maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount of those instruments.  Since some commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  We use the same credit policies in making commitments as we do for on-balance sheet instruments.  Collateral is not required to support commitments.

Undisbursed balances of loans closed include funds not disbursed but committed for construction projects.  Unused lines of credit include funds not disbursed, but committed to, home equity, commercial and consumer lines of credit.

Commercial letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party.  Those guarantees are primarily used to support public and private borrowing arrangements.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  Collateral held varies as specified above and is required in instances where we deem it necessary.

The following is a summary of commitments and contingent liabilities with off-balance sheet risks as of June 30, 2005:

Contract or
Notional Amount
(dollars in thousands)
Commitments to originate loans
Fixed Rate	$25
Adjustable Rate	1,278
Undisbursed balance of loans closed	3,325
Unused line of credit	3,135
Commercial letters of credit	1,598
Total	$9,361

Impact of New Accounting Standards

See Note (1) of the Notes to Consolidated Financial Statements.

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

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
June 30, 2005 and 2004

	2005	2004
ASSETS

Cash and cash equivalents, including interest-bearing accounts
of $17,474,994 in 2005 and $27,430,860 in 2004	$20,617,471	$32,771,262
Certificates of deposit purchased	2,975,128	3,398,674
Investment securities available-for-sale, at fair value	10,973,794	8,174,581
Investment securities held-to-maturity (estimated fair value of
$21,247,249 in 2005 and $28,635,456 in 2004)	21,336,996	28,815,812
Investment in Federal Home Loan Bank stock, at cost	1,904,300	1,904,300
Mortgage-backed certificates available-for-sale,
at fair value	7,972,099	2,776,715
Mortgage-backed certificates held-to-maturity (estimated fair
value of $2,768,846 in 2005 and $3,922,555 in 2004)	2,819,618	4,129,566
Loans receivable held-for-investment, net	158,142,705	166,259,033
Accrued interest receivable	1,335,956	1,581,924
Prepaid expenses	291,718	95,785
Property and equipment, less accumulated depreciation
and valuation reserve	8,335,725	8,404,082
Real estate owned	339,946	173,904
Intangible assets, less accumulated amortization	412,766	480,770
Deferred tax asset, net	718,784	102,154
Income taxes recoverable	20,512	-
Bank-owned life insurance	5,488,380	5,762,755
Other assets	321,020	146,221
Total assets	$ 244,006,918	$ 264,977,538

LIABILITIES AND STOCKHOLDERS' EQUITY

Customer deposits	$ 187,142,706	$ 207,246,532
Advances from Federal Home Loan Bank	28,394,299	29,120,741
Borrowings	679,737	450,000
Income taxes payable	-	2,304
Accrued expenses	972,847	861,718
Total liabilities	217,189,589	237,681,295

Commitments and contingencies	-	-

Preferred stock, $.01 par value; 2,000,000 shares authorized,
none issued	-	-
Common stock, $.01 par value; 8,000,000 shares authorized,
issued 2,893,036 in 2005 and 2,891,036 in 2004, outstanding
1,552,010 in 2005 and 1,627,819 in 2004	28,930	28,910
Paid-in capital	17,829,014	17,801,316
Retained earnings - substantially restricted	28,124,572	27,061,158
Treasury stock, at cost - 1,341,026 shares in 2005 and

1,263,217 shares in 2004	(19,059,171)	(17,460,644)
Accumulated other comprehensive income (loss)	(106,016)	(134,497)
Total stockholders' equity	26,817,329	27,296,243
Total liabilities and stockholders' equity	$ 244,006,918	$ 264,977,538

The accompanying notes are an integral part of the
consolidated financial statements

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2005, 2004, and 2003

	2005	2004	2003
Interest Income:
Loans receivable	$ 11,312,977	$ 11,965,191	$ 13,750,869
Investment securities	1,211,107	1,326,759	1,362,398
Mortgage-backed and related securities	295,281	288,079	151,883
Other interest-earning assets	445,966	154,675	220,369
Total interest income	13,265,331	13,734,704	15,485,519

Interest Expense:
Customer deposits	3,455,303	4,075,447	5,423,496
Borrowed funds	1,636,419	1,651,704	1,673,981
Total interest expense	5,091,722	5,727,151	7,097,477

Net interest income	8,173,609	8,007,553	8,388,042

Provision for loan losses	2,332,920	339,510	427,087

Net interest income after
provision for loan losses	5,840,689	7,668,043	7,960,955

Noninterest Income:
Service charges and other fee income	1,784,037	1,806,129	1,553,841
Gain (loss) on sale of investments	(4,102)	178,176	26,857
Loss on sale of property and equipment
and real estate owned	(40,851)	(33,480)	(15,836)
Income from bank-owned life insurance	1,021,569	262,755	-
Income from real estate operations	48,161	46,521	109,853
Insurance commissions	28,430	109,281	120,713
Other	70,035	119,084	109,024
Total noninterest income	2,907,279	2,488,466	1,904,452

Noninterest Expense:
Compensation and employee benefits	3,672,255	3,900,588	3,690,785
Occupancy and equipment	1,162,941	1,113,583	999,310
Other credit losses and related expenses	589,708	-	-
Professional fees	262,199	179,218	162,191
Customer deposit account processing fees	239,666	89,873	-
Deposit insurance premiums	29,342	24,360	27,184
Other	1,459,252	1,436,504	1,477,265
Total noninterest expense	7,415,363	6,744,126	6,356,735

Income before taxes	1,332,605	3,412,383	3,508,672

Income taxes	15,672	1,065,183	1,264,253

Net income	$ 1,316,933	$ 2,347,200	$ 2,244,419

Basic earnings per share	$ 0.83	$ 1.42	$ 1.37

Diluted earnings per share	$ 0.83	$ 1.42	$ 1.35

The accompanying notes are an integral part of the
consolidated financial statements

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2005, 2004 and 2003

						Accumulated
	Common					Other	Total
	Stock		Paid-in	Retained	Treasury	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Stock	Income (Loss)	Equity

Balances at June 30, 2002	1,654,744	$ 28,073	$ 17,229,228	$ 22,991,740	$ (15,614,053)	$ 127,684	$ 24,762,672
Comprehensive Income:
Net Income	-	-	-	2,244,419	-	-	2,244,419
Other comprehensive income, net of tax:
Change in unrealized gain(loss) on
securities available-for-sale, net of deferred
income taxes of $110,787	-	-	-	-	-	188,638	188,638
Less: reclassification adjustment, net of
deffered income of taxes of $(9,937)	-	-	-	-	-	(16,920)	(16,920)
Total Comprehensive Income							2,416,137
Proceeds from exercise of stock options	37,900	379	200,184	-	-	-	200,563
Tax Benefit from stock options exercised	-	-	92,374	-	-	-	92,374
Cash dividends ($.16 per share)	-	-	-	(258,681)	-	-	(258,681)
Purchase of treasury stock at cost	(60,017)	-	-	-	(809,310)	-	(809,310)
Balances at June 30, 2003	1,632,627	28,452	17,521,786	24,977,478	(16,423,363)	299,402	26,403,755
Comprehensive Income:
Net Income	-	-	-	2,347,200	-	-	2,347,200
Other comprehensive income, net of tax:
Change in unrealized gain(loss) on
securities available-for-sale, net of deferred
income taxes of $(188,904)	-	-	-	-	-	(321,648)	(321,648)
Less: reclassification adjustment, net of
deferred income taxes of $(65,925)	-	-	-	-	-	(112,251)	(112,251)
Total Comprehensive Income							1,913,301
Proceeds from exercise of stock options	45,860	458	242,341	-	-	-	242,799
Tax Benefit from stock options exercised	-	-	37,189	-	-	-	37,189

Cash dividends ($.16 per share)	-	-	-	(263,520)	-	-	(263,520)
Purchase of treasury stock at cost	(50,668)	-	-	-	(1,037,281)	-	(1,037,281)
Balances at June 30, 2004	1,627,819	28,910	17,801,316	27,061,158	(17,460,644)	(134,497)	27,296,243
Comprehensive Income:
Net Income	-	-	-	1,316,933	-	-	1,316,933
Other comprehensive income, net of tax:
Change in unrealized gain(loss) on
securities available-for-sale, net of deferred
income taxes of $15,209	-	-	-	-	-	25,897	25,897
Less: reclassification adjustment, net of
deferred income taxes of $1,518	-	-	-	-	-	2,584	2,584
Total Comprehensive Income							1,345,414
Proceeds from exercise of stock options	2,000	20	19,730	-	-	-	19,750
Tax Benefit from stock options exercised	-	-	7,968	-	-	-	7,968
Cash dividends ($.16 per share)	-	-	-	(253,519)	-	-	(253,519)
Purchase of treasury stock at cost	(77,809)	-	-	-	(1,598,527)	-	(1,598,527)
Balances at June 30, 2005	1,552,010	$ 28,930	$ 17,829,014	$ 28,124,572	$ (19,059,171)	$ (106,016)	$ 26,817,329

The accompanying notes are an integral part of the consolidated financial statements
24

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities:
Net income	$1,316,933	$2,347,200	$2,244,419
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	709,176	662,040	605,148
Amortization	68,004	68,004	65,502
Premiums and discounts on mortgage-backed
securities and investment securities	51,356	158,926	205,205
(Gain)/loss on sale of mortgage-backed securities and investment	4,102	(178,176)	(26,857)
securities
Loss on loans, net of recoveries	2,332,920	339,510	427,087
Gain on sale of property and equipment	(16,676)	(3,244)	(393)
Loss on sale of real estate owned	57,527	36,724	16,230
Gain from death benefit of bank-owned life insurance	(807,193)	-	-
Increase in cash surrender value on bank-owned
life insurance	(214,376)	(262,755)	-
Net change in operating accounts:
Accrued interest receivable and other assets	104,873	(10,675)	46,850
Deferred loan costs	(23,180)	(15,937)	(24,288)
Accrued expenses	28,833	(100,747)	112,727
Deferred income taxes	(633,718)	19,739	(110,691)
Income taxes payable - current	(14,849)	6,843	142,236
Net cash from operating activities	2,963,732	3,067,452	3,703,175

Cash flows from investing activities:
Purchase of investment securities available-for-sale	(3,708,750)	(6,043,018)	(2,676,760)
Purchase of investment securities held-to-maturity	(1,139,828)	(20,263,093)	(26,771,669)
Purchase of Federal Home Loan Bank stock	-	(3,100)	-
Proceeds from sale of investment securities
available-for-sale	150,000	1,172,619	519,357
Proceeds from maturities of investment securities
available-for-sale	751,070	7,900,000	21,398,867
Proceeds from maturities of investment securities
held-to-maturity	8,630,000	12,864,000	6,864,338
Net change in certificates of deposit	423,546	1,384,025	(3,772,699)
Net change in loans receivable	5,052,822	9,302,490	11,167,908
Purchase of mortgage-backed certificates available-for-sale	(6,825,818)	(2,550,000)	(1,526,562)
Purchase of mortgage-backed certificates held-to-maturity	-	-	(11,802,991)
Proceeds from sale of mortgage-backed certificates available-for-sale	121,745	-	-
Proceeds from principal payments and maturities
of mortgage-backed certificates available-for-sale	1,516,635	2,300,194	1,614,331
Proceeds from principal payments and maturities
of mortgage-backed certificates held-to-maturity	1,289,225	5,410,331	2,035,649
Purchases of property and equipment	(799,607)	(733,210)	(842,383)
Proceeds from sale of property and equipment	85,760	11,500	1,000
Purchase of bank owned life insurance	-	-	(5,500,000)
Proceeds from pay out of death benefit on bank-owned
life insurance	1,295,944	-	-
Proceeds from payments on note receivable	2,363	-	-
Net proceeds from sale of real estate owned	530,197	894,907	773,257
Net cash from (used in) investing activities	7,375,304	11,647,645	(8,518,357)
25

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from financing activities:
Net change in demand deposits, savings accounts,
and certificates of deposit	$ 20,103,826)	$ 4,417,304)	$ 9,213,397
Payments on borrowed funds	(1,431,705)	(231,269)	(1,149,278)
Proceeds from borrowed funds	875,000	450,000	470,000
Proceeds from issuance of common stock	19,750	242,799	200,563
Cash dividends paid	(253,519)	(263,520)	(258,681)
Purchase of treasury stock	(1,598,527)	(1,037,281)	(809,310)
Net cash from (used in) financing activities	(22,492,827)	(5,256,575)	7,666,691

Net increase (decrease) in cash and cash equivalents	(12,153,791)	9,458,522	2,851,509

Cash and cash equivalents -
beginning of period	32,771,262	23,312,740	20,461,231
Cash and cash equivalents -
end of period	$ 20,617,471	$ 32,771,262	$23,312,740

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest on deposits and
other borrowings	$ 5,104,758	$ 5,854,078	$7,181,472
Income taxes	664,318	1,036,396	1,235,852

Supplemental schedule of non-cash investing and
financing activities:
Loans and other real estate
charged off to reserve	$ 1,834	$ 244,050	$ 7,331

Loans transferred to real estate
acquired in settlement of loans	753,766	823,386	672,695

On July 16, 2004 the property and equipment of South Central Missouri Title, Inc was sold for $252,000. The property and equipment had a net value of approximately $102,000. As part of the sale, the company issued a note payable to a former employee of South Central Missouri Title, Inc. for $60,000.The gain from this sale, approximately $90,000, was deferred and is being recognized under the installment sale method. See Note 18,
Sale of Subsidiary for further details.

The accompanying notes are an integral part of the
consolidated financial statements

(1)        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business – First Bancshares, Inc., a Missouri corporation (“Company”),  was organized on September 30, 1993 for the purpose of becoming a unitary savings and loan holding company for First Home Savings Bank (”Savings Bank”).  The Savings Bank is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers in southern Missouri.  The Company and Savings Bank are also subject to the regulation of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Principles of consolidation – The accompanying consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries, the Savings Bank and SCMG, Inc. (formerly South Central Missouri Title, Inc.) and the wholly-owned subsidiaries of the Savings Bank, Fybar Service Corporation and First Home Investments.  In consolidation, all significant intercompany balances and transactions have been eliminated.

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

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investment securities and mortgage-backed certificates – Securities are classified in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” which establishes three classifications of investment securities:  held-to-maturity, trading and available-for-sale.  Trading securities are acquired principally for the purpose of near term sales.  Such securities are reported at fair value and unrealized gains and losses are included in income.  At June 30, 2005 and 2004, the Company had no securities designated as trading securities.  Securities which are designated as held-to-maturity are designated as such because the investor has the ability and intent to hold these securities to maturity.  Such securities are reported at amortized cost.

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

The accrual of interest on impaired loans is discontinued when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due 90 days or more.  Any accrued but uncollected interest previously recorded on such loans is generally reversed in the current period and interest income is subsequently recognized upon collection.  Loans not secured by real estate are then charged against the Savings Bank’s allowance for loan losses.  Loans secured by real estate that become 180 days or more past due that have not been foreclosed upon are then charged against the Savings Bank’s allowance for loan losses, unless the loan is adequately collateralized.  Cash collections subsequently received are applied against outstanding principal until the loan is considered fully collectible, after which cash collections are recognized as interest income.

The Company reports the change in present value of the expected future cash flows related to impaired loans as an increase or decrease in bad debt expense.

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and equipment and related depreciation – Property and equipment has been stated at cost except as discussed in Note 7.  Property and Equipment.  Depreciation has been principally computed by applying the following methods and estimated lives:

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

Loans are charged against the allowance at the time management has the information to consider it a loss or the loan is 120 days or more past due and not adequately collateralized with real estate.  If the loan is adequately secured by the real estate and becomes 180 days or more past due, foreclosure proceedings are initiated.

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Employee stock options – During the years ended June 30, 2005, 2004 and 2003, respectively, the Company had a stock-based employee compensation plan, which is described more fully in Note 13, Employee Benefit Plans.  The Company accounted for the plan under the recognition and measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations.

New accounting standards - In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. (“FIN”) 46 ”Consolidation of Variable Interest Entities.” This interpretation of Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities.  FIN 46 establishes standards for determining under what circumstances a variable interest entity should be consolidated with its primary beneficiary, including those to which the usual condition for consolidation does not apply.  This Interpretation was effective immediately for variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date.  It applies in the first fiscal year or interim period ending after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003.  The adoption of this Interpretation did not have a material impact on the Company.  In December 2003, the

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FASB issued FASB Interpretations No. 46 (Revised December 2003) “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46R).  FIN 46R is an update of FIN 46 and contains different implementation dates based on the types of entities subject to the standard and based on whether a company has adopted FIN 46.  The adoption of FIN 46R did not have a material impact on the Company’s results of operations or financial condition.

In December 2004, the FASB issued a revision to SFAS No. 123, “Accounting for Stock Based Compensation.”  SFAS No. 123(R), “Share Based Payment”, supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance.  SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of the equity instruments.  SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  We currently account for our stock-based compensation using the intrinsic method as defined in APB Opinion No. 25 and accordingly, we have not recognized any expense for our stock option plans in our consolidated financial statements.  SFAS No. 123(R) is effective for interim or annual periods beginning after December 15, 2005.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” that addresses accounting for changes in accounting principle, changes in accounting estimates, changes required by an accounting pronouncement in the instance the pronouncement does not include specific transition provisions and error correction.  SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle and error correction unless impracticable to do so.  SFAS No. 154 states an exception to retrospective application when a change in accounting principle, or the method of applying it, may be inseparable from the effect of a change in accounting estimate.  When a change in principle is inseparable from a change in estimate, such as depreciation, amortization or depletion, the change to the financial statements is to be presented in a prospective manner.  SFAS No. 154 and the required disclosures are effective for accounting changes and error corrections in fiscal years beginning after December 15, 2005

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 03-3 (“SOP 03-3”), “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.”  SOP 03-3 addresses the accounting for differences between contractual cash flows and the cash flows expected to be collected from purchased loans or debt securities if those differences are attributable, in part, to credit quality.  SOP 03-3 requires purchased loans and debt securities to be recorded initially at fair value based on the present value of the cash flows expected to be collected with no carryover of any valuation allowance

(1)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

previously recognized by the seller.  Interest income should be recognized based on the effective yield from the cash flows expected to be collected.  To the extent that the purchased loans or debt securities experience subsequent deterioration in credit quality, a valuation allowance would be established for any additional cash flows that are not expected to be received.  However, if more cash flows were subsequently expected to be received than originally estimated, the effective yield would be adjusted on a prospective basis.  SOP 03-3 was adopted by the Company on July 1, 2005.  The adoption of this statement is not expected to have a material impact on the Corporation’s financial position, results of operations, or cash flows.

In June 2005, the FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment, and directed the staff to issue proposed FASB Staff Position (FSP) Emerging Issues Task Force  (EITF) 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1”, as final. The final FSP will supersede EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”, and EITF Topic No. D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value”. The final FSP (retitled FSP FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”) will replace the guidance set forth in paragraphs 10-18 of EITF Issue 03-1 with references to existing other-than-temporary impairment guidance, such as SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, SEC Staff Accounting Bulletin No. 59, “Accounting for Noncurrent Marketable Equity Securities”, and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. FSP FAS 115-1 will codify the guidance set forth in EITF Topic D-44 and clarify that an investor should recognize an impairment loss no later than when the impairment is deemed other than temporary, even if a decision to sell has not been made.  FSP FAS 115-1 will be effective for other-than-temporary impairment analysis conducted in periods beginning after September 15, 2005.

Reclassifications – Certain accounts in the prior-years’ consolidated financial statements have been reclassified for comparative purposes to conform to the presentation in the current-year consolidated financial statements.

(2)

INVESTMENT SECURITIES

As discussed in Note 1, Summary of Significant Accounting Policies, the Company has designated certain securities as available-for-sale.  A summary of the investment securities available-for-sale at June 30, 2005 is as follows:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

United States Government and

  Federal Agencies obligations

$        8,258,419

$     6,441

$ 6,561   $     8,178,299

Obligations of states and

  political subdivisions

340,000

3,079

1,620

341,459

Mutual funds

26,236

           -

             -

26,236

Common and preferred stocks

2,527,260

12,000

111,460

2,427,800

  Total

$

11,151,915

$

21,520

$

199,641

$

10,973,794

A summary of investment securities held-to-maturity at June 30, 2005 is as follows:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

United States Government and

  Federal Agencies obligations

$

18,247,274

$

155

$

 127,999

$

18,119,430

Obligations of states and

  political subdivisions

3,089,722

44,265

6,168

3,127,819

  Total

$

21,336,996

$

44,420

$

134,167

$

21,247,249

The amortized cost and estimated market value of debt securities at June 30, 2005, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

           Available for Sale

Amortized

Estimated

Cost

Fair Value

Due in one year or less

$

     1,000,000

$       982,810

Due after one year through five years

       6,638,419

      6,576,915

                Due after five years through ten years

         960,000

         960,033

Total

$

8,598,419

$

8,519,758

             Held to Maturity

Amortized

Estimated

Cost

Fair Value

Due in one year or less

$

4,090,361

$

4,064,722

Due after one year through five years

14,532,593

14,444,738

Due after five years through ten years

1,509,501

1,536,136

Due after ten years

1,204,541

1,201,653

  Total

$

21,336,996

$

21,247,249

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

  $213,266

 $

8,174,581

A summary of investment securities held-to-maturity at June 30, 2004 is as follows:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

United States Government and

  Federal Agencies obligations

$

26,258,431

$

4,312

$

 213,356

$

26,049,387

                   Obligations of states and

  political subdivisions

2,557,381

34,365

5,677

2,586,069

  Total

$

28,815,812

  $

38,677

$

219,033

$

28,635,456

The following table presents the fair value and gross unrealized losses of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2005.

	Less Than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
United States
Government and
Federal Agencies
obligations	$12,921,628	$75,375	$10,120,710	$139,186	$23,042,338	$214,561
Obligations of states
and political
subdivisions	431,366	3,265	480,478	4,522	911,844	7,787
Federal agency
mortgage backed
securities	3,591,251	23,517	2,315,902	52,793	5,907,153	76,310

Subtotal, debt securities	16,944,245	102,157	12,917,090	196,501	29,861,335	298,658
Common and
preferred stocks	-	-	1,957,800	111,460	1,957,800	111,460
Total temporarily
impaired securities	$16,944,245	$102,157	$14,874,890	$307,961	$31,819,135	$410,118

(2)

INVESTMENT SECURITIES (CONTINUED)

The unrealized losses associated with the Company’s debt securities are not considered to be other-than-temporarily impaired because their unrealized losses are related to changes in interest rates and do not affect the expected cash flows of the underlying collateral or issuer.  Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2005.

The Company’s investments in common and preferred stocks consist primarily of two stocks ($1,957,800 of the total fair value and $111,460 of the total unrealized losses).  The Company evaluated the near-term prospects of the issuer in relation to the severity and duration of the impairment.  Based on that evaluation and the Company’s ability and intent to hold these investments for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider these investments to be other-than-temporarily impaired at June 30, 2005.

The following table presents proceeds from sales of securities, mortgage backed securities and the components of the net securities gains.

  June 30,

       2005                        2004

2003

Proceeds from sales

$

271,745

$

1,172,619

$

519,357

Realized gains

$

-

$

187,925       $      26,857

Realized losses

 4,102

    9,749                      -

Net realized gains (losses)

$           (4,102)

$

178,176       $      26,857

The book value of securities pledged as collateral, to secure public deposits was $259,819 at June 30, 2005 and $427,708 at June 30, 2004.  The approximate fair value of pledged securities was $265,445 at June 30, 2005 and $435,500 at June 30, 2004.

(3)

INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

Investment in stock of the Federal Home Loan Bank is required by law of every federally-insured savings institution.  The Savings Bank is in compliance with this requirement with an investment in Federal Home Loan Bank of Des Moines stock of $1,904,300 at June 30, 2005.  No ready market exists for this stock and it has no quoted market value.  However, redemption of this stock historically has been at par value.

(4)

MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market values of mortgage-backed securities available-

for-sale as of June 30, 2005 are summarized below:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

FHLMC certificates

$

1,246,999

$

13,343

$

41

$

1,260,301

FNMA certificates

5,822,436

17,829

18,806

5,821,459

GNMA certificates

893,501

-

3,162

890,339

  Total

$

7,962,936

$

31,172

$

22,009

$

7,972,099

The amortized cost and estimated market values of mortgage-backed securities held-to-

maturity at June 30, 2005 is as follows:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

FHLMC certificates

$

1,931,471

$

451

$

50,231

$

1,881,691

FNMA certificates

888,147

3,078

4,070

887,155

     Total

$

2,819,618

$

3,529

$

54,301

$

2,768,846

The amortized cost and estimated market values of mortgage-backed securities available-

for-sale as of June 30, 2004 are summarized below:

Estimated

Amortized

Gross Unrealized

Fair

Cost

Gains

Losses

Value

FHLMC certificates

$

476,130

$

444

$

3,892

$

472,682

FNMA certificates

1,041,458

2,447

13,338

1,030,567

GNMA certificates

1,302,711

1,416

30,661

1,273,466

  Total

$

2,820,299

$

4,307

$

47,891

$

2,776,715

The amortized cost and estimated market values of mortgage-backed securities held-to-

maturity at June 30, 2004 is as follows:

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

3,922,555

(5)

LOANS RECEIVABLE HELD-FOR-INVESTMENT

Loans receivable at June 30 consist of the following:

2005

2004

Residential real estate

$

89,220,396

$

95,338,510

Commercial real estate

41,491,575

40,195,511

Land

9,450,129

9,018,858

Loans to depositors, secured by savings accounts

1,709,487

1,900,083

Consumer and automobile loans

7,877,448

8,743,077

Second mortgage loans

4,160,390

3,881,863

Commercial loans

10,046,951

10,334,315

Overdrafts

160,436

185,781

  Total gross loans

164,116,812

      169,597,998

Reserve for loan losses

(2,850,704)

         (1,239,618)

Loans in process

(3,324,502)

          (2,323,626)

Unamortized deferred loan costs, net

  of origination fees

201,099

224,279

  Net loans receivable held-for-investment

$

158,142,705

$

166,259,033

Activity in the allowance for loan losses is summarized as follows for the years ended

June 30:

2005

2004

Balance at beginning of year

$

1,239,618

$

1,144,158

Provision charged to income

2,332,920

339,510

Charge-offs

(808,799)

(346,207)

Recoveries

   86,965

102,157

  Balance at end of year

$

2,850,704

$

1,239,618

The Savings Bank primarily grants loans to customers throughout southern Missouri.  The loans are typically secured by real estate or personal property.

Loans receivable at June 30, 2005 and 2004 that are interest-bearing and past 90 days due or are not accruing interest consist of the following:

2005

2004

Interest-bearing

$

148,408

$

403,027

Nonaccrual

2,854,263

1,811,719

$

3,002,671

$

2,214,746

 (5)

LOANS RECEIVABLE HELD-FOR-INVESTMENT (CONTINUED)

The following is a summary of information pertaining to impaired loans:

June 30,

2005

2004

Total impaired loans

$

5,044,244

$

1,970,421

   Valuation allowance related to impaired loans

$

1,853,713

$

398,546

Years Ended June 30,

2005

2004

2003

Average investment in

impaired loans

$

4,461,607

$

2,008,873

$

1,548,638

Interest income recognized

on impaired loans

$

165,186

$

27,229

$

114,248

Interest income recognized on

a cash basis on impaired loans

$

158,065

$

30,221

$

126,767

The Savings Bank has issued letters of credit totaling $1,335,000 for a customer in bankruptcy with $1.7 million in impaired loans.  The Savings Bank has paid $440,000 on the letters of credit and the beneficiary of the letters of credit has filed suit claiming the balance of $895,000 plus punitive damages and attorneys’ fees.  The Savings Bank has filed a counterclaim and the case is pending in federal court. Counsel for the Savings Bank has advised that, at this point in the proceedings, the extent of the loss, if any, cannot be predicted.   The Savings Bank believes the beneficiary’s claim is without merit, but a $150,000 accrual has been established for attorneys’ fees and litigation expenses. The $440,000 payment and the $150,000 accrual are shown on the Consolidated Statements of Income in the line labeled “Other credit losses and related expenses.”

(6)

ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at June 30 is summarized as follows:

2005

2004

Investment securities

$

171,602

$

180,649

Mortgage-backed securities

38,861

26,278

Loans receivable

1,125,493

1,374,997

  Total

$

1,335,956

$

1,581,924

(7)

PROPERTY AND EQUIPMENT

Property and equipment at June 30 consists of the following:

2005

Accum.

Valuation

Category

Cost

Deprec.

Reserve

Net

Land

$

1,012,757

$

-

$

-

$

1,012,757

Buildings

5,476,960

1,714,923

-

3,762,037

Office furniture, fixtures

  and equipment

2,913,221

1,964,221

-

949,000

Automobiles

158,770

132,340

-

26,430

Investment real estate

3,444,751

588,103

271,147

2,585,501

  Total

$

13,006,459

$

4,399,587

$

271,147

$

8,335,725

2004

Accum.

Valuation

Category

Cost

Deprec.

Reserve

Net

Land

$

642,704

$

-

$

-

$

642,704

Buildings

5,564,753

1,568,936

-

3,995,817

Office furniture, fixtures

  and equipment

2,880,044

1,706,288

-

1,173,756

Automobiles

170,352

123,254

-

 47,098

Investment real estate

3,309,531

493,677

271,147

2,544,707

  Total

$

12,567,384

$

3,892,155

$

271,147

$

8,404,082

Depreciation charges to operations for the years ended June 30, 2005, 2004 and 2003 were $709,176, $662,040, and $605,148, respectively.  The depreciation policies followed by the Company are described in Note 1, Summary of Significant Accounting Policies.

A valuation reserve was established in a prior year for certain investment real estate to adjust the property to its net realizable value.  The reserve was calculated in 1988 using the income approach as requested by the OTS.

(8)

INTANGIBLE ASSET

A summary of the intangible asset at June 30 is as follows:

2005

2004

Premium on branch acquisition

$

1,020,216

$

1,020,216

Accumulated amortization

(607,450)

(539,446)

  Net premium on branch acquisition

$

412,766     $

480,770

Amortization expense relating to this premium was $68,004 in 2005, $68,004 in 2004 and $65,502 in 2003.

Estimated amortization expense is as follows for the years ending June 30:

2006

$

50,115

2007

50,115

2008

50,115

2009

50,115

2010

50,115

After

162,191

$

412,766

(9)

CUSTOMER DEPOSITS

A summary of deposit accounts at June 30 is as follows:

2005

2004

                                           Amount               %           Amount

Noninterest-bearing checking

$   11,815,549

6.3%

$

9,961,669

4.8%

Interest-bearing checking

38,237,541

20.4

37,190,834

18.0

Super Saver money market

29,873,995

16.0

38,845,175

18.7

Savings

  17,584,391

19.4

16,751,418

8.1

Certificates of Deposit

89,631,230

47.9

104,497,436

50.4

Total

$ 187,142,706

 100.0

%

$ 207,246,532

100.0

%

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $24,409,250 and $30,409,979 at June 30, 2005and 2004, respectively.

At June 30, 2005, scheduled maturities of certificates of deposit are as follows:

2006

$

57,580,114

2007

13,593,107

2008

7,498,842

2009

9,774,706

2010

1,184,461

$

89,631,230

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

Weighted

Weighted

Average

Average

2005

Rate

2004

Rate

Term Advances:

  Long-term; fixed-rate; callable

  $

28,000,000

5.48%

$28,000,000

5.48%

Amortizing Advances:

  Long-term; fixed-rate; noncallable

         394,299

7.42

    1,120,741       7.48

  Total

                         $28,394,299

      5.50%

$29,120,741       5.55%

At June 30, 2005 the $28,000,000 of callable advances are callable quarterly.  In the table below, these advances are shown as maturing on their maturity date instead of their call date because at the interest rates prevailing as of June 30, 2005 it would be to the FHLB’s advantage not to call these advances.

As of June 30, 2005 the fixed-rate term advance shown above shall be subject to a prepayment fee equal to 100 percent of the present value of the monthly lost cash flow to the FHLB based upon the difference between the contract rate on the advance and the rate on an alternative qualifying investment of the same remaining maturity.  Advances may be prepaid without a prepayment fee if the rate on an advance being prepaid is equal to or below the current rate for an alternative qualifying investment of the same remaining maturity.

Maturities of FHLB advances are as follows:

Aggregate

Annual

Year Ended June 30

Maturities

2006

$

26,997

2007

29,070

2008

31,302

2009

33,705

                                                     2010                                                          36,293

Later years

28,236,932

$

28,394,299

(10)

ADVANCES FROM FEDERAL HOME LOAN BANK (CONTINUED)

Interest expense on borrowed funds for the years ended June 30 is summarized below:

2005

2004

2003

Advances from FHLB

$

1,620,662

$

1,650,104

$

1,668,258

Other borrowings

15,757

1,600

5,723

  Total

$

1,636,419

$

1,651,704

$

1,673,981

(11)

BORROWINGS

Borrowings consist of the following:

2005

2004

             Prime minus .5%; Midwest Independent

Bank; $1,000,000 line of credit; secured

by Bank stock; interest payable

semi-annually; due on demand or March, 2006

$

625,000

$

450,000

   Other                                                                                                     54,737    _________  -

                                                                                                                      $       679,737    $        450,000

At June 30, 2005, the Savings Bank had irrevocable letters of credit issued on its behalf from the FHLB totaling $10,100,000.  The letters of credit expire in August 2005.

(12)

INCOME TAXES

The provision for income tax expense for the years ended June 30 is as follows:

2005

2004

    2003____

Current

$

649,390

$

1,045,444

$   1,374,944

Deferred

(633,718)

19,739

(110,691)

  Total

$

15,672

$

1,065,183

$    1,264,253

The provision for income taxes differs from that computed at the statutory corporate rate, 34%, for the years ended June 30 as follows:

2005

2004

      2003____

Tax at statutory rate

$

 453,086

$

1,160,210

$

1,192,948

Increase (decrease) in taxes resulting from:

State taxes, net of federal benefit

91,902

61,605

102,338

Tax-exempt income

(41,044)

           (37,061)

(31,858)

                   Bank-owned life insurance

         (347,333)

           (89,337)

                  -

   Tax credits

          (45,511)

           (35,011)                       -

Dividends received deduction                                   (33,520)             (16,535)            (9,966)

   Net effect of other book/tax differences

           (61,908)

           (21,312)

10,791

Provision for income taxes

$

15,672

$

     1,065,183

$

1,264,253

(12)

INCOME TAXES (CONTINUED)

Deferred income tax expense results from timing differences in the recognition of income and expense for tax and financial reporting purposes.  The sources of the differences and the related tax effects for the years ended June 30 were as follows:

2005

2004

2003

Difference in depreciation methods used

  for tax purposes and financial statements

$

         (42,251)

$

93,324

$      73,756

Effect of health insurance plan reserves

  not currently deductible

            31,172

            (2,794)

(31,791)

Use of different methods for computing

  loan loss reserves for tax purposes and

  financial statements

         (597,602)

(43,690)

(114,273)

Effect of accrued employee absences not

  currently deductible

         5,735

        (4,440)

(7,400)

Use of different methods for computing net

  deferred loan costs/fees for tax purposes

  and financial statements

(10,696)

(9,193)

(15,215)

Effect of accrued expenses

                   not currently deductible                                             (55,500)                      -                          -

                Effect of prepaid expenses

                   currently deductible

            71,202

                       -                           -

                Effect of book amortization

                   in excess of tax amortization                                     (10,555)                      4                      929

Other book/tax differences

(25,223)

(13,472)

        (16,697)

Increase (decrease) in deferred income taxes

$

(633,718)

$

19,739

$    (110,691)

The components of deferred tax assets and liabilities as of June 30, 2005 and 2004 consisted of:

2005

2004

Deferred tax assets:

Reserve for loan losses

$

1,048,824

$

451,222

Valuation reserve on investment real estate

92,190

92,190

Unrealized losses on securities available-for-sale

81,781

105,878

Health insurance plan reserves not currently deductible

36,620

67,792

Book amortization in excess of tax amortization

51,574

41,019

Compensated employee absences

50,505

56,240

Accrued expenses not currently deductible

55,500

-

State net operating loss carryforwards

27,016

16,634

Other

          2,776

-

Total gross deferred tax benefits

 1,446,786

830,975

(12)

INCOME TAXES (CONTINUED)

Deferred tax liabilities:

Tax depreciation in excess of book depreciation

494,345

536,596

FHLB stock dividends

60,936

60,936

Prepaid expenses

         71,202

-

Unrealized gains on securities available-for-sale

19,496

26,504

Unamortized deferred loan costs, net of fees

  82,023

92,719

Other

-

12,066

Total gross deferred tax liabilities

728,002

728,821

Net deferred tax assets/(liabilities)

$     718,784

$     102,154

In accordance with SFAS No. 109, a deferred tax liability has not been recognized for tax basis bad debt reserves of approximately $2,190,825 of the Savings Bank that arose in tax years that began prior to December 31, 1987.  At June 30, 2005 the amount of the deferred tax liability that had not been recognized was approximately $810,605.  This deferred tax liability could be recognized if, in the future, there is a change in federal tax law, the Savings Bank fails to meet the definition of a “qualified savings institution,” as defined by the Internal Revenue Code, certain distributions are made with respect to the stock of the Savings Bank, or the bad debt reserves are used for any purpose other than absorbing bad debts.

(13)

EMPLOYEE BENEFIT PLANS

The Savings Bank participates in a multiple-employer defined benefit pension plan covering substantially all employees.  Separate actuarial valuations are not available for each participating employer, nor are plan assets segregated.  As of December 2002, the pension plan was no longer over funded as in prior years.  As a result, the Savings Bank has been experiencing increased pension costs.  Pension expense for the years ended June 30, 2005, 2004 and 2003 was approximately $298,145, $239,533, and $91,499 respectively.

During the year ended June 30, 2003, the Company amended its Employee Stock Ownership Plan (ESOP) and changed its name to the “First Home Savings Bank Employee Stock Ownership and 401(k) Plan.”  The amended plan covers all employees that are age 21 and have completed six months of service.  The Company may make discretionary contributions in the form of Company common stock or cash.  The Company recorded expense related to the ESOP and 401(k) plan of $40,000 in 2004 and 2003.  The Company did not incur any expense related to the ESOP and 401(k) plan in 2005.

The Company has elected to follow Accounting Principles Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, “Accounting for Stock-Based Compensation,” requires use of option valuation models that were not developed for use in valuing employee stock options.  Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

(13)

EMPLOYEE BENEFIT PLANS (CONTINUED)

The Company’s 2004 Stock Option and Incentive Plan has authorized the grant of options to certain officers, employees and directors for up to 100,000 shares of the Company’s common stock.  All options granted have 10 year terms and vest and become exercisable ratably over five years following the date of grant.  The plan was approved by shareholders in October 2004.

The Company’s 2004 Management Recognition Plan has authorized the award of shares to certain officers, employees and directors for up to 50,000 shares of the Company’s common stock.  All shares awarded will have a restricted period to be determined by the Corporation’s Compensation Committee.  The restricted period shall not be less than three years if the award is time based, or not less than one year if performance based.  The plan was approved by shareholders in October 2004.

The Company’s 1993 Stock Option and Incentive Plan authorized the grant of options to certain officers, employees and directors for up to 304,174 shares of the Company’s common stock.  All options granted had 10 year terms and vest and became exercisable ratably over five years following date of grant.  This plan expired on December 23, 2003.

Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.  The fair value for these options was estimated at the date of grant using a fair value option pricing model.

The effect of applying the fair value method required by SFAS No. 123 to the Company’s stock option awards results in net income and earnings per share that are not materially different from amounts reported in the consolidated statements of income, therefore a table reconciling net income and earnings per share as reported and on a pro forma basis will not be presented.

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

(13)

EMPLOYEE BENEFIT PLANS (CONTINUED)

A summary of the Company’s stock option activity, and related information for the years ended June 30 follows:

             2005

2004

    2003

Weighted

Weighted

Weighted

Average

Average

Average

Exercise

Exercise

Exercise

Options

Price

Options

Price

Options

Price

Outstanding –

  beginning of year

6,000

$

9.17

51,860

$

5.74

89,760

$

5.55

Granted

                -

                -

  -

-

-

-

Exercised

         (2,000)

9.875

(45,860)

5.29

(37,900)

5.29

Forfeited

         (2,000)

          9.875

-

-

-

-

Outstanding –

  end of year

          2,000

7.75

6,000

9.17

51,860

5.74

Exercisable at end

  of year

2,000

$

7.75

2,000

$

7.75

45,860

$

5.20

 The following table summarizes information about stock options outstanding at June 30, 2005:

Number

Number

Remaining

Exercise

Outstanding at

Exercisable at

Contractual

Price

June 30

June 30

Life (Months)

$

7.75

2,000

2,000

1

(14)

EARNINGS PER SHARE

The following information shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.  The amounts in the income columns represent the numerator and the amounts in the shares columns represent the denominator.

Years Ended June 30,

2005

2004

2003

Per

Per

Per

Share

Share

Share

Income

Shares

Amt

Income

Shares

Amt

Income

Shares

Amt

Basic EPS:

Income available

  to common

  stockholders

$

1,316,933

1,595,139

$0.83

$ 2,347,200

1,649,525

$  1.42

$   2,244,419

1,634,936

$1.37

 Effective of dilutive

  securities

-

1,229

-

3,226

-

30,304

Diluted EPS:

  Income available

    to stockholders

    plus stock options

$

1,316,933

1,596,368

$0.83  $ 2,347,200

1,652,751

$  1.42

$   2,244,419

1,665,240

$1.35

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

2005

2004

Beginning balances

$

1,706,224

$

2,090,712

Originations and advances

1,882,350

1,684,000

Principal repayments

(2,638,181)

(2,068,488)

Ending balances

$

950,393

$

1,706,224

The Company has two directors that perform legal services on behalf of the Savings Bank.  The services primarily relate to foreclosures and bankruptcies.  During the years ended June 30, 2005, 2004 and 2003, the Savings Bank paid $37,481, $34,044 and $23,985, respectively, for legal services performed by these directors.

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

Letters of Credit – Outstanding letters of credit were approximately $1,597,568 at June 30, 2005.

Loan Commitments – The Savings Bank had outstanding firm commitments to originate fixed interest rate loans in the amount of $25,000 and variable interest rate loans in the amount of $1,277,750 at June 30, 2005.

Lines of Credit – The unused portion of lines of credit was approximately $3,134,601 at June 30, 2005.

Loans in Process – The Savings Bank has recorded loans in process representing the undisbursed portion of loans in the amount of $3,324,502 at June 30, 2005.  These amounts were recorded as loans receivable, with a corresponding reduction for such loans in process as reflected in Note 5,  Loans Receivable Held-For-Investment.

(17)

CONCENTRATION OF CREDIT RISK

The Savings Bank maintains its primary bank accounts with institutions in Missouri and Iowa.

On June 30, 2005, the individual balances of these accounts exceeded standard insurance limits Established by the Federal Deposit Insurance Corporation.

(18)

SALE OF SUBSIDIARY

On June 22, 2004, an agreement was entered into to sell the property and equipment of South Central Missouri Title Company, Inc for $252,000.  In addition, South Central entered into a covenant not to compete agreement with the purchaser.  Expense related to the sale totaled $61,512.  As of the date of the sale, the assets sold had a net book value of $100,166.  The majority of the sales price was in the form of a promissory note to South Central with a five year maturity.  The transaction closed on July 16, 2004.  As a result of this sale, the subsidiary will no longer offer sales of title insurance or real estate closing services.  The company accounted for this sale on the installment method because the initial investment by the buyer was not substantial enough to warrant full recognition of the gain.  However, the recovery of the cost of the property is reasonably assured if the buyer defaults.  The following schedule summarizes certain information for the transaction:

Revenue

$252,000

Cost of Sale

 161,678

Deferred Gain

   90,322

Deferred Gain  Recognized

     8,026

During Fiscal Year 2005

Deferred Gain at

June 30, 2005

$ 82,296

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

(19)

REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

Management believes, as of June 30, 2005, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2005, the most recent notification from the OTS, the Savings Bank was categorized as well-capitalized under the framework for prompt corrective action.  To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, and core capital leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The Savings Bank’s actual capital amounts and ratios are also presented in the table.

To Be Well-

Capitalized Under

                 For Capital

             Prompt Corrective

                    Actual                  Adequacy Purposes            Action Provisions

Amount   Ratio            Amount        Ratio             Amount      Ratio

     (Dollars in thousands)

As of June 30, 2005:

 Total Risk-Based Capital

(to Risk-Weighted Assets)

$ 25,367

16.54%

>$ 12,271

8.0%

> $15,339

10.0%

         Core Capital

   (to Adjusted Tangible Assets)

23,681

9.85%

>9,617

4.0%

 >

12,021

5.0%

 Tangible Capital

   (to Tangible Assets)

23,681

9.85%

> 3,606

1.5%

N/A

 Tier 1 Capital

   (to Risk-Weighted Assets)

23,681

15.44%

N/A

9,203

6.0%

As of June 30, 2004:

 Total Risk-Based Capital

(to Risk-Weighted Assets

$ 23,430

14.4%

≥

$13,041

8.0%

>$16,301

10.0%

 Core Capital

   (to Adjusted Tangible Assets)

22,237

8.6%

>10,393

4.0%

>

12,991

5.0%

 Tangible Capital

   (to Tangible Assets)

22,237

8.6%

>

3,897

1.5%

N/A

 Tier 1 Capital

   (to Risk-Weighted Assets)

22,237

13.6%

N/A

>

9,781

6.0%

(20)

ADVERTISING COSTS

The Company incurred $118,336, $130,459, and $172,980 in non-direct response advertising costs during the years ended June 30, 2005, 2004 and 2003, respectively.  The Company incurred no direct response advertising costs during these years.

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

	June 30, 2005
	Carrying	Fair
	Amount	Value
Financial assets:
Cash and cash equivalents	$20,617,471	$20,617,471
Certificates of deposit	2,975,128	2,975,128
Available-for-sale securities	10,973,794	10,973,794
Held-to-maturity securities	21,336,996	21,247,249
Investment in FHLB stock	1,904,300	1,904,300
Available-for-sale mortgage-backed securities	7,972,099	7,972,099
Held-to-maturity mortgage-backed securities	2,819,618	2,768,846
Loans, net of allowance for loan losses	158,142,705	160,580,000
Accrued interest receivable	1,335,956	1,335,956

Financial liabilities:
Deposits	187,142,706	186,824,000
FHLB advances	28,394,299	30,390,000
Borrowings	679,737	679,737
Accrued interest payable	248,504	248,504
Unrecognized financial instruments (net of contract amount)
Commitments to extend credit	-	-
Letters of credit	-	-
Unused lines of credit	-	-

(21)

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

	June 30, 2004
	Carrying	Fair
	Amount	Value
Financial assets:
Cash and cash equivalents	$32,771,262	$32,771,262
Certificates of deposit	3,398,674	3,398,674
Available-for-sale securities	8,174,581	8,174,581
Held-to-maturity securities	28,815,812	28,635,456
Investment in FHLB stock	1,904,300	1,904,300
Available-for-sale mortgage-backed securities	2,776,715	2,776,715
Held-to-maturity mortgage-backed securities	4,129,566	3,922,555
Loans, net of allowance for loan losses	166,259,033	169,226,000
Accrued interest receivable	1,581,924	1,581,924

Financial liabilities:
Deposits	207,246,532	207,368,000
FHLB advances	29,120,741	31,402,000
Borrowings	450,000	450,000
Accrued interest payable	253,679	253,679
Unrecognized financial instruments (net of contract amount)
Commitments to extend credit	-	-
Letters of credit	-	-
Unused lines of credit	-	-

(22)

PARENT COMPANY ONLY FINANCIAL INFORMATION

The following condensed statements of financial condition and condensed statements of income and cash flows for First Bancshares, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

Condensed Statements of Financial Condition

ASSETS	2005	2004
Cash	$98,349	$114,754
Certificates of deposit	10,000	1,803,358
Investment securities available-for-sale, at fair value	460,000	473,000
Investment in subsidiaries	25,472,235	24,068,562
Property and equipment, less accumulated
depreciation	1,409,777	1,297,019
Due from subsidiary	21,203	34,338
Other assets	35,959	20,623
Total assets	$27,507,523	$27,811,654

(22)

PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

LIABILITIES AND STOCKHOLDERS' EQUITY
Note payable	$625,000	$450,000
Accrued expenses	29,983	13,079
Deferred income taxes, net	35,211	52,332
Stockholders' equity	26,817,329	27,296,243
Total liabilities and stockholders' equity	$27,507,523	$27,811,654

Condensed Statements of Income

	2005	2004	2003
Income:
Equity in earnings of subsidiaries	$1,358,806	$2,281,456	$2,293,359
Interest and dividend income	38,582	41,382	34,629
Gain on sale of investments	-	138,163	-
Gain on sale of property and equipment	13,945	-	-
Other	9,693	25,559	32,698
Total income	1,421,026	2,486,560	2,360,686

Expenses:
Professional fees	104,574	37,172	38,193
Printing and office supplies	11,691	7,359	10,247
Interest	12,577	1,600	41,706
Other	80,779	68,771	65,861
Income tax	(105,528)	24,458	(39,740)
Total expenses	104,093	139,360	116,267
Net income	$1,316,933	$2,347,200	$2,244,419

(22)

PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Cash Flows

	2005	2004	2003
Cash flows from operating activities:
Net income	$1,316,933	$2,347,200	$2,244,419
Adjustments to reconcile net income to net
cash provided from operating activities:
Equity in earnings of subsidiaries	(1,358,806)	(2,281,456)	(2,293,359)
Depreciation expense	50,382	36,794	27,002
Gain on sale of investments	-	(138,163)	-
Gain on sale of property and equipment	(13,945)	-	-
Net change in operating accounts:
Deferred income taxes, net	(12,539)	32,411	(930)
Other assets and liabilities	14,703	(21,611)	(5,431)
Net cash from (used in) operating activities	(3,272)	(24,825)	(28,299)

Cash flows from investing activities:
Dividends from subsidiary	-	2,000,000	2,250,000
Proceeds from sale of investments	-	425,106	-
Purchase of property and equipment	(189,195)	(375,027)	-
Proceeds from sales of property and
equipment	40,000	-	-
Net change in certificates of deposit	1,793,358	(1,793,358)	-
Net cash from investing activities	1,644,163	256,721	2,250,000

Cash flows from financing activities:
Proceeds from borrowed funds	875,000	450,000	470,000
Payments on borrowed funds	(700,000)	-	(1,419,946)
Proceeds from issuance of common stock	19,750	242,799	200,563
Cash dividends paid	(253,519)	(263,520)	(258,681)
Purchase of treasury stock	(1,598,527)	(1,037,281)	(809,310)
Net cash used in financing activities	(1,657,296)	(608,002)	(1,817,374)
Net increase (decrease) in cash and cash equivalents	(16,405)	(376,106)	404,327
Cash and cash equivalents - beginning of period	114,754	490,860	86,533

Cash and cash equivalents - end of period	$98,349	$114,754	$490,860

COMMON STOCK INFORMATION

The common stock of First Bancshares, Inc. is traded on The Nasdaq Stock Market under the symbol “FBSI”.  As of August 31, 2005, there were 563 stockholders and 1,552,010 shares of common stock outstanding.  This does not reflect the number of persons or entities who hold stock in nominee or “street name.”

On August 25 and November 23, 2004 and February 23, May 25 and August 25, 2005, the Company declared a $.04 common stock dividend payable on September 30 and December 31, 2004 and March 31, June 30, and September 30, 2005 to stockholders of record on September 15 and December 15, 2004 and March 15, June 15, and September 15, 2005, respectively.  Dividend payments by the Company are dependent primarily on dividends received by the Company from the Savings Bank.  Under Federal regulations, the dollar amount of dividends a savings and loan association may pay is dependent upon the association’s capital position and recent net income.  Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations.  However, institutions that have converted to stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with the OTS regulations and the Savings Bank’s Plan of Conversion.  In addition, under Missouri law, the Company is generally prohibited from declaring and paying dividends at a time when the Company’s net assets are less than its stated capital or when the payment of dividends would reduce the Company’s net assets below its stated capital.

The following table sets forth market price and dividend information for the Company’s common stock.

Fiscal 2005

High

Low

Dividend

First Quarter

$22.15

$19.28

$.04

Second Quarter

$20.75

$18.25

$.04

Third Quarter

$22.75

$20.05

$.04

Fourth Quarter

$22.50

$18.50

$.04

Fiscal 2004

First Quarter

$21.04

$16.66

$.04

Second Quarter

$21.21

$19.62

$.04

Third Quarter

$21.88

$20.00

$.04

Fourth Quarter

$21.40

$19.51

$.04

DIRECTORS AND OFFICERS

FIRST BANCSHARES, INC.

FIRST HOME SAVINGS BANK

DIRECTORS:

DIRECTORS:

Stephen H. Romines

Stephen H. Romines

Interim President and CEO

Interim President and CEO

Director Emeritus

Director Emeritus

(Retired Chairman of the Board, President

(Retired Chairman of the Board,

and Chief Executive Officer)

President and Chief Executive Officer)

Harold F. Glass

Harold F. Glass

Partner

Partner

Millington, Glass & Love, Attorneys at Law

Millington, Glass & Love, Attorneys at Law

John G. Moody

John G. Moody

Judge of the 44th

Judge of the 44th

Missouri Judicial Circuit

Missouri Judicial Circuit

Dr. James F. Moore

Dr. James F. Moore

Retired Director of State Fruit

Retired Director of State Fruit

Experiment Station of

Experiment Station of

Missouri State University

Missouri State University

Thomas M. Sutherland

Thomas M. Sutherland

One of the owners and operators of

One of the owners and operators of

Sutherlands Home Improvements Centers

Sutherlands Home Improvements Centers

group of stores

group of stores

OFFICERS:

OFFICERS:

Stephen H. Romines

Stephen H. Romines

Interim President and CEO

Interim President and CEO

Susan J. Uchtman,  CPA

Susan J. Uchtman, CPA

Chief Financial Officer

Chief Financial Officer/Treasurer

Gina Gunnels

Colleen B. Stofer

Secretary and Treasurer

Secretary

CORPORATE INFORMATION

CORPORATE HEADQUARTERS

TRANSFER AGENT

142 East First Street

Registrar and Transfer Co.

P.O. Box 777

10 Commerce Drive

Mountain Grove, Missouri  65711

Cranford, New Jersey  07016

(800) 866-1340

INDEPENDENT AUDITORS

Kirkpatrick, Phillips & Miller, CPAs, P.C.

COMMON STOCK

Springfield, Missouri

Traded on The Nasdaq Stock Market

GENERAL COUNSEL

Nasdaq Symbol:  FBSI

Harold F. Glass

Springfield, Missouri

SPECIAL COUNSEL

Breyer & Associates PC

McLean, Virginia

ANNUAL MEETING

The Annual Meeting of Stockholders will be held Monday, October 31, 2005, at 2:00 p.m., Central Time, at the Days Inn Conference Room, 300 East 19th Street, Mountain Grove, Missouri.

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