Form 10KSB/A, Exhibit 13
period 2005-06-30
FIRST BANCSHARES INC /MO/
filed 2005-11-01
CIK 912967

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

KPM

Accounting for Growth

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

- - - - - - - - - - - - - - - - - - -

Kirkpatrick, Phillips & Miller,

   Certified Public Accountants, P.C.

2003 East Sunshine

Springfield, Missouri  65804

To the Board of Directors and Stockholders

First Bancshares, Inc. and Subsidiaries

Mountain Grove, Missouri

We have audited the accompanying consolidated statements of financial condition of First Bancshares, Inc. and Subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2005.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform these audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Bancshares, Inc. and Subsidiaries as of June 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Kirkpatrick, Phillips & Miller

August 16, 2005

Springfield, Missouri

2003 East Sunshine . Springfield, Missouri  65804.  417-882-4300. fax 417-882-9418

500 West Main Street, Suite 200. Branson, Missouri  65616. 417-334-2987. fax 417-336-3403

www.kpmcpa.com

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