Form 10-K, Exhibit 13
period 2009-06-30
FIRST BANCSHARES INC /MO/
filed 2009-09-28
CIK 912967

Exhibit 13

First Bancshares, Inc.

2009 Annual Report

First Home Savings Bank

A wholly owned subsidiary of First Bancshares, Inc.

www.fhsb.com

Letter To Shareholders

Dear Shareholders:

Our fiscal year ended on June 30, 2009 and it was an extraordinary year – one that saw dramatic changes in the financial industry landscape. Major institutions failed, others combined with stronger partners, and the federal government initiated multiple new programs in reaction to the unprecedented economic environment. It was a year in which the performance of all financial institutions suffered, including First Bancshares. Our results for fiscal 2009 were tremendously disappointing and culminated in our entering into a Cease and Desist Order with our primary federal regulator, the Office of Thrift Supervision.  The terms of the Cease and Desist Order are more fully described in the Management’s Discussion and Analysis section of this Annual Report. We anticipate that fiscal 2010 will be another challenging year for the financial institutions industry, and for the nation overall, as we continue to work our way through these unprecedented economic conditions.

Recognizing the difficulties ahead, we are making every effort to be realistic and proactively confront this turbulent economic environment. Our first priority is to preserve capital and to take the appropriate actions to navigate the stressed operating environment. Our second priority is to position First Bancshares to emerge from this recession with improved viability and long-term performance. In this process, we will be defining who we are and how we will best compete, both now and when better times arrive.

Being Realistic and Navigating the Economic Environment

While our fiscal 2009 financial results were very disappointing, it was a year in which we took a proactive and realistic approach to the economic cycle. Early in the year – painful as it was – we continued to implement a policy of not paying regular cash dividends in order to preserve capital. We also continued to aggressively recognize and resolve problem loans. Additionally, we strengthened our overall liquidity position and ended fiscal 2009 with $25 million in unused secured borrowing capacity. At year-end 2009, we had $26.2 million in cash and cash equivalents.

Several changes were made in our existing risk management team, adding individuals with experience in turnaround situations. The efforts of this team resulted in early identification of commercial credit issues, primarily in commercial real estate loans. Furthermore, we increased our loan loss reserve levels throughout fiscal 2009, with an increase of $1.4 million during the year. On a comparative basis, our loan loss reserves increased from 1.65% of loans at year-end 2008 to 3.05% at year-end 2009.

There is no doubt the current recession represents continuing credit challenges for all financial institutions, but we are addressing these credit challenges through our risk management team and combined strong capital and reserves.

In recognition of the current operating environment and our obligations to shareholders, no bonuses for fiscal 2009 were paid to the Executive Management Team and no merit salary increases will be received by the Executive Management Team in fiscal 2010.

Going forward, we anticipate adopting other cost saving measures to streamline our cost structure given current revenue pressures and additional expenses in the form of higher FDIC insurance premiums and loan collection expenses. To that end, we are aggressively pursuing improvements in efficiency and operating under the assumption that there is no such thing as “business as usual,” and nothing is above scrutiny.  Every option to eliminate unnecessary expenses will be considered as we explore our opportunities to streamline our cost structure.

Making Certain We Are Ready

Post-Recession Environment
The current environment is difficult for all financial institutions, including First Bancshares. The recession will, in all likelihood, get worse before it gets better.  Banks that emerge intact from the current environment will be those that understand their customers and provide value-added solutions along with a strong community image and distribution system that provide a deposit base to fund lending opportunities. We are improving our training and systems in an effort to capture this opportunity. In addition, as a result of the bank failures and mergers, pricing competition should decrease. These factors, among others, should result in a favorable environment in which a company that provides exceptional service to local businesses and consumers can succeed – and that is what we intend to do.

A Focused Plan

We must be ready for this opportunity – ready to compete and ready to perform. We will strive to build more personal banking relationship with our local businesses and customers; and we will strive to cooperate across lines of business to put the best solution in front of our customers.

Our history and the strength of our bank is clearly linked to our local customers from our various locations. As we strengthen our historical niche, we look forward to the opportunity to deepen and expand these core banking relationships as well as developing and expanding our commercial banking business. Our focus on community involvement will provide a strong niche for retail customers who value local pride and service over price. Strategically, our focus is on:

· Improving credit quality;
· Managing capital and liquidity;
· Attracting and building core banking relationships;
· Deepening customer relationships;
· Establishing better loan and deposit pricing; and
· Improving efficiency and expense management.

While we anticipate bringing many strengths and improvements to the post-recession world – an experienced management team, and a profitable institution with a solid capital base – we recognize that increasing our core long-term customer funding remains a strategic imperative. We believe that there will be deposits available and we are instituting a strategy to ensure that we are in a position to take advantage of this opportunity.

Recognizing the difficulties ahead, we believe we are focused on building credibility with our shareholders, customers, and regulators, which we believe, in turn, will increase our franchise value.

Thank you for your support and understanding during these trying times, and I look forward to building our future success together.

/s/Lannie E. Crawford

Lannie E. Crawford
President

Business of the Company

First Bancshares, Inc. (“Company”), a Missouri corporation, was incorporated on September 30, 1993 for the purpose of becoming the holding company for First Home Savings Bank (“First Home” or the “Savings Bank”) upon the conversion of First Home from a Missouri mutual to a Missouri stock savings and loan association.  That conversion was completed on December 22, 1993.  At June 30, 2009, the Company had total consolidated assets of $229.9 million and consolidated stockholders’ equity of $23.8 million.

The Company is not engaged in any significant business activity other than holding the stock of First Home.  Accordingly, the information set forth in this report, including the consolidated financial statements and related data, applies primarily to First Home.

First Home is a Missouri-chartered, federally-insured stock savings bank organized in 1911.  The Savings Bank is regulated by the Missouri Division of Finance and the Office of Thrift Supervision (“OTS”).  Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation.  First Home also is a member of the Federal Home Loan Bank (“FHLB”) System.

First Home conducts its business from its home office in Mountain Grove and ten full service branch facilities in Marshfield, Ava, Gainesville, Sparta, Theodosia, Crane, Galena, Kissee Mills, Rockaway Beach, and Springfield, Missouri. First Home provides its customers with a full array of community banking services and is primarily engaged in the business of attracting deposits from, and making loans to, the general public, including individuals and small to medium size businesses.  First Home originates real estate loans, including one-to-four family residential mortgage loans, multi-family residential loans, commercial real estate loans and home equity loans, as well as, non-real estate loans, including commercial business loans and consumer loans.  First Home also invests in mortgage-backed, United States Government and agency securities and other assets.

At June 30, 2009, First Home’s total gross loans were $137.1 million, or 59.6% of total consolidated assets, including residential first mortgage loans of $71.1 million, or 51.9% of total gross loans and other mortgage loans of $52.1 million, or 38.0% of total gross loans.  Of the gross mortgage loans, over 61.2% are adjustable-rate loans.

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

	At June 30,
	2009	2008	2007	2006	2005
	(In thousands)
FINANCIAL CONDITION DATA:
Total assets	$229,915	$249,232	$241,331	$228,395	$244,007
Loans receivable, net	133,162	167,035	158,993	141,987	158,143
Cash, interest-bearing deposits
and securities	81,335	64,195	65,498	69,007	68,600
Deposits	189,218	194,593	190,090	179,141	187,143
Retail repurchase agreements	5,713	4,648	2,103	-	-
Borrowed funds	10,000	22,000	22,000	22,000	28,394
Stockholders' equity	23,764	27,100	26,468	26,291	26,817

	Years Ended June 30,
	2009	2008	2007	2006	2005
	(In thousands, except per share information)
OPERATING DATA:

Interest income	$12,366	$14,828	$13,724	$12,913	$13,265
Interest expense	5,443	7,451	7,354	5,987	5,091
Net interest income	6,923	7,377	6,370	6,926	8,174
Provision for loan losses	5,314	1,291	426	1,520	2,333
Net interest income after provision
for loan losses	1,609	6,086	5,944	5,406	5,841
Impairment of and gains/(losses) on securities	143	-	177	(421)	(4)
Non-interest income, excluding
gains (losses) on securities	2,514	2,903	2,127	1,902	2,911
Non-interest expense	9,834	8,557	8,094	7,151	7,415
Income (loss) before taxes	(5,568)	432	154	(264)	1,333
Income tax expense (benefit)	(1,532)	69	(118)	(91)	16
Net income (loss)	$(4,036)	$363	$272	$(173)	$1,317
Basic earnings (loss) per share	$(2.60)	$0.23	$0.18	$(0.11)	$0.83
Diluted earnings (loss) per share	$(2.60)	$0.23	$0.18	$(0.11)	$0.83
Dividends per share	$0.10	$0.00	$0.08	$0.16	$0.16

	At or For the Years Ended June 30,
	2009		2008	2007	2006		2005
KEY OPERATING RATIOS:

Return on average assets	N/A	%	0.15%	0.09%	N/A	%	0.51%
Return on average equity	N/A		1.34	0.77	N/A		4.60
Average equity to average assets	10.70		11.05	11.32	11.52		11.10
Interest rate spread for period	2.94		3.01	2.71	2.96		3.31
Net interest margin for period	3.16		3.30	3.01	3.21		3.48
Non-interest expense to average assets	4.00		3.49	3.46	2.99		2.88
Average interest-earning assets to
interest-bearing liabilities	108.87		108.95	108.66	108.98		108.01
Allowance for loan losses to total loans
at end of period	3.05		1.65	1.59	1.67		1.74
Net charge-offs to average loans
outstanding during the period	2.63		0.74	0.14	1.29		0.44
Ratio of non-performing assets to total assets	2.18		1.56	1.47	0.59		2.21
Ratio of loan loss allowance to
non-performing assets	83.40		72.10	79.08	184.52		52.93
Dividend payout ratio	N/A		-	44.44	N/A		19.28

	June 30,
OTHER DATA:	2009		2008	2007	2006		2005

Number of:
Loans outstanding	2,802		3,388	3,450	3,644		4,263
Deposit accounts	21,965		23,221	23,983	24,724		25,021
Full service offices	11		11	11	10		10

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

Forward-Looking Statements

This Annual Report contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of words such as "believe," "expect," "anticipate," "intend," "should," "plan," "project," "estimate," "potential," "seek," "strive," or "try" or other conditional verbs such as "will," "would," "should," "could," or "may" or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our strategies. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Although we believe that our plans, intentions and expectations, as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, resulting in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations of us by the Office of Thrift Supervision, the Missouri Division of Finance (“Division”) and the Federal Deposit Insurance Corporation ("FDIC") or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; the possibility that we will be unable to comply with the conditions imposed upon us by the Order to Cease and Desist issued by the OTS, including but not limited to our ability to reduce our non-performing assets, which could result in the imposition of additional restrictions on our operations; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory polices and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; the inability of key third-party providers to perform their obligations to us; changes in accounting policies, principles and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; our ability to lease excess space in Company-owned buildings; and other risks detailed in this Annual Report. Any of the forward-looking statements that we make in this Annual Report and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for the remainder of fiscal 2010 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's operating and stock performance.

As used throughout this report, the terms "we", "our", or "us" refer to First Bancshares, Inc. and our consolidated subsidiary, First Home Savings Bank.

Recent Developments and Corporate Overview

The economic decline that began in calendar 2008 and that has continued thus far into calendar 2009 has created significant challenges for financial institutions such as First Home Savings Bank.  Dramatic declines in the housing market, marked by falling home prices and increasing levels of mortgage foreclosures, have resulted in significant write-downs of asset values by many financial institutions, including government-sponsored entities and major commercial and investment banks.  In addition, many lenders and institutional investors have reduced, and in some cases ceased to provide, funding to borrowers, including other financial institutions, as a result of concern about the stability of the financial markets and the strength of counterparties.

In response to the crises affecting the U.S. banking system and financial markets and attempts to bolster the distressed economy and improve consumer confidence in the financial system, on October 3, 2008, the U.S. Congress passed, and the President signed into law, the Emergency Economic Stabilization Act of 2008 (“EESA”).  The EESA authorizes the U.S. Treasury Department to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies in a troubled asset relief program (“TARP”).  The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.  Under the TARP Capital Purchase Program (“CPP”), the Treasury may purchase debt or equity securities from participating institutions.  The TARP also allows direct purchases or guarantees of troubled assets of financial institutions.  Participants in the CPP are subject to executive compensation limits and are encouraged to expand their lending and mortgage loan modifications.  First Bancshares elected not to participate in TARP.

EESA also increased FDIC deposit insurance on most accounts from $100,000 to $250,000. This increase was set to expire at the end of 2009, but has recently been extended to the end of 2013, and is not covered by deposit insurance premiums paid by the banking industry.

Following a systemic risk determination, the FDIC established a Temporary Liquidity Guarantee Program (“TLGP”) on October 14, 2008.  The TLGP includes the Transaction Account Guarantee Program, which provides unlimited deposit insurance coverage through December 31, 2009 for noninterest-bearing transaction accounts (typically business checking accounts) and certain funds swept into noninterest-bearing savings accounts (“TAGP”).  Institutions participating in the TAGP pay a 10 basis points fee (annualized) on the balance of each covered account in excess of $250,000, while the extra deposit insurance is in place.  The TLGP also includes the Debt Guarantee Program (“DGP”), under which the FDIC guarantees certain senior unsecured debt of FDIC-insured institutions and their holding companies.  The unsecured debt must be issued on or after October 14, 2008 and not later than June 30, 2009, and the guarantee is effective through the earlier of the maturity date or June 30, 2012. The DGP coverage limit is generally 125% of the eligible entity’s eligible debt outstanding on September 30, 2008 and scheduled to mature on or before June 30, 2009 or, for certain insured institutions, 2% of their liabilities as of September 30, 2008.  Depending on the term of the debt maturity, the nonrefundable DGP fee ranges from 50 to 100 basis points (annualized) for covered debt outstanding until the earlier of maturity or June 30, 2012.  The TAGP and DGP are in effect for all eligible entities, unless the entity opted out on or before December 5, 2008.  First Bancshares and First Home Savings Bank did not opt out of the TAGP; however, since neither the Company nor First Home Savings Bank has unsecured senior debt, we did elect to opt out of the DGP. The TLGP has been amended to allow participants to seek approval of applications to issue guaranteed convertible debt.

On February 17, 2009, President Obama signed The American Recovery and Reinvestment Act of 2009 (“ARRA”) into law.  The ARRA is intended to revive the US economy by creating millions of new jobs and stemming home foreclosures.  For financial institutions that have received or will receive financial assistance under TARP or related programs, the ARRA significantly rewrites the original executive compensation and corporate governance provisions of Section 111 of the EESA. Among the most important changes instituted by the ARRA are new limits on the ability of TARP recipients to pay incentive compensation to up to 20 of the next most highly-compensated employees in addition to the “senior executive officers,” a restriction on termination of employment payments to senior executive officers and the five next most highly-compensated employees and a requirement that TARP recipients implement “say on pay” shareholder votes.  Further legislation is anticipated to be passed with respect to the economic recovery.  However, the executive compensation limitations contained in the ARRA will not have an effect on First Bancshares, since it elected not to participate in TARP.

The Administration also announced in February 2009 its Financial Stability Plan (“FSP”) and Homeowners Affordability and Stability Plan (“HASP”). Many details of these plans have not been finalized.  The FSP is administrated by the U.S. Treasury and includes the following four key elements: (1) the development of a public/private investment fund essentially structured as a government sponsored enterprise with the mission to purchase troubled assets from banks with an initial capitalization from government funds; (2) the continuation of the Capital Assistance Program with the Treasury purchasing additional bank capital available only for banks that have undergone a new stress test given by their regulator; (3) an expansion of the Federal Reserve’s term asset-backed liquidity facility to support the purchase of up to $1 trillion in AAA–rated asset-backed securities backed by consumer, student and small business loans and possibly other types of loans; and (4) the establishment of a mortgage loan modification program with $5.0 billion in federal funds further detailed in the HASP.

The HASP is a voluntary program developed to help seven to nine million families restructure their mortgages to avoid foreclosure with $275 billion in government funding commitments.  The plan also develops guidance for loan modifications nationwide. However, it is mandatory for recipients of FSP financial assistance.  HASP provides programs and funding for eligible refinancing of loans owned or guaranteed by Fannie Mae or Freddie Mac, along with incentives to lenders, mortgage servicers, and borrowers to modify mortgages of “responsible” homeowners who are at risk of defaulting on their mortgage. The goals of HASP are to assist in the prevention of home foreclosures and to help stabilize falling home prices.

These programs are not expected to have any direct impact on First Bancshares since it has determined not to participate in TARP and these related programs.  First Bancshares will benefit from these programs if they help stabilize the national banking system and aid in the recovery in the housing market.

In February 2009, the FDIC issued new deposit premium regulations providing for increases of premiums, higher premiums for institutions with secured debt (including FHLB advances and brokered deposits) and a special assessment in the second quarter of 2009 to replenish the fund.  Under these new deposit insurance premium regulations, the FDIC assesses deposit insurance premiums on all FDIC-insured institutions quarterly based on annualized rates for four risk categories.  Each institution is assigned to one of four risk categories based on capital, supervisory ratings and other factors.  Well capitalized institutions that are financially sound with only a few minor weaknesses are assigned to Risk Category I.  Institutions assigned to Risk Categories II, III and IV present progressively greater risks to the DIF.  Under the FDIC’s risk-based assessment rules, the initial base assessment rates prior to adjustments range from 12 to 16 basis points for Risk Category I, and are 22 basis points for Risk Category II, 32 basis points for Risk Category III, and 45 basis points for Risk Category IV. Initial base assessment rates are subject to adjustments based on an institution’s unsecured debt, secured liabilities and brokered deposits, such that the total base assessment rate after adjustments range from 7 to 24 basis points for Risk Category I, 17 to 43 basis points Risk Category II, 27 to 58 basis points for Risk Category III, and 40 to 77.5 basis points for Risk Category IV.  The rule also includes authority for the FDIC to increase or decrease total base assessment rates in the future by as much as three basis points without a formal rulemaking proceeding.

In addition to the regular quarterly assessments, as a result of the losses and projected losses attributed to failed institutions, the FDIC adopted a rule imposing on every insured institution a special assessment equal to 20 basis points of its assessment base as of June 30, 2009 to be collected on September 30, 2009. However, Congress increased the FDIC’s borrowing authority from $30 billion to $100 billion (and up to $500 billion under special circumstances). As the result of the increase in borrowing authority, the special assessment was reduced to five basis points which, in the case of the Savings Bank, amounted to approximately $99,000 in fiscal year ended June 30, 2009. There remains a distinct possibility that the FDIC could levy additional special assessments due to the magnitude of losses and projected losses to the fund.

The preceding is a summary of recently enacted laws and regulations that could materially impact our results of operations or financial condition.  This discussion is qualified in its entirety by reference to such laws and regulations and should be read in conjunction with “Regulation of First Home” discussion later in this 2009 Annual Report on Form 10-K.

On August 17, 2009, the Company and the Bank each entered into a Stipulation and Consent to the Issuance of Order to Cease and Desist from the OTS.

Under the terms of the OTS orders, the Bank and the Company, without the prior written approval of the OTS, may not:

•	Increase assets during any quarter;
•	Pay dividends;
•	Increase brokered deposits;
•	Repurchase shares of the Company’s outstanding common stock; and
•	Issue any debt securities or incur any debt (other than that incurred in the normal course of business).

Other material provisions of the order require the Bank and the Company to:

•	develop a business plan for enhancing, measuring and maintaining profitability, increasing earnings, improving liquidity, maintaining capital levels, acceptable to the OTS;
•	ensure the Bank’s compliance with applicable laws, rules, regulations and agency guidelines, including the terms of the order;
•	not appoint any new director or senior executive officer or change the responsibilities of any current senior executive officers without notifying the OTS;
•	not enter into, renew, extend or revise any compensation or benefit agreements for directors or senior executive officers;
•	not make any indemnification, severance or golden parachute payments;
•	enhance its asset classification policy;
•	provide progress reports to the OTS regarding certain classified assets;
•	submit a comprehensive plan for reducing classified assets;
•
develop a plan to reduce its concentration in certain loans contained in the loan portfolio and that addresses the assessment, monitoring and control of the risks associated with the commercial real estate portfolio;

•
not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Bank, or that is outside the normal course of business; and

•	prepare and submit progress reports to the OTS. The OTS orders will remain in effect until modified or terminated by the OTS.

All customer deposits remain insured to the fullest extent permitted by the FDIC. The Bank expects to continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. Neither the Company nor the Bank admitted any wrongdoing in entering into the respective Stipulation and Consent to the Issuance of a Cease and Desist Order. The OTS did not impose or recommend any monetary penalties.

For additional information regarding the terms of the orders, please see our Form 8-K that we filed with the SEC on August 18, 2009. Further, we may be subject to more severe future regulatory enforcement actions, including but not limited to civil money penalties, if we do not comply with the terms of the order.

Since the end of fiscal 2008, the Company and the Bank have had changes in senior management. On September 23, 2008, Adrian C. Rushing, the Savings Bank’s Chief Operating Officer, resigned his position to pursue another opportunity. The Savings Bank reviewed the position description for the Chief Operating Officer, and decided to reassign several functions and responsibilities to other officers. The position of Operations Manager was created to manage the remaining functions and responsibilities. The position was filled from within the Savings Bank in November 2008.

On October 28, 2008, Daniel P. Katzfey, President and Chief Executive Officer of both the Company and the Bank, and a director of both the Company and the Savings Bank, resigned his positions.

The Company appointed Thomas M. Sutherland, Chairman of the Company’s and Savings Bank’s Boards of Directors, to serve as the Interim Chief Executive Officer of the Company and the Savings Bank.  Mr. Sutherland has served as Chairman of the Board of the Company’s and Savings Bank’s Boards of Directors since 2005. In addition, the Company appointed Lannie E. Crawford, a Senior Vice President of the Bank, to serve as Interim President of the Company and the Savings Bank.  Mr. Crawford joined the Savings Bank in November 2007 and has more than 30 years of experience with financial institutions. The interim appointments of Mr. Sutherland as Chief Executive Officer of the Company and the Savings Bank, and of Mr. Crawford as President of the Company and the Savings Bank, were made permanent at the organizational meeting of the board of the Company and a special board meeting of the Savings Bank on November 6, 2008.

R.J. Breidenthal was selected to fill the vacancy created on the Boards of Directors of the Company and the Savings Bank by Mr. Katzfey’s resignation.  Mr. Breidenthal served as an advisory director of the Company and the Savings Bank from December 2006 to November 2008. Mr. Breidenthal serves on the Bank’s Loan Committee. Mr. Breidenthal is the first cousin of Thomas M. Sutherland, the Chairman of the Board and Chief Executive Officer of the Company and the Savings Bank.

During the months of November and December 2008, in light of a continually worsening economy and the departure of several loan officers, the Savings Bank conducted an in-depth review and analysis of its loan portfolio primarily focusing on its commercial real estate, multi-family, development and commercial business loans. As a result of this review, the Savings Bank added 65 loans with principal balances totaling $12.6 million to either the classified asset list or the internal watch list. Additionally, 33 loans which had appeared on either the classified asset list or the internal watch list at the end of November 2008 were downgraded. During the quarter ended December 31, 2008, based on this loan analysis and in light of the economic conditions, the Savings Bank recorded a provision for loan losses of $4.4 million.

During the quarters ended March 31, 2009 and June 30, 2009, the Savings Bank continued its internal review and analysis of the loan portfolio, which contributed to additional provisions for loan losses of $643,000 and $454,000 for the March and June quarters, respectively.

At its December 19, 2008 meeting, the Board of Directors, following extensive discussions over several months, determined that it was in the best interest of both the Bank and the Company to cash out the bank owned life insurance (“BOLI”) owned by the Savings Bank. This decision resulted in an additional tax provision of $562,000. However, the benefits from the transaction in the form of additional liquidity provided by the proceeds, the elimination of a non-cash flowing asset and a reduction in the Company’s exposure to the increased risk that has been a significant factor in the marketplace over the last several months, more than offset the cost. As of June 30, 2009, the Company had received the cash proceeds from two of the three insurance companies that had issued policies under the BOLI plan. The remaining BOLI funds are scheduled to be received no later than the end of September 2009.

Operating Strategy

The primary goals of management are to improve profitability, reduce and manage risk and take whatever steps necessary to satisfy the terms and conditions of the Cease and Desist orders under which both the Company and the Savings Bank are currently conducting business, with the stated purpose of having those orders lifted.  Operating results depend primarily on net interest income, which is the difference between the income earned on interest-earning assets, consisting of loans and securities, and the cost of interest-bearing liabilities, consisting of deposits and borrowings.  Net income is also affected by, among other things, provisions for loan losses and operating expenses.  Operating results are also significantly affected by general economic and competitive conditions, primarily changes in market interest rates, governmental legislation and policies concerning monetary and fiscal affairs and housing, as well as, by other financial institutions and the actions of the regulatory authorities.  Management’s strategy is to strengthen First Home’s presence in its primary market area.

Management has implemented various general strategies with the intent of improving profitability while maintaining, and as necessary, improving safety and soundness.  Primary among those strategies are, to the extent that market conditions allow, increasing the volume of originated one-to-four family loans, actively seeking high quality commercial real estate loans, continuing improvement in, and maintaining, asset quality, and managing interest-rate risk.  Following the opening of a loan origination office in Springfield, Missouri in March 2007, most of the fixed-rate, single-family mortgages originated by the Company have been sold to third parties, while adjustable rate loans are retained in the portfolio.  This is consistent with First Home’s historical general practice of primarily being an adjustable rate lender. The loan origination office ceased operation in June 2009. The operating results for the loan origination office were about break-even without full consideration of related administrative costs. This fact, coupled with the costs of maintaining a facility which, subsequent to the November 2008 management changes, was only half occupied, led to the decision to cease operation of the loan production office.  However, the Savings Bank will continue to originate fixed-rate, single-family mortgages for sale into the secondary market.

Lending.  Historically, First Home predominantly originated one-to-four family residential loans.  One-to-four family residential loans were 80% of the mortgage loans originated, or 76% of total loan originations, during fiscal year 2009, compared with 63% of the mortgage loans originated, or 57% of total loan originations, during fiscal 2008.  At June 30, 2009, residential mortgage loans as a percent of the Savings Bank’s total gross loan portfolio were approximately 52% compared to approximately 45% at June 30, 2008.  First Home had gradually increased its commercial real estate loan originations within its traditional lending territory during the eight year period from fiscal 2001 through fiscal 2008. In fiscal 2001, commercial real estate and land loan originations were approximately 20% of mortgage loan originations compared to approximately 37% of mortgage loan originations in fiscal 2008. Commercial real estate and land loan originations were approximately 20% of mortgage loan originations in fiscal 2009. A number of factors contributed to the decrease in commercial real estate and land loans, including a decrease in values for such real estate, declining business and development activity and tighter lending standards by the Savings Bank. While commercial real estate and land loans will continue to be a part of the real estate loans originated by the Savings Bank, they will likely, at least for the immediate future, remain less than 25% of the mix of originations.

Asset Quality. Asset quality remains a significant concern of management and the Company’s Board of Directors.  The Savings Bank’s asset quality is monitored and measured using various benchmarks.  The two key items are non-performing loans and classified loans.  Non-performing loans consist of non-accrual loans, loans past due over 90 days and impaired loans not past due or past due less than 60 days.  Classified loans are loans internally identified as having greater credit risk and requiring additional monitoring. Past due and non-accrual loans, including loans 30-89 days delinquent, at June 30, 2009 were  $7.8 million, or 5.90% of the total loan portfolio, and included $1.2 million, or 1.65% of total residential loans, $117,000, or 2.39% of total second mortgage loans, $3.2 million, or 7.95% of total commercial real estate loans, $2.0 million, or 26.97%, of total land loans, $1,4 million, or 13.48%, of total commercial business loans, and $61,000; or 1.50% of total consumer loans.

The table below shows the risk classification of the Savings Bank’s loan portfolio at the dates indicated.  Non-performing loans increased by $639,000, or 23.9%, to $3.3 million at June 30, 2009 from $2.6 million at June 30, 2008.  During fiscal 2009, real estate owned and repossessed assets increased by $501,000 from $1.2 million to $1.7 million. In addition, net charge-offs for fiscal 2009 increased by $2.7 million over those for fiscal 2008, to $3.9 million from $1.2 million. Classified loans increased by $4.5 million, or 78.6%, to $10.3 million at June 30, 2009 compared to $5.8 million at June 30, 2008.  Stricter internal policies relating to the identification and monitoring of loans in the current economic climate have identified potential problems, and have also resulted in a significant increase in classified loans. In addition to the classified loans, the Savings Bank has identified an additional $13.4 million of credits at June 30, 2009 on its internal watch list including $7.8 million, $1.6 million, $1.5 million, $2.5 million and $47,000 of commercial real estate, land, commercial business, one-to-four family and consumer loans, respectively. Management has identified these loans as high risk credits and any deterioration in their financial condition could increase the classified loan totals.

Of the $10.3 million in classified loans as of June 30, 2009, seven loans with outstanding balances totaling $1.3 million were outside the Savings Bank’s market area. The allowance for loan losses related to these seven loans totaled $449,000 as of June 30, 2009. Four of these loans totaling $547,000, with related allowances for loan losses of $140,000, were located in other areas of the state of Missouri. Of the remaining three loans, there was one each in Tennessee, Nebraska and Minnesota.

Asset quality: (in thousands)
	At or for the Year Ended June 30,
	2009	2008
Non-performing assets:
Past due over 90 days	$ 288	$ 360
Non-accrual loans	3,024	2,313
Other	-	-
Total non-performing loans	3,312	2,673
Real estate owned	1,549	1,206
Repossessed assets	158	-
Total non-performing assets	$ 5,019	$ 3,879

Classified loans:
Loss	$ -	$ -
Doubtful	4,188	718
Substandard	6,137	5,062
Total classified loans	10,325	5,780
Total watch list credits	13,415	4,671
Total loans of concern	$ 23,740	$ 10,451

Net charge-offs	$ 3,925	$ 1,187
Provision for loan losses	$ 5,314	$ 1,291

The Savings Bank’s provision for loan losses for the year ended June 30, 2009 increased $4.0 million to $5.3 million from $1.3 million for the year ended June 30, 2008. This was primarily the result of management’s efforts to identify problem loans and the deteriorating economic environment during fiscal 2009. Most businesses and individuals have been negatively impacted. Customer cash flows are strained and loan evaluations reflect an increased awareness of the potential for problems in the loan portfolio. While the Savings Bank has addressed loan quality issues over the past couple of years, it became clear that the magnitude of problem loans, both in terms of their number and the total dollars, was significantly greater than initially realized when the in-depth loan review process began in November 2008. Steps were taken on each loan, as appropriate for the type of credit, to determine the current status, the magnitude of the problem, current net value, updated cash flows, proper classification, accrual status and necessary reserves. This process resulted in significant increases in classified assets, watch list credits, the provision for loan losses and net charge offs.

Managing Interest-Rate Risk.  First Home has relied primarily on adjustable interest rate loans and short-term fixed-rate loans to manage the inherent risks of interest rate changes.  During fiscal 2006, in order to compete in the current interest rate environment, First Home began offering long-term fixed rate mortgages to borrowers with good credit quality.  With the goal of mitigating risk on these long-term fixed rate products, management monitors the number, outstanding balance and other amounts related to these loans to determine when changes should be made to the terms of the loans offered.  While a small number of fixed-rate loans are retained in portfolio, most fixed rate loans originated during the fiscal years ended June 30, 2009 and June 30, 2008 were originated for sale in the secondary market.  To some extent FHLB advances with terms that correspond with the terms of the loan products are utilized.

Critical Accounting Policies.  The Company uses estimates and assumptions in its financial statements in accordance with generally accepted accounting principles.  Material or critical estimates that are susceptible to significant change include the determination of the allowance for loan losses and the associated provision for loan losses, as well as the estimation of fair value for a number of the Company’s assets.

Allowance for Loan Losses.  Management recognizes that loan losses may occur over the life of a loan and that the allowance for loan losses must be maintained at a level necessary to absorb specific losses on impaired loans and probable losses inherent in the loan portfolio. Management of the Savings Bank assesses the allowance for loan losses on a monthly basis, through the analysis of several different factors including delinquency, charge-off rates and the changing risk profile of the Company’s loan portfolio, as well as local economic conditions such as unemployment rates, bankruptcies and vacancy rates of business and residential properties.

Management believes that the accounting estimate related to the allowance for loan losses is a critical accounting estimate because it is highly susceptible to change from period to period.  This may require management to make assumptions about losses on loans; and the impact of a sudden large loss could require increased provisions, which would negatively affect earnings.

The allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance for loan losses includes allowance allocations calculated with Statement of Financial Accounting Standards (SFAS) No. 114, Accounting for Creditors for Impairment of a Loan, as amended by SFAS 118, and allowance allocations calculated in accordance with SFAS 5, Accounting for Contingencies.  The level of the allowance reflects management’s continuing evaluations of delinquencies, charge-offs and recoveries, loan volumes and terms, changes in underwriting procedures, depth of the Company’s lending management, national and local economy, industry conditions, credit concentrations, and other external factors, including competition and legal and regulatory requirements, as well as trends in the foregoing.

The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of actual loan charge-offs, net of recoveries.

Estimation of Fair Value.  The estimation of fair value is significant to a number of the Company’s assets, including securities and real estate owned.  These assets are all recorded at either fair value or at the lower of cost or fair value.

Declines in the fair value of equity securities below their amortized cost basis that are deemed to be other-than-temporary impairment losses are reflected as realized losses.  To determine if an other-than-temporary impairment exists on an equity security, the Company considers (a) the length of time and the extent to which the fair value has been less than cost, (b) the financial condition and near-term prospects of the issuer and (c) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.  To determine if a other-than-temporary-impairment exists on a debt security, the Company first determines if (a) it intends to sell the security or (b) it is more likely than not that it will be required to sell the security before its anticipated recovery.  If either of the conditions is met, the Company will recognize a other-than-temporary-impairment in earnings equal to the difference between the fair value of the security and its adjusted cost basis.  If neither of the conditions is met, the Company determines (a) the amount of the impairment related to credit loss and (b) the amount of the impairment due to all other factors.  The difference between the present values of the cash flows expected to be collected and the amortized cost basis is the credit loss.  The amount of the credit loss is included in the consolidated statements of income as a other-than-temporary-impairment on securities and is an adjustment to the cost basis of the security.  The portion of the total impairment that is related to all other factors is included in other comprehensive income (loss).

Real estate owned is recorded at fair value less the estimated costs to sell the asset.  Any write down at the time of foreclosure is charged against the allowance for loan losses.  Subsequently, net expenses related to holding the property and declines in the market value are charged against income.

Deferred Tax Assets

The Company accounts for income taxes according to the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to taxable income for the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized subject to management’s judgment that realization is more-likely-than-not. An estimate of probable income tax benefits that will not be realized in future years is required in determining the necessity for a valuation allowance for deferred tax assets.

Comparison of Financial Condition at June 30, 2009 and June 30, 2008

General.  The most significant change in the Company’s financial condition during the year ended June 30, 2009 was a decrease in net loans receivable of $33.9 million or 20.3%.  This decrease in loans provided the funding to increase our investment in securities by $2.9 million, increase our investment in certificates of deposit by $5.1 million, reduce our borrowings from the FHLB of Des Moines by $12.0 million and fund a net deposit outflow of $5.4 million. Additional funding was provided by cashing in $4.0 million in BOLI and an increase of $1.1 million in funds received in retail repurchase agreements.

Total Assets. Total assets decreased $19.3 million, or 7.7%, to $229.9 million at June 30, 2009 from $249.2 million at June 30, 2008.  The decrease was primarily attributable to the $33.9 million decrease in loans receivable and a $4.0 million decrease in BOLI which were partially offset by increases of $9.2 million in cash and cash equivalents, $5.1 million in certificates of deposit and $2.9 million in securities. Additionally, deposits decreased by $5.4 million and borrowings from the FHLB of Des Moines decreased by $12.0 million.

Cash and Cash Equivalents.  Cash and cash equivalents was $26.2 million at June 30, 2009 compared to $17.0 million at June 30, 2008, an increase of $9.2 million, or 54.1%.  The increase was the result of the decrease in loans receivable, which provided funds to increase investments in securities and certificates of deposit, manage net deposit outflows, repay borrowings and increase the liquidity of the Savings Bank during the current  economic downturn.

Certificates of Deposit Purchased.  Certificates of deposit purchased as investments increased $5.1 million to $5.6 million at June 30, 2009 from $567,000 at June 30, 2008.  The decision to invest in certificates of deposit was based on a comparison of market interest rates and attendant risk for various alternative short-term investments. All certificates of deposit are covered by deposit insurance and had terms of 12 months or less.

Securities. Securities increased $2.9 million to $47.9 million at June 30, 2009 from $45.0 million at June 30, 2008.  Proceeds from the sales, maturities, calls and prepayments on securities were reinvested, along with other excess funds, primarily in mortgage-backed securities issued by Freddie Mac and Fannie Mae.

The available-for-sale portfolio increased by $4.5 million, or 11.0%, to $45.3 million at June 30, 2009 from $40.8 million at June 30, 2008. The held to maturity portfolio decreased by $1.6 million, or 37.9%, to $2.6 million at June 30, 2009 from $4.2 million at June 30, 2008. This change was the result of a decision, made in fiscal 2007, to allow the held to maturity portfolio to run off through maturities while new purchases were categorized as available-for-sale, providing the greatest level of flexibility in the investment portfolio. During fiscal 2009, the Savings Bank sold $6.1 million of fixed-rate, mortgage-backed securities for a profit of $143,000. Our analysis of the securities that were sold indicated a high probability of extension risk, meaning that it was likely that the securities would be repaid over a period of time significantly longer than the period of time anticipated when they were purchased. The proceeds were used to purchase adjustable-rates, mortgage-backed securities.

Loans Receivable.  Net loans receivable decreased from $167.0 million at June 30, 2008 to $133.2 million at June 30, 2009. The $33.9 million, or 20.3%, decrease was the result of several factors. Loan originations during fiscal 2009 were less than 2008 because of the economic downturn, which both decreased demand and resulted in  a tightening of the Savings Bank’s underwriting standards. The Savings Bank, subsequent to the November 2008 management changes, made a concerted effort to eliminate certain credits out from the Savings Bank’s loan portfolio. There was an increase in foreclosures and repossessions, and the provision for loan losses was four times what it was in fiscal 2008. All of these factors reduced net loans receivable.

Commercial real estate loans decreased by $13.9 million, or 25.9%, to $39.8 million at June 30, 2009 from $53.7 million at June 30, 2008. Land loans decreased by $3.4 million, or 31.2%, to $7.4 million at June 30, 2009 from $10.8 million at June 30, 2008. Commercial business loans decreased by $2.0 million, or 16.6%, to $9.8 million at June 30, 2009 from $11.8 million at June 30, 2008. Consumer loans, including personal and automobile loans, overdrafts, loans on deposit accounts and second mortgages, decreased by $8.3 million, or 48.2%, to $8.9 million at June 30, 2009 from $17.3 million at June 30, 2008. One-to-four family loans decreased by $4.9 million, or 6.4%, to $71.1 million at June 30, 2009 from $76.0 million at June 30, 2008.

The origination of loans for portfolio decreased by $28.0 million, or 58.7%, to $19.7 million in fiscal 2009 from $47.7 million in fiscal 2008. Real estate loan originations, including loans originated for sale, decreased by $20.2 million, or 34.3%, to $38.9 million for the year ended June 30, 2009 compared to $59.1 million for the year ended June 30, 2008. Commercial real estate, multi-family and land loan originations decreased by $14.3 million, while one-to-four family loan originations decreased by $6.0 million. Consumer loan originations decreased by $2.1 million to $1.6 million for the year ended June 30, 2009 from $3.7 million for the year ended June 30, 2008. Commercial business loan originations decreased by $4.0 million to $2.3 million in fiscal 2009, as compared to originations of $6.3 million in fiscal 2008. The primary reason for the reduction in loan volume was the nationwide deteriorating economic climate that prevailed during most of fiscal 2008 and all of fiscal 2009. In addition, the Savings Bank began to tighten its underwriting standards in the fourth quarter of fiscal 2008. This process continued throughout fiscal 2009. While the Savings Bank’s local market areas have not been impacted to the same degree as other areas of the country, the slowdown in business activity, the decline in real estate values and the increased level of unemployment have been readily apparent in the increase in delinquencies, non-performing assets, classified assets, foreclosures and repossessions.

Non-accrual Loans. Non-accrual loans increased from $2.3 million at June 30, 2008 to $3.0 million at June 30, 2009. The $711,000 increase in non-accrual loans was due to increases of $499,000 in non-accrual residential mortgages, $1.5 million in non-accrual land loans and $401,000 in commercial business loans. These increases were partially offset by a decrease of $21,000 in non-accrual consumer loans and a decrease of $1.6 million in non-accrual commercial real estate loans.

Non-performing Assets.  Non-performing assets increased $1.1 million, from $3.9 million at June 30, 2008 to $5.0 million at June 30, 2009.  At June 30, 2009, the ratio of non-performing assets to total assets was 2.18% compared to 1.56% at June 30, 2008. The Savings Bank’s non-performing loans consist of non-accrual loans and past due loans over 90 days. Non-performing assets also include real estate owned and other repossessed assets.

The Savings Bank has identified an additional $13.4 million of credits at June 30, 2009 on its internal watch list including $7.8 million, $1.6 million, $1.5 million, $2.5  million and $47,000 of commercial real estate, land, commercial business, one-to-four family and consumer loans, respectively.  Management has identified these loans as high risk credits and any deterioration in their financial condition could increase the classified loan totals.

Deposits. Deposits decreased $5.4 million, or 2.8%, to $189.2 million at June 30, 2009 from $194.6 million at June 30, 2008.  The decrease in deposit balances during fiscal 2009 included a decrease of $8.3 million in savings accounts, which included a $5.2 million decrease in money market savings accounts, first introduced in December 2006. The money market savings account had $34.7 million in balances at June 30, 2009. In addition, certificates of deposits decreased $927,000, from $87.1 at June 30, 2008 to $86.2 million at June 30, 2009. These decreases were partially offset by an increase of $3.8 million in checking balances from $55.2 million at June 30, 2008 to $59.0 million at June 30, 2009.  The rates paid by the Savings Bank on deposits, with the exception of special offerings and specifically designed accounts, usually fall in the lower half of the range of rates offered by the Savings Bank’s competitors.

Retail Repurchase Agreements.  In December 2006, the Savings Bank began to offer retail repurchase agreements. This was done to provide an additional product for our existing customer base and to attract new customers who would find the product beneficial. Customers with large balances in checking accounts benefit by having those balances which exceed a predetermined level “swept” out of the checking account and into a retail repurchase account. The repurchase account earns interest at a floating market rate and is uninsured. However, the balance is collateralized by designated investment securities of the Savings Bank. At June 30, 2009, the balances of retail repurchase agreements totaled $5.7 million, representing an increase of $1.1 million, or 23.9%, over the $4.6 million balance at June 30, 2008.  During most of fiscal 2009, the balances of the retail repurchase agreements remained relatively unchanged because there was very little change in the balances maintained by the largest user of the program.

Borrowings.  Advances from the Federal Home Loan Bank of Des Moines decreased by $12.0 million from $22.0 million at June 30, 2008 to $10.0 million at June 30, 2008. During the year ended June 30, 2009, the Savings Bank borrowed $7.0 million from the FHLB of Des Moines at an attractive rate during a period of net cash outflows. The advance will be repaid at maturity prior to December 31, 2009.  The Savings Bank opted to prepay $19.0 million in FHLB of Des Moines advances, incurring a prepayment penalty of just over $1.2 million. There was no other borrowed money during the year ended June 30, 2009.

Stockholders’ Equity.  Stockholders’ equity was $23.8 million at June 30, 2009 compared to $27.1 million at June 30, 2008.  The $3.3 million decrease was the result of a net loss of $4.0 million and the payment of a dividend which totaled $155,000. The decision to pay a special dividend was made by the Board in July 2008, the first month of fiscal 2009. The amount was based on the net income for fiscal 2008, and the decision was made prior to any indication of the loan problems which came to light in the second quarter of the fiscal year. These decreases were partially offset by an increase in paid-in-capital of $27,000, which resulted from the implementation of FASB 123R in regard to stock based compensation, and an improvement of $828,000 in other comprehensive income, related to net unrealized gains and losses on available-for-sale securities.  At June 30, 2009, there were 1,550,815 shares of stock outstanding, or the same number of shares that were shares outstanding at June 30, 2008.  The book value per share decreased to $15.32 at June 30, 2009 from $17.47 at June 30, 2008.

Comparison of Operating Results for the Years Ended June 30, 2009 and June 30, 2008

Net Income.  The Company recorded a net loss of $4.0 million for the fiscal year ended June 30, 2009, as compared to net income of $363,000 for the fiscal year ended June 30, 2008.  The primary reason for the $4.4 million negative change in the results of operations was an increase of $4.0 million in provision for loan losses in fiscal 2009 compared to fiscal 2008. In addition, net interest income decreased by $455,000 in fiscal 2009 to $6.9 million from $7.4 million in fiscal 2008, non-interest income decreased by $246,000 to $2.7 million from $2.9 million and non-interest expense increased by $1.2 million to $9.8 million from $8.6 million. These items were partially offset by a tax benefit of $1.5 million for fiscal 2009 compared to a tax provision of $69,000 for fiscal 2008.

Net Interest Income.  Net interest income decreased $455,000, or 6.2%, to $6.9 million for the fiscal year ended June 30, 2009 from $7.4 million for the fiscal year ended June 30, 2008.  Total interest income decreased $2.5 million, while total interest expense decreased by $2.0 million.

Interest Income.  Interest income decreased $2.5 million, or 16.6%, to $12.4 million for the fiscal year ended June 30, 2009, from $14.8 million for the fiscal year ended June 30, 2008.  Interest income on loans receivable decreased by $2.1 million, or 18.0%, to $9.8 million for the fiscal year ended June 30, 2009 from $11.9 million for the fiscal year ended June 30, 2008.  During the year ended June 30, 2009, the average balance of net loans outstanding decreased $11.5 million, or 7.4%, to $149.3 million from $161.5 million for the fiscal year ended June 30, 2008. In addition, the yield on net loans outstanding decreased to 6.54% in fiscal 2009 from 7.39% in fiscal 2008 due to a significant reduction in market interest rates between fiscal 2008 and fiscal 2009, and to substantial decreases in the outstanding balances of consumer, commercial real estate and commercial business loans during 2009. These types of loans generally have higher rates. Total loan originations were $42.7 million during the year ended June 30, 2009, while sales of loans totaled $23.4 million and repayments on loans were $45.3 million.

Interest income from securities increased $83,000, or 3.5% to $2.5 million for the year ended June 30, 2009 from $2.4 million for the year ended June 30, 2008.  The increase was the result of an increase of $4.5 million, or 10.1%, in the average balance of securities to $49.3 million in fiscal 2009 from $44.8 million in fiscal 2008, which was partially offset by a decrease in the yield on securities to 4.97% for fiscal 2009 from 5.29% for fiscal 2008.

Interest income from other interest-earning assets (primarily overnight funds) decreased $395,000, or 73.4%, to $143,000 for the fiscal year ended June 30, 2009 from $538,000 for the fiscal year ended June 30, 2008.  The decrease is attributable to a decrease in the yield on other interest-earning assets from 3.10% for the year ended June 30, 2008 to 0.69% for the year ended June 30, 2009, which was partially offset by an increase in the average balance of other interest-earning assets from $17.4 million in fiscal 2008 to $20.7 million during fiscal 2009.

Interest Expense.  Interest expense for the fiscal year ended June 30, 2009 decreased $2.0 million, or 27.0%, to $5.5 million from $7.5 million for the fiscal year ended June 30, 2008.  Expense on interest-bearing customer deposits decreased by $1.9 million, or 31.8%, to $4.2 million for fiscal 2009 from $6.1 million for fiscal 2008. This decrease was the result of a decrease of $8.0 million, or 4.4%, in the average balance of deposits to $173.6 million for the fiscal year ended June 30, 2009 from $181.6 million for the fiscal year ended June 30, 2008, and by a decrease in the average cost of deposits to 2.41% for fiscal 2009 from 3.37% for fiscal 2008.  The decrease in the average cost of deposits was the result of decreased short-term interest rates during fiscal 2009 and maturities of higher costing time deposits.

Interest expense on retail repurchase agreements increased by $49,000 to $86,000 during the fiscal year ended June 30, 2009 from $37,000 for the fiscal year ended June 30, 2008. The increase was the result of an increase in the average balance of retail repurchase agreements of $3.5 million to $5.0 million for fiscal 2009 from $1.5 million for fiscal 2008, which was partially offset by a decrease in the average cost on retail repurchase agreements to 1.71% for fiscal 2009 from 2.44% for fiscal 2008. Interest expense on other interest-bearing liabilities decreased $111,000, or 8.6%, to $1.2 million for the fiscal year ended June 30, 2009 from $1.3 million for the fiscal year ended June 30, 2008. The decrease was the result of a decrease in the average cost of these liabilities to 5.14% in fiscal 2009 from 5.85% in fiscal 2008, which was partially offset by an increase in the average balance of these liabilities of $846,000 to $22.8 million for fiscal 2009 from $22.0 million for fiscal 2008.

Provision for Loan Losses.  The provision for loan losses increased $4.0 million, or 311.5%, to $5.3 million for the fiscal year ended June 30, 2009 from $1.3 million for the fiscal year ended June 30, 2008.  The allowance for loan losses was $2.8 million, or 1.65%, of gross loans at June 30, 2008 compared to $4.2 million, or 3.05%, of gross loans at June 30, 2009.  Loan charge-offs, net of recoveries was $3.9 million for the fiscal year ended June 30, 2009 compared to $1.2 million for the fiscal year ended June 30, 2008.  The increase in net loan charge-offs was the result of the extensive loan review which began in November 2008 that identified a significant number of problem loans, both in terms of numbers of loans and total dollars involved. Many of the loans identified as problems during the eight month period ended June 30, 2009 were or became delinquent, migrated to classified assets, became subject to FASB 114 analysis and were written down, or taken into real estate owned or repossessed collateral at some amount less than the loan balances.

Non-interest Income.  Non-interest income decreased $246,000, or 8.5%, to $2.7 million for the fiscal year ended June 30, 2009 compared to $2.9 million for the fiscal year ended June 30, 2008.  During fiscal 2009, there were decreases of $143,000, or 7.0%, in service charges and other fee income and $51,000 in income from BOLI. Additionally, the Savings Bank recorded $266,000 in write-downs on real estate owned. These decreases in non-operating income were partially offset by increases of $24,000, or 4.8%, in gain on the sale of loans, $23,000, or 852.6%, in gain on the sale of property and equipment and $25,000, or 17.7% in other operating income. In addition, there was a profit on the sale of securities available-for-sale of $143,000. The decrease in service charges and other fee income seems to reflect a higher level of caution on the part of checking customers in a difficult economic period. The decrease in income on BOLI is the result of the liquidation of two thirds of the Savings Bank’s BOLI policies at mid fiscal year. The write downs on real estate owned are the result of a decrease in real estate values during the ongoing economic downturn, and to a decrease in the number of active buyers of these properties.

Non-interest Expense.  Non-interest expense increased $1.3 million, or 14.9%, to $9.8 million for the fiscal year ended June 30, 2009 from $8.6 million for the fiscal year ended June 30, 2008. There were increases of $147,000 and $1.3 million in deposit insurance premiums and other expenses, respectively. These increases were partially offset by decreases of $5,000, $20,000 and $148,000 in compensation and employee benefits, occupancy expenses and professional fees, respectively.

Compensation and employee benefits decreased $5,000, or 0.1%, remaining at $4.4 million for the fiscal year ended June 30, 2009. The decrease in compensation and benefits included a decrease of $148,000, or 3.7%, in compensation and related payroll taxes, a decrease of $56,000, or 67.2%, in stock option expense and a decrease of $34,000, or 61.8%, in directors’, officers’ and employees’ expenses. These decreases were partially offset by increases of $34,000, or 90.0%, in directors’ compensation, $53,000, or 11.8%, in group health insurance costs and, as the result of the reduced lending volume in fiscal 2009, a decrease of $149,000, or 55.3%, in the amount of compensation costs deferred on loan originations under FASB 91. At the annual organizational meeting of the Board of Directors of the Savings Bank, decided to restructure board and committee fees. Almost one-half of the increase in fees during fiscal 2009 is due to a $2,000 monthly fee paid to the Chairman of the Board in recognition of the additional responsibilities of serving as Chief Executive Officer.

Occupancy and equipment expense for the fiscal year ended June 30, 2009 decreased $20,000, or 1.2%, remaining at $1.6 million. The decrease was partially attributable to the Savings Bank discontinuing its use of the original loan production facility the end of calendar 2008. In the fall of 2006, the Bank leased space in Springfield, Missouri which was to be used as a loan production office and provide offices for the Bank’s senior officers. Within the first year, it became apparent that the space was inadequate, and an additional, larger facility, also in Springfield, Missouri, was leased. The original facility was empty for several months, but operations management, loan processing and human resources were moved into the space early in 2008.  Subsequent to the management changes in November 2008, loan processing, human resources and operations management were relocated back to the Mountain Grove and Marshfield offices, from which they had been moved originally. There were no other significant changes in occupancy in fiscal 2009. Fiscal 2010 will reflect the closure of the second loan origination office which, as noted earlier, was also in Springfield, Missouri.

Professional fees decreased $148,000, or 24.9%, from $594,000 in fiscal 2008 to $446,000 in fiscal 2009.  Included in the professional fees for fiscal 2008 was approximately $225,000 in accounting, legal and consulting work related to the unsuccessful effort to take the Company private. Excluding these items, there would have been an increase in professional fees of approximately $77,000 during fiscal 2009. The increase in costs includes increases in external audit fees, internal audit fees and costs related to compliance with Section 404 of the Sarbanes Oxley Act of 2002.

Deposit insurance premiums increased $147,000, or 134.9%, from $109,000 in fiscal 2008 to $256,000 in fiscal 2009, primarily as the result of higher premium assessments from the FDIC and a special 5 basis point assessment levied by the FDIC on the June 30, 2009 calculation base. In light of the costs to the insurance fund of financial institution failures during calendar 2009, it is highly probable that additional special assessments will be levied.

Other non-interest expense increased by $1.3 million, or 73.4%, from $1.8 million for fiscal 2008 to $3.1 million for fiscal 2009. The increase in this category, which covers all other operating expense of the Company, was the result of a $1.2 million penalty on the prepayment of $19.0 million in borrowings from the FHLB of Des Moines.

Income Taxes.  Income tax benefit for the fiscal year ended June 30, 2009 totaled $1.5 million compared to income tax expense of $69,000 for the fiscal year ended June 30, 2008. This was primarily the result of a pre-tax loss of $5.6 million in fiscal 2009 compared to pre-tax income of $432,000 in fiscal 2008.

Net Interest Margin.  Net interest margin for the fiscal year ended June 30, 2009 was 3.16% compared to 3.30% for the fiscal year ended June 30, 2008.  The decrease in the net interest margin was the result of a decrease in the yield on interest-earning assets that was only partially offset by a decrease in the cost of interest-bearing liabilities. While the ratio of interest-earning assets to interest-bearing liabilities remained unchanged during fiscal 2009 compared to fiscal 2008, the interest rate spread between interest-earning assets and interest-bearing liabilities decreased seven basis points from 3.01% to 2.94%.

Average Balances, Interest and Average Yields/Costs

The earnings of the Savings Bank depend largely on the spread between the yield on interest-earning assets (primarily loans and securities) and the cost of interest-bearing liabilities (primarily deposit accounts and FHLB advances), as well as the relative size of the Savings Bank's interest-earning assets and interest-bearing liability portfolios.

Yields Earned and Rates Paid

The following table sets forth (on a consolidated basis) for the periods and at the date indicated, the weighted average yields earned on the Company’s and First Home's assets, the weighted average interest rates paid on First Home's liabilities, together with the net yield on interest-earning assets.

	At June 30,	Years Ended June 30
	2009	2009	2008
Weighted average yield
on loan portfolio	6.52%	6.54%	7.39%
Weighted average yield
on securities	4.68	4.97	5.29
Weighted average yield on other
interest-earning assets	0.78	0.69	3.10
Weighted average yield
on all interest-earning assets	5.35	5.64	6.64
Weighted average rate
paid on total deposits	2.11	2.41	3.37
Weighted average rate paid on retail
repurchase agreements	1.46	1.71	2.44
Weighted average rate paid on other
interest-bearing liabilities	2.27	5.14	5.85
Weighted average rate paid on
All interest-bearing liabilities	2.10	2.70	3.63
Interest rate spread (spread
between weighted average
rate on all interest-earning assets
and all interest-bearing liabilities)	3.25	2.94	3.01
Net interest margin (net interest
income (expense) as a percentage
of average interest-earning assets)	N/A	3.16	3.30

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

	Years Ended June 30,
	2009			2008
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance(2)	Dividends	Cost	Balance(2)	Dividends	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$ 149,325	$ 9,770	6.54%	$ 161,318	$ 11,920	7.39%
Securities	49,320	2,452	4.97	44,780	2,370	5.29
Other	20,747	144	0.69	17,357	538	3.10
Total interest-earning assets	219,392	12,366	5.64	223,455	14,828	6.64
Non-interest earning assets
Office properties and equipment, net	6,793			7,100
Real estate, net	1,651			825
Other non-interest earning assets	13,757			13,868
Total assets	$ 241,593			$ 245,248

Interest-bearing liabilities:
Savings and Money Market savings accounts	$ 46,210	913	1.98	$ 52,556	1,700	3.23
Checking and Super Saver accounts	41,835	407	0.97	43,126	544	1.26
Certificates of deposit	85,598	2,862	3.34	85,949	3,885	4.52
Total deposits	173,643	4,182	2.41	181,631	6,129	3.37
Retail repurchase agreements	5,029	86	1.71	1,476	36	2.44
Advances from Federal Home Loan Bank	22,846	1,175	5.14	22,000	1,286	5.85
Total interest-bearing liabilities	201,518	5,443	2.70	205,107	7,451	3.63
Non-interest bearing liabilities:
Other liabilities	14,217			13,045
Total liabilities	215,735			218,152
Stockholders' equity	25,858			27,096
Total liabilities and
stockholders' equity	$ 241,593			$ 245,248
Net interest income		$ 6,923			$ 7,377
Interest rate spread			2.94%			3.01%
Net interest margin			3.16%			3.30%
Ratio of average interest-earning
assets to average interest-
bearing liabilities	108.9%			108.9%

(1)	Average balances include non-accrual loans and loans 90 days or more past due. The corresponding interest up to the date of non-accrual status has been included in the "Interest and Dividends" column.
(2)	Average balances for a period have been calculated using the average monthly balances for the respective year.

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

	Years Ended June 30,			Years Ended June 30,
	2009 Compared to 2008			2008 Compared to 2007
	Increase/(Decrease)			Increase/(Decrease)
	Due to			Due to

	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans (1)	$(844)	$(1,306)	$(2,150)	$671	$304	$975
Securities	230	(148)	82	70	373	443
Other	95	(489)	(394)	62	(377)	(315)
Total net change in income on
interest-earnings assets	(519)	(1,943)	(2,462)	803	300	1,103

Interest-bearing liabilities:
Interest-bearing deposits	(260)	(1,687)	(1,947)	406	(223)	183
Retail repurchase agreements	77	(27)	50	33	(18)	15
Other interest-bearing liabilities	49	(160)	(111)	(101)	-	(101)
Total net change in expense on
interest-bearing liabilities	(134)	(1,874)	(2,008)	338	(241)	97
Net change in net interest income	$(385)	$(69)	$(454)	$465	$541	$1,006

(1)  Includes interest on loans 90 days or more past due not on non-accrual status.

Liquidity and Capital Resources

First Home’s primary sources of funds are proceeds from principal and interest payments on loans and securities, customer deposits, customer retail repurchase agreements and FHLB advances.  While maturities and scheduled amortization of loans and securities are a relatively predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The primary investing activity of First Home is the origination of mortgage loans. Mortgage loans originated by First Home decreased by $20.2 million to $38.9 million for the year ended June 30, 2009 from $59.1 million for the year ended June 30, 2008.  Other investing activities include the purchase of securities and certificates of deposit, which totaled $30.0 million and $21.2 million for the years ended June 30, 2009 and 2008, respectively, the origination of non-mortgage loans, which totaled $2.3 million and $6.3 million for the years ended June 30, 2009 and 2008, respectively.  These activities were funded primarily by principal repayments and prepayments on loans and sales, maturities and calls on securities.

During the fiscal year ended June 30, 2009, the Company’s cash and securities increased by $17.2 million to almost $79.8 million from $62.6 million at June 30, 2008. This resulted primarily from the decrease in the loan portfolio and a reasonably stable deposit base. Management believed that an increase in liquid assets would serve the Company well in the current economic climate.

OTS regulations require First Home to maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities.  First Home’s sources of funds include customer deposits, retail repurchase agreements, principal and interest payments from loans and securities, FHLB advances and other credit lines. During fiscal 2009, First Home used its sources of funds primarily to purchase securities and domestic certificates of deposit, repay advances from the FHLB of Des Moines, fund loan commitments and to pay maturing savings certificates and deposit withdrawals. During fiscal year 2008, First Home used its sources of funds primarily to purchase securities, fund loan commitments and to pay maturing savings certificates and deposit withdrawals.  At June 30, 2009, First Home had approved customer loan commitments totaling $121,000 and unused lines of credit totaling $6.5 million.

Liquid funds necessary for the normal daily operations of First Home are maintained in checking accounts, a daily time account with the FHLB of Des Moines and a repurchase agreement account at a regional bank.  It is the Savings Bank’s current policy to maintain adequate collected balances in checking accounts to meet daily operating expenses, customer withdrawals, and fund loan demand.  Funds received from daily operating activities are deposited, on a daily basis, in one of the checking accounts and transferred, when appropriate, to the daily time account, used to purchase investments or reduce FHLB advances to enhance net interest income.

At June 30, 2009, certificates of deposit of customers amounted to $86.2 million, or 45.5%, of First Home’s total deposits, including $60.4 million which are scheduled to mature by June 30, 2010.  Historically, First Home has been able to retain a significant amount of its deposits as they mature.  Management of First Home believes it has adequate resources to fund all loan commitments with savings deposits and FHLB advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

Capital

OTS regulations require First Home to maintain specific amounts of capital.  As of June 30, 2009, First Home was in compliance with all current regulatory capital requirements with tangible, core and risk-based capital ratios of 9.3%, 9.3% and 17.6%, respectively.  These ratios exceed the 1.5%, 4.0% and 8.0% tangible, core and risk-based capital ratios required by OTS regulations.  In addition, the OTS amended its capital regulations that require savings institutions to maintain specified amounts of regulatory capital based on the estimated effects of changes in market rates and that could further increase the amount of regulatory capital required to be maintained by the Savings Bank.

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" institution in accordance with regulatory standards.  Total equity capital was $23.8 million at June 30, 2009, or 10.31%, of total assets on that date. As of June 30, 2009, we exceeded all regulatory capital requirements.  Our regulatory capital ratios at June 30, 2009 were as follows: Tier 1 (core) capital 9.32%; Tier 1 risk-based capital 16.34%; and total risk-based capital 17.57%.  The regulatory capital requirements to be considered well capitalized are 5%, 6% and 10%, respectively.

Off-Balance Sheet Arrangements

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business in order to meet the financing needs of our customers.  These financial instruments generally include commitments to originate mortgage, commercial and consumer loans, and involve to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The Company’s maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount of those instruments.  Since some commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.  Collateral is not required to support commitments.

Undisbursed balances of loans closed include funds not disbursed but committed for construction projects.  Unused lines of credit include funds not disbursed but committed to, on home equity, commercial and consumer lines of credit.

Commercial letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those guarantees are primarily used to support public and private borrowing arrangements.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  Collateral held varies as specified above and is required in instances where we deem it necessary.

The following is a summary of commitments and contingent liabilities with off-balance sheet risks as of June 30, 2009:

Commitments:
(In thousands)
Fixed rate loans	$ 34
Adjustable rate loans	87
Undisbursed balance of loans closed	1,726
Unused lines of credit	6,501
Commercial standby letters of credit	437
Total	$ 8,785

Accounting Policies

Various elements of the Company’s accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments.  In particular, management has identified several accounting policies that, as a result of the judgments, estimates and assumptions inherent in those policies, are critical to an understanding of the financial statements of the Company.  These policies relate to the methodology for the determination of the provision and allowance for loan losses, the valuation of real estate held for sale and the allowance for deferred income taxes.  These policies and the judgments, estimates and assumptions are described in greater detail in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section and in the section entitled “New accounting standards” contained in Note 1 of the Notes to Consolidated Financial Statements.  Management believes that the judgments, estimates and assumptions used in the preparation of the financial statements are appropriate based on the factual circumstances at the time.  However, because of the sensitivity of the financial statements to these critical accounting policies, the use of other judgments, estimates and assumptions could result in material differences in the results of operations or financial condition.

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

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity of Net Portfolio Value.  The following table sets forth the change in the Savings Bank’s net portfolio value at June 30, 2009, based on (OTS) models. Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The calculation is intended to illustrate the change in net portfolio value that will occur upon an immediate and permanent change in interest rates at the various levels of change indicated. There is no effect given to any steps that management might take to counter the effect of that interest rate movement.

					Net Portfolio as % of
		Net Portfolio Value			Portfolio Value of Assets
Basis Point ("bp")		Dollar	Dollar	Percent	Net Portfolio
Change in Rates		Amount	Change(1)	Change	Value Ratio(2)	Change(3)
		(Dollars in thousands)
300	bp	$ 38,087	$ 1,865	5%	16.05%	79	bp
200		37,587	1,365	4	15.83	57
100		37,016	794	2	15.59	33
50		36,583	361	1	15.41	15
-		36,222	-	-	15.26	-
(50)		35,401	(820)	(2)	14.95	(31)
(100)		34,496	(1,726)	(5)	14.61	(65)

(1)	Represents the increase (decrease) of the estimated net portfolio value at the indicated change in interest rates compared to the net portfolio value assuming no change in interest rates.
(2)	Calculated as the estimated net portfolio value divided by the portfolio value of total assets.
(3)
Calculated as the increase (decrease) of the net portfolio value ratio assuming the indicated change in interest rates over the estimated net portfolio value ratio assuming no change in interest rates.

The above table illustrates, for example, that at June 30, 2009 an instantaneous 200 basis point increase in market interest rates would increase the Savings Bank’s net portfolio value by approximately $1.4 million, or approximately 4%, and an instantaneous 100 basis point decrease in market interest rates would decrease the Savings Bank’s net portfolio value by $1.7 million, or approximately 5%.

The following summarizes key exposure measures for the dates indicated.  They measure the change in net portfolio value ratio for a 200 basis point increase and for a 100 basis point decrease in interest rates.

	June 30,		March 31,		June 30,
	2009		2009		2008
Pre-shock net portfolio
Value ratio	15.26%		13.91%		15.89%
Post-shock net portfolio
Value ratio (Up 200 bp)	15.83%		14.82%		15.98%
Increase (decrease) in portfolio
Value ratio (Up 200 bp)	57	bp	91	bp	9	bp
Post-shock net portfolio
Value ratio (Down 100 bp)	14.61%		13.30%		15.66%
Increase (decrease) in portfolio
Value ratio (Down 100 bp)	(65	) bp	(61	) bp	(23	) bp

The calculated risk exposure measures of the Savings Bank’s interest rate risk at June 30, 2009 indicate that the “shock” increase in market rates would increase the net portfolio value while the “shock” decrease in market rates would decrease the net portfolio value. This is consistent with the exposure measures calculated at June 30, 2008. However, the magnitudes of the changes have increased in both scenarios. There was an improvement of 9 basis points for the up 200 basis point scenario at June 30, 2008 compared to an improvement of 57 basis points for the same scenario at June 30, 2009. There was a decline of 23 basis points in the down 100 basis point scenario at June 30, 2008 compared to a decline of 65 basis points for the same scenario at June 30, 2009.

The OTS uses certain assumptions in assessing the interest rate risk of thrift institutions.  These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.  As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table.  For example, although certain assets and liabilities may have similar maturities or period to repricing, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates.  Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset.  Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in calculating the table.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
First Bancshares, Inc.

We have audited the accompanying consolidated statements of financial condition of First Bancshares, Inc. and subsidiaries as of June 30, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Bancshares, Inc. and subsidiaries as of June 30, 2009 and 2008 and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine managements’ assessment of the effectiveness of First Bancshares, Inc.’s internal control over financial reporting as of June 30, 2009 included in the Company’s Annual Report on Form 10K filed with the Securities and Exchange Commission and, accordingly, we do not express an opinion thereon.

/s/McGladrey & Pullen, LLP

Kansas City, Missouri
September 24, 2009

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
June 30, 2009 and 2008
	2009	2008
ASSETS
Cash and cash equivalents	$26,217,607	$17,010,093
Certificates of deposit purchased	5,628,062	566,800
Securities available-for-sale	45,316,804	40,830,284
Securities held to maturity	2,591,510	4,174,886
Federal Home Loan Bank stock, at cost	1,580,800	1,613,200
Loans receivable, net	133,162,106	167,034,726
Loans held for sale	820,270	755,357
Accrued interest receivable	955,037	1,135,894
Prepaid expenses	399,753	243,368
Property and equipment, net	6,669,373	6,913,125
Real estate owned and other repossessed assets, net	1,706,615	1,205,737
Intangible assets, net	185,355	235,470
Deferred tax asset, net	1,838,785	795,688
Income taxes receivable	274,583	57,653
Bank-owned life insurance	2,154,025	6,121,360
Other assets	414,608	538,121
Total assets	$229,915,293	$249,231,762

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$189,217,878	$194,593,283
Retail repurchase agreements	5,713,382	4,647,587
Advances from Federal Home Loan Bank	10,000,000	22,000,000
Accrued expenses	1,220,142	891,320
Total liabilities	206,151,402	222,132,190

Commitments and contingencies (Note 13)

Preferred stock, $.01 par value; 2,000,000 shares authorized,
none issued	-	-
Common stock, $.01 par value; 8,000,000 shares authorized,
issued 2,895,036 in 2009 and in 2008, outstanding
1,550,815 in 2009 and in 2008	28,950	28,950
Paid-in capital	18,047,257	18,019,852
Retained earnings – substantially restricted	24,022,637	28,214,183
Treasury stock, at cost - 1,344,221 shares in 2009 and in 2008	(19,112,627)	(19,112,627)
Accumulated other comprehensive income (loss)	777,674	(50,786)
Total stockholders' equity	23,763,891	27,099,572
Total liabilities and stockholders' equity	$229,915,293	$249,231,762

See notes to the consolidated financial statements

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

	2009	2008
Interest Income:
Loans receivable	$ 9,770,332	$ 11,920,427
Securities	2,452,442	2,369,758
Other interest-earning assets	142,832	537,997
Total interest income	12,365,606	14,828,182

Interest Expense:
Deposits	4,181,951	6,128,745
Retail repurchase agreements	85,577	36,279
Advances from Federal Home Loan Bank	1,175,562	1,286,063
Total interest expense	5,443,090	7,451,087
Net interest income	6,922,516	7,377,095

Provision for loan losses	5,313,801	1,291,300
Net interest income after
provision for loan losses	1,608,715	6,085,795

Non-interest Income:
Service charges and other fee income	1,907,418	2,050,561
Gain on the sale of loans	531,865	507,702
Gain on sale of securities	142,783	-
Gain on sale of property and equipment
and real estate owned	24,011	30,503
Write-down on real estate owned	(265,654)	(27,850)
Income from bank-owned life insurance	150,616	201,387
Other	165,476	140,437
Total non-interest income	2,656,515	2,902,740

Non-interest Expense:
Compensation and employee benefits	4,425,787	4,430,314
Occupancy and equipment	1,626,520	1,646,733
Professional fees	446,095	594,311
Deposit insurance premiums	256,157	109,042
Other	3,078,882	1,776,067
Total non-interest expense	9,833,441	8,556,467

Income (loss) before income taxes	(5,568,211)	432,068
Income taxes (benefit)	(1,531,751)	68,847

Net income (loss)	$ (4,036,460)	$ 363,221

Basic earnings (loss) per share	$ (2.60)	$ 0.23

Diluted earnings (loss) per share	$ (2.60)	$ 0.23

See notes to the consolidated financial statements

FIRST BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008
	Common					Accumulated Other	Total
	Stock		Paid-in	Retained	Treasury	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Stock	Income (Loss)	Equity
Balances at June 30, 2007	1,550,815	$28,950	$17,936,224	$27,850,962	$(19,112,627)	$(235,416)	$26,468,093
Comprehensive income:
Net income	-	-	-	363,221	-	-	363,221
Other comprehensive income, net of tax:
Change in unrealized gain(loss) on
securities available-for-sale, net of deferred
income taxes of $95,112	-	-	-	-	-	184,630	184,630
Total Comprehensive Income							547,851
Stock based compensation	-	-	83,628	-	-	-	83,628
Balances at June 30, 2008	1,550,815	28,950	18,019,852	28,214,183	(19,112,627)	(50,786)	27,099,572
Comprehensive income:
Net loss	-	-	-	(4,036,460)	-	-	(4,036,460)
Other comprehensive income, net of tax:
Change in unrealized gain(loss) on
securities available-for-sale, net of deferred
income taxes of $426,782	-	-	-	-	-	922,696	922,696
Reclassification adjustment net of deferred income
taxes of $48,547.						(94,236)	(94,236)
Total Comprehensive Income							(3,208,000)
Dividends paid ($0.10 per share)				(155,086)			(155,086)
Stock based compensation	-	-	27,405	-	-	-	27,405
Balances at June 30, 2009	1,550,815	$28,950	$18,047,257	$24,022,637	$(19,112,627)	$777,674	$23,763,891

See notes to the consolidated financial statements

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008
	2009	2008
Cash flows from operating activities:
Net income (loss)	$ (4,036,460)	$ 363,221
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	658,854	812,798
Amortization	50,115	50,114
Net premium amortization and (discount accretion) on securities	(199,427)	(151,357)
Stock based compensation	27,405	83,628
Gain on sale of securities	(142,783)	-
Provision for loan losses	5,313,801	1,291,300
Write down on real estate owned	265,654	27,850
Gain on the sale of loans	(531,865)	(507,702)
Proceeds from the sale of loans originated for sale	23,883,603	22,851,155
Loans originated for sale	(23,036,252)	(21,444,857)
Deferred income taxes	(1,469,879)	(64,869)
Gain on sale of property and equipment
and real estate owned	(9,993)	(29,286)
(Gain) loss on the sale of other repossessed assets	(14,018)	18,252
Increase in cash surrender value on bank-owned
life insurance	(150,616)	(201,387)
Net change in operating accounts:
Accrued interest receivable, prepaid expenses and other assets	94,415	445,691
Deferred loan costs	69 441	(133,844)
Income taxes receivable	(216,930)	20,169
Accrued expenses	328,822	222,118
Net cash provided by operating activities	883,887	3,652,994

Cash flows from investing activities:
Purchase of certificates of deposit purchased	(5,256,669)	(21,168)
Maturities of certificates of deposit purchased	195,407	200,000
Purchase of securities available-for-sale	(24,756,669)	(21,172,637)
Proceeds from sale of securities available-for-sale	6,120,121	-
Proceeds from maturities of securities
available-for-sale	15,749,618	12,097,222
Proceeds from maturities of securities
held-to-maturity	1,581,238	6,608,751
Purchase of Federal Home Loan Bank stock	(261,500)	-
Proceeds from redemption of Federal Home Loan Bank stock	293,900	600
Net (increase) decrease in loans receivable	26,161,802	(12,409,241)
Proceeds from surrender of bank owned life insurance	4,117,951	-
Purchases of property and equipment	(502,403)	(472,450)
Proceeds from sale of property and equipment	84,257	287,112
Proceeds from sale of real estate owned and other repossessed assets	1,261,270	161,183
Net cash provided by (used in) investing activities	24,788,323	(14,720,628)
Continued

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

	2009	2008
Cash flows from financing activities:
Net change in deposits	$ (5,375,405)	$ 4,502,924
Net change in retail repurchase agreements	1,065,795	2,544,482
Payments on borrowed funds	(19,000,000)	-
Proceeds from borrowed funds	7,000,000	-
Cash dividends paid	(155,086)	-
Net cash provided by (used in) financing activities	(16,464,696)	7,047,406

Net increase (decrease) in cash and cash equivalents	9,207,514	(4,020,228)

Cash and cash equivalents -
Beginning of period	17,010,093	21,030,321
Cash and cash equivalents -
end of period	$ 26,217,607	$ 17,010,093

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest on deposits and
other borrowings	$ 5,398,180	$ 7,480,518
Income taxes	-	17,300

Supplemental schedule of non-cash investing and
financing activities:

Loans transferred to real estate owned	$ 2,325,576	$ 1,155,722

See notes to consolidated financial statements

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

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

Estimates
 – In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the fair value of financial instruments, the allowance for loan losses and the deferred tax valuation.

Segment r
eporting - An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. The Company has one operating segment, community banking.

Consolida
ted statements of cash flows – For purposes of the consolidated statements of cash flows, cash consists of cash on hand and deposits with other financial institutions.  Cash equivalents include highly-liquid instruments with an original maturity of three months or less. Csh flows from loans and deposits are reported net.

Certificate
s of deposit purchased – These are funds placed on deposit at other financial institutions which mature in one year or less and do not, at any one financial institution, aggregate to more than the insurance of accounts limitation.

Securities
 – Securities which are designated as held-to-maturity are designated as such because the Company has the ability and intent to hold these securities to maturity.  Such securities are reported at amortized cost.

All other securities are designated as available-for-sale, a designation which provides the Company with certain flexibility in managing its investment portfolio.  Such securities are reported at fair value; net unrealized gains and losses are excluded from income and reported net of applicable income taxes as a separate component of stockholders’ equity.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Interest income on securities is recognized on the interest method according to the terms of the security. Gains or losses on sales of securities are recognized in operations at the time of sale and are determined by the difference between the net sales proceeds and the cost of the securities using the specific identification method, adjusted for any unamortized premiums or discounts. Premiums or discounts are amortized or accreted to income using the interest method over the period to maturity.

Declines in the fair value of equity securities below their amortized cost basis that are deemed to be other-than-temporary impairment losses are reflected as realized losses.  To determine if an other-than-temporary impairment exists on an equity security, the Company considers (a) the length of time and the extent to which the fair value has been less than cost, (b) the financial condition and near-term prospects of the issuer and (c) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.  To determine if an other-than-temporary-impairment exists on a debt security, the Company first determines if (a) it intends to sell the security or (b) it is more likely than not that it will be required to sell the security before its anticipated recovery.  If either of the conditions is met, the Company will recognize an other-than-temporary-impairment in earnings equal to the difference between the fair value of the security and its adjusted cost basis.  If neither of the conditions is met, the Company determines (a) the amount of the impairment related to credit loss and (b) the amount of the impairment due to all other factors.  The difference between the present values of the cash flows expected to be collected and the amortized sot basis is the credit loss.  The amount of the credit loss is included in the consolidated statements of income as an other-than-temporary-impairment on securities and is an adjustment to the cost basis of the security.  The portion of the total impairment that is related to all other factors is included in other comprehensive income (loss).

Federal
Home Loan Bank stock - The Savings Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB of Des Moines.  No ready market exists for this stock and it has no quoted market value.  The stock is subject to repurchase by the FHLB at par and is reported at cost.

Loans re
ceivable – Loans that management has the intent and ability to hold for the foreseeable or until maturity or payoff are stated at their principal amount outstanding, net of deferred loan origination fees and certain direct costs.  Loan origination fees and certain direct loan origination costs are deferred and recognized in interest income over the contractual lives of the related loans using the interest method.  When a loan is paid-off, the unamortized balance of these deferred fees and costs is recognized in income.

Interest income on loans is recognized on an accrual basis.

The accrual of interest on impaired loans is discontinued when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due 90 days or more.  The interest on these loans is accounted for on the cash-basis method, until qualifying for return to accrual.  Any accrued but uncollected interest previously recorded on such loans is generally reversed in the current period and interest income is subsequently recognized upon collection.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowan
ce for loan losses – The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the collectability of a loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loss experience. The allowance for loan losses includes allowance allocations calculated with Statement of Financial Accounting Standards (SFAS) No. 114, Accounting for Creditors for Impairment of a Loan, as amended by SFAS 118, and allowance allocations calculated in accordance with SFAS 5, Accounting for Contingencies.  The level of the allowance reflects management’s continuing evaluations of delinquencies, charge-offs and recoveries, loan volumes and terms, changes in underwriting procedures, depth of the Company’s lending management, national and local economy, industry conditions, credit concentrations, and other external factors, including competition and legal and regulatory requirements, as well as trends in the foregoing.

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

Loans he
ld for sale – Loans held for sale are originated and intended for sale on the secondary market on a loan by loan basis with terms established with both the borrower and the investor prior to commitment and closing. Funding by the investor, based on the established terms, generally takes place in three to four weeks. Loans held for sale are carried at cost, which approximates fair value, due to the short term nature of the loans. Gains on loans sold are recognized based on the net cash flow of each sale. Loans are generally sold with servicing rights released.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property
and equipment and related depreciation – Land is stated at cost. Property and equipment are stated at cost, net of accumulated depreciation.  Property and equipment depreciation is principally computed by applying the following methods and estimated lives:

Category	Estimated Life	Method
Automobiles	5 Years	Straight-line
Office furniture, fixtures and equipment	3-10 Years	Straight-line
Buildings	15-40 Years	Straight-line
Investment real estate	15-40 Years	Straight-line

Intangibl
e assets – The intangible asset relates to customer relationships that were acquired in connection with the acquisition of two branches.  The premium paid by the Savings Bank for the branches is being amortized on a straight-line basis over 15 years.

Bank-ow	ned life insurance – Bank-owned life insurance is carried at its cash surrender value. Changes in cash surrender value are recorded in non-interest income.

Income t
axes – Deferred taxes are determined using the liability (or balance sheet) method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), as of July 1, 2007. The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.  The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result of the Company’s evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits during the years ended June 30, 2009 and June 30, 2008.

Real est
ate owned and repossessed assets – Includes real estate and other assets acquired in the settlement of loans, which is recorded at the estimated fair value less the estimated costs to sell the asset.  Any write down at the time of foreclosure/repossession is charged against the allowance for loan losses.  Subsequently, net expenses related to holding the property and declines in the market value are charged against income.

Earning
s per share – Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per share reflects the potential dilution that could occur if securities or other

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Compreh
ensive income – Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Employe	e stock options – The Company has stock-based employee compensation plans which are described more fully in Note 10, Employee Benefit Plans.

Compensation costs for all stock-based awards are measured at fair value on the grant date and are recognized over the requisite service period for awards expected to vest.  Management makes an estimate of expected forfeitures and recognizes compensation costs only for those equity awards expected to vest.  The Company uses the Black-Scholes option pricing model to estimate the fair value of stock option grants.  Cash flows resulting from the tax benefits of tax deductions in excess of the compensation cost recognized for those options are presented as financing cash flows.

Revenue	recognition – Deposit account transaction fees and other ancillary non-interest income related to the Savings Bank’s deposit and lending activities are recognized as services are performed.

Transfers
of financial assets – Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more than a modest benefit to the transferor, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Impairmen
t of long-lived assets – Long-lived assets, including property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

New accou
nting standards – In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS” or “Statement”) No. 157, “Fair Value Measurements.”  This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

orderly transaction between market participants in the market in which the reporting entity transacts.  This Statement does not require any new fair value measurements, but rather, it provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value.  This Statement is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. However, in February 2008, FASB decided that an entity need not apply this standard to non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis until the subsequent year. The adoption of this standard on July 1, 2008 was limited to financial assets and liabilities, and any non-financial assets and liabilities recognized or disclosed at fair value on a recurring basis. Please refer to Note 17, Fair Value Measurements, for additional information.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115,” which provides all entities, including not-for-profit organizations, with an option to report selected financial assets and liabilities at fair value.  The objective of the Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply the complex provisions of hedge accounting.  Certain specified items are eligible for the irrevocable fair value measurement option as established by Statement No. 159.  Statement No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007.  The Company did not elect any fair value options as of July 1, 2008.

In April 2009, the FASB issued Financial Accounting Standards Board Staff Position (“FSP”) FAS 115−2 and FAS 124−2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115−2/124−2”). FSP FAS 115−2/124−2  requires entities to separate an other-than-temporary impairment of a debt security into two components when there are credit related losses associated with the impaired debt security for which management asserts that it does not have the intent to sell the security, and it is more likely than not that it will not be required to sell the security before recovery of its cost basis. The amount of the other-than-temporary impairment related to a credit loss is recognized in earnings, and the amount of the other-than-temporary impairment related to other factors is recorded in other comprehensive loss. FSP FAS 115−2/124−2 is effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company has adopted FSP FAS 115−2/124−2 effective for the year ended June 30, 2009. The adoption did not have an impact on the Company’s financial position and results of operations.

In April 2009, the FASB issued FSP FAS 157−4, “Determining Fair Value When Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that are Not Orderly” (“FSP FAS 157−4”). Under FSP FAS 157−4, if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or liability (or similar assets or liabilities), then transactions or quoted prices may not accurately reflect fair value. In addition, if there is evidence that the transaction for the asset or liability is not orderly, the entity shall place little, if any weight on that transaction price as an indicator of fair value. FSP FAS 157−4 is effective for periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company has adopted FSP FAS 115−4 effective for

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the year ended June 30, 2009. The adoption did not have an impact on the Company’s financial position and results of operations.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes principles and requirements for subsequent events. In particular, this Statement sets forth the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. Events occurring subsequent to June 30, 2009, have been evaluated as to their potential impact to these financial statements through the date of issuance, September 28, 2009.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of SFAS No. 140 (“SFAS 166”). SFAS 166 amends SFAS No. 140 to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The recognition and measurement provisions of this Statement shall be applied to transfers that occur on or after the effective date. The Company is currently assessing the impact of the adoption of SFAS 166 on the Company’s financial condition, results of operations and cash flows.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (“SFAS 167”). SFAS 167 amends certain requirements of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This Statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company is currently assessing the impact of the adoption of SFAS 167 on the Company’s financial condition, results of operations and cash flows.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

 (2)           SECURITIES

A summary of the securities available-for-sale at June 30, 2009 is as follows:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
United States Government and
Federal agency obligations	$8,506,234	$110,311	$(7,480)	$8,609,065
Obligations of states and
political subdivisions	150,000	975	--	150,975
Mutual funds	19,904	--	--	19,904
Federal agency mortgage-
backed securities	35,204,373	1,126,185	(51,698)	36,278,860
Common and preferred stocks	258,000	--	--	258,000
Total	$44,138,511	$1,237,471	$(59,178)	$45,316,804

    A summary of securities held to maturity at June 30, 2009 is as follows:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
United States Government and
Federal agency obligations	$--	$--	$--	$--
Obligations of states and
political subdivisions	1,703,035	29,062	(1,208)	1,730,889
Federal agency mortgage-
backed securities	888,475	13,326	(6,584)	895,217
Total	$2,591,510	$42,388	$(7,792)	$2,626,106

The amortized cost and estimated market value of securities at June 30, 2009, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$--	$--
Due after one year through five years	6,540,681	6,645,500
Due after five years through ten years	2,115,553	2,114,540
Subtotal	8,656,234	8,760,040
Mutual funds	19,904	19,904
Federal agency mortgage-backed securities	35,204,373	36,278,860
Common and preferred stocks	258,000	258,000
Total	$44,138,511	$45,316,804

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(2)    SECURITIES (CONTINUED)

	Held to Maturity
	Amortized Cost	Fair Value
Due in one year or less	$219,983	$221,257
Due after one year through five years	1,129,825	1,155,523
Due after five years through ten years	353,227	354,109
Subtotal	1,703,035	1,730,889
Federal agency mortgage-backed securities	888,475	895,217
Total	$2,591,510	$2,626,106

A summary of the securities available-for-sale at June 30, 2008 is as follows:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
United States Government and
Federal agency obligations	$5,439,272	$23,308	$(55,930)	$5,406,650
Obligations of states and
political subdivisions	1,165,000	705	--	1,165,705
Mutual funds	21,682	--	--	21,682
Federal agency mortgage
backed securities	34,023,279	220,594	(265,626)	33,978,247
Common and preferred stocks	258,000	--	--	258,000
Total	$40,907,233	$244,607	$(321,556)	$40,830,284

A summary of securities held to maturity at June 30, 2008 is as follows:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
United States Government and
Federal agency obligations	$750,000	$7,973	$(56,247)	$757,973
Obligations of states and
political subdivisions	1,943,330	16,016	(1,990)	1,957,356
Federal agency mortgage
backed securities	1,481,556	1,069	(79,706)	1,402,919
Total	$4,174,886	$7,346	$(81,696)	$4,118,248

The following tables present the fair value and gross unrealized losses of the Company’s securities with unrealized losses aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2009 and 2008.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(2)	SECURITIES (CONTINUED)

Available-for-sale as of June 30, 2009
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	Losses
United States
Government and
Federal agency
obligations	$3,002,500	$(7,480)	$-	$-	$3,002,500	$(7,480)
Obligations of states
and political
subdivisions	-	-	-	-	-	-
Federal agency
mortgage-backed
securities	1,580,242	(14,501)	512,235	(37,197)	2,092,477	(51,698)

Total temporarily
impaired securities	$4,582,742	$(21,981)	$512,235	$(37,197)	$5,094,977	$(59,178)

Held to Maturity as of June 30, 2009
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	Losses
United States
Government and
Federal agency
obligations	$-	$-	$-	$-	$-	$-
Obligations of states
and political
subdivisions	-	-	202,019	(1,208)	202,019	(1,208)
Federal agency
mortgage-backed
securities	173,519	(5,028)	134,470	(1,556)	307,989	(6,584)

Total temporarily
impaired securities	$173,519	$(5,028)	$336,489	$(2,764)	$510,008	$(7,792)

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(2)	SECURITIES (CONTINUED)

Available-for-sale as of June 30, 2008
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	Losses
United States
Government and
Federal agency
obligations	$1,944,070	$(55,930)	$-	$-	$1,944,070	$(55,930)
Obligations of states
and political
subdivisions	-	-	-	-	-	-
Federal agency
mortgage-backed
securities	15,195,480	(265,626)	-	-	15,195,480	(265,626)

Total temporarily
impaired securities	$17,139,550	$(321,556)	$-	$-	$17,139,550	$(321,556)

Held to Maturity as of June 30, 2008
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	Losses
United States
Government and
Federal agency
obligations	$-	$-	$-	$-	$-	$-
Obligations of states
and political
subdivisions	-	-	201,592	(1,990)	201,592	(1,990)
Federal agency
mortgage-backed
securities	-	-	1,108,411	(79,706)	1,108,411	(79,706)

Total temporarily
impaired securities	$-	$-	$1,310,003	$(81,696)	$1,310,003	$(81,696)

The Company evaluates securities for other-than-temporary impairment on a periodic basis. Consideration is given to the length of time and the extent to which the fair value has been less than cost, and the financial condition and near-term prospects of the issuer. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the Federal government or its agencies or sponsored entities, whether downgrades by bond rating agencies have occurred, and the results of review of the issuer’s financial condition.

For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and not from deterioration in the creditworthiness of the issuer and as such were considered temporary by the Company. In addition, the Company does not intend to sell these securities and it is

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(2)           SECURITIES (CONTINUED)

not more likely than not that the Company will be required to sell these securities before their anticipated recovery.

The following table presents proceeds from sales of securities and the gross realized securities gains and losses.

	June 30,
	2009	2008
Proceeds from sales	$6,120,121	$-

Realized gains	$142,783	$-
Realized (losses)	-	-
Net realized	$142,783	$-

The carrying value of securities pledged on retail repurchase agreements at June 30, 2009 and June 30, 2008 was $7,006,000 and $5,407,000, respectively.

(3)           LOANS RECEIVABLE

Loans receivable at June 30 consisted of the following:
	2009	2008
Residential real estate	$71,140,655	$75,992,066
Commercial real estate	39,816,588	53,730,159
Land	7,395,477	10,755,522
Loans to depositors, secured by savings accounts	1,164,602	1,468,078
Consumer and automobile loans	2,800,247	8,575,973
Second mortgage loans	4,899,841	7,103,278
Commercial business loans	9,816,666	11,768,789
Overdrafts	79,078	133,978
Total gross loans	137,113,154	169,527,843
Allowance for loan losses	(4,185,326)	(2,796,836)
Loans in process	(1,195)	-
Unamortized deferred loan costs, net of origination fees	235,473	303,719
Net loans receivable	$133,162,106	$167,034,726

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(3)           LOANS RECEIVABLE (CONTINUED)

Activity in the allowance for loan losses is summarized as follows for the years ended
June 30:

	2009	2008
Balance at beginning of year	$2,796,836	$2,692,594
Provision charged to income	5,313,801	1,291,300
Charge-offs	(4,171,171)	(1,223,380)
Recoveries	245,860	36,322
Balance at end of year	$4,185,326	$2,796,836

The Savings Bank primarily originates loans to customers throughout southern Missouri.  The loans are typically secured by real estate or personal property.

Loans receivable at June 30, 2009 and 2008 that are past 90 days due or non-accrual consist of the following:

	2009	2008
Past due 90 days or more and still accruing interest	$288,255	$359,846
Non-accrual	3,023,647	2,312,977
	$3,311,902	$2,672,823

The following is a summary of information pertaining to impaired loans:

	June 30,
	2009	2008
Total impaired loans	$3,311,902	$2,672,823
Total impaired loans without an allowance	$1,633,278	$--
Total impaired loans with an allowance	$1,678,624	$2,672,823
Valuation allowance related to impaired loans	$1,067,298	$361,267

	Years Ended June 30,
	2009	2008
Average investment in
impaired loans	$4,391,191	$2,895,808

Interest income recognized
on impaired loans	$96,402	$72,909

Interest income recognized on
a cash basis on impaired loans	$94,759	$72,909

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

 (4)           PROPERTY AND EQUIPMENT

    Property and equipment at June 30 consists of the following:

	2009
Category	Cost	Accumulated Depreciation	Net
Land	$643,704	$--	$643,704
Buildings	5,874,079	2,404,076	3,470,003
Office furniture, fixtures
and equipment	4,231,316	3,200,682	1,030,634
Automobiles	132,530	70,379	62,151
Investment real estate	2,141,181	678,300	1,462,881
Total	$13,022,810	$6,353,437	$6,669,373

	2008
Category	Cost	Accumulated Depreciation	Net
Land	$635,204	$--	$635,204
Buildings	5,620,504	2,230,141	3,390,363
Office furniture, fixtures
and equipment	4,290,287	3,039,240	1,251,047
Automobiles	132,530	43,873	88,657
Investment real estate	2,187,025	639,171	1,547,854
Total	$12,865,550	$5,952,425	$6,913,125

Depreciation charged to operations for the years ended June 30, 2009 and 2008 was $658,854 and $812,798, respectively.

The Savings Bank’s full-service branch office in Springfield is leased. The lease on the Springfield full-service branch office was assumed and it has six years remaining on the initial term. The Savings Bank also leases three ATM drive-up kiosks located in the parking lots of a major retailer in Mountain Grove, Marshfield and Ava, Missouri. These leases were entered into in the third quarter of fiscal 2008, and were for a four year term. During fiscal 2009, the Savings Bank acquired, at a sheriff’s sale, the small strip mall in which its Theodosia branch office is located. The operations of the Loan Origination Office, which was also located in Springfield, were discontinued in mid-June 2009. Subsequent to the end of fiscal 2009, the Savings Bank, through a local realtor, found a new tenant, and negotiated a buy-out on the remaining term of the lease. The cost of the buyout totaled approximately $57,000.

Minimum future lease payments for the Springfield, Missouri branch office and the three leased ATMs for the years ending June 30 are as follows:

2010	$154,932
2011	154,932
2012	133,392
2013	90,312
2014	90,312
2013	94,075
$717,955

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(4)           PROPERTY AND EQUIPMENT (CONTINUED)

Rent expense for the years ended June 30, 2009 and 2008 was $220,370 and $220,565, respectively.

(5)            INTANGIBLE ASSET

        A summary of the intangible asset at June 30 is as follows:
	2009	2008
Premium on branch acquisition	$1,020,216	$1,020,216
Accumulated amortization	(834,861)	(784,746)
Net premium on branch acquisition	$185,355	$235,470

Amortization expense relating to this premium was $50,115 for the year ended June 30, 2009 and $50,114 for the year ended June 30, 2008.

Estimated future amortization expense is as follows for the years ending June 30:

2010	$50,115
2011	50,115
2012	50,115
2013	35,010
$185,355

(6)	DEPOSITS

A summary of deposit accounts at June 30 is as follows:

	2009	2008
Non-interest-bearing checking	$14,739,628	$12,338,284
Interest-bearing checking	32,484,889	2,112,206
Super Saver money market	11,778,495	10,737,807
Savings	9,315,558	12,386,264
Money Market savings accounts	34,711,303	39,904,058
Certificates of Deposit	86,188,005	87,114,664
Total	$189,217,878	$194,593,283

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $28,730,992 and $26,956,997 at June 30, 2009 and 2008, respectively.

At June 30, 2009, scheduled maturities of certificates of deposit are as follows:

Fiscal	2010	$60,443,325
	2011	16,290,756
	2012	4,677,520
	2013	4,242,409
	2014	533,995
		$86,188,005

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(7)	RETAIL REPURCHASE AGREEMENTS

The Savings Bank offers retail repurchase agreements as an additional item in its product mix. Retail repurchase agreements allow customers to have excess checking account balances “swept” from the checking accounts into a non-insured interest bearing account. The customers’ investment in these non-insured accounts is collateralized by securities of the Savings Bank pledged at FHLB for that purpose.

(8)           ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BRROWED MONEY

The advances listed below were obtained from the FHLB of Des Moines.  The advances are secured by FHLB stock and a blanket pledge of qualifying one-to-four family mortgage loans.  Advances from the FHLB at June 30 are summarized as follows:

	2009	Weighted Average Rate	2008	Weighted Average Rate
Term Advances:
Long-term; fixed-rate;
callable quarterly	$--	--%	$19,000,000	5.88%
Short-term, fixed rate,
Non-callable	7,000,000	1.12	--	--
Long-term; fixed-rate;
non-callable	3,000,000	4.94	3,000,000	4.94

Total	$10,000,000	3.05%	$22,000,000	5.75%

As of June 30, 2009 the fixed-rate term advances shown above were subject to a prepayment fee equal to 100 percent of the present value of the monthly lost cash flow to the FHLB based upon the difference between the contract rate on the advance and the rate on an alternative qualifying investment of the same remaining maturity.  Advances may be prepaid without a prepayment fee if the rate on an advance being prepaid is equal to or below the current rate for an alternative qualifying investment of the same remaining maturity.

Maturities of FHLB advances are as follows:

Year Ended June 30,	Aggregate Annual Maturities
2010	$7,000,000
2011	--
2012	--
2013	3,000,000
$10,000,000

At June 30, 2009, the Savings Bank had irrevocable letters of credit issued on its behalf from the FHLB totaling $3,385,000, as collateral for public entity deposits in excess of federal insurance limits.  The letters of credit expire through June 2010. At June 30, 2009, the Savings Bank had collateralized borrowing capacity with the FHLB of approximately $25.0 million.

While the Company had no outstanding borrowed money from other lenders as of June 30, 2009, the Company does have available a $5.0 line of credit from another financial institution.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(9)           INCOME TAXES

The provision for income taxes (benefit) for the years ended June 30 is as follows:
	2009	2008
Current	$(61,872)	$142,274
Deferred	(1,469,879)	(73,427)
Total	$(1,531,751)	$68,847

The provision for income taxes (benefit) differs from that computed at the statutory corporate rate, 34%, for the years ended June 30 as follows:

	2009	2008
Tax at statutory rate	$(1,893,192)	$146,903
Increase (decrease) in taxes resulting from:
State taxes, net of federal benefit	(34,725)	(13,127)
Tax-exempt income	(32,873)	(39,167)
Bank-owned life insurance	355,451	(68,472)
Dividends received deduction	(2,851)	(2,423)
Change in valuation allowance	15,722	472
Stock based compensation	9,318	28,434
Net effect of other book/tax differences	51,399	16,227
Provision for income taxes	$(1,531,751)	$68,847

The components of deferred tax assets and liabilities as of June 30, 2009 and 2008 consisted of:

	2009	2008
Deferred tax assets:
Allowance for loan losses	$1,603,916	$1,027,146
Book amortization in excess of tax amortization	19,882	31,119
Compensated employee absences	29,157	24,698
State net operating loss carry-forwards	89,500	73,778
Federal net operating loss carry-forwards	852,964	--
Capital loss carry-forwards	1,080	1,080
Net unrealized loss on available-for-sale securities	--	26,163
Charitable contributions	14,937	--
Other	99,649	46,444
Total gross deferred tax assets	2,711,085	1,230,428
Valuation allowance	(90,580)	(74,858)
	$2,620,505	$1,155,570

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(9)        INCOME TAXES (CONTINUED)

Deferred tax liabilities:
Premises and equipment	$(107,727)	$(127,998)
FHLB stock dividends	(60,936)	(60,714)
Prepaid expenses	(125,313)	(58,794)
Net unrealized gain on available-for-sale securities	(400,619)	-
Unamortized deferred loan costs, net of fees	(87,125)	(112,376)
Total gross deferred tax liabilities	$(781,720)	$(359,882)
Total net deferred tax assets	$1,838,785	$795,688

In accordance with SFAS No. 109, a deferred tax liability has not been recognized for tax basis bad debt reserves of $2,190,825 of the Savings Bank that arose in tax years that began prior to December 31, 1987.  At June 30, 2009, the amount of the deferred tax liability that had not been recognized was approximately $811,000.  This deferred tax liability could be recognized if, in the future, there is a change in federal tax law, the Savings Bank fails to meet the definition of a “qualified savings institution,” as defined by the Internal Revenue Code, certain distributions are made with respect to the stock of the Savings Bank, or the bad debt reserves are used for any purpose other than absorbing bad debts.

During the years ended June 30, 2009 and 2008, the Company recorded a valuation allowance of $90,580 and $74,858, respectively, on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized.  Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry forwards are expected to be available to reduce taxable income.

(10)           EMPLOYEE BENEFIT PLANS

The Savings Bank had participated in a multiple-employer defined benefit pension plan covering substantially all employees.  In fiscal 2006, the Savings Bank opted to freeze the plan. Participants in the plan became entitled to their vested benefits at the date it was frozen. The Savings Bank limited its future obligations to the funding amount required by the annual actuarial evaluation of the plan and administrative costs. No participants will be added to the plan. Pension expense for the years ended June 30, 2009 and 2008 was approximately $47,000 and $38,000, respectively.  This plan is not subject to the requirements of FAS 158.

The First Home Savings Bank Employee Stock Ownership and 401(k) Plan covers all employees that are age 21 and have completed six months of service.  The Company makes contributions on a matching basis of up to 3% on employee deferrals. Expense for the ESOP and 401(k) plan for the years ended June 30, 2009 and 2008 was $51,136 and $58,039, respectively.

Effective July 1, 2006, the Company adopted SFAS No. 123R, Share-based Payments, using the modified prospective transition method. Prior to that date the Company accounted for stock option awards under APB Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with SFAS No. 123R, compensation expense for stock-based awards is recorded over the vesting period at the fair values of the award at the time of the grant. The recording of such compensation began on July

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(10)	EMPLOYEE BENEFIT PLANS (CONTINUED)

1, 2006 for shares not yet vested as of that date and for all new grants subsequent to that date. The exercise price of options granted under the Company’s incentive plans is equal to the fair market value of the underlying stock at the grant date. The Company assumes no projected forfeiture rates on its stock-based compensation.

The Company’s 2004 Stock Option and Incentive Plan has authorized the grant of options to certain officers, employees and directors for up to 100,000 shares of the Company’s common stock. All options granted have 10 year terms and vest and become exercisable ratably over five years following the date of grant.  The plan was approved by shareholders in October 2004. At June 30, 2009, there were 88,000 shares of stock available for grant under the plan

The Company’s 2004 Management Recognition Plan has authorized the award of shares to certain officers, employees and directors for up to 50,000 shares of the Company’s common stock.  All shares awarded will have a restricted period to be determined by the Corporation’s Compensation Committee.  The restricted period shall not be less than three years if the award is time based, or not less than one year if performance based.  The plan was approved by shareholders in October 2004. No shares have been issued from this plan.

The Company uses historical data to estimate the expected term of the options granted, volatilities, and other factors.  Expected volatilities are based on the historical volatility of the Company’s common stock over a period of time equal to the expected life of the option. The risk-free rate for periods corresponding with the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  The dividend rate is equal to the dividend rate in effect on the date of grant.  The Company used the following assumptions for the most recent grants made, which were in fiscal 2007, respectively:  dividend rates of .00% to .99%, price volatility of 18.36% to 20.29%, risk-free interest rates of 4.58% to 5.02%, and an expected life of 7.5 to 10 years. The weighted average grant date fair value for options granted in fiscal 2007 was $5.92 per share. No options were granted during either fiscal 2009 or fiscal 2008.

        A summary of the Company’s stock option activity, and related information for the years ended June 30 follows:

	2009		2008
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Options	Price	Options	Price
Outstanding at beginning of year	60,500	$16.72	64,500	$16.72
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	(38,500)	16.64	(4,000)	16.78
Outstanding at end of year	22,000	16.85	60,500	16.72
Exercisable at end of year	11,200	$16.83	15,425	$16.73

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(11)	EMPLOYEE BENEFIT PLANS (CONTINUED)

The following table summarizes information about stock options outstanding at June 30, 2009:

	Number	Number	Remaining
Exercise	Outstanding at	Exercisable at	Contractual
Price	June 30	June 30	Life (Months)
$17.00	10,000	4,000	93
16.78	10,000	6,000	84
16.50	2,000	1,200	80

As of June 30, 2009, there was $18,000 of total unrecognized compensation cost related to non-vested share-based compensation agreements granted under the plan. That cost is expected to be recognized over a weighted-average period of approximately 10 months.

There is no intrinsic value of vested options on Company stock as of June 30, 2009.

(11)	EARNINGS PER SHARE

The following information shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.  The amounts in the income columns represent the numerator and the amounts in the shares columns represent the denominator. There was no dilutive effect since the exercise price of all stock options at June 30, 2008 and June 30, 2009 exceeded the market price of the Company’s common shares on both of those dates.

	Years Ended June 30,
	2009			2008
			Per			Per
			Share			Share
	Income	Shares	Amount	Income	Shares	Amount
Basic EPS:
Income (loss) available
to common
stockholders	$(4,036,463)	1,550,815	$(2.60)	$363,221	1,550,815	$0.23
Effect of dilutive
securities:	-	-	-	-	-	-
Diluted EPS:
Income (loss) available
to stockholders
plus stock options	$(4,036,463)	1,550,815	$(2.60)	$363,221	1,550,815	$0.23

(12)	RELATED PARTY TRANSACTIONS

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

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(12)	RELATED PARTY TRANSACTIONS (CONTINUED)

A summary of the changes in outstanding loans to officers and directors for the fiscal years ended June 30, 2009 and 2008 is as follows:

	2009	2008
Beginning balances	$222,608	$528,752
Originations and advances	-	20,000
Principal repayments	(117,816)	(326,144)
Ending balances	$104,792	$222,608

The Company had two directors that perform legal services, primarily on behalf of the Savings Bank.  One of these directors resigned from the Board prior to the end of calendar 2005, but received a monthly retainer through the first half of fiscal 2008. The services provided by the current director relate primarily to foreclosures and bankruptcies.  During the years ended June 30, 2009 and 2008, the Savings Bank paid $79,967 and $55,682, respectively, for legal services performed by these directors.

 (13)        COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Savings Bank has various outstanding commitments that are not reflected in the accompanying consolidated financial statements.  The principal commitments of the Savings Bank are as follows:

Letters of Credit – Outstanding standby letters of credit were approximately $437,000 and $488,000 at June 30, 2009 and 2008, respectively.

Loan Commitments – The Savings Bank had outstanding firm commitments to originate loans in the amount of $121,000 and $793,000 at June 30, 2009 and 2008, respectively.

Lines of Credit – The unused portion of lines of credit was approximately $6,501,000 and $1,120,000 at June 30, 2009 and 2008, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party.  Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential and commercial real estate as well as income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.  None of the guarantees extend longer than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  Collateral held varies as specified above and is required in instances which the Company deems necessary.  All of the standby

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(13)         COMMITMENTS AND CONTINGENCIES (CONTINUED)

letters of credit outstanding at June 30, 2009 were collateralized.  No amounts were recorded as liabilities at June 30, 2009 or 2008 for the Company’s potential obligations under these guarantees.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s consolidated financial statements.

(14)         CONCENTRATION OF CREDIT RISK

The Savings Bank maintains its primary bank accounts with institutions in Missouri and Iowa.  On June 30, 2009, the individual balances of these accounts exceeded standard insurance limits established by the Federal Deposit Insurance Corporation.  The Savings Bank has not experienced any losses in such accounts.

(15)         REGULATORY MATTERS

The Savings Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (“OTS”).  Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary, actions by regulators that if undertaken, could have a direct material affect on the Savings Bank and the consolidated financial statements.  Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines involving quantitative measures of the Savings Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Savings Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined).

Management believes, as of June 30, 2009, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2009, the most recent notification from the OTS, the Savings Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action.  To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, and core capital leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(15)	REGULATORY MATTERS (CONTINUED)

The Savings Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum For Capital Adequacy Purposes		Minimum to Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of June 30, 2009:
Total Risk-Based Capital
(to Risk-Weighted Assets)	$22,737	17.57%	$10,351	8.0%	$12,939	10.0%
Core Capital
(to Adjusted Tangible Assets)	21,140	9.32%	9,071	4.0%	11,339	5.0%
Tangible Capital
(to Adjusted Tangible Assets)	21,140	9.32%	3,402	1.5%	N/A
Tier 1 Capital
(to Risk-Weighted Assets)	21,140	16.34%	9,071	4.0%	13,607	6.0%

As of June 30, 2008:
Total Risk-Based Capital
(To Risk-Weighted Assets)	$26,859	16.27%	$13,206	8.0%	$16,507	10.0%
Core Capital
(to Adjusted Tangible Assets)	24,818	10.05%	9,881	4.0%	12,351	5.0%
Tangible Capital
(to Adjusted Tangible Assets)	24,818	10.05%	3,705	1.5%	N/A
Tier 1 Capital
(to Risk-Weighted Assets)	24,818	15.03%	9,881	4.0%	14,822	6.0%

On August 17, 2009, the Company and the Bank each entered into a Stipulation and Consent to the Issuance of Order to Cease and Desist with the OTS.

Under the terms of the OTS orders, the Bank and the Company, without the prior written approval of the OTS, may not:
•  Increase assets during any quarter;
•  Pay dividends;
•  Increase brokered deposits;
•  Repurchase shares of the Company’s outstanding common stock; and
•  Issue any debt securities or incur any debt (other than that incurred in the normal course of business).

Other material provisions of the order require the Bank and the Company to:
•  develop a business plan for enhancing, measuring and maintaining profitability, increasing earnings, improving liquidity, maintaining capital levels, acceptable to the OTS;
•  ensure the Bank’s compliance with applicable laws, rules, regulations and agency guidelines, including the terms of the order;

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(15)	REGULATORY MATTERS (CONTINUED)

· not appoint any new director or senior executive officer or change the responsibilities of any current senior executive officers without notifying the OTS;
· not enter into, renew, extend or revise any compensation or benefit agreements for directors or senior executive officers;
· not make any indemnification, severance or golden parachute payments;
· enhance its asset classification policy;
· provide progress reports to the OTS regarding certain classified assets;
· submit a comprehensive plan for reducing classified assets;
· develop a plan to reduce its concentration in certain loans contained in the loan portfolio and that addresses the assessment, monitoring and control of the risks association with the commercial real estate portfolio;
· not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial of the Bank, or that is outside the normal course of business; and
· prepare and submit progress reports to the OTS. The OTS orders will remain in effect until modified or terminated by the OTS.

All customer deposits remain insured to the fullest extent permitted by the FDIC. The Bank expects to continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. Neither the Company nor the Bank admitted any wrongdoing in entering into the respective Stipulation and Consent to the Issuance of a Cease and Desist Order. The OTS did not impose or recommend any monetary penalties.

For additional information regarding the terms of the orders, please see our Form 8-K that we filed with the SEC on August 18, 2009. Further, we may be subject to more severe future regulatory enforcement actions, including but not limited to civil money penalties, if we do not comply with the terms of the order.

(16)         COMMON STOCK

As provided in the Company’s Articles of Incorporation, record holders of Common Stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote with respect to the shares they hold in excess of the 10% limit.

(17)	FAIR VALUE MEASUREMENTS

Effective July 1, 2008, the Company adopted the provisions of SFAS No. 157, "Fair Value Measurements," for financial assets and financial liabilities. In accordance with FSP No. 157-2, "Effective Date of FASB Statement No. 157," the Company will delay application of SFAS No. 157 for non-financial assets and non-financial liabilities measured on a non-recurring basis, until July 1, 2009.  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(17)         FAIR VALUE  MEASUREMENTS (CONTINUED)

The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

SFAS No. 157 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, SFAS No. 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity's own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company's financial assets and financial liabilities carried at fair value effective July 1, 2008.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(17)         FAIR VALUE  MEASUREMENTS (CONTINUED)

instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the Company's creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company's valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company's valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Securities Available for Sale - Securities classified as available for sale are reported at fair value utilizing Level 1 and Level 2 inputs. For equity securities, unadjusted quoted prices in active markets for identical assets are utilized to determine fair value at the measurement date.  For all other securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things.

Impaired Loans - The Company does not record impaired loans at fair value on a recurring basis.  However, periodically, a loan is considered impaired and is reported at the fair value of the underlying collateral, less estimated costs to sell, if repayment is expected solely from the collateral. Impaired loans measured at fair value typically consist of loans on non-accrual status and loans with a portion of the allowance for loan losses allocated specifically to the loan. Collateral values are estimated using Level 2 inputs, including recent appraisals and Level 3 inputs based on customized discounting criteria.  Due to the significance of the Level 3 inputs, impaired loans fair values have been classified as Level 3.

The following table summarizes financial assets measured at fair value on a recurring basis as of June 30, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
	(dollars in thousands)

Securities-available-for-sale	$-	$45,317	$-	$45,317

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets and financial liabilities, excluding impaired loans, measured at fair value on a non-recurring basis were not significant at June 30, 2009.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(17)           FAIR VALUE  MEASUREMENTS (CONTINUED)

The following table summarizes financial assets measured at fair value on a non-recurring basis as of June 30, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Level 1	Level 2	Level 3	Total
	Inputs	Inputs	Inputs	Fair Value
	(dollars in thousands)

Impaired Loans	$-	$-	$611	$611

Non-financial assets and non-financial liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test. Non-financial assets measured at fair value on a non-recurring basis include non-financial assets and non-financial liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other non-financial long-lived assets measured at fair value for impairment assessment. As stated above, SFAS 157 will be applicable to these fair value measurements beginning July 1, 2009.

SFAS 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis.  The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above.  The methodologies for other financial assets and financial liabilities are discussed below.

	June 30, 2009
	Approximate Carrying	Approximate
	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$26,218,000	$26,218,000
Certificates of deposit purchased	5,628,000	5,628,000
Available-for-sale securities	45,317,000	45,317,000
Held-to-maturity securities	2,592,000	2,626,000
Investment in FHLB stock	1,581,000	1,581,000
Loans, net of allowance for loan losses	133,162,000	134,947,000
Loans held for sale	820,000	820,000
Accrued interest receivable	955,000	955,000

Financial liabilities:
Deposits	189,218,000	190,096,000
Retail repurchase agreements	5,713,000	5,713,000
FHLB advances	10,000,000	10,450,000
Accrued interest payable	385,000	385,000

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008
(17)           FAIR VALUE  MEASUREMENTS (CONTINUED)

	June 30, 2008
	Approximate Carrying	Approximate
	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$17,010,000	$17,010,000
Certificates of deposit purchased	567,000	567,000
Available-for-sale securities	40,830,000	40,830,000
Held-to-maturity securities	4,175,000	4,118,000
Investment in FHLB stock	1,613,000	1,613,000
Loans, net of allowance for loan losses	167,035,000	166,663,000
Loans held for sale	755,000	755,000
Accrued interest receivable	1,136,000	1,136,000

Financial liabilities:
Deposits	194,593,000	195,816,000
Retail repurchase agreements	4,648,000	4,648,000
FHLB advances	22,000,000	22,986,000
Accrued interest payable	414,000	414,000

Cash and	cash equivalents and certificates of deposit purchased – For these short-term instruments, the carrying amount approximates fair value.

Loans re
ceivable – The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  Loans with similar characteristics are aggregated for purposes of the calculations.

Loans h	eld for sale – The carrying amounts of loans held for sale approximate the fair value due to the short term nature of these loans.

Investm
ent in FHLB stock – Fair value of the Savings Bank’s investment in FHLB stock approximates the carrying value as no ready market exists for this investment and the stock could only be sold back to the FHLB at par.

Accrued interest – The carrying amounts of accrued interest approximate their fair value.

Deposits
 – The fair value of demand deposits, savings accounts and interest-bearing demand deposits is the amount payable on demand at the reporting date (i.e., their carrying amount).  The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the market rates currently offered for deposits of similar remaining maturities.

Retail rep	urchase agreements – The fair value of retail repurchase agreements is the amount payable at the reporting date.

FHLB ad
vances – Rates currently available to the Savings Bank for advances with similar terms and remaining maturities are used to estimate fair value of existing advances by discounting the future cash flows.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(17)           FAIR VALUE  MEASUREMENTS (CONTINUED)

Commit
ments to extend credit, letters of credit and lines of credit – The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date and are insignificant.

(18)	PARENT COMPANY ONLY FINANCIAL INFORMATION

The following condensed statements of financial condition and condensed statements of operations and cash flows for First Bancshares, Inc. are as follows:

Condensed Statements of Financial Condition
	June 30,
ASSETS	2009	2008
Cash and cash equivalents	$102,882	$86,524
Certificates of deposit	10,000	10,000
Securities available-for-sale	248,000	248,000
Investment in subsidiaries	22,224,633	25,921,123
Property and equipment, net	1,462,881	1,547,855
Deferred tax asset, net	183,163	90,138
Other assets	169,611	187,316
Total assets	$24,401,170	$28,090,956

LIABILITIES AND STOCKHOLDERS' EQUITY	$623,717	$636,481
Notes payable, subsidiaries	13,562	354,903
Accrued expenses	637,279	991,384
Total Liabilities	23,763,891	27,099,572
Stockholders' equity	$24,401,170	$28,090,956
Total liabilities and stockholders' equity

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(18)	PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Operations
	Year ended June 30,
	2009	2008
Income:
Equity in earnings (loss) of subsidiaries	$(3,852,354)	$677,898
Interest and dividend income	8,642	10,708
Gain/(loss) on sale or write-down of property and equipment	(3,044)	32,723
Other	56,358	49,022
Total income (loss)	(3,790,398)	770,351

Expenses:
Professional fees	193,474	360,454
Printing and office supplies	15,429	17,319
Interest	53,616	60,263
Other	66,279	63,880
Income tax benefit	(82,736)	(94,786)
Total expenses	246,062	407,130
Net income (loss)	$(4,036,460)	$363,221

Condensed Statements of Cash Flows
	Year ended June 30.
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(4,036,460)	$363,221
Adjustments to reconcile net income to
net cash provided from operating activities:
Equity in earnings of subsidiaries	4,552,354	(677,898)
Depreciation expense	60,676	61,797
(Gain)/loss on sale or write down of property and equipment	3,044	(32,723)
Net change in operating accounts:
Deferred tax asset, net	(93,025)	15,960
Other assets and liabilities	(323,635)	247,895
Net cash used in (provided by) operating activities	162,954	(21,748)
Cash flows from investing activities:
Purchase of property and equipment	(63,003)	(24,229)
Proceeds from sales of property and
Equipment	84,257	287,112
Net cash provided by investing activities	21,254	262,883

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2009 and 2008

(18)	PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Cash Flows (Continued)

	Year ended June 30.
	2009	2008
Cash flows from financing activities:
Payments on notes payable	(12,764)	(311,284)
Cash dividends paid	(155,086)	-
Net cash (used in) financing activities	(167,850)	(311,284)

Net increase (decrease) in cash and cash equivalents	16,358	(70,149)

Cash and cash equivalents-beginning of period	86,524	156,673

Cash and cash equivalents-end of period	$102,882	$86,524

FIRST BANCSHARES, INC. AND SUBSIDIARIES

ADDITIONAL INFORMATION

COMMON STOCK INFORMATION

The common stock of First Bancshares, Inc. is traded on The Nasdaq Stock Market LLC under the symbol “FBSI”.  As of September 15, 2009, there were 430 registered stockholders and 1,550,815 shares of common stock outstanding.  This does not reflect the number of persons or entities who hold stock in nominee or “street name.”

At its February 2007 meeting, the Board of Directors decided to suspend dividend payments until the Company’s earnings improved. As a result, there were no dividend payments made during fiscal 2008. Primarily as a result of the operating results for fiscal 2008, on July 31, 2008, the Board of Directors declared a special dividend of $0.10 per share payable on August 29, 2008 to stockholders of record on August 15, 2008.

Dividend payments by the Company are dependent on its cash flows, which include reimbursement from its subsidiaries for the income tax savings created by its stand alone operating loss, the operation of real estate owned by the Company and dividends received by the Company from the Savings Bank.  Under Federal regulations, the dollar amount of dividends a savings and loan association may pay is dependent upon the association’s capital position and recent net income.  Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations.  However, institutions that have converted to stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with the OTS regulations and the Savings Bank’s Plan of Conversion. The Cease and Desist orders to both the Company and the Savings Bank require a 30 day advance notification to the OTS of the proposed dividend and receipt of a non-objection letter from the OTS.  In addition, under Missouri law, the Company is generally prohibited from declaring and paying dividends at a time when the Company’s net assets are less than its stated capital or when the payment of dividends would reduce the Company’s net assets below its stated capital.

The following table sets forth market price and dividend information for the Company’s common stock.

Fiscal 2009	High	Low	Dividend

First Quarter	$16.99	$11.33	$0.10
Second Quarter	$15.95	$10.26	N/A
Third Quarter	$15.64	$ 8.08	N/A
Fourth Quarter	$14.90	$ 6.12	N/A

Fiscal 2008	High	Low	Dividend

First Quarter	$17.51	$15.15	N/A
Second Quarter	$17.50	$15.00	N/A
Third Quarter	$18.40	$13.01	N/A
Fourth Quarter	$16.60	$11.57	N/A

DIRECTORS AND EXECUTIVE OFFICERS

FIRST BANCSHARES, INC.	FIRST HOME SAVINGS BANK

DIRECTORS:	DIRECTORS:
Thomas M. Sutherland, Chairman	Thomas M. Sutherland, Chairman
One of the owners and operators of Sutherlands	One of the owners and operators of Sutherlands
Home Improvement Centers group of stores	Home Improvement Centers group of stores

D. Mitch Ashlock	D. Mitch Ashlock
Director, President and Chief Executive Officer	Director, President and Chief Executive Officer
First Federal Savings Bank of Olathe	First Federal Savings Bank of Olathe

Harold F. Glass	Harold F. Glass
Partner	Partner
Millington, Glass & Love, Attorneys at Law	Millington, Glass & Love, Attorneys at Law

Billy E. Hixon	Billy E. Hixon
Retired partner from regional CPA firm	Retired partner from regional CPA firm
of BKD, LLP	of BKD, LLP

Robert J. Breidenthal	Robert J. Breidenthal
Director	Director
Security Bank of Kansas City	Security Bank of Kansas City

John G. Moody	John G. Moody
Elected Official	Elected Official

OFFICERS:	OFFICERS:
Thomas M. Sutherland,	Thomas M. Sutherland
Chief Executive Officer	Chief Executive Officer

Lannie E. Crawford	Lannie E. Crawford
President	President

Ronald J. Walters, CPA	Ronald J. Walters, CPA
Senior Vice President, Treasurer	Senior Vice President, Treasurer
and Chief Financial Officer	and Chief Financial Officer

Shannon Peterson	Dale W. Keenan
Secretary	Executive Vice President and
Senior Lending Officer

Shannon Peterson
Secretary

CORPORATE INFORMATION

CORPORATE HEADQUARTERS	TRANSFER AGENT

142 East First Street	Registrar and Transfer Company
P.O. Box 777	10 Commerce Drive
Mountain Grove, Missouri 65711	Cranford, New Jersey 07016
(800) 866-1340
INDEPENDENT AUDITORS

McGladrey & Pullen, LLP	COMMON STOCK
Kansas City, Missouri	Traded on The Nasdaq Stock Market LLC
Nasdaq Symbol: FBSI

GENERAL COUNSEL

Harold F. Glass
Springfield, Missouri

SPECIAL COUNSEL

Breyer & Associates PC
McLean, Virginia

ANNUAL MEETING

The Annual Meeting of Stockholders will be held Thursday, October 22, 2009, at 1:00 p.m., Central Time, at the Days Inn Conference Room, 300 East 19th Street, Mountain Grove, Missouri.

FORM 10-K

A COPY OF THE FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING OF STOCKHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY, FIRST BANCSHARES, INC., P.O. BOX 777, MOUNTAIN GROVE, MISSOURI   65711.

THE COMPANY’S FORMS 10-K, 10-Q AND OTHER DISCLOSURE DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CAN BE OBTAINED FROM THE SEC HOME PAGE ON THE WORLD WIDE WEB AT http://www.sec.gov.

67