Form 10-K, Exhibit 13
period 2010-06-30
FIRST BANCSHARES INC /MO/
filed 2010-10-13
CIK 912967

Exhibit 13

Annual Report to Stockholders

First Bancshares, Inc.

2010 Annual Report

First Home Savings Bank

A wholly owned subsidiary of First Bancshares, Inc.

www.fhsb.com

Letter To Shareholders

Dear Shareholders:

As we anticipated, our fiscal year ended June 30, 2010 proved to be another challenging year for First Bancshares, the financial institutions industry in general, and for the nation overall, as we continued to work our way through these unprecedented economic conditions.  Throughout the year, a record number of financial institutions were placed into receivership by federal and state regulatory agencies and acquired by stronger institutions.  In July 2010,  the Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted by Congress.  This new law will significantly change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies.

During the year ended June 30, 2010, we continued to take action to comply with the terms of the Cease and Desist Order First Home and First Bancshares entered into with our primary federal regulator, the Office of Thrift Supervision, on August 17, 2009.  We believe that as of June 30, 2010, we were in substantial compliance with the requirements set forth in the Order and First Home was well-capitalized under the regulatory framework for prompt corrective action

First Bancshares had a net loss of $1.5 million for the year ended June 30, 2010, compared to a net loss of $4.0 million for the fiscal year ended June 30, 2009.  We are disappointed with our results for fiscal 2010 and there remains a great deal of work to be done to return the Savings Bank and the Company to profitability. Asset quality remains our primary concern and continues to affect our financial performance. Non-performing loans increased by $615,000, or 18.6%, to $3.9 million at June 30, 2010 from $3.3 million at June 30, 2009.  We believe that our performance will improve considerably after we resolve our asset quality issues. Another significant issue facing the Company is the current structure of market interest rates and the economy in general. Fewer businesses and individuals are looking to borrow money which, along with our efforts to resolve asset quality issues, has resulted in a substantial shrinkage in our loan portfolio. The results of the shrinkage include a narrowing of interest rate spreads and a reduction in net interest income.

Recognizing these challenges that remain to be addressed, our focus will continue to be improving the overall performance and earnings of First Bancshares through the implementation of the following strategies:

• Improving credit quality;
• Managing capital and liquidity;
• Attracting and building core banking relationships;
• Deepening customer relationships;
• Establishing better loan and deposit pricing; and
• Improving efficiency and expense management.

We are committed to taking the necessary actions in fiscal 2011 to assure the Company’s strong foundation and future growth opportunities which we anticipate will develop once the operating environment improves.  We must not forget that the strength of our franchise is inextricably linked to the customers we have served in Mountain Grove (and surrounding communities) since 1911 when First Home was founded.  Those customer relationships developed over these many years will survive the current environment and provide the impetus for future growth.  In the near-term, however, we will continue to implement our strategy to improve First Bancshares’ earnings and to satisfy the constituencies we serve: depositors, borrowers, shareholders, employees and regulators.

Thank you for your continued support during these difficult times, and I look forward to building our future success together.

/s/Lannie E. Crawford

Lannie E. Crawford
President

Business of the Company

First Bancshares, Inc. (“Company”), a Missouri corporation, was incorporated on September 30, 1993 for the purpose of becoming the holding company for First Home Savings Bank (“First Home” or the “Savings Bank”) upon the conversion of First Home from a Missouri mutual to a Missouri stock savings and loan association.  That conversion was completed on December 22, 1993.  At June 30, 2010, the Company had total consolidated assets of $211.7 million and consolidated stockholders’ equity of $22.6 million.

The Company is not engaged in any significant business activity other than holding the stock of First Home.  Accordingly, the information set forth in this report, including the consolidated financial statements and related data, applies primarily to First Home.

First Home is a Missouri-chartered, federally-insured stock savings bank organized in 1911.  The Savings Bank is regulated by the Missouri Division of Finance and the Office of Thrift Supervision (“OTS”). New financial reform legislation, entitled the Dodd-Frank Wall Street Reform and Consumer Protection Act has, however, recently been enacted by Congress that will change the banking regulatory framework and create an independent consumer protection bureau that will assume the consumer protection responsibilities of the various federal banking agencies.  First Home’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation.  First Home also is a member of the Federal Home Loan Bank (“FHLB”) System.

First Home conducts its business from its home office in Mountain Grove and ten full service branch facilities in Marshfield, Ava, Gainesville, Sparta, Theodosia, Crane, Galena, Kissee Mills, Rockaway Beach, and Springfield, Missouri. First Home provides its customers with a full array of community banking services and is primarily engaged in the business of attracting deposits from, and making loans to, the general public, including individuals and small to medium size businesses.  First Home originates real estate loans, including one-to-four family residential mortgage loans, multi-family residential loans, commercial real estate loans and home equity loans, as well as, non-real estate loans, including commercial business loans and consumer loans.  First Home also invests in mortgage-backed securities, United States Government and agency securities and other assets.

At June 30, 2010, First Home’s total gross loans were $111.0 million, or 52.4% of total consolidated assets, including residential first mortgage loans of $60.2 million, or 54.3% of total gross loans and other mortgage loans, secured by commercial properties, land and multi-family properties,  of $43.4 million, or 39.1% of total gross loans.  Of the gross mortgage loans, over 65.5% are adjustable-rate loans.

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

	At June 30,
	2010	2009	2008	2007	2006
	(In thousands)
FINANCIAL CONDITION DATA:
Total assets	$211,657	$229,915	$249,232	$241,331	$228,395
Loans receivable, net	108,683	133,162	167,035	158,993	141,987
Cash, interest-bearing deposits
and securities	90,156	81,335	64,195	65,498	69,007
Deposits	180,075	189,218	194,593	190,090	179,141
Retail repurchase agreements	5,352	5,713	4,648	2,103	-
Borrowed funds	3,000	10,000	22,000	22,000	22,000
Stockholders' equity	22,611	23,764	27,100	26,468	26,291

	Years Ended June 30,
	2010	2009	2008	2007	2006
	(In thousands, except per share information)
OPERATING DATA:

Interest income	$9,777	$12,366	$14,828	$13,724	$12,913
Interest expense	3,266	5,443	7,451	7,354	5,987
Net interest income	6,511	6,923	7,377	6,370	6,926
Provision for loan losses	852	5,314	1,291	426	1,520
Net interest income after provision
for loan losses	5,659	1,609	6,086	5,944	5,406
Impairment of and gains/(losses) on securities	-	143	-	177	(421)
Non-interest income, excluding
gains (losses) on securities	1,535	2,514	2,903	2,127	1,902
Non-interest expense	7,637	9,834	8,557	8,094	7,151
Income (loss) before taxes	(443)	(5,568)	432	154	(264)
Income tax expense (benefit)	1,041	(1,532)	69	(118)	(91)
Net income (loss)	$(1,484)	$(4,036)	$363	$272	$(173)
Basic earnings (loss) per share	$(0.96)	$(2.60)	$0.23	$0.18	$(0.11)
Diluted earnings (loss) per share	$(0.96)	$(2.60)	$0.23	$0.18	$(0.11)
Dividends per share	$0.00	$0.10	$0.00	$0.08	$0.16

	At or For the Years Ended June 30,
	2010		2009		2008	2007	2006
KEY OPERATING RATIOS:

Return on average assets	N/A	%	N/A	%	0.15%	0.09%	N/A	%
Return on average equity	N/A		N/A		1.34	0.77	N/A
Average equity to average assets	11.07		10.70		11.05	11.32	11.52
Interest rate spread for period	3.11		2.94		3.01	2.71	2.96
Net interest margin for period	3.28		3.16		3.30	3.01	3.21
Non-interest expense to average assets	3.52		4.00		3.49	3.46	2.88
Average interest-earning assets to
interest-bearing liabilities	109.81		108.87		108.95	108.66	108.98
Allowance for loan losses to total loans
at end of period	2.28		3.05		1.65	1.59	1.67
Net charge-offs to average loans
outstanding during the period	2.21		2.63		0.74	0.14	1.29
Ratio of non-performing assets to total assets	6.19		5.23		1.56	1.47	2.21
Ratio of loan loss allowance to
non-performing assets	30.13		83.40		72.10	79.08	184.52
Dividend payout ratio	N/A		N/A		-	44.44	N/A

	June 30,
OTHER DATA:	2010		2009		2008	2007	2006

Number of:
Loans outstanding	2,370		2,802		3,388	3,450	3,644
Deposit accounts	20,163		21,965		23,221	23,983	24,724
Full service offices	11		11		11	11	10

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

Forward-Looking Statements

This Annual Report contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of words such as "believe," "expect," "anticipate," "intend," "should," "plan," "project," "estimate," "potential," "seek," "strive," or "try" or other conditional verbs such as "will," "would," "should," "could," or "may" or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our strategies. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Although we believe that our plans, intentions and expectations, as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, resulting in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations of us by the OTS, the Missouri Division of Finance (“Division”) and the Federal Deposit Insurance Corporation ("FDIC") or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; the possibility that we will be unable to comply with the conditions imposed upon us by the Order to Cease and Desist issued by the OTS, including but not limited to our ability to reduce our non-performing assets, which could result in the imposition of additional restrictions on our operations; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including the effect of the Dodd-Frank Act changes in regulatory polices and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; the inability of key third-party providers to perform their obligations to us; changes in accounting policies, principles and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; our ability to lease excess space in Company-owned buildings; and other risks detailed in this Annual Report. Any of the forward-looking statements that we make in this Annual Report and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's operating and stock performance.

As used throughout this report, the terms "we", "our", or "us" refer to First Bancshares, Inc. and our consolidated subsidiary, First Home Savings Bank.

Recent Developments and Corporate Overview

Economic Conditions

The economic decline that began in calendar 2008 and that has continued to varying degrees into calendar 2010 has created significant challenges for financial institutions such as First Home Savings Bank.  Dramatic declines in the housing market, marked by falling home prices and increasing levels of mortgage foreclosures, have resulted in significant write-downs of asset values by many financial institutions, including government-sponsored entities and major commercial and investment banks.  In addition, many lenders and institutional investors have reduced, and in some cases ceased to provide, funding to borrowers, including other financial institutions, as a result of concern about the stability of the financial markets and the strength of counterparties. While the economy has recently shown some small signs of improvement, no upward trend seems to have been established.

TARP

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

New Federal Legislation

Congress has recently enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act which will significantly change the current bank regulatory structure and affect the lending, investment, trading and operating activities of financial institutions and their holding companies.  The Dodd-Frank Act will eliminate our current primary federal regulator, the Office of Thrift Supervision, and will require First Home Savings Bank to be regulated by the Office of the Comptroller of the Currency (the primary federal regulator for national banks) and the Missouri Division of Finance.  The Dodd-Frank Act also authorizes the Board of Governors of the Federal Reserve System to supervise and regulate all savings and loan holding companies like First Bancshares, Inc., in addition to bank holding companies which it currently regulates.  As a result, the Federal Reserve Board’s current regulations applicable to bank holding companies, including holding company capital requirements, will apply to savings and loan holding companies like First Bancshares, Inc.  These capital requirements are substantially similar to the capital requirements currently applicable to the Savings Bank.  The Dodd-Frank Act also requires the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions.  Bank holding companies with assets of less than $500 million are exempt from these capital requirements.  Under the Dodd-Frank Act, the proceeds of trust preferred securities are excluded from Tier 1 capital unless such securities were issued prior to May 19, 2010 by bank or savings and loan holding companies with less than $15 billion of assets.  The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also creates a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as the Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators, in the Savings Bank’s case, the Office of the Comptroller of the Currency.

The legislation also broadens the base for Federal Deposit Insurance Corporation insurance assessments.  Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution.  The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.  Additionally, effective July 6, 2010, regulatory changes in overdraft and interchange fee restrictions may reduce our noninterest income.  Lastly, the Dodd-Frank Act will increase stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizing the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials.  The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

Federal Deposit Insurance

The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009.  Non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.

Pursuant to the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”), the Federal Deposit Insurance Corporation is authorized to set the reserve ratio for the Deposit Insurance Fund annually at between 1.15% and 1.5% of estimated insured deposits. The Dodd-Frank Act mandates that the statutory minimum reserve ratio of the Deposit Insurance Fund increase from 1.15% to 1.35% of insured deposits by September 30, 2020.  Banks with assets of less than $10 billion, such as First Home Savings Bank, are exempt from any additional assessments necessary to increase the reserve fund above 1.15%.

As part of a plan to restore the reserve ratio to 1.15%, the Federal Deposit Insurance Corporation imposed a special assessment equal to five basis points of assets less Tier 1 capital as of June 30, 2009, which was payable on September 30, 2009.  In addition, the Federal Deposit Insurance Corporation has increased its quarterly deposit insurance assessment rates and amended the method by which rates are calculated.  Beginning in the second quarter of 2009, institutions are assigned an initial base assessment rate ranging from 12 to 45 basis points of deposits depending on risk category. The initial base assessment is then adjusted based upon the level of unsecured debt, secured liabilities, and brokered deposits to establish a total base assessment rate ranging from seven to 77.5 basis points.

On November 12, 2009, the Federal Deposit Insurance Corporation approved a final rule requiring insured depository institutions to prepay on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012.   Estimated assessments for the fourth quarter of 2009 and for all of 2010 are based upon the assessment rate in effect on September 30, 2009, with three basis points added for the 2011 and 2012 assessment rates.  In addition, a 5% annual growth in the assessment base is assumed.  Prepaid assessments are to be applied against the actual quarterly assessments until exhausted, and may not be applied to any special assessments that may occur in the future.  Any unused prepayments will be returned to the institution on June 30, 2013.  On December 30, 2009, we prepaid $1.6 million in estimated assessment fees for the fourth quarter of 2009 through 2012.  Because the prepaid assessments represent the prepayment of future expense, they do not affect our tax obligations or regulatory capital (the prepaid asset will have a risk-weighting of 0%).

The preceding is a summary of recently enacted laws and regulations that could materially impact our results of operations or financial condition.  For further information, see “Regulation of First Home” included in our Annual Report on Form 10-K for the year ended June 30, 2010.

On August 17, 2009, the Company and the Savings Bank each entered into a Stipulation and Consent to the Issuance of Order to Cease and Desist from the OTS.

Under the terms of the OTS orders, the Bank and the Company, without the prior written approval of the OTS, may not:

•	Increase assets during any quarter;
•	Pay dividends;
•	Increase brokered deposits;
•	Repurchase shares of the Company’s outstanding common stock; and
•	Issue any debt securities or incur any debt (other than that incurred in the normal course of business).

Other material provisions of the order require the Savings Bank and the Company to:

•	develop a business plan for enhancing, measuring and maintaining profitability, increasing earnings, improving liquidity, maintaining capital levels, acceptable to the OTS;
•	ensure the Savings Bank’s compliance with applicable laws, rules, regulations and agency guidelines, including the terms of the order;
•	not appoint any new director or senior executive officer or change the responsibilities of any current senior executive officers without notifying the OTS;
•	not enter into, renew, extend or revise any compensation or benefit agreements for directors or senior executive officers;
•	not make any indemnification, severance or golden parachute payments;
•	enhance its asset classification policy;
•	provide progress reports to the OTS regarding certain classified assets;
•	submit a comprehensive plan for reducing classified assets;
•
develop a plan to reduce its concentration in certain loans contained in the loan portfolio and that addresses the assessment, monitoring and control of the risks associated with the commercial real estate portfolio;

•
not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Savings Bank, or that is outside the normal course of business; and

•	prepare and submit progress reports to the OTS. The OTS orders will remain in effect until modified or terminated by the OTS.

All customer deposits remain insured to the fullest extent permitted by the FDIC since entering into the order. The Savings Bank has continued to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. Neither the Company nor the Savings Bank admitted any wrongdoing in entering into the respective Stipulation and Consent to the Issuance of a Cease and Desist Order. The OTS did not impose or recommend any monetary penalties.

For additional information regarding the terms of the orders, please see our Form 8-K that we filed with the SEC on August 18, 2009. Further, we may be subject to more severe future regulatory enforcement actions, including but not limited to civil money penalties, if we do not comply with the terms of the order.

Review of Loan Portfolio

Since November 2008, in light of a continually worsening economy and the departure of several loan officers, the Savings Bank has conducted ongoing, in depth reviews and analyses of the loans in its portfolio, primarily focusing on its commercial real estate, multi-family, development and commercial business loans. During the year ended June 30, 2009, based primarily on this ongoing loan review, and in light of the economic conditions, the Savings Bank recorded a provision for loan losses of $5.3 million for the year. During the year ended June 30, 2010, an additional provision for loan losses totaling $852,000 was recorded by the Company.

Beginning with the quarter ended September 30, 2009, the Company has engaged the services of a consultant with an extensive background in commercial real estate, multi-family, development and commercial business lending. The purpose of hiring the consultant was to assist the Company and the Savings Bank in meeting reporting deadlines established in the Orders and, to validate the methodology used internally to review, evaluate and analyze loans. This consultant performed an extensive review of the Company’s credits of $250,000 or larger during the quarter ended September 30, 2009 and performed follow up reviews during the quarters ended December 31, 2009, March 31, 2010 and June 30, 2010.

Bank Owned Life Insurance

At its December 19, 2008 meeting, the Board of Directors, following extensive discussions over several months, determined that it was in the best interest of both the Savings Bank and the Company to cash out the bank owned life insurance (“BOLI”) owned by the Savings Bank. This decision resulted in an additional tax provision of $562,000. However, the benefits from the transaction in the form of additional liquidity provided by the proceeds, the elimination of a non-cash flowing asset and a reduction in the Company’s exposure to the increased risk that has been a significant factor in the marketplace over the last several months, more than offset the cost. As of June 30, 2009, the Company had received the cash proceeds from two of the three insurance companies that had issued policies under the BOLI plan. The remaining BOLI funds were received during the quarter ended September 30, 2009.

Operating Strategy

The primary goals of management, during fiscal 2010 and for the immediate future, have been to improve profitability, reduce and manage risk and take whatever steps necessary to satisfy the terms and conditions of the Cease and Desist orders under which both the Company and the Savings Bank are currently conducting business, with the stated purpose of having those orders lifted.  Operating results depend primarily on net interest income, which is the difference between the income earned on interest-earning assets, consisting of loans and securities, and the cost of interest-bearing liabilities, consisting of deposits and borrowings.  Net income is also affected by, among other things, provisions for loan losses and operating expenses.  Operating results are also significantly affected by general economic and competitive conditions, primarily changes in market interest rates, governmental legislation and policies concerning monetary and fiscal affairs and housing, as well as, by other financial institutions and the actions of the regulatory authorities.  Management’s strategy is to strengthen First Home’s presence in its primary market area.

Management has implemented various general strategies with the intent of improving profitability while maintaining, and as necessary, improving safety and soundness.  Primary among those strategies are, to the extent that market conditions allow, increasing the volume of originated one-to-four family loans, actively seeking high quality commercial real estate loans, continuing improvement in, and maintaining, asset quality, and managing interest-rate risk.  Historically, First Home has been primarily an originator of adjustable rate loans. However, the Savings Bank, on a limited basis, continues to originate fixed-rate, single-family mortgages for sale into the secondary market.

Lending.  Historically, First Home predominantly originated one-to-four family residential loans.  One-to-four family residential loans were 46% of the mortgage loans originated, or 36% of total loan originations, during fiscal year 2010, compared with 80% of the mortgage loans originated, or 76% of total loan originations, during fiscal 2009.  At June 30, 2010, residential mortgage loans as a percent of the Savings Bank’s total gross loan portfolio were approximately 54% compared to approximately 52% at June 30, 2009.  Commercial real estate and land loan originations were approximately 20% of mortgage loan originations in fiscal 2009. In fiscal 2010, the total amount of commercial real estate and land loans originated decreased to $5.1 million from $7.6 million in fiscal 2009. However, the ratio of originations of such loans to total mortgage loan originations increased to approximately 54%. The increase in this number was due primarily to the decrease in one-to-four family mortgage loan originations, which was the result of the closing of the loan production office in June 2009, and the general lack of demand for such loans in the existing economic environment.  Commercial real estate and land loans will continue to be a part of the real estate loans originated by the Savings Bank, but it is not anticipated they will exceed 25% of total originations.

Asset Quality. Asset quality remains a significant concern of the Company’s management and Board of Directors.  The Savings Bank’s asset quality is monitored and measured using various bench-marks.  The two key items are non-performing loans and classified loans. Non-performing loans consist of non-

accrual loans, loans past due over 90 days and impaired loans not past due or past due less than 60 days.  Classified loans are loans internally identified as having greater credit risk and requiring additional monitoring. Past due and non-accrual loans, including loans 30-89 days delinquent, at June 30, 2010 were  $4.8 million, or 4.32% of the total loan portfolio, and included $312,000, or 0.52% of total residential loans, $31,000, or 0.70% of total second mortgage loans, $4.3 million, or 12.48% of total commercial real estate loans, $40,000, or 0.92%, of total land loans, $83,000, or 1.85%, of total commercial business loans, and $46,000; or 1.59% of total consumer loans.

The table below shows the risk classification of the Savings Bank’s loan portfolio at the dates indicated.  Non-performing loans increased by $615,000, or 18.6%, to $3.9 million at June 30, 2010 from $3.3 million at June 30, 2009.  During fiscal 2010, real estate owned and repossessed assets increased by $2.2 million from $1.7 million to $3.9 million. Net charge-offs for fiscal 2010 decreased by $1.2 million from net charge-offs for fiscal 2009, to $2.7 million from $3.9 million. Classified loans decreased by $2.6 million, or 25.2%, to $7.7 million at June 30, 2010 compared to $10.3 million at June 30, 2009.  Stricter internal policies relating to the identification and monitoring of loans resulted in a significant increase in classified loans by June 30, 2009.  Many of the loans identified as problems in fiscal 2009 were resolved through foreclosures, repossessions and refinancing by other lenders. In addition to the classified loans, the Savings Bank has identified an additional $1.6 million of credits at June 30, 2010 as ”special mention” on its internal watch list including $623,000, $70,000, and $909,000 of commercial real estate, land, and commercial business, respectively. Management has identified these loans as high risk credits and any deterioration in their financial condition could increase the classified loan totals.

Of the $7.7 million in classified loans as of June 30, 2010, three loans with outstanding balances totaling $520,000 were outside the Savings Bank’s market area. The allowance for loan losses related to these three loans totaled $302,000 as of June 30, 2010. One of these loans totaling $288,000, with related allowances for loan losses of $48,000, was located in another area of the state of Missouri the other two loans were located in Tennessee and Arkansas.

Asset quality: (in thousands)
	At or for the Year Ended June 30,
	2010	2009
Non-performing assets:
Past due over 90 days	$ -	$ 288
Non-accrual loans	3,927	3,024
Other	-	-
Total non-performing loans	3,927	3,312
Real estate owned	3,885	1,549
Repossessed assets	61	158
Impaired loans not past due	5,228	7,013
Total non-performing assets	$ 13,101	$ 12,032

Classified loans:
Loss	$ -	$ -
Doubtful	-	4,189
Substandard	7,678	6,137
Total classified loans	7,678	10,326
Special Mention loans	1,477	-
Total loans of concern	$ 9,155	$ 10,326

Net charge-offs	$ 2,661	$ 3,925
Provision for loan losses	$ 852	$ 5,314

The Savings Bank’s provision for loan losses for the year ended June 30, 2010 decreased $4.4 million to $852,000 from $5.3 million for the year ended June 30, 2009. The large provision for loan losses during fiscal 2009 was primarily the result of management’s efforts to identify problem loans and provide the necessary level of loan loss reserves. Customer cash flows are strained and loan evaluations reflect an increased awareness of the potential for problems in the loan portfolio. While the Savings Bank has addressed loan quality issues over the past couple of years, it became clear that the magnitude of problem loans, both in terms of their number and the total dollars, was significantly greater than initially realized when the in-depth loan review process began in November 2008. Steps were taken on each loan, as appropriate for the type of credit, to determine the current status, the magnitude of the problem, current net value, updated cash flows, proper classification, accrual status and necessary reserves. This process resulted in significant increases in classified assets, watch list credits, the provision for loan losses and net charge offs during the fiscal year ended June 30, 2009 and, with the exception of the provision for loan losses, during the fiscal year ended June 30, 2010.

Managing Interest-Rate Risk.  First Home has relied primarily on adjustable interest rate loans and short-term fixed-rate loans to manage the inherent risks of interest rate changes.  During fiscal 2006, in order to compete in the current interest rate environment, First Home began offering long-term fixed rate mortgages to borrowers with good credit quality.  With the goal of mitigating risk on these long-term fixed rate products, management monitors the number, outstanding balance and other amounts related to these loans to determine when changes should be made to the terms of the loans offered.  While a small number of fixed-rate loans are retained in portfolio, most fixed rate loans originated during the fiscal years ended June 30, 2010 and June 30, 2009 were originated for sale in the secondary market.

Critical Accounting Policies.  The Company uses estimates and assumptions in its financial statements in accordance with generally accepted accounting principles.  Material or critical estimates that are susceptible to significant change include the determination of the allowance for loan losses and the associated provision for loan losses, the estimation of fair value for a number of the Company’s assets, and valuing deferred tax assets.

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

As mentioned above, one of the factors taken into consideration in the analysis is charge-off rates which are calculated by loan type. Early in fiscal 2010, the Savings Bank shortened the historical time period (“look-back period”) reviewed to calculate these rates from five years to three years. During the Savings

Bank’s most recent examination, the OTS requested that the “look-back period” be shortened to one year. As a result of the recent charge-off history, this change resulted in the recording of an additional $359,000 in provision for loan losses during fiscal 2010.  This amount represents approximately 42% of the provision for fiscal 2010. Subsequent to June 30, 2010, information regarding one of the Savings Bank’s commercial real estate loans became known which led to a further evaluation of the Savings Bank’s collateral position on the loan. As a result of the evaluation, it was determined that a loan loss provision of $300,000 was needed.  These additional provisions for loan losses were required by applicable standards to be included in the fiscal year ended June 30, 2010, and resulted in a net loss for the period.

Net losses in three of the past five fiscal years, and a significant cumulative loss over that period, required the Company to provide a reserve against its net deferred tax asset. Please see the discussion below regarding deferred tax assets.

The allowance for loan losses includes allowance allocations calculated in accordance with ASC Topic 310, Receivables and allowance allocations calculated in accordance with ASC Topic 450, Accounting for Contingencies.  The level of the allowance reflects management’s continuing evaluations of delinquencies, charge-offs and recoveries, loan volumes and terms, changes in underwriting procedures, depth of the Company’s lending management, national and local economy, industry conditions, credit concentrations, and other external factors, including competition and legal and regulatory requirements, as well as trends in the foregoing.

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

Deferred Tax Assets. The Company accounts for income taxes according to the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to taxable income for the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized subject to management’s judgment that realization is more-likely-than-not. An estimate of probable income tax benefits that will not be realized in future years is required in determining the necessity for a valuation allowance for deferred tax assets.

Due to the cumulative operating losses over the last five years, which resulted in $3.1 million of loss carry-forwards, the Company was required to provide a reserve of approximately $1.1 million against its net deferred tax assets

Comparison of Financial Condition at June 30, 2010 and June 30, 2009

General.  The most significant change in the Company’s financial condition during the year ended June 30, 2010 was a decrease in net loans receivable of $24.5 million or 18.4%.  This decrease in loans provided the funding to increase our investment in securities by $14.4 million, increase our investment in certificates of deposit by $1.6 million, reduce our borrowings from the FHLB of Des Moines by $7.0 million and fund net outflows of $9.1 million and $361,000 in deposits and retail repurchase agreements, respectively. Additional funding was provided by cashing in $2.2 million in BOLI.

Total Assets. Total assets decreased $18.2 million, or 7.9%, to $211.7 million at June 30, 2010 from $229.9 million at June 30, 2009.  The decrease was primarily attributable to the $24.5 million decrease in loans receivable, a $6.0 million decrease in cash and cash equivalents, and a $2.2 million decrease in BOLI which were partially offset by increases of $1.6 million in certificates of deposit purchases and $14.4 million in securities. Additionally, deposits decreased by $9.1 million and borrowings from the FHLB of Des Moines decreased by $7.0 million.

Cash and Cash Equivalents.  Cash and cash equivalents were $20.2 million at June 30, 2010 compared to $26.2 million at June 30, 2009, a decrease of $6.0 million, or 23.0%.  While positive cash flows from loan payments and repayments was more than needed to fund deposit outflows, management purchased securities in order to maximize the Savings Bank’s return on its liquidity. These purchases included the use of both positive cash flows and existing cash and cash equivalents.

Certificates of Deposit Purchased.  Certificates of deposit purchased as investments increased $1.6 million to $7.2 million at June 30, 2010 from $5.6 million at June 30, 2009.  The decision to invest in certificates of deposit was based on a comparison of market interest rates and attendant risk for various alternative short-term investments. All certificates of deposit are covered by deposit insurance and had terms of 16 months or less.

Securities. Securities increased $14.4 million to $62.3 million at June 30, 2010 from $47.9 million at June 30, 2009.  Proceeds from the sales, maturities, calls and prepayments on securities and payments on loans were reinvested, along with other excess funds, primarily in United States agency securities and some mortgage-backed securities issued by Freddie Mac and Fannie Mae. The available-for-sale portfolio increased by $15.0 million, or 33.1%, to $60.3 million at June 30, 2010 from $45.3 million at June 30, 2009. The held to maturity portfolio decreased by $579,000, or 22.3%, to $2.0 million at June 30, 2010 from $2.6 million at June 30, 2009. This change was the result of a decision, made in fiscal 2007, to allow the held to maturity portfolio to run off through maturities while new purchases were categorized as available-for-sale, providing the greatest level of flexibility in the investment portfolio. There were no sales of securities during fiscal 2010.

Loans Receivable.  Net loans receivable decreased from $133.2 million at June 30, 2009 to $108.7 million at June 30, 2010. The $24.5 million, or 18.4%, decrease was the result of several factors. The origination of new loans during fiscal 2010 remained at the low levels experienced during fiscal 2009.

The decline also was the result of the ongoing economic downturn, which both decreased demand and resulted in a tightening of the Savings Bank’s underwriting standards. Subsequent to the November 2008 management changes, the Savings Bank made a concerted effort to remove certain credits from the Savings Bank’s loan portfolio. There was an increase in foreclosures and repossessions, and a high level of net charge-offs for the second consecutive fiscal year.

Commercial real estate loans decreased by $5.2 million, or 13.2%, to $34.6 million at June 30, 2010 from $39.8 million at June 30, 2009. Land loans decreased by $3.0 million, or 41.1%, to $4.4 million at June 30, 2010 from $7.4 million at June 30, 2009. Commercial business loans decreased by $5.3 million, or 54.3%, to $4.5 million at June 30, 2010 from $9.8 million at June 30, 2009. Consumer loans, including personal and automobile loans, overdrafts, loans on deposit accounts and second mortgages, decreased by $1.6 million, or 17.7%, to $7.3 million at June 30, 2010 from $8.9 million at June 30, 2009. One-to-four family loans decreased by $10.9 million, or 15.4%, to $60.2 million at June 30, 2010 from $71.1 million at June 30, 2009.

The origination of loans for portfolio decreased by $8.1 million, or 41.1%, to $11.6 million in fiscal 2010 from $19.7 million in fiscal 2009. Real estate loan originations, including loans originated for sale, decreased by $29.3 million, or 75.4%, to $9.6 million for the year ended June 30, 2010 compared to $38.9 million for the year ended June 30, 2009. Commercial real estate, multi-family and land loan originations decreased by $2.4 million, while one-to-four family loan originations decreased by $26.9 million. Consumer loan originations decreased by $134,000 to $1.4 million for the year ended June 30, 2010 from $1.6 million for the year ended June 30, 2009. Commercial business loan originations decreased by $1.0 million to $1.3 million in fiscal 2010, as compared to originations of $2.3 million in fiscal 2009. The primary reason for the reduction in loan volume was the nationwide deteriorating economic climate that prevailed during most of fiscal 2008, all of fiscal 2009 and through the end of fiscal 2010. In addition, the Savings Bank began to tighten its underwriting standards in the fourth quarter of fiscal 2008. This process continued throughout fiscal 2009 and 2010. While the Savings Bank’s local market areas have not been impacted to the same degree as other areas of the country, the slowdown in business activity, the decline in real estate values and the increased level of unemployment have been readily apparent in the increase in delinquencies, non-performing assets, classified assets, foreclosures and repossessions.

Non-accrual Loans. Non-accrual loans increased from $3.0 million at June 30, 2009 to $3.9 million at June 30, 2010. The $904,000 increase in non-accrual loans was due to an increase of $3.3 million in non-accrual commercial real estate loans. This increase was partially offset by decreases of $335,000 in non-accrual residential mortgages, $1.5 million in non-accrual land loans and $635,000 in non-accrual commercial business loans

Non-performing Assets.  Non-performing assets decreased $300,000, from $13.4 million at June 30, 2009 to $13.1 million at June 30, 2010.  At June 30, 2010, the ratio of non-performing assets to total assets was 6.19% compared to 5.23% at June 30, 2009. The Savings Bank’s non-performing loans consist of non-accrual loans and past due loans over 90 days. Non-performing assets also include real estate owned and other repossessed assets.

The Savings Bank has identified an additional $1.6 million of credits at June 30, 2010 as “special mention”, including $623,000, $70,000 and $909,000 of commercial real estate, land and commercial business loans, respectively. Management has identified these loans as high risk credits and any deterioration in their financial condition could increase the classified loan totals.

Deposits. Deposits decreased $9.1 million, or 4.8%, to $180.1 million at June 30, 2010 from $189.2 million at June 30, 2009.  The decrease in deposit balances during fiscal 2010 included decreases of $9.0 million in certificates of deposit, $3.0 million in non-interest-bearing checking account balances and $628,000 in savings accounts. These decreases were partially offset by increases of $1.3 million in money market savings accounts and $2.1 million in NOW account balances. The money market savings account had $36.0 million in balances at June 30, 2010. Generally, the rates paid by the Savings Bank on deposits, with the exception of special offerings and specifically designed accounts, usually fall in the lower half of the range of rates offered by the Savings Bank’s competitors. However, during fiscal 2010, the Savings Bank structured its offering rates on certificates of deposit to make longer term certificates more attractive with limited success.

Retail Repurchase Agreements.  The Savings Bank began to offer retail repurchase agreements in December 2006. This was done to provide an additional product for our existing customer base and to attract new customers who would find the product beneficial. Customers with large balances in checking accounts benefit by having those balances which exceed a predetermined level “swept” out of the checking account and into a repurchase account. The repurchase account earns interest at a floating market rate and is uninsured. However, the balance is collateralized by designated investment securities of the Savings Bank. At June 30, 2010, the balances of retail repurchase agreements totaled $5.4 million, representing a decrease of $361,000, or 6.3%, from $5.7 million at June 30, 2009.  During most of fiscal 2010, the balances of the retail repurchase agreements remained relatively stable because there was very little change in the balances maintained by the largest user of the program.

Borrowings.  Advances from the FHLB of Des Moines decreased by $7.0 million from $10.0 million at June 30, 2009 to $3.0 million at June 30, 2010. During the year ended June 30, 2010, the Savings Bank did not borrow any funds from the FHLB of Des Moines.  A $7.0 million short-term advance taken down in fiscal 2009, came due in November 2009, and was repaid. There were no other borrowed funds during the year ended June 30, 2010.

Stockholders’ Equity.  Stockholders’ equity was $22.6 million at June 30, 2010 compared to $23.8 million at June 30, 2009. The $1.2 million decrease was the result of the net loss of $1.5 million, which was partially offset by an increase in paid-in-capital of $9,000, which resulted from stock based compensation, and an improvement of $322,000 in other comprehensive income, related to net unrealized gains and losses on available-for-sale securities.  At June 30, 2010, there were 1,550,815 shares of stock outstanding, or the same number of shares that were shares outstanding at June 30, 2009.  The book value per share decreased to $14.58 at June 30, 2010 from $15.32 at June 30, 2009.

Comparison of Operating Results for the Years Ended June 30, 2010 and June 30, 2009

Net Income.  The Company recorded a net loss of $1.5 million for the fiscal year ended June 30, 2010, as compared to a net loss of $4.0 million for the fiscal year ended June 30, 2009.  The primary reason for the $2.5 million reduction in the net loss was a decrease of $4.4 million in the provision for loan losses in fiscal 2010 compared to fiscal 2009. In addition, non-interest expense decreased by $2.2 million in fiscal 2010 to $7.6 million from $9.8 million in fiscal 2009, These positive changes were partially offset by a decrease in net interest income of $412,000 to $6.5 million in fiscal 2010 from $6.9 million in fiscal 2009, and a decrease in non-interest income of $1.1 million to $1.5 million during fiscal 2010 from $2.6 million during fiscal 2009. Additionally, the Company recorded a tax provision of $1.0 million during fiscal 2010 compared to recording a benefit of $1.5 million during fiscal 2009.

Net Interest Income.  Net interest income decreased $412,000, or 6.0%, to $6.5 million for the fiscal year ended June 30, 2010 from $6.9 million for the fiscal year ended June 30, 2009.  Total interest income decreased $2.6 million, while total interest expense decreased by $2.2 million.

Interest Income.  Interest income decreased $2.8 million, or 20.9%, to $9.8 million for the fiscal year ended June 30, 2010, from $12.4 million for the fiscal year ended June 30, 2009.  Interest income on loans receivable decreased by $2.3 million, or 23.0%, to $7.5 million for the fiscal year ended June 30, 2010 from $9.8 million for the fiscal year ended June 30, 2009.  During the year ended June 30, 2010, the average balance of net loans outstanding decreased $28.8 million, or 19.3%, to $120.5 million from $149.3 million for the fiscal year ended June 30, 2009. In addition, the yield on net loans outstanding decreased to 6.24% in fiscal 2010 from 6.54% in fiscal 2009 due to the continuing reduced level of market interest rates that took place in fiscal 2009, and to substantial decreases in the outstanding balances of commercial real estate and commercial business loans during 2010. These types of loans generally have higher rates. Total loan originations were $12.3 million during the year ended June 30, 2010, while sales of loans totaled $1.4 million and repayments on loans were $31.7 million.

Interest income from securities decreased $407,000, or 16.6% to $2.0 million for the year ended June 30, 2010 from $2.5 million for the year ended June 30, 2009.  The decrease was the result of a decrease in the yield on securities to 3.88% for fiscal 2010 from 4.97% for fiscal 2009, which was partially offset by an increase of $2.7 million, or 5.4%, in the average balance of securities to $52.0 million in fiscal 2010 from $49.3 million in fiscal 2009.

Interest income from other interest-earning assets (primarily overnight funds) increased $71,000, or 49.5%, to $214,000 for the fiscal year ended June 30, 2010 from $143,000 for the fiscal year ended June 30, 2009.  The increase is attributable to an increase in the yield on other interest-earning assets from 0.69% for the year ended June 30, 2009 to 0.91% for the year ended June 30, 2010, and to an increase in the average balance of other interest-earning assets from $20.7 million in fiscal 2009 to $26.3 million during fiscal 2010.

Interest Expense.  Interest expense for the fiscal year ended June 30, 2010 decreased $2.2 million, or 40.0%, to $3.2 million from $5.4 million for the fiscal year ended June 30, 2009.  Expense on interest-bearing customer deposits decreased by $1.2 million, or 27.9%, to $3.0 million for fiscal 2010 from $4.2 million for fiscal 2009. This decrease was the result of a decrease of $3.1 million, or 1.8%, in the average balance of deposits to $170.5 million for the fiscal year ended June 30, 2010 from $173.6 million for the fiscal year ended June 30, 2009, and by a decrease in the average cost of deposits to 1.77% for fiscal 2010 from 2.41% for fiscal 2009.  The decrease in the average cost of deposits was the result of low short-term interest rates during fiscal 2010 and maturities of higher costing time deposits.

Interest expense on retail repurchase agreements decreased by $16,000 to $70,000 during the fiscal year ended June 30, 2010 from $86,000 for the fiscal year ended June 30, 2009. The decrease was the result of a decrease in the average balance of retail repurchase agreements of $192,000 to $4.8 million for fiscal 2010 from $5.0 million for fiscal 2009, and by a decrease in the average cost on retail repurchase agreements to 1.45% for fiscal 2010 from 1.71% for fiscal 2009. Interest expense on other interest-bearing liabilities decreased $994,000, or 84.6%, to $181,000 for the fiscal year ended June 30, 2010 from $1.2 million for the fiscal year ended June 30, 2009. The decrease was the result of a decrease in the average cost of these liabilities to 3.18% in fiscal 2010 from 5.14% in fiscal 2009, and by a decrease in the average balance of these liabilities of $17.2 million to $5.7 million for fiscal 2010 from $22.8 million for fiscal 2009.

Provision for Loan Losses.  The provision for loan losses decreased $4.4 million, or 84.0%, to $852,000 for the fiscal year ended June 30, 2010 from $5.3 million for the fiscal year ended June 30, 2009.  The allowance for loan losses was $4.2 million, or 3.05%, of gross loans at June 30, 2009 compared to $2.5 million, or 2.28%, of gross loans at June 30, 2010.  Loan charge-offs, net of recoveries was $2.7 million for the fiscal year ended June 30, 2010 compared to $3.9 million for the fiscal year ended June 30, 2009.  While net loan charge-offs decreased in fiscal 2010 compared to fiscal 2009, the amount for both years was significantly greater than the charge offs in recent previous years. This was the result of an extensive loan review which began in November 2008 which identified a significant number of problem loans, both in terms of numbers of loans and total dollars   Many of the loans identified as problems during the twenty month period ended June 30, 2010 were or became delinquent, migrated to classified assets, became subject to specific impairment analysis and were written down, or taken into real estate owned or repossessed collateral at some amount less than the loan balances.

Non-interest Income.  Non-interest income decreased $1.1 million, or 42.2%, to $1.5 million for the fiscal year ended June 30, 2010 compared to $2.6 million for the fiscal year ended June 30, 2009.  During fiscal 2010, there were decreases of $397,000, or 20.8%, in service charges and other fee income, $136,000 in income from BOLI, $487,000, or 91.6%, in gain on the sale of loans, $55,000, or 33.0%, in other operating income. In addition, during fiscal 2009, there was a profit on the sale of securities available-for-sale of $143,000 which did not repeat in fiscal 2010. These decreases were slightly offset by a decrease of $85,000, or 31.8%, in the provision for losses on real estate owned. The decrease in service charges and other fee income seems to reflect a higher level of caution on the part of checking customers in a difficult economic period. The decrease in income on BOLI is the result of the liquidation during calendar 2009, of the Savings Bank’s BOLI policies with approximately two thirds of the proceeds received in fiscal 2009 and the balance in fiscal 2010. The write downs on real estate owned are the result of decreases in real estate values during the ongoing economic downturn, and a decrease in the number of active buyers for such properties. The decrease in gain on the sale of loans was the result of closing the loan production office in June 2009.

Non-interest Expense.  Non-interest expense decreased $2.2 million, or 22.4%, to $7.6 million for the fiscal year ended June 30, 2010 from $9.8 million for the fiscal year ended June 30, 2009. There were decreases of $796,000, $252,000 and $1.6 million in compensation and benefits, occupancy and equipment and other expenses, respectively. These decreases were partially offset by increases of $85,000 and $347,000 in professional fees and deposit insurance premiums, respectively.

Compensation and employee benefits decreased $796,000, or 18.0%, to $3.6 million for the fiscal year ended June 30, 2010. The decrease in compensation and benefits included a decrease of $696,000, or 20.2%, in compensation and a decrease of $67,000, or 17.7%, in related payroll taxes. The decrease in compensation and payroll taxes was due primarily to staff reductions during the year. At the beginning of fiscal 2010, the Company had 102 full-time equivalent employees, and at the end of the year the Company had 90 full-time equivalent employees, a reduction 11.8%. In addition, the cost of group health insurance decreased by $48,000, or 9.5%. These decreases were partially offset by a decrease of $35,000, or 28.7%, in the amount of compensation costs deferred on loan originations under ASC 310-02 and an increase of $24,000, or 24.4%, in costs related to retirement plans.

Occupancy and equipment expense for the fiscal year ended June 30, 2010 decreased $252,000, or 15.5%, to $1.4 million from $1.6 million for fiscal 2009. The largest decreases were $78,000 in depreciation on fixed assets, $48,000 in maintenance expense, $47,000 in rent expense, $27,000 in repairs and $18,000 in utilities. The decreases in rent and utilities was partially attributable to the Savings Bank discontinuing its use of the original loan production facility at the end of calendar 2008, and subleasing the second loan production facility in the first quarter of fiscal 2010. The decrease in depreciation expense was due primarily to furniture, fixtures and equipment that became fully depreciated, but continues in use. Maintenance and repair expenses were higher than usual in fiscal 2009 due to a number of items that required attention. The only significant increase in costs was in computer expense as the Savings Bank continued to make improvements to its systems.

Professional fees increased $85,000, or 19.1%, from $446,000 in fiscal 2009 to $531,000 in fiscal 2010.  The increase in professional fees includes increases in external audit fees, internal audit fees and costs related to compliance with Section 404 of the Sarbanes Oxley Act of 2002.

Deposit insurance premiums increased $347,000, or 135.6%, from $256,000 in fiscal 2009 to $603,000 in fiscal 2010, primarily as the result of higher premium assessments from the FDIC and a special 5 basis point assessment levied by the FDIC on the June 30, 2009 calculation base. In light of the costs to the insurance fund of financial institution failures during calendar 2009 and the first half of calendar 2010, it is possible that additional future special assessments will be levied.

Other non-interest expense decreased by $1.6 million, or 51.7%, from $3.1 million for fiscal 2009 to $1.5 million for fiscal 2010. The decrease in this category, which covers all other operating expense of the Company, was primarily due to a $1.2 million penalty incurred in fiscal 2009 related to the prepayment of $19.0 million in borrowings from the FHLB of Des Moines. This penalty was not incurred during fiscal 2010.

Income Taxes.  Income tax benefit for the fiscal year ended June 30, 2009 totaled $1.5 million which was primarily the result of a pre-tax loss of $5.6 million in fiscal 2009.  The income tax expense of $1.0 million for the fiscal year ended June 30, 2010. This was the result of the reversal of current year and previously recorded net deferred tax benefits. In light of the cumulative net losses the Company has experienced over the last five fiscal years, current accounting standards required that the net deferred tax asset be reserved. Future earnings are expected to enable the Company to recover these reserved deferred tax assets.

Net Interest Margin  Net interest margin for the fiscal year ended June 30, 2010 was 3.28% compared to 3.16% for the fiscal year ended June 30, 2009.  The increase in the net interest margin was the result of a decrease in the cost of interest-bearing liabilities that was only partially offset by a decrease in the yield on interest-earning assets. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 108.9% during fiscal 2009 to 109.8% during fiscal 2010 and the interest rate spread between interest-earning assets and interest-bearing liabilities increased 17 basis points from 2.94% during fiscal 2009 to 3.11% during fiscal 2010.

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

	At June 30,	Years Ended June 30
	2010	2010	2009
Weighted average yield
on loan portfolio	6.16%	6.24%	6.54%
Weighted average yield
on securities	3.83	3.88	4.97
Weighted average yield on other
interest-earning assets	0.71	0.91	0.69
Weighted average yield
on all interest-earning assets	4.76	4.92	5.64
Weighted average rate
paid on total deposits	1.39	1.77	2.41
Weighted average rate paid on retail
repurchase agreements	1.47	1.45	1.71
Weighted average rate paid on other
interest-bearing liabilities	4.94	3.18	5.14
Weighted average rate paid on

All interest-bearing liabilities	1.45	1.80	2.70
Interest rate spread (spread
between weighted average
rate on all interest-earning assets
and all interest-bearing liabilities)	3.31	3.11	2.94
Net interest margin (net interest
income (expense) as a percentage
of average interest-earning assets)	N/A	3.28	3.16

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

	Years Ended June 30,
	2010			2009
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance(2)	Dividends	Cost	Balance(2)	Dividends	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$ 120,468	$ 7,518	6.24%	$ 149,325	$ 9,770	6.54%
Securities	51,995	2,020	3.88	49,320	2,452	4.97
Other	26,336	239	0.91	20,747	144	0.69
Total interest-earning assets	198,799	9,777	4.92	219,392	12,366	5.64
Non-interest earning assets
Office properties and equipment, net	6,311			6,793
Real estate, net	3,016			1,651
Other non-interest earning assets	8,766			13,757
Total assets	$ 216,892			$ 241,593

Interest-bearing liabilities:
Savings and Money Market savings accounts	$ 46,738	631	1.35	$ 46,210	913	1.98
Checking and Super Saver accounts	42,459	362	0.85	41,835	407	0.97
Certificates of deposit	81,319	2,022	2.49	85,598	2,862	3.34
Total deposits	170,516	3,015	1.77	173,643	4,182	2.41
Retail repurchase agreements	4,837	70	1.45	5,029	86	1.71
Advances from Federal Home Loan Bank	5,692	181	3.18	22,846	1,175	5.14
Total interest-bearing liabilities	181,045	3,266	1.80	201,518	5,443	2.70
Non-interest bearing liabilities:
Other liabilities	11,837			14,217
Total liabilities	192,882			215,735
Stockholders' equity	24,010			25,858
Total liabilities and
stockholders' equity	$ 216,892			$ 241,593
Net interest income		$ 6,511			$ 6,923
Interest rate spread			3.11%			2.94%
Net interest margin			3.28%			3.16%
Ratio of average interest-earning
assets to average interest-
bearing liabilities	109.8%			108.9%

(1)	Average balances include non-accrual loans and loans 90 days or more past due. The corresponding interest up to the date of non-accrual status has been included in the "Interest and Dividends" column.
(2)	Average balances for a period have been calculated using the average monthly balances for the respective year.

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

	Increase/(Decrease)			Increase/(Decrease)
	Due to			Due to

	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans (1)	$ (1,820)	$ (432)	$ (2,252)	$ (844)	$ (1,306)	$ (2,150)
Securities	133	(565)	(432)	230	(148)	82
Other	44	51	95	95	(489)	(394)
Total net change in income on
interest-earnings assets	(1,643)	(946)	(2,589)	(519)	(1,943)	(2,462)

Interest-bearing liabilities:
Interest-bearing deposits	(74)	(1,093)	(1,167)	(260)	(1,687)	(1,947)
Retail repurchase agreements	(3)	(13)	(16)	77	(27)	50
Other interest-bearing liabilities	(659)	(335)	(994)	49	(160)	(111)
Total net change in expense on
interest-bearing liabilities	(736)	(1,441)	(2,177)	(134)	(1,874)	(2,008)
Net change in net interest income	$ (907)	$ 495	$ (412)	$ (385)	$ (69)	$ (454)

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

The primary investing activity of First Home is the origination of mortgage loans. Mortgage loans originated by First Home decreased by $29.3 million to $9.6 million for the year ended June 30, 2010 from $38.9 million for the year ended June 30, 2009.  Other investing activities include the purchase of securities and certificates of deposit, which totaled $45.4 million and $30.0 million for the years ended June 30, 2010 and 2009, respectively, the origination of non-mortgage loans, which totaled $2.7 million and $3.9 million for the years ended June 30, 2010 and 2009, respectively.  These activities were funded primarily by principal repayments and prepayments on loans and maturities and calls on securities.

During the fiscal year ended June 30, 2010, the Company’s cash and securities increased by $10.0 million to over $89.7 million from $79.8 million at June 30, 2009. This resulted primarily from the decrease in the loan portfolio, partially offset by a moderate decrease in the deposit base. Management believed that an increase in liquid assets would serve the Company well in the current economic climate.

OTS regulations require First Home to maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities.  First Home’s sources of funds include customer deposits, retail repurchase agreements, principal and interest payments from loans and securities, FHLB advances and other credit lines. During both fiscal 2010 and fiscal 2009, First Home used its sources of funds primarily to purchase securities and domestic certificates of deposit, repay advances from the FHLB of Des Moines, fund loan commitments and to pay maturing savings certificates and deposit withdrawals. At June 30, 2010, First Home had approved customer loan commitments totaling $594,000 and unused lines of credit totaling $3.7 million.

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

At June 30, 2010, certificates of deposit of customers amounted to $77.2 million, or 42.9%, of First Home’s total deposits, including $55.9 million which are scheduled to mature by June 30, 2011.  Historically, First Home has been able to retain a significant amount of its deposits as they mature.  Management of First Home believes it has adequate resources to fund all loan commitments with savings deposits and FHLB advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

Capital

OTS regulations require First Home to maintain specific amounts of capital.  As of June 30, 2010, First Home was in compliance with all current regulatory capital requirements with tangible, core and risk-based capital ratios of 9.7%, 9.7% and 20.0%, respectively.  These ratios exceed the 1.5%, 4.0% and 8.0% tangible, core and risk-based capital ratios required by OTS regulations.  In addition, the OTS amended its capital regulations that require savings institutions to maintain specified amounts of regulatory capital based on the estimated effects of changes in market rates and that could further increase the amount of regulatory capital required to be maintained by the Savings Bank.

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" institution in accordance with regulatory standards.  Total equity capital was $22.8 million at June 30, 2010, or 10.75%, of total assets on that date. As of June 30, 2010, we exceeded all regulatory capital requirements.  Our regulatory capital ratios at June 30, 2010 were as follows: Tier 1 (core) capital 9.65%; Tier 1 risk-based capital 18.81%; and total risk-based capital 19.99%.  The regulatory capital requirements to be considered well capitalized are 5%, 6% and 10%, respectively.

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

The following is a summary of commitments and contingent liabilities with off-balance sheet risks as of June 30, 2010:

Commitments:
(In thousands)
Fixed rate loans	$ 232
Adjustable rate loans	362
Undisbursed balance of loans closed	912
Unused lines of credit	3,659
Commercial standby letters of credit	132
Total	$ 5,297

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

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity of Net Portfolio Value.  The following table sets forth the change in the Savings Bank’s net portfolio value at June 30, 2010, based on (OTS) models. Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The calculation is intended to illustrate the change in net portfolio value that will occur upon an immediate and permanent change in interest rates at the various levels of change indicated. There is no effect given to any steps that management might take to counter the effect of that interest rate movement.

					Net Portfolio as % of
		Net Portfolio Value			Portfolio Value of Assets
Basis Point ("bp")		Dollar	Dollar	Percent	Net Portfolio
Change in Rates		Amount	Change(1)	Change	Value Ratio(2)	Change(3)
		(Dollars in thousands)
300	bp	$ 31,041	$ 1,473	5%	14.15%	70	bp
200		30,949	1,381	5	14.07	62
100		30,558	990	3	13.88	43
50		29,862	294	1	13.58	13
-		39,568	-	-	13.45	-
(50)		28,727	(841)	(3)	13.10	(35)
(100)		28,068	(1,500)	(5)	12.83	(62)

(1)	Represents the increase (decrease) of the estimated net portfolio value at the indicated change in interest rates compared to the net portfolio value assuming no change in interest rates.
(2)	Calculated as the estimated net portfolio value divided by the portfolio value of total assets.
(3)
Calculated as the increase (decrease) of the net portfolio value ratio assuming the indicated change in interest rates over the estimated net portfolio value ratio assuming no change in interest rates.

The above table illustrates, for example, that at June 30, 2010 an instantaneous 200 basis point increase in market interest rates would increase the Savings Bank’s net portfolio value by approximately $1.4 million, or approximately 5%, and an instantaneous 100 basis point decrease in market interest rates would decrease the Savings Bank’s net portfolio value by $1.5 million, or approximately 5%.

The following summarizes key exposure measures for the dates indicated.  They measure the change in net portfolio value ratio for a 200 basis point increase and for a 100 basis point decrease in interest rates.

	June 30,	March 31,	June 30,
	2010	2010	2009
Pre-shock net portfolio
Value ratio	13.45%	16.73%	15.26%
Post-shock net portfolio
Value ratio (Up 200 bp)	14.07%	16.70%	15.83%
Increase (decrease) in portfolio
Value ratio (Up 200 bp)	62 bp	(3) bp	57 bp
Post-shock net portfolio
Value ratio (Down 100 bp)	12.83%	16.29%	14.61%
Increase (decrease) in portfolio
Value ratio (Down 100 bp)	(62) bp	(44) bp	(65) bp

The calculated risk exposure measures of the Savings Bank’s interest rate risk at June 30, 2010 indicate that the “shock” increase in market rates would increase the net portfolio value while the “shock” decrease in market rates would decrease the net portfolio value. This is consistent with the exposure measures calculated at June 30, 2009. There was an improvement of 5 basis points, to 62 basis points, for the up 200 basis point scenario at June 30, 2010 compared to 57 basis points for the same scenario at June 30, 2009. There was an improvement of three basis points, to a negative 62 basis points, for the down 100 basis point scenario at June 30, 2010 compared to a negative 65 basis points for the same scenario at June 30, 2009.

The OTS uses certain assumptions in assessing the interest rate risk of thrift institutions.  These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.  As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table.  For example, although certain assets and liabilities may have similar maturities or period to re-pricing, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates.  Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset.  Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in calculating the table.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
First Bancshares, Inc.

We have audited the accompanying consolidated statements of financial condition of First Bancshares, Inc. and subsidiaries as of June 30, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Bancshares, Inc. and subsidiaries as of June 30, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/McGladrey & Pullen, LLP

Kansas City, Missouri
October 13, 2010

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
June 30, 2010 and 2009
	2010	2009
ASSETS
Cash and cash equivalents	$20,182,593	$26,217,607
Certificates of deposit purchased	7,221,578	5,628,062
Securities available-for-sale	60,304,479	45,316,804
Securities held to maturity. fair value at:
June 30, 2010, $2,072,084; June 30, 2009, $2,626,106	2,012,940	2,591,510
Federal Home Loan Bank stock, at cost	434,000	1,580,800
Loans receivable, net allowance for loan losses at:
June 30, 2010, $2,526,862; June 30, 2009, $4,185,326	108,683,381	133,162,106
Loans held for sale	-	820,270
Accrued interest receivable	819,752	955,037
Prepaid FDIC insurance premiums	1,196,465	82,548
Prepaid expenses	380,487	317,205
Property and equipment, net	6,051,423	6,669,373
Real estate owned and other repossessed assets, net	3,945,628	1,706,615
Intangible assets, net	135,241	185,355
Deferred tax asset, net	-	1,838,785
Income taxes receivable	152,975	274,583
Bank-owned life insurance	-	2,154,025
Other assets	136,031	414,608
Total assets	$211,656,973	$229,915,293

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$180,075,425	$189,217,878
Retail repurchase agreements	5,352,402	5,713,382
Advances from Federal Home Loan Bank	3,000,000	10,000,000
Accrued expenses	617,915	1,220,142
Total liabilities	189,045,742	206,151,402

Commitments and contingencies (Note 13)

Preferred stock, $.01 par value; 2,000,000 shares authorized,
none issued	-	-
Common stock, $.01 par value; 8,000,000 shares authorized,
issued 2,895,036 in 2010 and in 2009, outstanding
1,550,815 in 2010 and in 2009	28,950	28,950
Paid-in capital	18,056,714	18,047,257
Retained earnings – substantially restricted	22,538,555	24,022,637
Treasury stock, at cost - 1,344,221 shares in 2010 and in 2009	(19,112,627)	(19,112,627)
Accumulated other comprehensive income	1,099,639	777,674
Total stockholders' equity	22,611,231	23,763,891
Total liabilities and stockholders' equity	$211,656,973	$229,915,293

See notes to the consolidated financial statements

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

	2010	2009
Interest Income:
Loans receivable	$ 7,517,826	$ 9,770,332
Securities	2,045,358	2,452,442
Other interest-earning assets	213,568	142,832
Total interest income	9,776,752	12,365,606

Interest Expense:
Deposits	3,015,281	4,181,951
Retail repurchase agreements	69,778	85,577
Advances from Federal Home Loan Bank	181,183	1,175,562
Total interest expense	3,266,242	5,443,090
Net interest income	6,510,510	6,922,516

Provision for loan losses	852,182	5,313,801
Net interest income after
provision for loan losses	5,658,328	1,608,715

Non-interest Income:
Service charges and other fee income	1,510,334	1,907,418
Gain on the sale of loans	44,937	531,865
Gain on sale of securities	-	142,783
Gain on sale of property and equipment
and real estate owned	35,257	24,011
Write-down on real estate owned	(181,115)	(265,654)
Income from bank-owned life insurance	15,064	150,616
Other	110,908	165,476
Total non-interest income	1,535,385	2,656,515

Non-interest Expense:
Compensation and employee benefits	3,630,094	4,425,787
Occupancy and equipment	1,374,441	1,626,520
Professional fees	531,380	446,095
Deposit insurance premiums	603,419	256,157
Other	1,497,530	3,078,882
Total non-interest expense	7,636,864	9,833,441

Loss before income taxes	(443,151)	(5,568,211)
Income taxes (benefit)	1,040,931	(1,531,751)

Net loss	$ (1,484,082)	$ (4,036,460)

Basic loss per share	$ (0.96)	$ (2.60)

Diluted loss per share	$ (0.96)	$ (2.60)

See notes to the consolidated financial statements

FIRST BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009
	Common					Accumulated Other	Total
	Stock		Paid-in	Retained	Treasury	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Stock	Income (Loss)	Equity
Balances at June 30, 2008	1,550,815	$28,950	$18,019,852	$28,214,183	$(19,112,627)	$(50,786)	$27,099,572
Comprehensive income:
Net loss	-	-	-	(4,036,460)	-	-	(4,036,460)
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on
securities available-for-sale, net of deferred
income taxes of $426,782	-	-	-	-	-	922,696	922,696
Reclassification adjustment net of deferred
income taxes of $48,547							(94,236)
Total Comprehensive Income							(3,208,000)
Dividends paid ($0.10 per share)				(155,086)			(155,086)
Stock based compensation	-	-	27,405	-	-	-	27,405
Balances at June 30, 2009	1,550,815	28,950	18,047,257	24,022,637	(19,112,627)	777,674	23,763,891
Comprehensive income:
Net loss	-	-	-	(1,484,082)	-	-	(1,484,082)
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on
securities available-for-sale, net of deferred
income taxes of $165,861	-	-	-	-	-	321,965	321,965
Total Comprehensive Income							(1,162,117)
Stock based compensation	-	-	9,457	-	-	-	9,457
Balances at June 30, 2010	1,550,815	$28,950	$18,056,714	$22,538,555	$(19,112,627)	$1,099,639	$22,611,231

See notes to the consolidated financial statements

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009
	2010	2009
Cash flows from operating activities:
Net loss	$ (1,484,082)	$ (4,036,460)
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	552,515	658,854
Amortization	50,114	50,115
Net premium amortization and (discount accretion) on securities	(43,485)	(199,427)
Stock based compensation	9,457	27,405
Gain on sale of securities	-	(142,783)
Provision for loan losses	852,182	5,313,801
Write down on real estate owned	181,115	265,654
Gain on the sale of loans	(44,937)	(531,865)
Proceeds from the sale of loans originated for sale	1,576,243	23,883,603
Loans originated for sale	(691,130)	(23,036,252)
Deferred income taxes	1,672,924	(1,469,879)
Gain on sale of property and equipment
and real estate owned	(39,236)	(9,993)
(Gain) loss on the sale of other repossessed assets	3,176	(14,018)
Increase in cash surrender value on bank-owned
life insurance	(15,064)	(150,616)
Net change in operating accounts:
Accrued interest receivable, prepaid expenses and other assets	330,674	150,243
Deferred loan costs	21,171	69,441
Income taxes receivable	121,608	(216,930)
FDIC insurance	(1,113,917)	(55,828)
Accrued expenses	(602,227)	328,822
Net cash provided by operating activities	1,337,101	883,887
Cash flows from investing activities:
Purchase of certificates of deposit purchased	(8,725,856)	(5,256,669)
Maturities of certificates of deposit purchased	7,132,340	195,407
Purchase of securities available-for-sale	(36,691,737)	(24,756,669)
Proceeds from sale of securities available-for-sale	-	6,120,121
Proceeds from maturities of securities
available-for-sale	22,235,498	15,749,618
Proceeds from maturities of securities
held to maturity	578,445	1,581,238
Purchase of Federal Home Loan Bank stock	-	(261,500)
Proceeds from redemption of Federal Home Loan Bank stock	1,146,800	293,900
Net (increase) decrease in loans receivable	19,716,395	26,161,802
Proceeds from surrender of bank owned life insurance	2,169,089	4,117,951
Purchases of property and equipment	(248,035)	(502,403)
Proceeds from sale of property and equipment	313,471	84,257
Capital expenditures on real estate owned	(22,000)	-
Proceeds from sale of real estate owned and other repossessed assets	1,526,908	1,261,270
Net cash provided by investing activities	9,131,318	24,788,323
Continued

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

	2010	2009
Cash flows from financing activities:
Net change in deposits	$ (9,142,453)	$ (5,375,405)
Net change in retail repurchase agreements	(360,980)	1,065,795
Payments on borrowed funds	(7,000,000)	(19,000,000)
Proceeds from borrowed funds	-	7,000,000
Cash dividends paid	-	(155,086)
Net cash used in financing activities	(16,503,433)	(16,464,696)

Net increase (decrease) in cash and cash equivalents	(6,035,014)	9,207,514

Cash and cash equivalents -
Beginning of period	26,217,607	17,010,093
Cash and cash equivalents -
end of period	$ 20,182,593	$ 26,217,607

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest on deposits and
other borrowings	$ 3,448,021	$ 5,398,180
Income taxes	$ (754,601)	$ -

Supplemental schedule of non-cash investing and
financing activities:

Loans transferred to real estate owned	$ 3,888,976	$ 2,325,576

See notes to consolidated financial statements

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

 (1)        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of b
usiness – First Bancshares, Inc., a Missouri corporation (“Company”),  was organized onSeptember 30, 1993 for the purpose of becoming a unitary savings and loan holding company for First Home Savings Bank (”Savings Bank”).  The Savings Bank is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers in southern Missouri.  The Company and Savings Bank are also subject to the regulation of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Principles o
f consolidation – The accompanying consolidated financial statements include the accountsof the Company, and its wholly-owned subsidiaries, the Savings Bank and SCMG, Inc. (formerly South Central Missouri Title, Inc.) and the wholly-owned subsidiaries of the Savings Bank, Fybar Service Corporation and First Home Investments.  In consolidation, all significant intercompany balances and transactions have been eliminated.

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

Segment re
porting - An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. The Company has one operating segment, community banking.

Consolidat
ed statements of cash flows – For purposes of the consolidated statements of cash flows, cash consists of cash on hand and deposits with other financial institutions.  Cash equivalents include highly-liquid instruments with an original maturity of three months or less. Cash flows from loans and deposits are reported net.

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
Years Ended June 30, 2010 and 2009

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

Declines in the fair value of equity securities below their amortized cost basis that are deemed to be other-than-temporary impairment losses are reflected as realized losses.  To determine if an other-than-temporary impairment exists on an equity security, the Company considers (a) the length of time and the extent to which the fair value has been less than cost, (b) the financial condition and near-term prospects of the issuer and (c) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.  To determine if an other-than-temporary-impairment exists on a debt security, the Company first determines if (a) it intends to sell the security or (b) it is more likely than not that it will be required to sell the security before its anticipated recovery.  If either of the conditions is met, the Company will recognize an other-than-temporary-impairment in earnings equal to the difference between the fair value of the security and its adjusted cost basis.  If neither of the conditions is met, the Company determines (a) the amount of the impairment related to credit loss and (b) the amount of the impairment due to all other factors.  The difference between the present values of the cash flows expected to be collected and the amortized sot basis is the credit loss. The amount of the credit loss is included in the consolidated statements of income as an other-than-temporary impairment on securities and is an adjustment to the cost basis of the security.  The portion of the total impairment that is related to all other factors is included in other comprehensive income (loss).

Federal Home
Loan Bank stock - The Savings Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB of Des Moines.  The stock does not have a readily determinable fair market value and, as such, is carried at cost and evaluated for impairment in accordance with ASC 942-325-35. In accordance with the guidance, the stock’s value is determined by the ultimate recoverability of the par value rather than recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) The significance of the decline in net assets of the Federal Home Loan Bank as compared to the capital stock amount and the length of time the situation has persisted; (b) Commitments by the Federal home Loan Bank to make payments in relation to the operating performance; (c) The impact of legislative and regulatory changes on the customer base of the Federal Home Loan Bank, and; (d) The liquidity position of the Federal Home Loan Bank.

Prepaid insur
ance assessment – In November 2009, the Federal Deposit Insurance Corporation (FDIC) adopted a final rule amending the assessment regulations to require depository institutions to prepay their quarterly risk-based assessment for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The payment of $1.6 million, which was made December 30, 2009, was recorded as a prepaid asset and is being amortized over the assessment period.

Loans receiv	able – Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their principal amount outstanding, net of deferred loan

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

origination fees and certain direct costs.  Loan origination fees and certain direct loan origination costs are deferred and recognized in interest income over the contractual lives of the related loans using the interest method.  When a loan is paid-off, the unamortized balance of these deferred fees and costs is recognized in income.

Interest income on loans is recognized on the effective interest method.

A loan is considered to be delinquent when payments are not made according to the contractual terms, typically evidenced by non-payment of a monthly installment by the date the installment is due.

The accrual of interest on other homogeneous loans is discontinued at the time the loan is 90 days delinquent, unless the credit is well secured and in the process of collection. Other personal loans are typically charged off no later than 180 days delinquent. The accrual of interest on impaired loans is discontinued when it is determined that the payment of interest or principal is doubtful of collection, or when interest or principal is past due 90 days or more.  The interest on these loans is accounted for on the cash-basis method, until qualifying for return to accrual.  Any accrued but uncollected interest previously recorded on such loans is generally reversed in the current period and interest income is subsequently recognized upon collection.

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

The allowance is an amount management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loss experience. The allowance for loan losses includes allowance allocations calculated in accordance with ASC Topic 310, Receivables and allowance allocations calculated in accordance with ASC Topic 450, Accounting for Contingencies.  The level of the allowance reflects management’s continuing evaluations of delinquencies, charge-offs and recoveries, loan volumes and terms, changes in underwriting procedures, depth of the Company’s lending management, national and local economy, industry conditions, credit concentrations, and other external factors, including competition and legal and regulatory requirements, as well as trends in the foregoing.

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

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for all loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Loans held for
 sale – Loans held for sale are originated and intended for sale on the secondary market on a loan by loan basis with terms established with both the borrower and the investor prior to commitment and closing. Funding by the investor, based on the established terms, generally takes place in three to four weeks. Loans held for sale are carried at cost, which approximates fair value, due to the short term nature of the loans. Gains on loans sold are recognized based on the net cash flow of each sale. Loans are generally sold with servicing rights released.

Property and e
quipment and related depreciation – Land is stated at cost. Property and equipment are stated at cost, net of accumulated depreciation.  Property and equipment depreciation is principally computed by applying the following methods and estimated lives:

Category	Estimated Life	Method
Automobiles	5 Years	Straight-line
Office furniture, fixtures
and equipment	3-10 Years	Straight-line
Buildings	15-40 Years	Straight-line
Investment real estate	15-40 Years	Straight-line

Intangible ass
ets – The intangible asset relates to customer relationships that were acquired in connection with the acquisition of two branches.  The premium paid by the Savings Bank for the branches is being amortized on a straight-line basis over 15 years.

Bank-owned l	ife insurance – Bank-owned life insurance is carried at its cash surrender value. Changes in cash surrender value are recorded in non-interest income.

Income taxes
– Deferred taxes are determined using the liability (or balance sheet) method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. As a result of the Company’s operating results over the five year period ended June 30, 2010, management provided a valuation allowance for the deferred tax assets of both the Company and the Savings Bank as of June 30, 2010.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

On of July 1, 2007, the Company adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on tax returns should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it more-likely-than-not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the tax position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also includes de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company recognizes interest and penalties on income taxes as a component of income tax expense. As a result of the Company’s evaluation of the implementation of this guidance, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits during the years ended June 30, 2010 and June 30, 2009.

The Company is no longer subject to U. S. federal or state and local income tax examinations by tax authorities for years before fiscal 2008.

Real estate ow
ned and repossessed assets – Includes real estate and other assets acquired in the settlement of loans, which is recorded at the estimated fair value less the estimated costs to sell the asset.  Any write down at the time of foreclosure/repossession is charged against the allowance for loan losses.  Subsequently, net expenses related to holding the property and declines in the market value are charged against income.

Earnings per s
hare – Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or resulted in the issuance of common stock that would share in the earnings of the Company.  Dilutive potential common shares are added to weighted average shares used to compute basic earnings per share.  The number of shares that would be issued from the exercise of stock options has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company’s stock.

Comprehensiv
e income – Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Employee sto	ck options – The Company has stock-based employee compensation plans which are described more fully in Note 10, Employee Benefit Plans.

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
Years Ended June 30, 2010 and 2009

(1)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

estimate the fair value of stock option grants.  Cash flows resulting from the tax benefits of tax deductions in excess of the compensation cost recognized for those options are presented as financing cash flows.

Revenue recog	nition – Deposit account transaction fees and other ancillary non-interest income related to the Savings Bank’s deposit and lending activities are recognized as services are performed.

Transfers of fin
ancial assets – Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its right to pledge or exchange and provides more than a modest benefit to the transferor, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Impairment of l
ong-lived assets – Long-lived assets, including property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

New accountin
g standards – Accounting Standards Codification. The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became effective on July 1, 2009. At that date, the ASC became FASB’s officially recognized source of authoritative U. S. generally accepted accounting principles (“GAAP”) applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (EITF) and related literature. Rules and interpretive releases of the SEC under the authority federal securities laws are also sources of GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the way companies refer to U. S. GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

FASB ASC Topic 320, “Investments – Debt and Equity Securities,” New authoritative accounting guidance under ASC Topic 320, “Investments – Debt and Equity Securities,” (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before the recovery of its cost basis. Under ASC Topic 320, declines in the fair value of held-to-maturity and available-for-sale securities below their costs that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. The Company adopted the provisions of the new authoritative accounting guidance under ASC Topic 320

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(1)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

during fiscal year 2009. Adoption of the new guidance did not significantly impact the Company’s financial statements.

FASB ASC Topic 810, “Consolidation.”  New authoritative accounting guidance under ASC Topic 810, “Consolidation,” amended prior guidance to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. Under ASC Topic 810, a non-controlling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, ASC Topic 810 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. The new authoritative accounting guidance under ASC Topic 810 became effective for the Company on January 1, 2009 and did not have a significant impact on the Company’s financial statements.

Further new authoritative accounting guidance under ASC Topic 810 amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its effect on the entity’s financial statements. The new authoritative accounting guidance under ASC Topic 810 became effective January 1, 2010 and has not had a significant impact on the Company’s financial statements.

FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” New authoritative accounting guidance under ASC Topic 820, “Fair Value Measurements and Disclosures,” affirms that the objective of fair value when the market price of an asset is not active is the price that would be received to sell the asset in an orderly transaction, and clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active. ASC Topic 820 requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. The new accounting guidance amended prior guidance to expand certain disclosure requirements. The Company adopted the new authoritative accounting guidance under ASC Topic 820 during the first fiscal quarter of 2010. Adoption of the guidance did not significantly impact the Company’s financial statements.

Further new authoritative accounting guidance (Accounting Standards Update No. 2009-5) under ASC Topic 820 provides guidance for measuring the fair value of a liability in circumstances in which a quoted price in an active market for the identical liability is not available. In such instances, a reporting entity is required to measure fair value utilizing a valuation technique that uses (i) the quoted price of the identical liability when traded as an asset, (ii) quoted prices for similar liabilities or similar liabilities when traded as assets, or (iii)

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(1)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

another valuation technique that is consistent with the existing principles of ASC Topic 820, such as an income approach or market approach. The new authoritative accounting guidance also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The foregoing new authoritative accounting guidance under ASC Topic 820 became effective for the Company’s financial statements beginning October 1, 2009 and has not had a significant impact on the Company’s financial statements.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820); Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires new disclosures on transfers into and out of Level 1 and 2 measurements of the fair value hierarchy and requires separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures relating to the level of disaggregation and inputs and valuation techniques used to measure fair value. It is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchase, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. The adoption of this pronouncement has not had a significant impact on the Company’s financial statements.

FASB ASC Topic 825, “Financial Statements,” New authoritative accounting guidance under ASC Topic 825, “Financial Statements,” requires an entity to provide disclosures about fair value of financial instruments in interim financial information and amends prior guidance to require those disclosures in summarized financial information at interim reporting periods. The new interim disclosures required under Topic 825 are included in Note 6 – Fair Value Measurements.

FASB ASC Topic 855, “Subsequent Events,” New authoritative accounting guidance under ASC Topic 855, “Subsequent Events,” establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued. Events occurring subsequent to June 30, 2010, have been evaluated as to their potential impact to these financial statements.

FASB ASC Topic 860, “Transfers and Servicing,” New authoritative accounting guidance under ASC Topic 860, “Transfers and Servicing,” amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. The new authoritative accounting guidance eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. The new authoritative accounting guidance also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses from transfers during the period. The new authoritative accounting guidance under ASC Topic 860 became effective January 1, 2010 and has not had a significant impact on the Company’s financial statements.

In April 2010, FASB issued ASU No. 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset—a consensus of the FASB Emerging

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Issues Task Force (Topic 310).  ASU No. 2010-18 clarifies that a creditor should not apply specific guidance in ASC 310, Receivables, 40, Troubled Debt Restructurings by Creditors, to acquired loans accounted for as a pooled asset under ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality.  However, that guidance in ASC 310-30 continues to apply to acquired loans within the scope of ASC 310-30 that a creditor accounts for individually.  This amended guidance is effective for a modification of a loan(s) accounted for within a pool under ASC 310-30 occurring in the first interim or annual period ending on or after July 15, 2010.  The amended guidance must be applied prospectively, and early application is permitted.  Upon initial application of the amended guidance, an entity may make a one-time election to terminate accounting for loans as a pool under ASC 310-30.  An entity may make the election on a pool-by-pool basis.  The election does not preclude an entity from applying pool accounting to future acquisitions of loans with credit deterioration. The implementation of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

 (2)           SECURITIES

A summary of the securities available-for-sale at June 30, 2010 is as follows:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
United States Government and
Federal agency obligations	$26,652,246	$375,853	$-	$27,028,099
Obligations of states and
political subdivisions	130,000	2,064	-	132,064
Mutual funds	17,952	-	-	17,952
Federal agency residential
mortgage-backed securities	31,580,162	1,418,516	(130,314)	32,868,364
Common and preferred stocks	258,000	-	-	258,000
Total	$58,638,360	$1,796,433	$(130,314)	$60,304,479

A summary of securities held to maturity at June 30, 2010 is as follows:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Obligations of states and
political subdivisions	$1,442,742	$34,961	$(187)	$1,477,516
Federal agency residential
mortgage-backed securities	570,198	24,370	-	594,568
Total	$2,012,940	$59,331	$(187)	$2,072,084

The amortized cost and estimated market value of securities at June 30, 2010, by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(2)            SECURITIES (CONTINUED)

	Available for Sale
	Amortized Cost	Fair Value
Due in one year or less	$20,000	$20,136
Due after one year through five years	10,996,126	11,207,850
Due after five years through ten years	14,766,120	14,928,737
Due after ten years	1,000,000	1,003,440
Subtotal	26,782,246	27,160,163
Mutual funds	17,952	17,952
Federal agency residential
mortgage-backed securities	31,580,162	32,868,364
Common and preferred stocks	258,000	258,000
Total	$58,638,360	$60,304,479

	Held to Maturity
	Amortized Cost	Fair Value
Due in one year or less	$269,974	$272,680
Due after one year through five years	969,914	1,002,170
Due after five years through ten years	202,854	202,666
Subtotal	1,442,742	1,477,516
Federal agency residential
mortgage-backed securities	570,198	594,568
Total	$2,012,940	$2,072,084

A summary of the securities available-for-sale at June 30, 2009 is as follows:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
United States Government and
Federal agency obligations	$8,506,234	$110,311	$(7,480)	$8,609,065
Obligations of states and
political subdivisions	150,000	975	-	150,975
Mutual funds	19,904	-	-	19,904
Federal agency residential
mortgage-backed securities	35,204,373	1,126,185	(51,698)	36,278,860
Common and preferred stocks	258,000	-	-	258,000
Total	$58,638,360	$1,237,471	$(59,178)	$45,316,804

               A summary of securities held to maturity at June 30, 2009 is as follows:

	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Obligations of states and
political subdivisions	$1,703,035	$29,062	$(1,208)	$1,730,889
Federal agency residential
mortgage-backed securities	888,475	13,326	(6,584)	895,217
Total	$2,591,510	$42,388	$(7,792)	$2,626,106

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(2)	SECURITIES (CONTINUED)

The following tables present the fair value and gross unrealized losses of the Company’s securities with unrealized losses aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2010 and 2009.

Available for Sale as of June 30, 2010
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	(Losses)
Federal agency
residential mortgaged
-backed securities	$3,092,027	$(121,661)	$324,307	$ (8,653)	$3,416,334	$(130,314)

Total temporarily
impaired securities	$3,092,027	$(121,661)	$ 324,307	$ (8,653)	$3,416,334	$(130,314)

Held to Maturity as of June 30, 2010
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	(Losses)
Obligations of states
and political
subdivisions	$ -	$ -	$ 202,666	$ (187)	$ 202,666	$ (187)
Total temporarily
impaired securities	$ -	$ -	$ 202,666	$ (187)	$ 202,666	$ (187)

Available for Sale as of June 30, 2009
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	(Losses)
United States
Government and
Federal Agency
Obligations	$3,002,500	$(7,480)	$ -	$ -	$3,002,500	$(7,480)
Federal agency
residential mortgaged
-backed securities	1,580,242	(14,501)	512,235	(37,197)	2,092,477	(51,698)

Total temporarily
impaired securities	$4,582,742	$(21,981)	$512,235	$(37,197)	$5,094,977	$(59,178)

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(2)	SECURITIES (CONTINUED)

Held to Maturity as of June 30, 2009
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	(Losses)
Obligations of states
and political
Subdivisions	$ -	$ -	$ 202,019	$ (1,288)	$ 202,666	$ (1,208)
Federal agency
residential mortgaged
-backed securities	173,519	(5,028)	134,470	(187)	307,989	(6,584)
Total temporarily
impaired securities	$ 173,519	$ (5,028)	$ 336,489	$ (187)	$ 510,008	$ (7,792)

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

For all of the above securities, the unrealized losses are generally due to changes in interest rates and not from deterioration in the creditworthiness of the issuer and, as such, are considered temporary. In addition, the Company the intent and ability to hold these investment securities for a period of time sufficient to allow for an anticipated recovery. Investment categories above include the following number of individual securities with gross losses for 12 months or more at June 30, 2010: Federal agency mortgage-backed securities -  One; Obligations of states and political subdivisions - One

The following table presents proceeds from sales of securities and the gross realized securities gains and losses.

	June 30,
	2010	2009
Proceeds from sales	$-	$6,120,121

Realized gains	$-	$142,783
Realized (losses)	-	-
Net realized	$-	$142,783

The carrying value of securities pledged on retail repurchase agreements at June 30, 2010 and June 30, 2009 was $6,518,000 and $7,006,000, respectively.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(3)           LOANS RECEIVABLE

                Loans receivable at June 30 consisted of the following:

	2010	2009
Residential real estate	$ 60,217,252	$ 71,140,655
Commercial real estate	34,572,677	39,816,588
Land	4,358,033	7,395,477
Loans to depositors, secured by savings accounts	1,181,204	1,164,602
Consumer and automobile loans	1,670,353	2,800,247
Second mortgage loans	4,468,596	4,899,841
Commercial business loans	4,489,728	9,816,666
Overdrafts	38,098	79,078
Total gross loans	110,995,941	137,113,154
Allowance for loan losses	(2,526,862)	(4,185,326)
Loans in process	-	(1,195)
Unamortized deferred loan costs, net of origination fees	214,302	235,473
Net loans receivable	$108,683,381	$133,162,106

               Activity in the allowance for loan losses is summarized as follows for the years ended June 30:

	2010	2009
Balance at beginning of year	$4,185,326	$2,796,836
Provision charged to income	852,182	5,313,801
Charge-offs	(2,914,620)	(4,171,171)
Recoveries	253,974	245,860
Transfer from reserve on Letters of Credit	150,000	-
Balance at end of year	$2,526,862	$4,185,326

The Savings Bank primarily originates loans to customers throughout southern Missouri.  The loans are typically secured by real estate or personal property.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(3)	LOANS RECEIVABLE (CONTINUED)

Loans receivable at June 30, 2010 and 2009 that are past 90 days due or non-accrual consist of the following:

	June 30,
	2010	2009
Past due 90 days or more and still accruing interest	$-	$288,255
Non-accrual	3,927,197	3,023,647
	$3,927,197	$3,311,902

The following is a summary of information pertaining to impaired loans:

	June 30,
	2010	2009
Total impaired loans	$9,155,119	$10,325,380
Total impaired loans without an allowance	$1,627,010	$1,455.333
Total impaired loans with an allowance	$7,528,109	$8,870,047
Valuation allowance related to impaired loans	$1,236,518	$3,143,447

	Years Ended June 30,
	2010	2009
Average investment in impaired loans	$7,039,932	$6,028,491
Interest income recognized on impaired loans	$318,894	$96,402
Interest income recognized on a cash basis
On impaired loans	$299,447	$94,759

The corrected disclosure above related to total impaired loans as of June 30, 2009 reflects that impaired loans have been increased by approximately $7.0 million from the amount reported in our previously issued 2009 annual report.  In addition, the valuation allowance related to impaired loans as of June 30, 2009 has been increased by approximately $2.1 million from the amount reported in our previously issued 2009 annual report.  However, there has been no adjustment to the total allowance for loan losses as of June 30, 2009.  These $7.0 million of loans were evaluated by management as impaired in the prior year and the calculated specific allowance was included in the total allowance for loan losses as of June 30, 2009.

As described in Note 1, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Impaired loans include non-performing commercial loans and can also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other action intended to maximize collection.

Included in impaired loans are troubled debt restructurings (“TDR”) totaling $2.8 million at June 30, 2010. These troubled debt restructurings were performing in accordance with their modified terms at June 30, 2010. There are no significant commitments for additional funding on any of the loans that are TDRs at June 30, 2010.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

 (4)           PROPERTY AND EQUIPMENT

                 Property and equipment at June 30 consists of the following:

	2010
Category	Cost	Accumulated Depreciation	Net
Land	$643,704	$-	$643,704
Buildings	5,912,409	2,586,224	3,326,185
Office furniture, fixtures
and equipment	4,422,335	3,485,481	936,854
Automobiles	132,530	96,060	36,470
Investment real estate
Total	$12,856,790	$6,805,367	$6,051,423

	2009
Category	Cost	Accumulated Depreciation	Net
Land	$643,704	$-	$643,704
Buildings	5,874,079	2,404,076	3,470,003
Office furniture, fixtures
and equipment	4,231,316	3,200,682	1,030,634
Automobiles	132,530	70,379	62,151
Investment real estate
Total	$13,022,810	$6,353,437	$6,669,373

Depreciation charged to operations for the years ended June 30, 2010 and 2009 was $552,515 and $658,854, respectively.

The Savings Bank’s full-service branch office in Springfield is leased. The lease on the Springfield full-service branch office was assumed and it has five years remaining on the initial term. The Savings Bank also leases three ATM drive-up kiosks located in the parking lots of a major retailer in Mountain Grove, Marshfield and Ava, Missouri. These leases were entered into in the third quarter of fiscal 2008, and were for a four year term. During fiscal 2009, the Savings Bank acquired, at a sheriff’s sale, the small strip mall in which its Theodosia branch office is located. The operations of the Loan Origination Office, which was also located in Springfield, were discontinued in mid-June 2009. Subsequent to the end of fiscal 2009, the Savings Bank, through a local realtor, found a new tenant, and negotiated a buy-out on the remaining term of the lease. The cost of the buyout totaled approximately $57,000.

                Minimum future lease payments for the Springfield, Missouri branch office and the three leased ATMs for the years ending June 30 are as follows:

		2655 South
		Campbell
	ATMs	Springfield, MO	Totals
2011	$ 64,620	$ 90,528	$155,148
2012	64,620	90,528	155,148
2013	43,080	90,528	133,608
2014	-	90,528	90,528
2015	-	90,528	90,528
Thereafter	-	3,772	3,772
Total	$172,320	$456,412	$628,732

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(4)           PROPERTY AND EQUIPMENT (CONTINUED)

Rent expense for the years ended June 30, 2010 and 2009 was $172,571 and $220,370, respectively.

(5)           INTANGIBLE ASSET

               A summary of the intangible asset at June 30 is as follows:

	2010	2009
Premium on branch acquisition	$1,020,216	$1,020,216
Accumulated amortization	(884,975)	(834,861)
Net premium on branch acquisition	$135,241	$185,355

Amortization expense relating to this premium was $50,114 for the year ended June 30, 2010 and $50,115 for the year ended June 30, 2009.

Estimated future amortization expense is as follows for the years ending June 30:

2011	$ 50,115
2012	50,115
2013	35,011
$ 135,241

(6)	DEPOSITS

A summary of deposit accounts at June 30 is as follows:

	2010	2009

Non-interest-bearing checking	$ 11,773,833	$ 14,739,628
Interest-bearing checking	34,632,542	32,484,889
Super Saver money market	11,379,774	11,778,495
Savings	9,086,554	9,315,558
Money Market savings accounts	36,031,680	34,711,303
Certificates of Deposit	77,171,042	86,188,005
Total	$180,075,425	$189,217,878

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $25,760,428 and $28,730,992 at June 30, 2010 and 2009, respectively.

At June 30, 2010, scheduled maturities of certificates of deposit are as follows:

Fiscal	2011	$ 55,853,279
	2012	10,558,851
	2013	4,706,477
	2014	3,464,573
	2015	2,572,862
	Thereafter	15,000
		$ 77,171,042

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

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

(8)          ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BRROWED MONEY

The advances listed below were obtained from the FHLB of Des Moines.  The advances are secured by FHLB stock and a blanket pledge of qualifying one-to-four family mortgage loans.  Advances from the FHLB at June 30 are summarized as follows:

	2010	Weighted Average Rate	2009	Weighted Average Rate
Term Advances:
Long-term; fixed-rate;
callable quarterly	$-	-%	$-	-%
Short-term, fixed-rate,
Non-callable	-	-	7,000,000	1.12
Long-term; fixed-rate;
non-callable	3,000,000	4.94	3,000,000	4.94
Total	$3,000,000	4.94%	$10,000,000	3.05%

As of June 30, 2010 the fixed-rate term advance shown above were subject to a prepayment fee equal to 100 percent of the present value of the monthly lost cash flow to the FHLB based upon the difference between the contract rate on the advance and the rate on an alternative qualifying investment of the same remaining maturity.  Advances may be prepaid without a prepayment fee if the rate on an advance being prepaid is equal to or below the current rate for an alternative qualifying investment of the same remaining maturity.

Maturities of FHLB advances are as follows:

Year Ended June 30	Aggregate Annual Maturities
2011	$-
2012	-
2013	-
2014	3,000,000
$3,000,000

At June 30, 2010, the Savings Bank had irrevocable letters of credit issued on its behalf from the FHLB totaling $1,845,000, as collateral for public entity deposits in excess of federal insurance limits.  The letters of credit expire through April 2011. At June 30, 2010, the Savings Bank had collateralized borrowing capacity with the FHLB of approximately $30.7 million.

While the Company had no outstanding borrowed money from other lenders as of June 30, 2010, the Company does have available a $5.0 million line of credit from another financial institution.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(9)           INCOME TAXES

The provision for income taxes (benefit) for the years ended June 30 is as follows:

	2010	2009
Current	$(631,992)	$(61,872)
Deferred	1,672,923	(1,469,879)
Total	$1,040,931	$(1,531,751)

The provision for income taxes (benefit) differs from that computed at the statutory corporate rate, 34%, for the years ended June 30 as follows:

	2010	2009
Tax at statutory rate	$ (150,671)	$(1,893,192)
Increase (decrease) in taxes resulting from:
State taxes, net of federal benefit	(7,682)	(34,725)
Tax-exempt income	(24,206)	(32,873)
Bank-owned life insurance	46,671	355,451
Dividends received deduction	(2,979)	(2,851)
Change in valuation allowance	1,126,326	15,722
Stock based compensation	3,215	9,318
Net effect of other book/tax differences	50,257	51,399
Provision for income taxes	$1,040,931	$(1,531,751)

The components of deferred tax assets and liabilities as of June 30, 2010 and 2009 consisted of:

	2010	2009
Deferred tax assets:
Allowance for loan losses	$932,648	$1,603,916
Book amortization in excess of tax amortization	17,873	19,882
Compensated employee absences	24,385	29,157
State net operating loss carry-forwards	89,788	89,500
Federal net operating loss carry-forwards	917,858	852,964
Capital loss carry-forwards	-	1,080
Charitable contributions	21,162	14,937
Other	130,956	99,649
Total gross deferred tax assets	2,134,670	2,711,085
Valuation allowance	(1,216,906)	(90,580)
	$917,764	$2,620,505
Deferred tax liabilities:
Premises and equipment	$(86,747)	$(107,737)
FHLB stock dividends	(60,936)	(60,936)
Prepaid expenses	(124,308)	(125,313)
Net unrealized gain on available-for-sale securities	(566,481)	(400.619)
Unamortized deferred loan costs, net of fees	(79,292)	(87,125)
Total gross deferred tax liabilities	$(917,764)	$(781,720)
Total net deferred tax assets	$-	$1,838,785

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(9)           INCOME TAXES (CONTINUED)

In accordance with FASB ASC Topics 740-10 and 740-30, a deferred tax liability has not been recognized for tax basis bad debt reserves of $2,190,825 of the Savings Bank that arose in tax years that began prior to December 31, 1987.  At June 30, 2010, the amount of the deferred tax liability that had not been recognized was approximately $811,000.  This deferred tax liability could be recognized if, in the future, there is a change in federal tax law, the Savings Bank fails to meet the definition of a “qualified savings institution,” as defined by the Internal Revenue Code, certain distributions are made with respect to the stock of the Savings Bank, or the bad debt reserves are used for any purpose other than absorbing bad debts.

During the years ended June 30, 2010 and 2009, the Company recorded a valuation allowance of $1,216,906 and $90,580, respectively. As of June 30, 2010, management has provided a full valuation allowance for net deferred tax assets as a result of the Company’s cumulative net losses for the last five years.  Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry forwards are expected to be available to reduce taxable income.

At June 30, 2010. the Company had net operating loss carry forwards of approximately $3,129,000 which are available to offset future taxable income through 2029.

(10)           EMPLOYEE BENEFIT PLANS

The Savings Bank had participated in a multiple-employer defined benefit pension plan covering substantially all employees.  In fiscal 2006, the Savings Bank opted to freeze the plan. Participants in the plan became entitled to their vested benefits at the date it was frozen. The Savings Bank limited its future obligations to the funding amount required by the annual actuarial evaluation of the plan and administrative costs. No participants will be added to the plan. Pension expense for the years ended June 30, 2010 and 2009 was approximately $72,000 and $47,000, respectively.  This plan is not subject to the requirements of FASB ASC Topics 715 and 958.

The First Home Savings Bank Employee Stock Ownership and 401(k) Plan covers all employees that are age 21 and have completed six months of service.  The Company makes contributions on a matching basis of up to 3% on employee deferrals. Expense for the ESOP and 401(k) plan for the years ended June 30, 2010 and 2009 was $49,976 and $51,136, respectively.

Effective July 1, 2006, the Company adopted  FASB ASC Topics 718 and 505, Share-based Payments, using the modified prospective transition method. Prior to that date the Company accounted for stock option awards under APB Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with FASB ASC Topics 718 and 505, compensation expense for stock-based awards is recorded over the vesting period at the fair values of the award at the time of the grant. The recording of such compensation began on July 1, 2006 for shares not yet vested as of that date and for all new grants subsequent to that date. The exercise price of options granted under the Company’s incentive plans is equal to the fair market value of the underlying stock at the grant date. The Company assumes no projected forfeiture rates on its stock-based compensation.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(10)	EMPLOYEE BENEFIT PLANS (CONTINUED)

The Company’s 2004 Stock Option and Incentive Plan has authorized the grant of options to certain officers, employees and directors for up to 100,000 shares of the Company’s common stock. All options granted have 10 year terms and vest and become exercisable ratably over five years following the date of grant.  The plan was approved by shareholders in October 2004. At June 30, 2010, there were 78,000 shares of stock available for grant under the plan

The Company’s 2004 Management Recognition Plan has authorized the award of shares to certain officers, employees and directors for up to 50,000 shares of the Company’s common stock.  All shares awarded will have a restricted period to be determined by the Corporation’s Compensation Committee.  The restricted period shall not be less than three years if the award is time based, or not less than one year if performance based.  The plan was approved by shareholders in October 2004. No shares have been issued from this plan.

The Company uses historical data to estimate the expected term of the options granted, volatilities, and other factors.  Expected volatilities are based on the historical volatility of the Company’s common stock over a period of time equal to the expected life of the option. The risk-free rate for periods corresponding with the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.  The dividend rate is equal to the dividend rate in effect on the date of grant.  The Company used the following assumptions for the most recent grants made, which were in fiscal 2007, respectively:  dividend rates of .00% to .99%, price volatility of 18.36% to 20.29%, risk-free interest rates of 4.58% to 5.02%, and an expected life of 7.5 to 10 years. The weighted average grant date fair value for options granted in fiscal 2007, the last year options were granted, was $5.92 per share. No options were granted during either fiscal 2010 or fiscal 2009.

A summary of the Company’s stock option activity, and related information for the years ended June 30 follows:

	2010		2009
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Options	Price	Options	Price
Outstanding at beginning of year	22,000	$ 16.85	60,500	$ 16.72
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	(38,500)	16.64
Outstanding at end of year	22,000	16.85	22,000	16.85
Exercisable at end of year	15,600	$ 16.83	11,200	$ 16.83

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(10)           EMPLOYEE BENEFIT PLANS (CONTINUED)

Exercise Price	Number Outstanding at June 30	Number Exercisable at June 30	Remaining Contractual Life (Months)
$17.50	2,000	1,600	68
17.00	10,000	6,000	81
16.78	10,000	8,000	72

As of June 30, 2010, there was $6,000 of total unrecognized compensation cost related to non-vested share-based compensation agreements granted under the plan. That cost is expected to be recognized over a weighted-average period of approximately 8 months.

There is no intrinsic value of vested options on Company stock as of June 30, 2010.

(11)	EARNINGS PER SHARE

The following information shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.  The amounts in the income columns represent the numerator and the amounts in the shares columns represent the denominator. There was no dilutive effect since the exercise price of all stock options at June 30, 2009 and June 30, 2010 exceeded the market price of the Company’s common shares on both of those dates.

	Years Ended June 30,
	2010			2009
			Per			Per
			Share			Share
	Income	Shares	Amount	Income	Shares	Amount
Basic EPS:
Income (loss) available
to common
Stockholders	$(1,484,082)	1,550,815	$(0.96)	$(4,036,463)	1,550,815	$(2.60)
Effect of dilutive
securities:	-	-	-	-	-	-
Diluted EPS:
Income (loss) available
to stockholders
plus stock options	$(1,484,082)	1,550,815	$(0.96)	$(4,036,463)	1,550,815	$ (2.60)

(12)	RELATED PARTY TRANSACTIONS

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

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(12)	RELATED PARTY TRANSACTIONS (CONTINUED)

A summary of the changes in outstanding loans to officers and directors for the fiscal years ended June 30, 2010 and 2009 is as follows:

	2010	2009
Beginning balances	$104,792	$222,608
Originations and advances	92,000	-
Principal repayments	(70,810)	(117,816)
Ending balances	$125,982	$104,792

The Company has one director whose law firm performs legal services, primarily on behalf of the Savings Bank.  These legal services relate primarily to foreclosures and bankruptcies.  During the years ended June 30, 2010 and 2009, the Savings Bank paid $86,660 and $79,967, respectively, for legal services performed by this director’s law firm.

The Company also has one director with ownership interests in a number of related companies that purvey lumber and hardware, and provide other related services. During the year ended June 30, 2010, the Savings Bank made purchases of goods and services from four of the related companies totaling $8,936.

 (13)         COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Savings Bank has various outstanding commitments that are not reflected in the accompanying consolidated financial statements.  The principal commitments of the Savings Bank are as follows:

Letters of Credit – Outstanding standby letters of credit were approximately $132,000 and $437,000 at June 30, 2010 and 2009, respectively.

Loan Commitments – The Savings Bank had outstanding firm commitments to originate loans of $594,000 and $121,000 at June 30, 2010 and 2009, respectively.

Lines of Credit – The unused portion of lines of credit was approximately $3.4 million and $6.5 million at June 30, 2010 and 2009, respectively.

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

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(13)          COMMITMENTS AND CONTINGENCIES (CONTINUED)

None of the guarantees extend longer than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  Collateral held varies as specified above and is required in instances which the Company deems necessary.  All of the standby letters of credit outstanding at June 30, 2010 were collateralized.  No amounts were recorded as liabilities at June 30, 2010 or 2009 for the Company’s potential obligations under these guarantees.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s consolidated financial statements.

(14)           CONCENTRATION OF CREDIT RISK

The Savings Bank maintains its primary bank accounts with institutions in Missouri and Iowa.  On June 30, 2010, the individual balances of these accounts exceeded standard insurance limits established by the Federal Deposit Insurance Corporation.  The Savings Bank has not experienced any losses in such accounts.

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

Management believes, as of June 30, 2010, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2010, the most recent notification from the OTS, the Savings Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action.  To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, and core capital leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(15)	REGULATORY MATTERS (CONTINUED)

The Savings Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum For Capital Adequacy Purposes		Minimum to Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
As of June 30, 2010:
Total Risk-Based Capital
(to Risk-Weighted Assets)	$21,419	19.99%	$8,572	8.0%	$10,715	10.0%
Core Capital
(to Adjusted Tangible Assets)	20,153	9.65%	8,354	4.0%	10,443	5.0%
Tangible Capital
(to Adjusted Tangible Assets)	20,153	9.65%	3,133	1.5%	N/A
Tier 1 Capital
(to Risk-Weighted Assets)	20,153	18.81%	4,286	4.0%	6,429	6.0%

As of June 30, 2009:
Total Risk-Based Capital
(to Risk-Weighted Assets)	$22,737	17.57%	$10,351	8.0%	$12,939	10.0%
Core Capital
(to Adjusted Tangible Assets)	21,140	9.32%	9,071	4.0%	11,339	5.0%
Tangible Capital
(to Adjusted Tangible Assets)	21,140	9.32%	3,402	1.5%	N/A
Tier 1 Capital
(to Risk-Weighted Assets)	21,140	16.34%	5,176	4.0%	7,763	6.0%

On August 17, 2009, the Company and the Bank each entered into a Stipulation and Consent to the Issuance of Order to Cease and Desist with the OTS.

Under the terms of the OTS orders, the Bank and the Company, without the prior written approval of the OTS, may not:
• Increase assets during any quarter;
• Pay dividends;
• Increase brokered deposits;
• Repurchase shares of the Company’s outstanding common stock; and
· Issue any debt securities or incur any debt (other than that incurred in the normal course of business).

Other material provisions of the order require the Bank and the Company to:
•	develop a business plan for enhancing, measuring and maintaining profitability, increasing earnings, improving liquidity, maintaining capital levels, acceptable to the OTS;
•	ensure the Bank’s compliance with applicable laws, rules, regulations and agency guidelines, including the terms of the order;

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(15)	REGULATORY MATTERS (CONTINUED)

•	not appoint any new director or senior executive officer or change the responsibilities of any current senior executive officers without notifying the OTS;
•	not enter into, renew, extend or revise any compensation or benefit agreements for directors or senior executive officers;
•	not make any indemnification, severance or golden parachute payments;
•	enhance its asset classification policy;
•	provide progress reports to the OTS regarding certain classified assets;
•	submit a comprehensive plan for reducing classified assets;
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

Effective July 1, 2008, the Company adopted the provisions of FASB ASC Topic 820-10, "Fair Value Measurements," for financial assets and financial liabilities. In accordance with FASB ASC Topic 820-10," the Company delayed application of FASB ASC Topic 820-10 for non-financial assets and non-financial liabilities measured on a non-recurring basis, until July 1, 2009.  FASB ASC Topic 820-10 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.

The fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(17)	FAIR VALUE MEASUREMENTS (CONTINUED)

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

Valuation techniques require the use of inputs that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy for valuation inputs gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

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

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the Company's creditworthiness, among other things, as well as unobservable parameters.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(17)	FAIR VALUE MEASUREMENTS (CONTINUED)

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

Securities Available for Sale. Securities classified as available for sale are reported at fair value utilizing Level 1 and Level 2 inputs. For equity securities, unadjusted quoted prices in active markets for identical assets are utilized to determine fair value at the measurement date.  For all other securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond's terms and conditions, among other things.

Impaired Loans. The Company does not record impaired loans at fair value on a recurring basis.  However, periodically, a loan is considered impaired and is reported at the fair value of the underlying collateral, less estimated costs to sell, if repayment is expected solely from the collateral. Impaired loans measured at fair value typically consist of loans on non-accrual status and loans with a portion of the allowance for loan losses allocated specifically to the loan. Collateral values are estimated using Level 2 inputs, including recent appraisals and Level 3 inputs based on customized discounting criteria. As a result of the significance of the Level 3 inputs, impaired loans fair values have been classified as Level 3.

Real Estate Owned. Real estate owned represents property acquired through foreclosures and settlements of loans. Property acquired is carried at the lower of the principal amount of the loan outstanding at the time of acquisition, plus any acquisition costs, or the estimated fair value of the property, less disposal costs. The Company considers third party appraisals, as well as, independent fair value assessments from realtors or persons involved in selling real estate owned in determining the fair value of particular properties. Accordingly, the valuation of real estate owned is subject to significant external and internal judgment. The Company periodically reviews real estate owned to determine whether the property continues to be carried at the lower of the recorded book value or the fair value of the property, less disposal costs. As such, the Company classifies real estate owned subjected to non-recurring fair value adjustments as Level 3.

The following tables summarize financial assets measured at fair value on a recurring basis as of June 30, 2010 and June 30, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(17)	FAIR VALUE MEASUREMENTS (CONTINUED)

June 30, 2010	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
	(dollars in thousands)
Securities available-for-sale:
U. S. Agency Securities	$5,100	$21,928	$ -	$27,028
Residential mortgage-
backed Securities	-	32,868	-	32,868
Municipal Securities	-	132	-	132
Other	-	276	-	276
Total	$5,100	$55,204	$ -	$60,304

June 30, 2009	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
	(dollars in thousands)
Securities available-for-sale:
U. S. Agency Securities	$ -	$ 8,609	$ -	$ 8,609
Residential mortgage-
backed Securities	-	36,279	-	36,279
Municipal Securities	-	151	-	151
Other	-	278	-	278
Total	$ -	$45,317	$ -	$45,317

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). Financial assets and financial liabilities, excluding impaired loans, measured at fair value on a non-recurring basis were not significant at June 30, 2010.

The following tables summarize financial assets measured at fair value on a non-recurring basis as of June 30, 2010 and June 30, 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

June 30, 2010	Level 1	Level 2	Level 3	Total
	Inputs	Inputs	Inputs	Fair Value
	(dollars in thousands)

Impaired Loans	$ -	$ -	$8,360	$8,360
Real estate owned	-	-	3,885	3,885
Other repossessed assets			61	61
Total	$ -	$ -	$7,282	$7,282

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(17)	FAIR VALUE MEASUREMENTS (CONTINUED)

June 30, 2009	Level 1	Level 2	Level 3	Total
	Inputs	Inputs	Inputs	Fair Value
	(dollars in thousands)

Impaired Loans	$ -	$ -	$ 611	$ 611
Real estate owned	-	-	1,549	1,549
Other repossessed assets			158	158
Total	$ -	$ -	$2,318	$2,318

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
.
ASC Topic 820-10, “Fair Value of Financial Instruments,” requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis.  The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above.  The methodologies for other financial assets and financial liabilities are discussed below.

	June 30, 2010
	Approximate Carrying	Approximate
	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$20,183,000	$20,183,000
Certificates of deposit purchased	7,222,000	7,222,000
Available-for-sale securities	60,304,000	60,304,000
Held-to-maturity securities	2,013,000	2,072,000
Investment in FHLB stock	434,000	434,000
Loans, net of allowance for loan losses	108,683,000	109,417,000
Accrued interest receivable	820,000	820,000

Financial liabilities:
Deposits	180,075,000	180,946,000
Retail repurchase agreements	5,352,000	5,352,000
FHLB advances	3,000,000	3,402,000
Accrued interest payable	203,000	203,000

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(17)	FAIR VALUE MEASUREMENTS (CONTINUED)

	June 30, 2009
	Approximate Carrying	Approximate
	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$26,218,000	$26,218,000
Certificates of deposit purchased	5,628,000	5,628,000
Available-for-sale securities	45,317,000	45,317,000
Held-to-maturity securities	2,592,000	2,626,000
Investment in FHLB stock	1,581,000	1,581,000
Loans, net of allowance for loan losses	133,162,000	134,947,000
Loans held for sale	820,000	820,000
Accrued interest receivable	955,000	955,000

Financial liabilities:
Deposits	189,218,000	190,096,000
Retail repurchase agreements	5,713,000	5,713,000
FHLB advances	10,000,000	10,450,000
Accrued interest payable	385,000	385,000

     Cash and cash equivalents and certificates of deposit purchased – For these short-term instruments, the carrying amount approximates fair value.

Loans r
eceivable – The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics are aggregated for purposes of the calculations.

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

Retail re	purchase agreements – The fair value of retail repurchase agreements is the amount payable at the reporting date.

FHLB a
dvances – Rates currently available to the Savings Bank for advances with similar terms and remaining maturities are used to estimate fair value of existing advances by discounting the future cash flows.

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

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

The following condensed statements of financial condition and condensed statements of operations and cash flows for First Bancshares, Inc. are as follows:

Condensed Statements of Financial Condition
June 30,
ASSETS	2010	2009
Cash and cash equivalents	$ 233,958	$ 102,882
Certificates of deposit	10,000	10,000
Securities available-for-sale	248,000	248,000
Investment in subsidiaries	21,402,171	22,224,633
Property and equipment, net	1,108,209	1,462,881
Real estate owned	75,600	-
Deferred tax asset, net	-	183,163
Other assets	51,490	169,611
Total assets	$23,129,428	$24,401,170
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable, subsidiaries	$ 501,588	$ 623,717
Accrued expenses	16,609	13,562
Total Liabilities	518,197	637,279
Stockholders' equity	22,611,231	23,763,891
Total liabilities and stockholders' equity	$23,129,428	$24,401,170

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(18)	PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Operations
	Year ended June 30,
	2010	2009
Income:
Equity in loss of subsidiaries	$ (1,108,365)	$(3,852,354)
Interest and dividend income	12,665	8,642
Gain/(loss) on sale or write-down of property and equipment	-	(3,044)
Other	31,209	56,358
Total income (loss)	(1,064,491)	(3,790,398)

Expenses:
Professional fees	106,294	193,474
Printing and office supplies	7,504	15,429
Interest	40,634	53,616
Other	84,218	66,279
Income tax benefit	180,941	(82,736)
Total expenses	419,591	246,062
Net income (loss)	$ (1,484,082)	$(4,036,460)

FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2010 and 2009

(18)	PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Cash Flows
	Year ended June 30.
	2010	2009
Cash flows from operating activities:
Net income (loss)	$ (1,484,082)	$(4,036,460)
Adjustments to reconcile net income to
net cash provided from operating activities:
Equity in earnings of subsidiaries	1,153,884	4,552,354
Depreciation expense	56,476	60,676
(Gain)/loss on sale or write down of property and equipment	-	3,044
Net change in operating accounts:
Deferred tax asset, net	183,163	(93,025)
Other assets and liabilities	121,169	(323,635)
Net cash used in operating activities	30,610	162,954

Cash flows from investing activities:
Purchase of property and equipment	(15,276)	(63,003)
Proceeds from sales of property and equipment	313,471	84,257
Purchase of real estate owned	(75,600)	-
Net cash provided by investing activities	222,595	21,254
Cash flows from financing activities:
Payments on notes payable	(122,129)	(12,764)
Cash dividends paid	-	(155,086)
Net cash used in financing activities	(122,129)	(167,850)

Net increase in cash and cash equivalents	131,076	16,358

Cash and cash equivalents-beginning of period	102,882	86,524

Cash and cash equivalents-end of period	$ 233,958	$ 102,882

FIRST BANCSHARES, INC. AND SUBSIDIARIES

ADDITIONAL INFORMATION

COMMON STOCK INFORMATION

The common stock of First Bancshares, Inc. is traded on The Nasdaq Stock Market LLC under the symbol “FBSI”.  As of September 15, 2010, there were 430 registered stockholders and 1,550,815 shares of common stock outstanding.  This does not reflect the number of persons or entities who hold stock in nominee or “street name.”

At its February 2007 meeting, the Board of Directors decided to suspend dividend payments until the Company’s earnings improved. As a result, there were no dividend payments made during fiscal 2008. Primarily as a result of the operating results for fiscal 2008, on July 31, 2008, the Board of Directors declared a special dividend of $0.10 per share payable on August 29, 2008 to stockholders of record on August 15, 2008. There were no dividend payments during the fiscal year ended June 30, 2010

Dividend payments by the Company are dependent on its cash flows, which include reimbursement from its subsidiaries for the income tax savings created by its stand alone operating loss, the operation of real estate owned by the Company and dividends received by the Company from the Savings Bank.  Under Federal regulations, the dollar amount of dividends a savings and loan association may pay is dependent upon the association’s capital position and recent net income.  Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the OTS regulations.  However, institutions that have converted to stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with the OTS regulations and the Savings Bank’s Plan of Conversion. The Cease and Desist orders to both the Company and the Savings Bank require a 30 day advance notification to the OTS of the proposed dividend and receipt of a non-objection letter from the OTS.  In addition, under Missouri law, the Company is generally prohibited from declaring and paying dividends at a time when the Company’s net assets are less than its stated capital or when the payment of dividends would reduce the Company’s net assets below its stated capital.

The following table sets forth market price and dividend information for the Company’s common stock.

Fiscal 2010	High	Low	Dividend
First Quarter	$12.48	$7 .33	N/A
Second Quarter	$ 8.97	$ 7.28	N/A
Third Quarter	$10.95	$ 6.80	N/A
Fourth Quarter	$ 9.70	$ 8.30	N/A

Fiscal 2009	High	Low	Dividend
First Quarter	$16.99	$11.33	$0.10
Second Quarter	$15.95	$10.26	N/A
Third Quarter	$15.64	$ 8.08	N/A
Fourth Quarter	$14.90	$ 6.12	N/A

        DIRECTORS AND EXECUTIVE OFFICERS

FIRST BANCSHARES, INC.	FIRST HOME SAVINGS BANK

DIRECTORS: Thomas M. Sutherland, Chairman One of the owners and operators of Sutherlands Home Improvement Centers group of stores	DIRECTORS: Thomas M. Sutherland, Chairman One of the owners and operators of Sutherlands Home Improvement Centers group of stores

D. Mitch Ashlock Director, President and Chief Executive Officer First Federal Savings Bank of Olathe	D. Mitch Ashlock Director, President and Chief Executive Officer First Federal Savings Bank of Olathe

Harold F. Glass Partner Millington, Glass & Love, Attorneys at Law	Harold F. Glass Partner Millington, Glass & Love, Attorneys at Law

Billy E. Hixon Retired partner from regional CPA firm of BKD, LLP	Billy E. Hixon Retired partner from regional CPA firm of BKD, LLP

Robert J. Breidenthal Director Security Bank of Kansas City	Robert J. Breidenthal Director Security Bank of Kansas City

John G. Moody Elected Official	John G. Moody Elected Official

OFFICERS:	OFFICERS:

Thomas M. Sutherland, Chief Executive Officer	Thomas M. Sutherland Chief Executive Officer

Lannie E. Crawford President	Lannie E. Crawford President

Ronald J. Walters, CPA Senior Vice President, Treasurer and Chief Financial Officer	Ronald J. Walters, CPA Senior Vice President, Treasurer and Chief Financial Officer

Dale W. Keenan Executive Vice President	Dale W. Keenan Executive Vice President and Senior Lending Officer

Shannon Peterson Secretary	Shannon Peterson Secretary

CORPORATE INFORMATION

CORPORATE HEADQUARTERS	TRANSFER AGENT

142 East First Street P.O. Box 777 Mountain Grove, Missouri 65711	Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016 (800) 866-1340
INDEPENDENT AUDITORS

McGladrey & Pullen, LLP Kansas City, Missouri	COMMON STOCK

GENERAL COUNSEL	Traded on The Nasdaq Stock Market LLC Nasdaq Symbol: FBSI

Harold F. Glass Springfield, Missouri

SPECIAL COUNSEL

Breyer & Associates PC McLean, Virginia

ANNUAL MEETING

The Annual Meeting of Stockholders will be held Friday, November 19, 2010, at 1:00 p.m., Central Time, at the Days Inn Conference Room, 300 East 19th Street, Mountain Grove, Missouri.

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