Form 10-K, Exhibit 13
period 2011-06-30
FIRST BANCSHARES INC /MO/
filed 2011-09-27
CIK 912967

Exhibit 13

Annual Report to Stockholders

First Bancshares, Inc.

2011 Annual Report

First Home Savings Bank

A wholly owned subsidiary of First Bancshares, Inc.

www.fhsb.com

ii

Letter To Shareholders

Dear Shareholders:

I am pleased to forward our 2011 Annual Report for fiscal 2011, which regrettably, describes another difficult year for First Bancshares.  For the year ended June 30, 2011, we reported a net loss of $4.1 million, or a loss of $2.65 per share, compared to a net loss of $1.5 million, or a loss of $0.96 per share, for the year ended June 30, 2010.  These losses continue to be attributable to the ongoing resolution of problem assets and increases in the provision for loan losses.

Despite the losses we experienced in fiscal 2011, we are pleased to report that non-performing loans decreased by $2.6 million, or 66.7%, to $1.3 million at June 30, 2011 from $3.9 million at June 30, 2010.  The decrease in non-performing loans reflects the resolution of many loans initially identified in 2009 as problem loans.  Even with the decrease in non-performing loans, however, our provision for loans losses increased $330,000 to $1.2 million for the year ended June 30, 2011, from $852,000 for the year ended June 30, 2010.  As we indicated last year, we believe that our performance will improve considerably after we resolve our asset quality issues.  In that regard, we believe these asset quality issues have been identified and that we are taking the necessary steps to address them.  Our performance, however, has been hindered since 2008 by the economic downturn that has prevailed over the past three years.  While there were some indications of improvement in the economy during the year ended June 30, 2011, a number of negative reports in the areas of job creation, unemployment, deficits, and real estate values, have negatively impacted the economy.  Although our local economy has not been affected to the same degree as other areas of the country, the slowdown in business activity, the decline in real estate values and the increased level of unemployment have been readily apparent in the increase in delinquencies,  classified assets, foreclosures, repossessions and write-downs on real estate owned.

Our performance also continues to be affected by the operating restrictions imposed by the Cease and Desist Orders that First Home and First Bancshares entered into with our former primary federal regulator, the Office of Thrift Supervision.  We believe that as of June 30, 2011, we were in substantial compliance with the requirements set forth in the Orders.  With respect to the Orders, we intend to continue to take the necessary steps to satisfy the terms and conditions of the Orders, with the purpose of having the Orders lifted.

With the challenges of the current volatile market and changing regulatory environment, our ongoing strategy for fiscal 2012 will continue to focus on:

•	improving efficiencies and profitability through better deposit and loan pricing and reducing our expenses;
•	reducing and managing risk by improving our credit quality and better utilization of our capital and liquidity.
•	cross-selling services to existing customers and attracting new core banking relationships

As we celebrate the 100th year of First Home’s founding, our Board of Directors, Management and Employees remain more committed than ever to strengthening the Company and returning it to profitability.  Similar to prior years, we will continue to take the necessary actions in fiscal 2012 to establish the foundation for the Company’s future growth. Our goal is to become the premier bank of choice in the market areas we serve through unsurpassed service and loan and deposit products specifically tailored to meet our customers’ needs. We know we have a long way to go, but we are optimistic that we have the commitment and tools in place to achieve this goal. We appreciate your patience and loyalty as we continue to work through resolving our asset quality and other issues.

We look forward to seeing you at our Annual Stockholders Meeting to be held on October 28, 2011 at 1:00 p.m.

/s/ R. Bradley Weaver

R. Bradley Weaver
Chief Executive Officer

Business of the Company

First Bancshares, Inc. (“Company”), a Missouri corporation, was incorporated on September 30, 1993 for the purpose of becoming the holding company for First Home Savings Bank (“First Home” or the “Savings Bank”) upon the conversion of First Home from a Missouri mutual to a Missouri stock savings and loan association.  That conversion was completed on December 22, 1993.  At June 30, 2011, the Company had total consolidated assets of $209.3 million and consolidated stockholders’ equity of $18.1 million.

The Company is not engaged in any significant business activity other than holding the stock of First Home.  Accordingly, the information set forth in this report, including the consolidated financial statements and related data, applies primarily to First Home.

First Home is a Missouri-chartered, federally-insured stock savings bank organized in 1911.  The Savings Bank is regulated by the Missouri Division of Finance and the Federal Deposit Insurance Corporation (“FDIC”) as successor to the Office of Thrift Supervision (“OTS”) Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.  This recently enacted act by Congress will continue to change the banking regulatory framework and create an independent consumer protection bureau that will assume the consumer protection responsibilities of the various federal banking agencies.  First Home’s deposits are insured up to applicable limits by the FDIC.  First Home also is a member of the Federal Home Loan Bank (“FHLB”) System.

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

At June 30, 2011, First Home’s total gross loans were $97.6 million, or 46.6% of total consolidated assets, including residential first mortgage loans of $54.9 million, or 56.2% of total gross loans and other mortgage loans, secured by commercial properties, land and multi-family properties,  of $37.1 million, or 38.0% of total gross loans.  Of the gross mortgage loans, over 68.9% are adjustable-rate loans.

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

	At June 30,
	2011	2010	2009	2008	2007
	(In thousands)
FINANCIAL CONDITION DATA:
Total assets	$209,344	$211,657	$229,915	$249,232	$241,331
Loans receivable, net	95,817	108,683	133,162	167,035	158,993
Cash, interest-bearing deposits
and securities	100,394	90,156	81,335	64,195	65,498
Deposits	180,661	180,075	189,218	194,593	190,090
Retail repurchase agreements	6,416	5,352	5,713	4,648	2,103
Borrowed funds	3,000	3,000	10,000	22,000	22,000
Stockholders' equity	18,065	22,611	23,764	27,100	26,468

	Years Ended June 30,
	2011	2010	2009	2008	2007
	(In thousands, except per share information)
OPERATING DATA:

Interest income	$8,253	$9,777	$12,366	$14,828	$13,724
Interest expense	2,104	3,266	5,443	7,451	7,354
Net interest income	6,149	6,511	6,923	7,377	6,370
Provision for loan losses	1,182	852	5,314	1,291	426
Net interest income after provision
for loan losses	4,967	5,659	1,609	6,086	5,944
Impairment of and gains/(losses) on securities	315	-	143	-	177
Non-interest income, excluding
gains (losses) on securities	(1,051)	1,535	2,514	2,903	2,127
Non-interest expense	7,751	7,637	9,834	8,557	8,094
Income (loss) before taxes	(3,520)	(443)	(5,568)	432	154
Income tax expense (benefit)	581	1,041	(1,532)	69	(118)
Net income (loss)	$(4,101)	$(1,484)	$(4,036)	$363	$272
Basic earnings (loss) per share	$(2.66)	$(0.96)	$(2.60)	$0.23	$0.18
Diluted earnings (loss) per share	$(2.65)	$(0.96)	$(2.60)	$0.23	$0.18
Dividends per share	$0.00	$0.00	$0.10	$0.00	$0.08

	At or For the Years Ended June 30,
	2011		2010		2009		2008	2007
KEY OPERATING RATIOS:

Return on average assets	N/A	%	N/A	%	N/A	%	0.15%	0.09%
Return on average equity	N/A		N/A		N/A		1.34	0.77
Average equity to average assets	10.32		11.07		10.70		11.05	11.32
Interest rate spread for period	3.10		3.11		2.94		3.01	2.71
Net interest margin for period	3.22		3.28		3.16		3.16	3.01
Non-interest expense to average assets	3.73		3.52		4.00		3.49	2.88
Average interest-earning assets to
interest-bearing liabilities	110.80		109.81		108.87		108.95	108.66
Allowance for loan losses to total loans
at end of period	2.03		2.28		3.05		1.65	1.59
Net charge-offs to average loans
outstanding during the period	1.70		2.21		2.63		0.74	0.14
Ratio of non-performing assets to total assets	5.00		6.19		5.23		1.56	1.47
Ratio of loan loss allowance to
non-performing assets	18.93		30.13		83.40		72.10	79.08
Dividend payout ratio	N/A		N/A		N/A		N/A	44.44

	June 30,
OTHER DATA:	2011		2010		2009		2008	2007

Number of:
Loans outstanding	2,132		2,370		2,802		3,388	3,450
Deposit accounts	19,103		20,163		21,965		23,221	23,983
Full service offices	11		11		11		11	11

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

Forward-Looking Statements

This Annual Report contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of words such as "believe," "expect," "anticipate," "intend," "should," "plan," "project," "estimate," "potential," "seek," "strive," or "try" or other conditional verbs such as "will," "would," "should," "could," or "may" or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our strategies. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Although we believe that our plans, intentions and expectations, as reflected in these forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or realized. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, resulting in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; adverse changes in the securities markets; results of examinations of First Bancshares by the Federal Reserve Bank of St. Louis (the “Federal Reserve”) and of the Savings Bank by the FDIC, the Missouri Division of Finance (“Division”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; the possibility that we will be unable to comply with the conditions imposed upon each of the Company and the Savings Bank by the Orders to Cease and Desist entered into with their prior primary banking regulator, the Office of Thrift Supervision, including but not limited to our ability to reduce our non-performing assets, which could result in the imposition of additional restrictions on our operations; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including the effect of the Dodd-Frank Act changes in regulatory polices and principles, including the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; the Company’s and Savings Bank’s ability to pay dividends on its common stock; the inability of key third-party providers to perform their obligations to us; changes in accounting policies, principles and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; our ability to lease excess space in Company-owned buildings; and other risks detailed in this Annual Report. Any of the forward-looking statements that we make in this Annual Report and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control. We caution readers not to place undue reliance on any forward-looking statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's operating and stock performance.

As used throughout this report, the terms "we", "our", or "us" refer to First Bancshares, Inc. and its consolidated subsidiary, First Home Savings Bank, unless the context indicates otherwise.

Recent Developments and Corporate Overview

Economic Conditions

The economic decline that began in calendar 2008 and that has continued to varying degrees into calendar 2011 has created significant challenges for financial institutions such as First Home Savings Bank.  Dramatic declines in the housing market, marked by falling home prices and increasing levels of mortgage foreclosures, have resulted in significant write-downs of asset values by many financial institutions, including government-sponsored entities and major commercial and investment banks.  In addition, many lenders and institutional investors have reduced, and in some cases ceased to provide, funding to borrowers, including other financial institutions, as a result of concern about the stability of the financial markets and the strength of counterparties. While the economy has recently shown some small signs of improvement, no upward trend seems to have been established.

New Federal Legislation

Last year Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act which is significantly changing the current bank regulatory structure and affect the lending, investment, trading and operating activities of financial institutions and their holding companies.  The Dodd-Frank Act has eliminated, as of July 21, 2011, the Office of Thrift Supervision, which had been the primary federal regulator for both the Savings Bank and the Company. First Home Savings Bank is, as of that date, regulated by the FDIC (the primary federal regulator for state chartered banks) and the Division.  The Dodd-Frank Act also authorizes the Federal Reserve Board to supervise and regulate all savings and loan holding companies like First Bancshares, Inc., in addition to bank holding companies which it currently regulates.  As a result, the Federal Reserve Board’s current regulations applicable to bank holding companies, including holding company capital requirements, will eventually apply to savings and loan holding companies like First Bancshares, Inc.  These capital requirements are substantially similar to the capital requirements currently applicable to the Savings Bank.  The Dodd-Frank Act also requires the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions.  Bank holding companies with assets of less than $500 million are exempt from these capital requirements.  The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as the Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators, in the Savings Bank’s case, the FDIC.

The legislation also broadens the base for FDIC insurance assessments.  Assessments are now be based on the average consolidated total assets less tangible equity capital of a financial institution.  The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009, and non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.  Additionally, regulatory changes in overdraft and interchange fee restrictions may reduce our noninterest income.  Lastly, the Dodd-Frank Act will increase stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizing the Securities and Exchange Commission (“SEC”) to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials.  The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not.

Federal Deposit Insurance

The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009.  Non-interest bearing transaction accounts have unlimited deposit insurance through December 31, 2013.

Pursuant to the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”), the FDIC is authorized to set the reserve ratio for the Deposit Insurance Fund (“DIF”) annually at between 1.15% and 1.5% of estimated insured deposits. The Dodd-Frank Act mandates that the statutory minimum reserve ratio of the DIF increase from 1.15% to 1.35% of insured deposits by September 30, 2020.  Banks with assets of less than $10 billion, such as First Home Savings Bank, are exempt from any additional assessments necessary to increase the reserve fund above 1.15%.

As part of a plan to restore the reserve ratio to 1.15%, the FDIC imposed a special assessment equal to five basis points of assets less Tier 1 capital as of June 30, 2009, which was payable on September 30, 2009.  In addition, the FDIC has increased its quarterly deposit insurance assessment rates and amended the method by which rates are calculated.  Beginning in the second quarter of 2009, institutions are assigned an initial base assessment rate ranging from 12 to 45 basis points of deposits depending on risk category. The initial base assessment is then adjusted based upon the level of unsecured debt, secured liabilities, and brokered deposits to establish a total base assessment rate ranging from seven to 77.5 basis points.

On November 12, 2009, the FDIC approved a final rule requiring insured depository institutions to prepay on December 30, 2009, their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012.   Estimated assessments for the fourth quarter of 2009 and for all of 2010 are based upon the assessment rate in effect on September 30, 2009, with three basis points added for the 2011 and 2012 assessment rates.  In addition, a 5% annual growth in the assessment base is assumed.  Prepaid assessments are to be applied against the actual quarterly assessments until exhausted, and may not be applied to any special assessments that may occur in the future.  Any unused prepayments will be returned to the institution on June 30, 2013.  On December 30, 2009, we prepaid $1.6 million in estimated assessment fees for the fourth quarter of 2009 through 2012.  Because the prepaid assessments represent the prepayment of future expense, they do not affect our tax obligations or regulatory capital (the prepaid asset will have a risk-weighting of 0%).

The preceding is a summary of recently enacted laws and regulations that could materially impact our results of operations or financial condition.  For further information, see “Item 1, Business -- Regulation of First Home” and “-- Regulation of First Bancshares” included in our Annual Report on Form 10-K for the year ended June 30, 2011.

On August 17, 2009, the Company and the Savings Bank each entered into a Stipulation and Consent to the Issuance of Order to Cease and Desist from the OTS.  The Orders are now enforced by the Federal Reserve and the FDIC as the successors to the OTS.

Under the terms of the orders, the Bank and the Company, without the prior written approval of their respective banking regulators, may not:

•	Increase assets during any quarter;
•	Pay dividends;
•	Increase brokered deposits;
•	Repurchase shares of the Company’s outstanding common stock; and
•	Issue any debt securities or incur any debt (other than that incurred in the normal course of business).

Other material provisions of the order require the Savings Bank and the Company to:

•	develop an acceptable business plan for enhancing, measuring and maintaining profitability, increasing earnings, improving liquidity, maintaining capital levels;
•	ensure the Savings Bank’s compliance with applicable laws, rules, regulations and agency guidelines, including the terms of the order;
•	not appoint any new director or senior executive officer or change the responsibilities of any current senior executive officers without notifying the applicable banking regulators;
•	not enter into, renew, extend or revise any compensation or benefit agreements for directors or senior executive officers;
•	not make any indemnification, severance or golden parachute payments;
•	enhance its asset classification policy;
•	provide progress reports to the FDIC regarding certain classified assets;
•	submit a comprehensive plan for reducing classified assets;
•
develop a plan to reduce the concentration of certain loans contained in the loan portfolio and that addresses the assessment, monitoring and control of the risks associated with the commercial real estate portfolio;

•
not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Savings Bank, or that is outside the normal course of business; and prepare and submit progress reports to the FDIC and the Federal Reserve.

All customer deposits remain insured to the fullest extent permitted by the FDIC since entering into the order. The Savings Bank has continued to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. Neither the Company nor the Savings Bank admitted any wrongdoing in entering into the respective Stipulation and Consent to the Issuance of a Cease and Desist Order. No monetary penalties were imposed or recommended in connection with the orders.

We believe that the Company and the Savings Bank are currently in substantial compliance with all of the requirements of the orders through their normal business operations.  The orders will remain in effect until modified or terminated by the FDIC or Federal. Reserve,, as the case may be.

For additional information regarding the terms of the orders, please see our Form 8-K that we filed with the SEC on August 18, 2009. Further, we may be subject to more severe future regulatory enforcement actions, including but not limited to civil money penalties, if we do not comply with the terms of the order.

Review of Loan Portfolio

Since November 2008, in light of a continually worsening economy, the Savings Bank has conducted ongoing, in depth reviews and analyses of the loans in its portfolio, primarily focusing on its commercial real estate, multi-family, development and commercial business loans. During the fiscal years ended June 30, 2009 and June 30, 2010, based primarily on this ongoing loan review, and in light of the economic conditions, the Company recorded provisions for loan losses of $5.3 million and $852,000, respectively. During the year ended June 30, 2011, an additional provision for loan losses totaling $1.2 million was recorded by the Company.

Beginning with the quarter ended September 30, 2009, the Company has engaged the services of a consultant with an extensive background in commercial real estate, multi-family, development and commercial business lending. The purpose of hiring the consultant was to assist the Company and the Savings Bank in meeting reporting deadlines established in the Orders and, to validate the methodology used internally to review, evaluate and analyze loans. This consultant performed an extensive review of the Company’s credits of $250,000 or larger during the quarter ended September 30, 2009 and performed follow up reviews each quarter through the quarter ended June 30, 2011 in order to assist management’s resolution of problem loans.

Litigation

On January 21, 2011 a jury verdict was entered against the Company and the Bank in the Circuit Court of Ozark County, Missouri, following a jury trial in a claim made by a former employee of the Bank relating to her termination from the Bank in 2007. The former employee claimed that the Bank wrongfully terminated her as a result of her reporting to superiors and Board members what she believed to be illegal activities of two former presidents of the Bank. This alleged cause of action in Missouri is commonly known as a whistleblower lawsuit. Protection for whistleblowers has been carved out as a protected class of employees who, as with certain other classes, such as gender, age, and race for example, cannot be terminated as a result of reporting alleged illegal activities. The jury verdict was against the Bank for $182,000 in compensatory damages (lost wages) and for punitive damages in the amount of $235,000, or a total of $417,000. The Bank believes that the verdict relating to the alleged reporting by the former employee of illegal activities is contrary to the facts and the law, and the Bank filed post-trial motions including a motion for a new trial and other relief. The post-trial motions were denied by the court, and the Bank has filed a notice of appeal. The Bank anticipates its appeal will be filed in September 2011. During the quarter ended December 31, 2010, the Bank recorded a liability in the amount of $300,000 in connection with this litigation in anticipation of the final amount it will owe the plaintiff.

In September 2006, the then Chief Financial Officer of both the Savings Bank and the Company was terminated. Subsequent to her termination, the former CFO filed a lawsuit against the Company and the Savings Bank. The alleged cause of action is a whistleblower lawsuit. The former CFO claimed she was terminated for repeatedly reporting violations of law by two former CEOs of the Company and the Savings Bank, and others during her tenure with the organization, and for refusing to sign Securities and Exchange Commission certifications subsequent to September 15, 2006. Both the Company and the Savings Bank deny all claims and assertions made by the former CFO.

The case has been set for mediation in September 2011, and, if the mediation is unsuccessful, the case is currently scheduled for trial in January 2012.

The law firm representing the Company, the Savings Bank and their insurance carrier has advised that they have not reached an opinion that an unfavorable outcome is either probable or remote, and therefore, they expressed no opinion as to the ultimate outcome of this matter.

Operating Strategy

The primary goals of management, during fiscal 2011 and for the immediate future, have been to improve profitability, reduce and manage risk and take whatever steps are necessary to satisfy the terms and conditions of the Cease and Desist orders under which both the Company and the Savings Bank are currently conducting business, with the stated purpose of having those orders lifted.  Operating results depend primarily on net interest income, which is the difference between the income earned on interest-earning assets, consisting of loans and securities, and the cost of interest-bearing liabilities, consisting of deposits and borrowings.  Net income is also affected by, among other things, provisions for loan losses and operating expenses. Operating results are also significantly affected by general economic and competitive conditions, primarily changes in market interest rates, governmental legislation and policies concerning monetary and fiscal affairs and housing, as well as, by other financial institutions and the actions of the regulatory authorities.  Management’s strategy is to strengthen First Home’s presence in its primary market area.

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

Lending.  Historically, First Home predominantly originated one-to-four family residential loans.  One-to-four family residential loans were 66% of the mortgage loans originated, or 54% of total loan originations, during fiscal year 2011, compared with 46% of the mortgage loans originated, or 36% of total loan originations, during fiscal 2010.  At June 30, 2011, residential mortgage loans as a percent of the Savings Bank’s total gross loan portfolio were approximately 56% compared to approximately 54% at June 30, 2010.  Commercial real estate and land loan originations were approximately 54% of mortgage loan originations in fiscal 2010. In fiscal 2011, the total amount of commercial real estate and land loans originated decreased to $3.6 million from $5.1 million in fiscal 2010, and the ratio of originations of such loans to total mortgage loan originations decreased to approximately 34%. The decrease in this number was due primarily to the increase in one-to-four family mortgage loan originations and to a lack of demand for, and the Savings Bank’s reduced interest in the origination of, such loans in the existing economic environment.  Commercial real estate and land loans will continue to be a part of the real estate loans originated by the Savings Bank, but it is not anticipated they will exceed 35% of total originations.

Asset Quality. Asset quality remains a significant concern of the Company’s management and Board of Directors.  The Savings Bank’s asset quality is monitored and measured using various bench-marks.  The two key items are non-performing loans and classified loans. Non-performing loans consist of non-accrual loans, loans past due over 90 days and impaired loans not past due or past due less than 60 days.  Classified loans are loans internally identified as having greater credit risk and requiring additional monitoring. Past due and non-accrual loans, including loans 30-89 days delinquent, at June 30, 2011 were  $2.4 million, or 2.51% of the gross loan portfolio, and included $867,000, or 1.58% of residential loans, $1,162,000, or 3.89% of commercial real estate loans, $109,000, or 3.31% of land loans, $36,000, or 0.91%, of second mortgage loans, $21,000, or 0.92%, of consumer loans, and $253,000; or 7.66% of commercial business loans.

The table below shows the risk classification of the Savings Bank’s loan portfolio at the dates indicated.  Non-performing loans decreased by $2.6 million, or 66.7%, to $1.3 million at June 30, 2011 from $3.9 million at June 30, 2010.  During fiscal 2011, real estate owned and repossessed assets increased by $1.0 million from $3.9 million to $4.9 million. Net charge-offs for fiscal 2011 decreased by $935,000 from net charge-offs for fiscal 2010, to $1.7 million from $2.7 million. Classified loans decreased by $2.1 million, or 27.6%, to $5.6 million at June 30, 2011 compared to $7.7 million at June 30, 2010. Many of the loans initially identified as problems in fiscal 2009 have been resolved, or partially resolved, through foreclosures, repossessions, write downs and refinancing by other lenders. In addition to the classified loans, the Savings Bank has identified an additional credit of $176,000 as ”special mention” on its internal watch list as of June 30, 2011. This loan is a commercial real estate loan. Management has identified this loan as high risk, and any deterioration in the borrower’s financial condition could increase classified loan totals.

Of the $5.6 million in classified loans as of June 30, 2011, one loan with an outstanding balance of $303,000 was outside the Savings Bank’s market area.  This loan is located in Nebraska.  The allowance for loan losses related to this loan was $233,000 as of June 30, 2011.

Asset quality: (in thousands)
	At or for the Year Ended June 30,
	2011	2010
Non-performing assets:
Past due over 90 days	$-	$-
Non-accrual loans	1,339	3,927
Other	-	-
Total non-performing loans	1,339	3,927
Real estate owned	4,914	3,885
Repossessed assets	-	61
Impaired loans not past due	4,221	5,228
Total non-performing assets	$10,474	$13,101

Classified loans:
Loss	$-	$-
Doubtful	-	-
Substandard	5,560	7,678
Total classified loans	5,560	7,678
Special mention loans	176	1,602
Total loans of concern	$5,736	$9,280

Net charge-offs	$1,726	$2,661
Provision for loan losses	$1,182	$852

The Savings Bank’s provision for loan losses for the year ended June 30, 2011 increased $330,000 to $1.2 million from $852,000 for the year ended June 30, 2010. The provision for loan losses during fiscal 2011 was primarily the result of loss provisions totaling almost $940,000 on three motel loans and a restaurant loan. One of the motels was included in real estate owned as of June 30, 2011, while another of the motel loans and the restaurant loan were charged down as the result of the borrowers having filed bankruptcy. Customer cash flows remain strained and loan evaluations reflect an increased awareness of the potential for problems in the loan portfolio. While the Savings Bank has addressed loan quality issues over the past couple of years, it became clear that the magnitude of problem loans, both in terms of their number and the total dollars, was significantly greater than initially realized when the in-depth loan review process began in fiscal 2009. Steps have been taken on each loan, as appropriate for the type of credit, to determine the current status, the magnitude of the problem, current net value, updated cash flows, proper classification, accrual status and necessary reserves. This process resulted in significant increases in classified assets, watch list credits, the provision for loan losses and net charge offs during the fiscal years ended June 30, 2010 and June 30, 2009. However, while the provision for loan losses increased during the fiscal year ended June 30, 2011, classified loans and non-performing loans, including impaired loans not past due, decreased substantially.

Managing Interest-Rate Risk.  First Home has relied primarily on adjustable interest rate loans and short-term fixed-rate loans to manage the inherent risks of interest rate changes.  During fiscal 2011, in order to compete in the current interest rate environment, First Home began offering fifteen year, fixed rate mortgages to borrowers with good credit quality.  With the goal of mitigating risk on its fixed-rate products, management monitors the number, outstanding balance and other amounts related to these loans to determine when changes should be made to the terms of the loans offered.  While a small number of fifteen year, fixed-rate loans have been retained in portfolio, most long-term, fixed-rate loans originated during the fiscal year ended June 30, 2011 were originated for sale in the secondary market. During the year ended June 30, 2010, most originated fixed-rate loans were sold in the secondary market.

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

The Company's allowance for possible loan losses consists of three elements: (i) specific valuation allowances determined in accordance with ASC Topic 310 based on probable losses on specific loans; (ii) historical valuation allowances determined in accordance with ASC Topic 450 based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions; and (iii) general valuation allowances determined in accordance with ASC Topic 450 based on general economic conditions and other qualitative risk factors both internal and external to the Company.

The allowances established for probable losses on specific loans are based on a regular analysis and evaluation of problem loans. Loans are classified based on an internal credit risk grading process that evaluates, among other things: (i) the obligor's ability to repay; (ii) the underlying collateral, if any; and (iii) the economic environment and industry in which the borrower operates. This analysis is performed at the relationship manager level for all commercial loans. When a loan has a calculated Risk Grade of 6 or higher, the officer analyzes the loan to determine whether the loan is impaired and, if impaired, the need to specifically allocate a portion of the allowance for possible loan losses to the loan. Specific valuation allowances are determined by analyzing the borrower's ability to repay amounts owed, collateral deficiencies, the relative risk grade of the loan and economic conditions affecting the borrower's industry, among other things.

Historical valuation allowances are calculated based on the historical loss experience of specific types of loans and the internal risk grade of such loans at the time they were charged-off. The Company calculates historical loss ratios for pools of similar loans with similar characteristics based on the proportion of actual charge-offs experienced to the total population of loans in the pool. The historical loss ratios are updated each quarter based on actual charge-off experience. A historical valuation allowance is established for each pool of similar loans based upon the product of the historical loss ratio and the total dollar amount of the loans in the pool. The Company's pools of similar loans include similarly risk-graded groups of commercial and industrial loans, commercial real estate loans, consumer real estate loans and consumer and other loans. During fiscal 2011, each quarterly review included calculations for “look back periods” of 1, 2 and 3 years and the Savings Bank used the highest historical loss rate in its allowance calculations.

General valuation allowances are based on general economic conditions and other qualitative risk factors both internal and external to the Company. In general, such valuation allowances are determined by evaluating, among other things: (i) the experience, ability and effectiveness of the Bank's lending management and staff; (ii) the effectiveness of the Company's loan policies, procedures and internal controls; (iii) changes in asset quality; (iv) changes in loan portfolio volume; (v) the composition and concentrations of credit; (vi) the impact of competition on loan structuring and pricing; (vii) the effectiveness of the internal loan review function; (viii) the impact of environmental risks on portfolio risks; and (ix) the impact of rising interest rates on portfolio risk. Management evaluates the degree of risk that each one of these components has on the quality of the loan portfolio on a quarterly basis. Each component is determined to have either a high, moderate or low degree of risk. The results are then input into a "general allocation matrix" to determine an appropriate general valuation allowance.

Included in the general valuation allowances are allocations for groups of similar loans with risk characteristics that exceed certain concentration limits established by management. Concentration risk limits have been established, among other things, for certain industry concentrations, large balance and highly leveraged credit relationships that exceed specified risk grades, and loans originated with policy exceptions that exceed specified risk grades.

Loans identified as losses by management, internal/external loan review and/or bank examiners are charged-off. Furthermore, consumer loan accounts are charged-off automatically based on regulatory requirements.

As mentioned above, one of the factors taken into consideration in the analysis is charge-off rates which are calculated by loan type. Early in fiscal 2010, the Savings Bank shortened the historical time period (“look-back period”) reviewed to calculate these rates from five years to three years. During the Savings Bank’s examination during fiscal 2010, the OTS requested that the “look-back period” be shortened to one year. As a result of the recent charge-off history, this change resulted in the recording of an additional $359,000 in provision for loan losses during fiscal 2010.  This amount represents approximately 42% of the provision for fiscal 2010. During fiscal 2011, each quarterly review included calculations for “look back periods” of 1, 2 and 3 years, and, the Savings Bank used the highest historical loss rate in its allowance calculations.

Net losses in the past three fiscal years have resulted in a cumulative loss of almost $8.6 million. At the end of fiscal 2010, the Company provided a reserve against its net deferred tax asset. Please see the discussion below regarding deferred tax assets.

Estimation of Fair Value.  The estimation of fair value is significant to a number of the Company’s assets, including securities and real estate owned.

Declines in the fair value of equity securities below their amortized cost basis that are deemed to be other-than-temporary impairment losses are reflected as realized losses.  To determine if an other-than-temporary impairment exists on an equity security, the Company considers (a) the length of time and the extent to which the fair value has been less than cost, (b) the financial condition and near-term prospects of the issuer and (c) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.  To determine if an other-than-temporary-impairment exists on a debt security, the Company first determines if (a) it intends to sell the security or (b) it is more likely than not that it will be required to sell the security before its anticipated recovery.  If either of the conditions is met, the Company will recognize an other-than-temporary-impairment in earnings equal to the difference between the fair value of the security and its adjusted cost basis. In estimating other-than-temporary impairment losses on debt securities, management considers a number of factors, including, but not limited to: (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the current market conditions and (4) the intent of the Company to not sell the security or whether it is more-likely-than-not that the Company will be required to sell the security before its anticipated recovery. If neither of the conditions is met, the Company determines (a) the amount of the impairment related to credit loss and (b) the amount of the impairment due to all other factors.  The difference between the present values of the cash flows expected to be collected and the amortized cost basis is the credit loss.  The amount of the credit loss is included in the consolidated statements of income as an other-than-temporary-impairment on securities and is an adjustment to the cost basis of the security.  The portion of the total impairment that is related to all other factors is included in other comprehensive income (loss).

Real estate owned is recorded at fair value less the estimated costs to sell the asset.  Any write down at the time of foreclosure is charged against the allowance for loan losses.  Subsequently, net expenses related to holding the property and declines in the market value are charged against income.

Deferred Tax Assets. The Company accounts for income taxes according to the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates applicable to taxable income for the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are evaluated for recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including historical profitability and projections of future taxable income. The Company is required to establish a valuation allowance for deferred tax assets and record a charge to income if it is determined, based on available evidence at the time the determination is made, that it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, the Company estimates future taxable income based on business and tax planning strategies. This process involves significant management judgment about assumptions that are subject to change from period to period based on changes in tax laws or variances between our projected operating performance, actual results and other factors.

The Company is in a cumulative book taxable loss position. For purposes of establishing a deferred tax valuation allowance, this cumulative book taxable loss position is considered significant, objective evidence that some portion of the deferred tax asset might not be realized in the foreseeable future.

The Company concluded that it is more likely than not, that there would not be sufficient future taxable income to realize the deferred tax asset in the foreseeable future.

Comparison of Financial Condition at June 30, 2011 and June 30, 2010

General.  The most significant change in the Company’s financial condition during the year ended June 30, 2011 was a decrease in net loans receivable of $12.9 million or 11.8%.  The decrease in loans included $1.7 million in write-downs and $3.9 million in transfers to real estate owned and other repossessed assets. Maturities of certificates of deposit resulted in our investment in certificates of deposit, decreasing by $4.3 million. Retail repurchase agreements increased by $1.1 million and deposits increased by $586,000. Investments in securities, and cash and cash equivalents, increased by $9.9 million and $4.6 million, respectively.

Total Assets. Total assets decreased $2.4 million, or 1.1%, to $209.3 million at June 30, 2011 from $211.7 million at June 30, 2010.  The decrease was primarily attributable to the decreases of $12.9 million decrease in loans receivable and $4.3 million in certificates of deposits which were partially offset by increases of $9.9 million in investment securities and $1.0 million in real estate owned. There was no activity in or additional borrowings from the FHLB of Des Moines during the year ended June 30, 2011.

Cash and Cash Equivalents.  Cash and cash equivalents were $24.8 million at June 30, 2011 compared to $20.2 million at June 30, 2010, an increase of $4.6 million, or 22.8%.  The increase in cash and cash equivalents was the result of a $13.7 million incoming wire transfer on June 30, 2011 for the credit to the account of a commercial customer. It is not anticipated that these funds will remain on deposit for an extended period of time. During the course of fiscal 2011, management had reduced balances in overnight accounts in order to maximize the return on its funds.

Certificates of Deposit Purchased.  Certificates of deposit purchased as investments decreased $4.3 million to $2.9 million at June 30, 2011 from $7.2 million at June 30, 2010.  As a result of the low interest rate environment, management decided to let the maturing certificates of deposit roll off rather than renew them. The remaining certificates of deposit will all mature by the end of calendar 2011.

Securities. Securities increased $9.9 million to $72.2 million at June 30, 2011 from $62.3 million at June 30, 2010.  Proceeds from the sales, maturities, calls and prepayments on securities and payments on loans were reinvested, along with other excess funds, primarily in United States agency securities and some mortgage-backed securities issued by Freddie Mac and Fannie Mae. The portfolio of available-for-sale securities decreased by $6.2 million, or 10.3%, to $54.1 million at June 30, 2011 from $60.3 million at June 30, 2010. The portfolio of held to maturity securities increased by $16.1 million, or 801.5%, to $18.1 million at June 30, 2011 from $2.0 million at June 30, 2010. This change was the result of a decision, made by the Savings Bank’s Board in December 2010, to classify callable and step-up agency securities as held to maturity at the time of purchase.  During fiscal 2011, $6.3 million in securities, including $158,000 in mortgage-backed securities held to maturity with remaining principal balances of less than 10% of the original principal balances, were sold. These sales resulted in a net profit of approximately $315,000. There were no sales of securities during fiscal 2010.

Loans Receivable.  Net loans receivable decreased from $108.7 million at June 30, 2010 to $95.8 million at June 30, 2011. The $12.9 million, or 11.8%, decrease was the result of several factors. The origination of new loans during fiscal 2011 remained at the low levels experienced during both fiscal 2010 and fiscal 2009. The decline also was the result of the ongoing economic downturn, which both decreased demand for loans and resulted in a tightening of the Savings Bank’s underwriting standards.

One-to-four family loans decreased by $5.3 million, or 8.9%, to $54.9 million at June 30, 2011 from $60.2 million at June 30, 2010. Commercial real estate loans decreased by $4.7 million, or 13.6%, to $29.9 million at June 30, 2011 from $34.6 million at June 30, 2010. Land loans decreased by $1.1 million, or 24.7%, to $3.3 million at June 30, 2011 from $4.4 million at June 30, 2010. Commercial business loans decreased by $1.2 million, or 26.4%, to $3.3 million at June 30, 2011 from $4.4 million at June 30, 2010. Consumer loans, including personal and automobile loans, overdrafts, loans on deposit accounts and second mortgages, decreased by $554,000, or 19.2%, to $2.3 million at June 30, 2011 from $2.9 million at June 30, 2010.

The origination of loans for portfolio increased by $673,000, or 5.8%, to $12.3 million in fiscal 2011 from $11.6 million in fiscal 2010. Real estate loan originations, including loans originated for sale, increased by $903,000, or 9.4%, to $10.5 million for the year ended June 30, 2011 compared to $9.6 million for the year ended June 30, 2010. Commercial real estate, multi-family and land loan originations decreased by $1.5 million, while one-to-four family loan originations increased by $2.4 million. Consumer loan originations decreased by $63,000 to less than $1.4 million for the year ended June 30, 2011 from just over $1.4 million for the year ended June 30, 2010. Commercial business loan originations decreased by $508,000 to $785,000 in fiscal 2011, as compared to originations of $1.3 million in fiscal 2010. While there was a 5.8% increase in loan originations between fiscal 2010 and fiscal 2011, the economic climate that prevailed during the previous three fiscal years, continued through fiscal 2011. While there were some indications of improvement in the economy during the twelve months ended June 30, 2011, a number of negative reports in the areas of job creation, unemployment, deficits and real estate values, have negatively impacted the economy. In addition, the Savings Bank began to tighten its underwriting standards in the fourth quarter of fiscal 2008. This process continued throughout fiscal 2010 and 2011. While the Savings Bank’s local market areas have not been impacted to the same degree as other areas of the country, the slowdown in business activity, the decline in real estate values and the increased level of unemployment have been readily apparent in the increase in delinquencies, non-performing assets, classified assets, foreclosures and repossessions.

Non-accrual Loans. Non-accrual loans decreased from $3.9 million at June 30, 2010 to $1.3 million at June 30, 2011. The $2.6 million decrease in non-accrual loans was due to a decrease of $3.2 million in non-accrual commercial real estate loans. This decrease was partially offset by increases of $184,000 in non-accrual residential mortgages, $169,000 in non-accrual land loans and $7,000 in non-accrual consumer loans. There were no non-accrual commercial business loans at either June 30, 2011 or June 30, 2010.

Non-performing Assets.  Non-performing assets decreased $2.6 million, from $13.1 million at June 30, 2010 to $10.5 million at June 30, 2011.  At June 30, 2011, the ratio of non-performing assets to total assets was 5.00% compared to 6.19% at June 30, 2010. The Savings Bank’s non-performing loans consist of non-accrual loans and past due loans over 90 days. Non-performing assets also include real estate owned, other repossessed assets and impaired loans not past due.

The Savings Bank has identified an additional credit of $176,000 at June 30, 2011 as “special mention”. This credit is a commercial real estate loan. As of June 30, 2010 the Savings Bank had identified an additional $1.6 million of credits as “special mention”, including $623,000, $70,000 and $909,000 of commercial real estate, land and commercial business loans, respectively. Management has identified these loans as high risk credits and any deterioration in their financial condition could increase the classified loan totals.

Deposits. Deposits increased $586,000, or 0.3%, to $180.7 million at June 30, 2011 from $180.1 million at June 30, 2010. However, on June 30, 2011, the Savings Bank received an incoming wire transfer of $13.7 million for credit to the account of one of its commercial customers. It is not anticipated that these funds will remain on deposit for an extended period of time. Absent this wire deposit, the Savings Bank would have experienced a decrease in deposits of $13.1 million during the year ended June 30, 2011. Certificates of deposit decreased by $10.6 million from $77.2 million at June 30, 2010 to $66.6 million at June 30, 2011, and money market savings accounts decreased by $4.6 million from $36.0 million at June 30, 2010 to $31.4 million at June 30, 2011. These decreases were offset by increases in non-interest-bearing checking balances which increased by $12.5 million from $11.8 million at June 30, 2010 to $24.3 million at June 30, 2011, savings accounts which increased by $767,000 from $20.5 million at June 30, 2010 to $21.2 million at June 30, 2011 and in NOW account balances which increased by $2.5 million from $34.6 million at June 30, 2010 to $37.1 million at June 30, 2011. During most of the fiscal year ended June 30, 2011, with the exception of our e-checking product and four and five year certificates of deposit, the rates paid by the Savings Bank were below the mid-point of the range of rates offered by competitors in each type and maturity of account.

Retail Repurchase Agreements.  The Savings Bank began to offer retail repurchase agreements in December 2006. This was done to provide an additional product for our existing customer base and to attract new customers who would find the product beneficial. Customers with large balances in checking accounts benefit by having those balances which exceed a predetermined level “swept” out of the checking account and into a repurchase account. The repurchase account earns interest at a floating market rate and is uninsured. However, the balance is collateralized by designated investment securities of the Savings Bank. At June 30, 2011, the balances of retail repurchase agreements totaled $6.4 million, representing an increase of $1.1 million, or 19.9%, from $5.4 million at June 30, 2010.  During most of fiscal 2011, the balances of the retail repurchase agreements continued to increase due to increases in the balances of the largest user of the program.

Borrowings.  Advances from the FHLB of Des Moines were unchanged during at the fiscal year ended June 30, 2011. The Savings Bank had no activity during the year ended June 30, 2011 in advances from the FHLB of Des Moines.  The $3.0 million advance on the books matures in September 2013. There were no other borrowed funds during the year ended June 30, 2011.

Stockholders’ Equity.  Stockholders’ equity was $18.1 million at June 30, 2011 compared to $22.6 million at June 30, 2010. The $4.5 million decrease was the result of the net loss of $4.1 million and a decrease in the market value of available-for-sale securities of $450,000, net of deferred tax liability. These decreases were partially offset by a small increase in paid-in-capital of $5,000, which resulted from stock based compensation.  At June 30, 2011, there were 1,550,815 shares of stock outstanding, the same number of shares that were shares outstanding at June 30, 2010.  The book value per share decreased to $11.65 at June 30, 2011 from $14.58 at June 30, 2010.

Comparison of Operating Results for the Years Ended June 30, 2011 and June 30, 2010

Net Income.  The Company recorded a net loss of $4.1 million for the fiscal year ended June 30, 2011, compared to a net loss of $1.5 million for the fiscal year ended June 30, 2010.  The primary reasons for the $2.6 million increase in the net loss were increases of $2.0 million and $330,000 in write-downs on real estate owned and in the provision for loan losses, respectively, in fiscal 2011 compared to fiscal 2010. In addition, non-interest income decreased by $2.3 million in fiscal 2011 to a negative $736,000 from $1.5 million in fiscal 2010, Additionally, there was a decrease in net interest income of $361,000 to

$6.1 million in fiscal 2011 from $6.5 million in fiscal 2010, and an increase in non-interest expense of $114,000 to $7.8 million during fiscal 2011 from $7.6 million during fiscal 2010. The Company recorded a tax provision of $581,000 during fiscal 2011 compared to a provision of $1.0 million during fiscal 2010.

Net Interest Income.  Net interest income decreased $361,000, or 5.6%, to $6.1 million for the fiscal year ended June 30, 2011 from $6.5 million for the fiscal year ended June 30, 2010.  Total interest income decreased $1.5 million, while total interest expense decreased by $1.2 million.

Interest Income.  Interest income decreased $1.5 million, or 15.6%, to $8.3 million for the fiscal year ended June 30, 2011, from $9.8 million for the fiscal year ended June 30, 2010.  Interest income on loans receivable decreased by $1.6 million, or 21.3%, to $5.9 million for the fiscal year ended June 30, 2011 from $7.6 million for the fiscal year ended June 30, 2010.  During the year ended June 30, 2011, the average balance of net loans outstanding decreased $18.8 million, or 15.6%, to $101.7 million from $120.5 million for the fiscal year ended June 30, 2010. In addition, the yield on net loans outstanding decreased to 5.82% in fiscal 2011 from 6.24% in fiscal 2010 due to the continuing low level of market interest rates, and to substantial decreases in the outstanding balances of commercial real estate and commercial business loans during 2011. These types of loans generally have higher rates. Total loan originations were $12.6 million during the year ended June 30, 2011, while the purchase of loans totaled $189,000, the sales of loans totaled $289,000 and repayments on loans were $20.1 million.

Interest income from securities increased $156,000, or 7.7%, to $2.2 million for the year ended June 30, 2011 from $2.0 million for the year ended June 30, 2010.  The increase was the result of an increase of $18.6 million, or 35.8%, in the average balance of securities to $70.6 million in fiscal 2011 from $52.0 million in fiscal 2010, which was partially offset by a decrease in the yield on securities to 3.12% for fiscal 2011 from 3.88% for fiscal 2010.

Interest income from other interest-earning assets (primarily overnight funds) decreased $81,000, or 37.7%, to $133,000 for the fiscal year ended June 30, 2011 from $214,000 for the fiscal year ended June 30, 2010.  The decrease was attributable to a decrease in the yield on other interest-earning assets from 0.91% for the year ended June 30, 2010 to 0.68% for the year ended June 30, 2011, and to a decrease in the average balance of other interest-earning assets from $26.3 million in fiscal 2010 to $18.9 million during fiscal 2011.

Interest Expense.  Interest expense for the fiscal year ended June 30, 2011 decreased $1.2 million, or 35.6%, to $2.1 million from $3.3 million for the fiscal year ended June 30, 2010.  Expense on interest-bearing customer deposits decreased by $1.1 million, or 38.0%, to $1.9 million for fiscal 2011 from $3.0 million for fiscal 2010. This decrease was the result of a decrease of $6.7 million, or 3.9%, in the average balance of deposits to $163.8 million for the fiscal year ended June 30, 2011 from $170.5 million for the fiscal year ended June 30, 2010, and by a decrease in the average cost of deposits to 1.14% for fiscal 2011 from 1.77% for fiscal 2010.  The decrease in the average cost of deposits was the result of low short-term interest rates during fiscal 2011 and maturities of higher costing time deposits.

Interest expense on retail repurchase agreements increased by $13,000 to $83,000 during the fiscal year ended June 30, 2011 from $70,000 for the fiscal year ended June 30, 2010. The increase was the result of an increase in the average balance of retail repurchase agreements of $907,000 to $5.7 million for fiscal 2011 from $4.8 million for fiscal 2010. The average cost on retail repurchase agreements decrease during 2011 by one basis point from 1.45% for fiscal 2010 to 1.44% for fiscal 2011. Interest expense on other interest-bearing liabilities decreased $31,000, or 17.1%, to $150,000 for the fiscal year ended June 30, 2011 from $181,000 for the fiscal year ended June 30, 2010. The decrease was the result of a decrease in the average balance of these liabilities of $2.7 million to $3.0 million for fiscal 2011 from $5.7 million for fiscal 2010, which was partially offset by an increase in the average cost of these liabilities to 5.00% in fiscal 2011 from 3.18% in fiscal 2010.

Provision for Loan Losses.  The provision for loan losses increased $330,000, or 38.8%, to $1.2 million for the fiscal year ended June 30, 2011 from $852,000 for the fiscal year ended June 30, 2010.  The allowance for loan losses was $2.5 million, or 2.28%, of gross loans at June 30, 2010 compared to $2.0 million, or 2.03%, of gross loans at June 30, 2011.  Loan charge-offs, net of recoveries was $1.7 million for the fiscal year ended June 30, 2011 compared to $2.7 million for the fiscal year ended June 30, 2010.  While net loan charge-offs have decreased over the last two fiscal years, they still remain higher than prior to fiscal 2009. Many of the loans identified as problems during the last three fiscal years were or became delinquent, migrated to classified assets, became subject to specific impairment analysis and were written down, or taken into real estate owned or repossessed collateral at some amount less than the loan balances.

Non-interest Income.  Non-interest income decreased $2.3 million, or 147.9%, to a negative $736,000 for the fiscal year ended June 30, 2011 compared to $1.5 million for the fiscal year ended June 30, 2010.  During fiscal 2011, the total was significantly impacted by $2.2 million in write downs on real estate owned compared to write downs of $181,000 during fiscal 2010. There were decreases of $488,000, or 32.3%, in service charges and other fee income, $15,000, or 100.0%, in income from BOLI, $21,000, or 45.9%, in gain on the sale of loans, $31,000, or 28.4%, in other operating income. These decreases were slightly offset by a profit of $315,000 on the sale of securities. There were no sales of securities in fiscal 2010. The decrease in service charges and other fee income seems to reflect a higher level of caution on the part of checking customers in a difficult economic period. The decrease in income on BOLI was the result of the liquidation during calendar 2009, of the Savings Bank’s BOLI policies with approximately two thirds of the proceeds received in fiscal 2009 and the balance in fiscal 2010. The write downs on real estate owned are the result of decreases in real estate values during the ongoing economic downturn, and a decrease in the number of buyers for such properties. The decrease in gain on the sale of loans was the result of a smaller volume of loans originated for sale in fiscal 2011 compared to fiscal 2010.

Non-interest Expense.  Non-interest expense increased $114,000, or 1.5%, to $7.8 million for the fiscal year ended June 30, 2011 from $7.6 million for the fiscal year ended June 30, 2010. There were increases of $231,000 and $246,000 professional fees and other non-interest expense. These increases were partially offset by decreases of $195,000, $30,000 and $138,000 in compensation and employee benefits, occupancy and equipment expense and deposit insurance premiums, respectively.

Compensation and employee benefits decreased $195,000, or 5.4%, to $3.4 million for the fiscal year ended June 30, 2011. The decrease in compensation and benefits included a decrease of $145,000, or 5.3%, in compensation and a decrease of $33,000, or 7.3%, in group health insurance costs. The decrease in compensation and group health insurance was due primarily to staff reductions during the past two fiscal years. At the beginning of fiscal 2011, the Company had 90 full-time equivalent employees, and at the end of the year the Company had 85 full-time equivalent employees, a reduction 5.6%. In addition, there was an increase of $23,000, or 26.7%, in the amount of compensation costs deferred on loan originations under ASC 310-02. These items were partially offset by an increase of $30,000, or 24.5%, in costs related to retirement plans.

Occupancy and equipment expense for the fiscal year ended June 30, 2011 decreased $31,000, or 2.3%, to $1.3 million from $1.4 million for fiscal 2010. The largest decreases were $62,000 in building rent and $22,000 in furniture, fixture and equipment expense. The decrease in rent was primarily attributable to the Savings Bank subleasing its loan production facility in the first quarter of fiscal 2010, at which time a penalty amounting to $57,000 was expensed. The only significant increase in occupancy and equipment expense for the fiscal year ended June 30, 2011 was a $45,000 increase in computer expense as the Savings Bank continued to make improvements to its systems.

Professional fees increased $231,000, or 43.5%, from $531,000 in fiscal 2010 to $763,000 in fiscal 2011.  The increase in professional fees includes increases in external audit fees, internal audit fees and legal fees related to an employee lawsuit, foreclosure issues and other issues with real estate owned and loans.

Deposit insurance premiums decreased $138,000, or 22.9%, from $603,000 in fiscal 2010 to $465,000 in fiscal 2011.

Other non-interest expense increased by $246,000, or 16.4%, from $1.5 million for fiscal 2010 to $1.7 million for fiscal 2011. The increase in this category, which covers all other operating expense of the Company, was primarily the result of the recording of a liability of $300,000 related to the lawsuit brought by a former employee discussed above.

Income Taxes.  Income tax expense of $1.0 million was recorded for the fiscal year ended June 30, 2010. This was the result of the reversal of current year and previously recorded net deferred tax benefits. In light of the cumulative net losses the Company has experienced, the Company concluded that it was not more likely than not that there would be sufficient future taxable income to realize the deferred tax assets in the foreseeable future. During the fiscal year ended June 30, 2011, the Company recorded an income tax expense of $581,000 to record additional valuation allowance against the deferred tax assets.

Net Interest Margin.  Net interest margin for the fiscal year ended June 30, 2011 was 3.22% compared to 3.28% for the fiscal year ended June 30, 2010.  The decrease in the net interest margin was the result of a decrease in the yield on interest-earning assets that was only partially offset by a decrease in the cost of interest-bearing liabilities. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 109.8% during fiscal 2010 to 110.8% during fiscal 2011 while the interest rate spread between interest-earning assets and interest-bearing liabilities decreased 1 basis point from 3.11% during fiscal 2010 to 3.10% during fiscal 2011.

Average Balances, Interest and Average Yields/Costs

The earnings of the Savings Bank depend largely on the spread between the yield on interest-earning assets (primarily loans and securities) and the cost of interest-bearing liabilities (primarily deposit accounts, retail repurchase agreements and FHLB advances), as well as the relative size of the Savings Bank's interest-earning assets and interest-bearing liability portfolios.

Yields Earned and Rates Paid

The following table sets forth (on a consolidated basis) for the periods and at the date indicated, the weighted average yields earned on the Company’s and First Home's assets, the weighted average interest rates paid on First Home's liabilities, together with the net yield on interest-earning assets.

	At June 30,	Years Ended June 30
	2011	2011	2010
Weighted average yield
on loan portfolio	5.69%	5.82%	6.24%
Weighted average yield
on securities	3.29	3.12	3.88
Weighted average yield on other
interest-earning assets	0.37	0.68	0.91
Weighted average yield
on all interest-earning assets	4.11	4.32	4.92
Weighted average rate
paid on total deposits	0.75	1.14	1.77
Weighted average rate paid on retail
repurchase agreements	1.48	1.44	1.45
Weighted average rate paid on other
interest-bearing liabilities	4.94	5.00	3.18
Weighted average rate paid on
All interest-bearing liabilities	0.84	1.22	1.80
Interest rate spread (spread
between weighted average
rate on all interest-earning assets
and all interest-bearing liabilities)	3.27	3.10	3.11
Net interest margin (net interest
income (expense) as a percentage
of average interest-earning assets)	N/A	3.22	3.28

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

	Years Ended June 30,
	2011			2010
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance(2)	Dividends	Cost	Balance(2)	Dividends	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$101,703	$5,918	5.82%	$120,468	$7,518	6.24%
Securities	70,612	2,207	3.13	51,995	2,020	3.88
Other	18,892	128	0.68	26,336	239	0.91
Total interest-earning assets	191,207	8,253	4.32	198,799	9,777	4.92
Non-interest earning assets
Office properties and equipment, net	6,032			6,311
Real estate, net	5,215			3,016
Other non-interest earning assets	5,611			8,766
Total assets	$208,065			$216,892

Interest-bearing liabilities:
Savings and Money Market savings accounts	$45,717	300	0.66	$46,738	631	1.35
Checking and Super Saver accounts	45,465	225	0.49	42,459	362	0.85
Certificates of deposit	72,642	1,346	1.85	81,319	2,022	2.49
Total deposits	163,824	1,871	1.14	170,516	3,015	1.77
Retail repurchase agreements	5,744	83	1.44	4,837	70	1.45
Advances from Federal Home Loan Bank	3,000	150	5.00	5,692	181	3.18
Total interest-bearing liabilities	172,568	2,104	1.22	181,045	3,266	1.80
Non-interest bearing liabilities:
Other liabilities	14,297			11,837
Total liabilities	186,865			192,882
Stockholders' equity	21,200			24,010
Total liabilities and
stockholders' equity	$208,065			$216,892
Net interest income		$6,149			$6,511
Interest rate spread			3.10%			3.11%
Net interest margin			3.22%			3.28%
Ratio of average interest-earning
assets to average interest-
bearing liabilities	110.8%			109.8%

(1)	Average balances include non-accrual loans and loans 90 days or more past due. The corresponding interest up to the date of non-accrual status has been included in the "Interest and Dividends" column.
(2)	Average balances for a period have been calculated using the average monthly balances for the respective year.

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

	Years Ended June 30,			Years Ended June 30,
	2011 Compared to 2010			2010 Compared to 2009
	Increase/(Decrease)			Increase/(Decrease)
	Due to			Due to

	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans (1)	$(1,117)	$(483)	$(1,600)	$(1,820)	$(432)	$(2,252)
Securities	632	(445)	187	133	(565)	(432)
Other	(59)	(52)	(111)	44	51	95
Total net change in income on
interest-earnings assets	(544)	(980)	(1,524)	(1,643)	(946)	(2,589)

Interest-bearing liabilities:
Interest-bearing deposits	(113)	(1,031)	(1,144)	(74)	(1,093)	(1,167)
Retail repurchase agreements	13	-	13	(3)	(13)	(16)
Other interest-bearing liabilities	(111)	80	(31)	(659)	(335)	(994)
Total net change in expense on
interest-bearing liabilities	(211)	(951)	(1,162)	(736)	(1,441)	(2,177)
Net change in net interest income	$(333)	$(29)	$(362)	$(907)	$495	$(412)

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

The primary investing activity of First Home is the origination of mortgage loans. Mortgage loans originated by First Home increased by $903,000 to $10.5 million for the year ended June 30, 2011 from $9.6 million for the year ended June 30, 2010.  Other investing activities include the purchase of securities and certificates of deposit, which totaled $56.5 million and $45.4, million for the years ended June 30, 2011 and 2010, respectively, and the origination of non-mortgage loans, which totaled $2.1 million and $2.7 million for the years ended June 30, 2011 and 2010, respectively.  These activities were funded primarily by principal repayments and prepayments on loans and maturities and calls on securities.

During the fiscal year ended June 30, 2011, the Company’s cash and securities increased by $10.2 million to almost $100.4 million from $90.2 million at June 30, 2010. This resulted primarily from the decrease in the loan portfolio, the increase in retail repurchase agreement and the large deposit on June 30, 2011 that was discussed earlier.

Federal regulations require First Home to maintain an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals, to satisfy financial commitments and to take advantage of investment opportunities.  First Home’s sources of funds include customer deposits, retail repurchase agreements, principal and interest payments from loans and securities, FHLB advances and other credit lines. During both fiscal 2011 and fiscal 2010, First Home used its sources of funds primarily to purchase securities and domestic certificates of deposit, fund loan commitments and to pay maturing savings certificates and deposit withdrawals. At June 30, 2011, First Home had approved customer loan commitments totaling $356,000 and unused lines of credit totaling $594,000.

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

At June 30, 2011, certificates of deposit of customers amounted to $66.6 million, or 36.9%, of First Home’s total deposits, including $43.4 million which are scheduled to mature by June 30, 2012.  Historically, First Home has been able to retain a significant amount of its deposits as they mature.  Management of First Home believes it has adequate resources to fund all loan commitments with savings deposits and FHLB advances and that it can adjust the offering rates of savings certificates to retain deposits in changing interest rate environments.

Capital

Federal regulations require First Home to maintain specific amounts of capital.  As of June 30, 2011, First Home was in compliance with all current regulatory capital requirements with tangible, core and risk-based capital ratios of 7.9%, 7.9% and 18.3%, respectively.  These ratios exceed the 1.5%, 4.0% and 8.0% tangible, core and risk-based capital ratios required by Federal regulations.  In addition, capital regulations require savings institutions to maintain specified amounts of regulatory capital based on the estimated effects of changes in market rates and that could further increase the amount of regulatory capital required to be maintained by the Savings Bank.

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well capitalized" institution in accordance with regulatory standards.  Total equity capital was $17.1 million at June 30, 2011, or 8.21%, of total assets on that date. As of June 30, 2011, we exceeded all regulatory capital requirements.  Our regulatory capital ratios at June 30, 2011 were as follows: Tier 1 (core) capital 7.90%; Tier 1 risk-based capital 17.11%; and total risk-based capital 18.34%.  The regulatory capital requirements to be considered well capitalized are 5%, 6% and 10%, respectively. However, the Savings Bank is not considered well capitalized due to the fact that it is operating under a cease and desist order.

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

The following is a summary of commitments and contingent liabilities with off-balance sheet risks at June 30, 2011:

Contract or
Notional Amount
(dollars in thousands)
Commitments:
(In thousands)
Fixed rate loans	$292
Adjustable rate loans	64
Undisbursed balance of loans closed	755
Unused lines of credit	991
Commercial standby letters of credit	107
Total	$2,209

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

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity of Net Portfolio Value.  The following table sets forth the change in the Savings Bank’s net portfolio value at June 30, 2011. The calculations were made using the OTS model, and were provided by the Office of the Comptroller of the Currency (“OCC”). The OCC will provide such calculations through the December 2011 quarter, after which the Savings Bank will present information based on its internal model. Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The calculation is intended to illustrate the change in net portfolio value that will occur upon an immediate and permanent change in interest rates at the various levels of change indicated. There is no effect given to any steps that management might take to counter the effect of that interest rate movement.

					Net Portfolio as % of
		Net Portfolio Value			Portfolio Value of Assets
Basis Point ("bp")		Dollar	Dollar	Percent	Net Portfolio
Change in Rates		Amount	Change(1)	Change	Value Ratio(2)	Change(3)
		(Dollars in thousands)
300	bp	$24,135	$(2,249)	(9)	11.30%	(82)	bp
200		25,512	(872)	(3)	11.84	(28)
100		26,360	(24)	0	12.14	3
50		25,762	(622)	(2)	11.88	(23)
-		26,384	-	-	12.12	-
(50)		25,579	(805)	(3)	11.78	(34)
(100)		25,396	(987)	(4)	11.69	(42)

(1)	Represents the increase (decrease) of the estimated net portfolio value at the indicated change in interest rates compared to the net portfolio value assuming no change in interest rates.
(2)	Calculated as the estimated net portfolio value divided by the portfolio value of total assets.
(3)
Calculated as the increase (decrease) of the net portfolio value ratio assuming the indicated change in interest rates over the estimated net portfolio value ratio assuming no change in interest rates.

The above table illustrates, for example, that at June 30, 2011 an instantaneous 200 basis point increase in market interest rates would increase the Savings Bank’s net portfolio value by  $872,000, or  3%, and an instantaneous 100 basis point decrease in market interest rates would decrease the Savings Bank’s net portfolio value by $987,000, or  4%.

The following summarizes key exposure measures for the dates indicated.  They measure the change in net portfolio value ratio for a 200 basis point increase and for a 100 basis point decrease in interest rates.

	June 30,	March 31,	June 30,
	2011	2011	2010
Pre-shock net portfolio
Value ratio	12.12%	12.63%	13.45%
Post-shock net portfolio
Value ratio (Up 200 bp)	11.84%	11.46%	14.07%
Increase (decrease) in portfolio
Value ratio (Up 200 bp)	(28) bp	(117) bp	62 bp
Post-shock net portfolio
Value ratio (Down 100 bp)	11.69%	12.70%	12.83%
Increase (decrease) in portfolio
Value ratio (Down 100 bp)	(43) bp	7 bp	(62) bp

The calculated risk exposure measures of the Savings Bank’s interest rate risk at June 30, 2011 indicate that both the “shock” increase in market rates and the “shock” decrease in market rates would decrease the net portfolio value. There was an improvement of 89 basis points, to negative 28 basis points, for the up 200 basis point scenario at June 30, 2011 compared to a negative 117 basis points for the same scenario at March 31, 2011, but a deterioration of 90 basis points when compared to the same scenario at June 30, 2010. There was an improvement of 19 basis points, to a negative 43 basis points, for the down 100 basis point scenario at June 30, 2011 compared to a negative 62 basis points for the same scenario at June 30, 2010.

The OCC uses certain assumptions in assessing the interest rate risk of thrift institutions.  These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.  As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table.  For example, although certain assets and liabilities may have similar maturities or period to re-pricing, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates.  Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset.  Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in calculating the table.

The model in use by the OCC is the same one used by the Savings Bank’s prior regulator, the OTS. It is scheduled to be phased out by March 31, 2012. The Savings Bank will begin to transition to reporting based on the model used internally.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
First Bancshares, Inc.

We have audited the accompanying consolidated statements of financial condition of First Bancshares, Inc. and subsidiaries as of June 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.   The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Bancshares, Inc. and subsidiaries as of June 30, 2011 and 2010 and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Kansas City, Missouri
September 27, 2011

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
June 30, 2011 and 2010

	2011	2010
ASSETS
Cash and cash equivalents	$24,798,915	$20,182,593
Certificates of deposit purchased	2,939,675	7,221,578
Securities available-for-sale	54,080,467	60,304,479
Securities held to maturity. fair value at:
June 30, 2011, $18,193,227; June 30, 2010, $2,072,084	18,145,893	2,012,940
Federal Home Loan Bank stock, at cost	428,800	434,000
Loans receivable, net allowance for loan losses at:
June 30, 2011, $1,982,599; June 30, 2010, $2,526,862	95,816,656	108,683,381
Loans held for sale	61,140	-
Accrued interest receivable	778,420	819,752
Prepaid FDIC insurance premiums	752,998	1,196,465
Prepaid expenses	439,677	380,487
Property and equipment, net	5,897,731	6,051,423
Real estate owned and other repossessed assets, net	4,913,828	3,945,628
Intangible assets, net	85,126	135,241
Income taxes receivable	138,360	152,975
Other assets	66,123	136,031
Total assets	$209,343,809	$211,656,973

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$180,660,992	$180,075,425
Retail repurchase agreements	6,416,491	5,352,402
Advances from Federal Home Loan Bank	3,000,000	3,000,000
Accrued expenses	1,201,657	617,915
Total liabilities	191,279,140	189,045,742

Commitments and contingencies (Note 13)

Preferred stock, $.01 par value; 2,000,000 shares authorized,
none issued	-	-
Common stock, $.01 par value; 8,000,000 shares authorized,
issued 2,895,036 in 2011 and in 2010, outstanding
1,550,815 in 2011 and in 2010	28,950	28,950
Paid-in capital	18,061,442	18,056,714
Retained earnings – substantially restricted	18,437,566	22,538,555
Treasury stock, at cost - 1,344,221 shares in 2011 and in 2010	(19,112,627)	(19,112,627)
Accumulated other comprehensive income	649,338	1,099,639
Total stockholders' equity	18,064,669	22,611,231
Total liabilities and stockholders' equity	$209,343,809	$211,656,973

See notes to the consolidated financial statements

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

	2011	2010
Interest Income:
Loans receivable	$5,918,248	$7,517,826
Securities	2,201,748	2,045,358
Other interest-earning assets	133,007	213,568
Total interest income	8,253,003	9,776,752

Interest Expense:
Deposits	1,871,096	3,015,281
Retail repurchase agreements	82,550	69,778
Advances from Federal Home Loan Bank	150,258	181,183
Total interest expense	2,103,904	3,266,242
Net interest income	6,149,099	6,510,510

Provision for loan losses	1,182,384	852,182
Net interest income after
provision for loan losses	4,966,715	5,658,328

Non-interest Income:
Service charges and other fee income	1,022,622	1,510,334
Gain on the sale of loans	24,317	44,937
Gain on sale of securities	314,732	-
Gain on sale of property and equipment
and real estate owned	5,656	35,257
Write-down on real estate owned	(2,182,895)	(181,115)
Income from bank-owned life insurance	-	15,064
Other	79,460	110,908
Total non-interest income	(736,109)	1,535,385

Non-interest Expense:
Compensation and employee benefits	3,435,421	3,630,094
Occupancy and equipment	1,343,835	1,374,441
Professional fees	762,532	531,380
Deposit insurance premiums	465,437	603,419
Other	1,743,588	1,497,530
Total non-interest expense	7,750,813	7,636,864

Loss before income taxes	(3,520,207)	(443,151)
Income taxes	580,782	1,040,931

Net loss	$(4,100,989)	$(1,484,082)

Basic loss per share	$(265)	$(0.96)

Diluted loss per share	$(2.65)	$(0.96)

See notes to the consolidated financial statements.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

	Common					Accumulated Other	Total
	Stock		Paid-in	Retained	Treasury	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Stock	Income (Loss)	Equity
Balances at June 30, 2009	1,550,815	$28,950	$18,047,257	$24,022,637	$(19,112,627)	$777,674	$23,763,891
Comprehensive income:
Net loss	-	-	-	(1,484,082)	-	-	(1,484,082)
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on
securities available-for-sale, net of deferred
income taxes of $165,861	-	-	-	-	-	321,965	321,965
Total Comprehensive Income							(1,162,117)
Stock based compensation	-	-	9,457	-	-	-	9,457
Balances at June 30, 2010	1,550,815	28,950	18,056,714	22,538,555	(19,112,627)	1,099,639	22,611,231
Comprehensive income:
Net loss	-	-	-	(4,100,989)	-	-	(4,100,989)
Other comprehensive income, net of tax:
Change in unrealized gain (loss) on
securities available-for-sale, net of deferred
income taxes of $(333,133) and a
reclassification adjustment, net of deferred
income taxes of $101,160	-	-	-	-	-	(450,301)	(450,301)
Total Comprehensive Income							(3,563,790)
Stock based compensation	-	-	4,728	-	-	-	4,728
Balances at June 30, 2011	1,550,815	$28,950	$18,061,442	$18,437,566	$(19,112,627)	$649,338	$18,064,669

See notes to the consolidated financial statements.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010
	2011	2010
Cash flows from operating activities:
Net loss	$(4,100,989)	$(1,484,082)
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	574,327	552,515
Amortization	50,115	50,114
Net premium amortization and (discount accretion) on securities	145,541	(43,485)
Stock based compensation	4,728	9,457
Gain on sale of securities	(314,732)	-
Provision for loan losses	1,182,384	852,182
Write down on real estate owned	2,182,896	181,115
Gain on the sale of loans	(24,317)	(44,937)
Proceeds from the sale of loans originated for sale	1,966,961	1,576,243
Loans originated for sale	(2,003,784)	(691,130)
Deferred income taxes	566,481	1,672,924
Gain on sale of property and equipment
and real estate owned	(5,656)	(39,236)
Loss on the sale of other repossessed assets	38,310	3,176
Increase in cash surrender value on bank-owned
life insurance	-	(15,064)
Net change in operating accounts:
Accrued interest receivable, prepaid expenses and other assets	52,050	330,674
Deferred loan costs	15,469	21,171
Income taxes receivable	14,615	121,608
Prepaid FDIC insurance premium	443,467	(1,113,917)
Accrued expenses	249,324	(602,227)
Net cash provided by operating activities	1,037,100	1,337,101
Cash flows from investing activities:
Purchase of certificates of deposit purchased	(2,399,000)	(8,725,856)
Maturities of certificates of deposit purchased	6,680,903	7,132,340
Purchase of securities available-for-sale	(36,202,920)	(36,691,737)
Proceeds from sale of securities available-for-sale	6,120,006	-
Proceeds from maturities of securities
available-for-sale	35,786,548	22,235,498
Purchase of securities held to maturity	(17,936,733)	-
Proceeds from sale of securities held to maturity	157,982
Proceeds from maturities of securities held to maturity	1,653,093	578,445
Proceeds from redemption of Federal Home Loan Bank stock	5,200	1,146,800
Net (increase) decrease in loans receivable	7,736,098	19,716,395
Proceeds from surrender of bank owned life insurance	-	2,169,089
Purchases of property and equipment	(420,635)	(248,035)
Proceeds from sale of property and equipment	-	313,471
Capital expenditures on real estate owned	(7,500)	(22,000)
Proceeds from sale of real estate owned and other repossessed assets	756,524	1,526,908
Net cash provided by investing activities	1,929,566	9,131,318
Continued

FIRST BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

	2011	2010
Cash flows from financing activities:
Net change in deposits	$585,567	$(9,142,453)
Net change in retail repurchase agreements	1,064,089	(360,980)
Payments on borrowed funds	-	(7,000,000)
Net cash provided by (used in) financing activities	1,649,656	(16,503,433)

Net increase (decrease) in cash and cash equivalents	4,616,322	(6,035,014)

Cash and cash equivalents -
Beginning of period	20,182,593	26,217,607
Cash and cash equivalents -
end of period	$24,798,915	$20,182,593

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Interest on deposits and
other borrowings	$2,189,727	$3,448,021
Income taxes	$(314)	$(754,601)

Supplemental schedule of non-cash investing and
financing activities:

Loans transferred to real estate owned	$3,932,774	$3,888,976

See notes to consolidated financial statements

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

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

Segment reporting – An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. The Company has one operating segment, community banking.

Consolidated statements of cash flows – For purposes of the consolidated statements of cash flows, cash consists of cash on hand and deposits with other financial institutions.  Cash equivalents include highly-liquid instruments with an original maturity of three months or less. Cash flows from loans and deposits are reported net.

Certificates of deposit purchased – These are funds placed on deposit at other financial institutions which mature in one year or less and do not, at any one financial institution, aggregate to more than the insurance of accounts limitation.

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
Years Ended June 30, 2011 and 2010

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

Declines in the fair value of equity securities below their amortized cost basis that are deemed to be other-than-temporary impairment losses are reflected as realized losses.  To determine if an other-than-temporary impairment exists on an equity security, the Company considers (a) the length of time and the extent to which the fair value has been less than cost, (b) the financial condition and near-term prospects of the issuer, (c) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value and (d) the current market conditions. To determine if an other-than-temporary-impairment exists on a debt security, the Company first determines if (a) it intends to sell the security or (b) it is more likely than not that it will be required to sell the security before its anticipated recovery.  If either of the conditions is met, the Company will recognize an other-than-temporary-impairment in earnings equal to the difference between the fair value of the security and its adjusted cost basis. In estimating other-than-temporary impairment losses on debt securities, management considers a number of factors, including, but not limited to: (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) the current market conditions and (4) the intent of the Company to not sell the security or whether it is more-likely-than-not that the Company will be required to sell the security before its anticipated recovery. If neither of the conditions is met, the Company determines (a) the amount of the impairment related to credit loss and (b) the amount of the impairment due to all other factors.  The difference between the present values of the cash flows expected to be collected and the amortized cost basis is the credit loss. The amount of the credit loss is included in the consolidated statements of income as a other-than-temporary impairment on securities and is an adjustment to the cost basis of the security.  The portion of the total impairment that is related to all other factors is included in other comprehensive income (loss).

Federal Home Loan Bank stock – The Savings Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB of Des Moines.  The stock does not have a readily determinable fair market value and, as such, is carried at cost and evaluated for impairment in accordance with ASC 942-325-35. In accordance with the guidance, the stock’s value is determined by the ultimate recoverability of the par value rather than recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) The significance of the decline in net assets of the Federal Home Loan Bank as compared to the capital stock amount and the length of time the situation has persisted; (b) Commitments by the Federal home Loan Bank to make payments in relation to the operating performance; (c) The impact of legislative and regulatory changes on the customer base of the Federal Home Loan Bank, and; (d) The liquidity position of the Federal Home Loan Bank.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Prepaid insurance assessment – In November 2009, the Federal Deposit Insurance Corporation (“FDIC”) adopted a final rule amending the assessment regulations to require depository institutions to prepay their quarterly risk-based assessment for the fourth quarter of 2009 and for all of 2010, 2011 and 2012. The payment of $1.6 million, which was made December 30, 2009, was recorded as a prepaid asset and is being amortized over the assessment period.

Loans receivable – Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their principal amount outstanding, net of deferred loan origination fees and certain direct costs.  Loan origination fees and certain direct loan origination costs are deferred and recognized in interest income over the contractual lives of the related loans using the interest method.  When a loan is paid-off, the unamortized balance of these deferred fees and costs is recognized in income.

Interest income on loans is recognized on the effective interest method.

Nonaccrual loans are those on which the accrual of interest is discontinued.  Loans are placed on nonaccrual status immediately if, in the opinion of management, full payment of principal or interest is in doubt, or when principal or interest is 90 days past due and collateral, if any, is insufficient to cover principal or interest.  In addition, the amortization of net deferred loan fees is suspended.  Interest income on nonaccrual loans is recognized only to the extent it is received in cash.  However, where these is doubt regarding the ultimate collectability of loan principal, all cash thereafter received is applied to reduce the carrying value of such loans.  Loans are restored to accrual status only when interest and principal payments are brought current and future payments are reasonably assured.

A loan is considered to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by due date.  The accrual of interest on other homogeneous loans is discontinued at the time the loan is 90 days delinquent, unless the credit is well-secured and in the process of collection.  Other personal loans are typically charged off no later than 180 days delinquent.

Allowance for loan losses – Management believes that the accounting estimate related to the allowance for loan losses is a critical accounting estimate because it is highly susceptible to change from period to period.  This may require management to make assumptions about losses on loans; and the impact of a sudden large loss could require increased provisions, which would negatively affect earnings.

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
Years Ended June 30, 2011 and 2010

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

The Company's allowance for possible loan losses consists of three elements: (i) specific valuation allowances determined in accordance with ASC Topic 310 based on probable losses on specific loans; (ii) historical valuation allowances determined in accordance with ASC Topic 450 based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions; and (iii) general valuation allowances determined in accordance with ASC Topic 450 based on general economic conditions and other qualitative risk factors both internal and external to the Company.

A loan is considered impaired when, based on current information and event, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payments delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrowers, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan-by-loan basis for commercial and construction loans, with either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral. Large groups of smaller-balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

A loan is classified as a troubled debt restructured (TDR) when for economic or legal reasons related to the borrower's financial difficulties a concession is granted to the borrower that would not otherwise be considered. Concessions may include a restructuring of the terms of a loan to alleviate the burden of the borrower's near-term cash requirements, such as an extension of the payment terms beyond the original maturity date or a change in the interest rate charged. TDR loans with extended payment terms are accounted for as impaired until performance is established. A change to the interest rate is considered TDR if the restructured loan yields a rate which is below a market rate for that of a new loan with comparable risk. TDR loans with below market rates are considered impaired until fully collected. TDR loans may be reported as nonaccrual rather than TDR, if they are not performing per the restructured terms. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Based upon the Bank's ongoing assessment of credit quality within the loan portfolio, it maintains a list of Classified and Watch List loans where there is a potential for contractual payment or collateral shortfall. A loan on the Classified and Watch List is considered impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

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

Property and equipment and related depreciation – Land is stated at cost. Property and equipment are stated at cost, net of accumulated depreciation. Maintenance and repair costs are charged to expense as incurred. Major improvements are considered individually and are capitalized or expensed as the facts dictate. Property and equipment depreciation is principally computed by applying the following methods and estimated lives:

Category	Estimated Life	Method

Automobiles	5 years	Straight-line
Office furniture, fixtures and equipment	3-10 years	Straight-line
Buildings	15-40 years	Straight-line
Investment real estate	15-40 years	Straight-line

Intangible assets – The intangible asset relates to customer relationships that were acquired in connection with the acquisition of two branches.  The premium paid by the Savings Bank for the branches is being amortized on a straight-line basis over 15 years.

Income taxes – Deferred taxes are determined using the liability (or balance sheet) method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. As a result of the Company’s operating results over the five year period ended June 30, 2010, management provided a valuation allowance of $1.2 million for the deferred tax assets of both the Company and the Savings Bank as of June 30, 2010. During the fiscal year ended June 30, 2011, management provided an additional valuation allowance of $1.4 million for the deferred tax assets of both the Company and the Savings Bank.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

On of July 1, 2007, the Company adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on tax returns should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it more-likely-than-not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the tax position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also includes de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company recognizes interest and penalties on income taxes as a component of income tax expense. As a result of the Company’s evaluation of the implementation of this guidance, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits during the years ended June 30, 2011 and June 30, 2010.

The Company is no longer subject to U. S. federal or state and local income tax examinations by tax authorities for years before fiscal 2008.

Real estate owned and repossessed assets – Real estate acquired through foreclosure is initially recorded at fair value, less estimated costs to sell.  If the fair value less costs to sell is less than the respective loan balance, a charge against the allowance for loan losses is recorded upon property acquisition.  Declines in property value subsequent to acquisition are charged to operations.  Holding costs are expensed.

Earnings per share – Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period.  Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or resulted in the issuance of common stock that would share in the earnings of the Company.  Dilutive potential common shares are added to weighted average shares used to compute basic earnings per share.  The number of shares that would be issued from the exercise of stock options has been reduced by the number of shares that could have been purchased from the proceeds at the average market price of the Company’s stock.

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

Employee stock options – The Company has stock-based employee compensation plans which are described more fully in Note 10, Employee Benefit Plans.

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
Years Ended June 30, 2011 and 2010

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

Impairment of long-lived assets – Long-lived assets, including property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

New accounting standards – In January 2011, the FASB issued FASB ASU No. 2011-01, Receivables (Topic 310), Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. ASU No. 2011-01 temporarily deferred the effective date for disclosures related to troubled debt restructurings to coincide with the effective date of ASU No. 2011-02, which is effective for periods beginning on or after June 15, 2011. The adoption of this pronouncement will not have a significant impact on the Company’s consolidated financial statements.

In April 2011, the FASB issued FASB ASU No. 2011-02, Receivables (Topic 310),A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This guidance will assist creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The guidance is effective for the first interim or annual period beginning on or after June 15, 2011. The adoption of this pronouncement will not have a significant impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued FASB ASU No. 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U. S. GAAP and International Financial Reporting Standards (“IFRS”). This guidance amends previous guidance on fair value measurement to achieve common fair value measurement and disclosure requirement in GAAP and International Financial Reporting Standards (“IFRS”). The guidance is effective for the first interim or annual period beginning after December 15, 2011.  The adoption of this pronouncement will not have a significant impact on the Company’s consolidated financial statements.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(1)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In June 2011, the FASB issued FASB ASU No. 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income. This guidance improves the comparability, consistency and transparency of financial reporting and increases the prominence of items reported in other comprehensive income.  The guidance will facilitate convergence of GAAP and IFRS. The guidance is effective for the annual periods, and interim periods within those years, beginning after December 15, 2011.  The adoption of this pronouncement will not have a significant impact on the Company’s consolidated financial statements.

 (2)           SECURITIES

A summary of the securities available-for-sale at June 30, 2011 is as follows:
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
United States Government and
Federal agency obligations	$22,877,384	$78,157	$(165,853)	$22,789,688
Obligations of states and
political subdivisions	110,000	297	-	110,297
Mutual funds	16,206	-	-	16,206
Federal agency residential
mortgage-backed securities	29,865,031	1,076,812	(5,567)	30,936,276
Common and preferred stocks	228,000	-	-	228,000
Total	$53,096,621	$1,155,266	$(171,420)	$54,080,467

A summary of the securities held to maturity at June 30, 2011 is as follows:
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
United States Government and
Federal agency obligations	$16,943,120	$102,750	$(98,490)	$16,947,380
Obligations of states and
political subdivisions	992,420	31,133	-	1,023,553
Federal agency residential
mortgage-backed securities	210,353	11,941	-	222,294
Total	$18,145,893	$145,824	$(98,490)	$18,193,227

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(2)	SECURITIES (CONTINUED)

The amortized cost and estimated market value of securities at June 30, 2011 by contractual maturity, are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized
	Cost	Fair Value
Due in one year or less	$-	$-
Due after one year through five years	5,115,228	5,190,467
Due after five years through ten years	9,873,568	9,773,892
Due after ten years	7,998,588	7,935,626
Subtotal	22,987,384	22,899,985
Mutual funds	16,206	16,206
Federal agency residential
mortgage-backed securities	29,865,031	30,936,276
Common and preferred stocks	228,000	228,000
Total	$53,096,621	$54,080,467

	Held to Maturity
	Amortized
	Cost	Fair Value
Due in one year or less	$294,959	$297,625
Due after one year through five years	495,000	510,004
Due after five years through ten years	9,154,894	9,258,554
Due after ten years	7,990,687	7,904,750
Subtotal	17,935,540	17,970,933
Federal agency residential
mortgage-backed securities	210,353	222,294
Total	$18,145,893	$18,193,227

A summary of the securities available-for-sale at June 30, 2010 is as follows:
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
United States Government and
Federal agency obligations	$26,652,246	$375,853	$-	$27,028,099
Obligations of states and
political subdivisions	130,000	2,064	-	132,064
Mutual funds	17,952	-	-	17,952
Federal agency residential
mortgage-backed securities	31,580,162	1,418,516	(130,314)	32,868,364
Common and preferred stocks	258,000	-	-	258,000
Total	$58,638,360	$1,796,433	$(130,314)	$60,304,479

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(2)	SECURITIES (CONTINUED)

A summary of the securities held to maturity at June 30, 2010 is as follows:
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Obligations of states and
political subdivisions	$1,4442,742	$34,961	$(187)	$1,477,516
Federal agency residential
mortgage-backed securities	570,198	24,370	-	594,568
Total	$2,012,940	$59,331	$(187)	$2,072,084

The following tables present the fair value and gross unrealized losses of the Company’s securities with unrealized losses aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2011 and 2010.

Available for Sale as of June 30, 2011
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	(Losses)
United States
Government and
Federal agency
Obligations	$13,841,560	$(165,853)	$-	$-	$13,841,560	$(165,853)
Federal agency
residential mortgaged
-backed securities	1,006,381	(2,921)	145,828	(2,646)	1,152,209	(5,567)

Total temporarily
impaired securities	$14,847,941	$(168,774)	$145,828	$(2,646)	$14,993,769	$(171,420)

Held to Maturity as of June 30, 2011
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross			Gross
		Unrealized		Unrealized			Unrealized
	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value		(Losses)
United States
Government and
Federal agency
Obligations	$6,901,510	$(98,490)	$-	$-	$	,6,901,510	$(98,490)
Total temporarily
impaired securities	$6,901,510	$(98,490)	$-	$-		$6,901,510	$(98,490)

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(2)	SECURITIES (CONTINUED)

Available for Sale as of June 30, 2010
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	(Losses)
Federal agency
residential mortgage
-backed securities	$3,092,027	$(121,661)	$324,307	$(8,653)	$3,416,334	$(130,314)
Total temporarily
impaired securities	$3,092,027	$(121,661)	$324,307	$(8,653)	$3,416,334	$(130,314)

Held to Maturity as of June 30, 2010
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	(Losses)	Fair Value	(Losses)	Fair Value	(Losses)
Obligations of states
and political
Subdivisions	$-	$-	$202,666	$(187)	$202,666	$(187)
Total temporarily
impaired securities	$-	$-	$202,666	$(187)	$202,666	$(187)

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

As of June 30, 2011, the investment portfolio included ninety-seven securities.  Of this number, twenty-two securities have current unrealized losses, 1 of which has existed for longer than one year.  All of the debt securities with unrealized losses are considered to be acceptable credit risks.  Based upon an evaluation of the available evidence, including recent changes in market rates and credit rating information, management believes the decline in fair values for these debt securities are temporary.  In addition, the Company does not have the intent to sell these debt securities prior to their anticipated recovery.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(2)	SECURITIES (CONTINUED)

The following table presents proceeds from sales of securities and the gross realized securities gains and losses.
	Years Ended June 30,
	2011	2010
Proceeds from sales	$6,277,988	$-

Realized gains	$315,692	$-
Realized (losses)	(630)	-
Net realized	$315,062	$-

The carrying value of securities pledged on retail repurchase agreements at June 30, 2011 and June 30, 2010 was $7.0 million and $6.5 million, respectively.

(3)           LOANS RECEIVABLE

At June 30, 2011 and 2010, loans consisted of the following:
	(Dollars in thousands)
	June 30, 2011		June 30, 2010
Type of Loan	Amount	Percent	Amount	Percent
Mortgage Loans:
Residential	$54,859,965	56.22%	$60,217,252	54.24%
Commercial Real Estate	29,877,216	30.61	34,572,677	31.15
Land	3,283,105	3.36	4,358,033	3.93
Second Mortgage Loans	3,944,786	4.04	4,468,596	4.03
Total Mortgage Loans	91,965,072	94.23	103,616,558	93.35
Consumer Loans:
Automobile Loans	807,282	0.83	1,126,724	1.02
Savings Account Loans	1,143,362	1.17	1,181,204	1.06
Mobile Home Loans	138,488	0.14	188,211	0.17
Other Consumer Loans	244,573	0.25	392,035	0.35
Total Consumer Loans	2,333,705	2.39	2,888,174	2.60
Commercial Business Loans	3,301,645	3.38	4,491,209	4.05
Total Loans	97,600,422	100.00%	110,995,941	100.00%
Add: Unamortized deferred loan costs,
net of origination fees	198,833		214,302
Less :Allowance for possible loan losses	1,982,599		2,526,862
Total Loans Receivable, net	$95,816,656		$108,683,381

Loan Origination Risk Management. The Company has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by providing management with frequent reports related to loan production, loan quality, concentrations of credit, loan delinquencies and non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010
(3)           LOANS RECEIVABLE (CONTINUED)

Commercial business and commercial real estate loans are underwritten after evaluating and understanding the borrower's ability to operate profitably and prudently expand its business. Underwriting standards are designed to promote relationship banking rather than transactional banking. Once it is determined that the borrower's management possesses sound ethics and solid business acumen, the Company's management examines current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial business loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. Most commercial business loans are secured by the assets being financed, including business equipment loans, farm equipment loans and cattle loans and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

Commercial real estate loans are subject to underwriting standards and processes similar to commercial business loans, in addition to those of real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company's commercial real estate portfolio are diverse in terms of type and geographic location. This diversity helps reduce the Company's exposure to adverse economic events that affect any single market or industry. Management monitors and evaluates commercial real estate loans based on collateral, geography and risk grade criteria. As a general rule, the Company avoids financing single-purpose projects unless other underwriting factors are present to help mitigate risk. The Company also utilizes third-party experts to provide insight and guidance about economic conditions and trends affecting market areas it serves. In addition, management tracks the level of owner-occupied commercial real estate loans versus non-owner occupied loans. At June 30, 2011, approximately 44.0% of the outstanding principal balances of the Company's commercial real estate loans were secured by owner-occupied properties.

With respect to loans to developers and builders that are secured by non-owner occupied properties that the Company may originate from time to time, the Company generally requires the borrower to have had an existing relationship with the Company and have a proven record of success. Construction loans are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analysis of absorption and lease rates and financial analysis of the developers and property owners. Construction loans are generally based upon estimates of costs and value associated with the complete project. These estimates may be inaccurate. Construction loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project. Sources of repayment for these types of loans may be pre-committed permanent loans from approved long-term lenders, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are closely monitored by on-site inspections and are considered to have higher risks than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, governmental regulation of real property, general economic conditions and the availability of long-term financing.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010
(3)           LOANS RECEIVABLE (CONTINUED)

The Company originates consumer loans utilizing a computer-based credit scoring analysis to supplement the underwriting process. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as needed, jointly by line and staff personnel. This activity, coupled with relatively small loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, trend and outlook reports are reviewed by management on a regular basis. Underwriting standards for home equity loans are heavily influenced by statutory requirements, which include, but are not limited to, a maximum loan-to-value, collection remedies, the total aggregate balance to one borrower and documentation requirements.

The Company employs an independent, outside consultant who reviews and validates the credit risk program on a periodic basis. Results of these reviews are presented to management and the Board of Directors. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Company's policies and procedures.

Concentrations of Credit. Most of the Company's lending activity occurs within the State of Missouri, including eleven counties surrounding one of the largest metropolitan areas in the State of Missouri, Springfield, as well as other markets. The majority of the Company's loan portfolio consists of 1-4 family home loans and commercial and commercial real estate loans. As of June 30, 2011 and 2010, there were no concentrations of loans related to any single industry in excess of 10% of total loans.

Non-Accrual and Past Due Loans. Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Non-accrual loans segregated by class of loan at June 30, 2011 and 2010 were as follows:

	(Amounts in Thousands)
	June 30,	June 30,
	2011	2010
Non-Accrual Loans
Real Estate:
Residential	$452	$258
Commercial and Land	630	3,587
Commercial Business	251	82
Consumer	6	-
Total Non-Accrual Loans	$1,339	$3,927

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010
(3)           LOANS RECEIVABLE (CONTINUED)

Had non-accrual loans performed in accordance with their original contract terms, the Company would have recognized additional interest income, net of tax, of approximately $92,000 and $121,000 during the years ended June 30, 2011 and 2010, respectively.

An age analysis of past due loans segregated by class of loans, as of June 30, 2011 was as follows:

	(Amounts in Thousands)
	Accruing Loans		Non-
	30 - 89 Days	90+ Days	Accrual	Current	Total Net
Type of Loan	Past Due	Past Due	Loans	Loans	Loans
Mortgage Loans:
Residential	$434	$-	$433	$53,993	$54,860
Commercial Real Estate	532	-	630	28,715	29,877
Land	109	-	-	3,174	3,283
Second Mortgage Loans	17	-	19	3,909	3,945
Total Mortgage Loans	1,092	-	1,082	89,791	91,965
Total Consumer Loans	15	-	6	2,313	2,334
Commercial Business Loans	2	-	251	3,049	3,302
Total Loans	$1,109	$-	$1,339	$95,153	$97,601

Impaired Loans. Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated on an individual loan basis for all loans. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Impaired loans include nonperforming loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties.

These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collections.

Included in impaired loans are troubled debt restructurings totaling $869,000 and $2.8 million at June 30, 2011 and 2010, respectively.  As of June 30, 2011, $327,000 had been placed on non-accrual status.  The remaining troubled debt restructurings were performing in accordance with their modified terms at June 30, 2011.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010
(3)           LOANS RECEIVABLE (CONTINUED)

Impaired loans at June 30, 2011 and 2010 are set forth in the following table. No interest income was recognized on impaired loans subsequent to their classification as impaired.

June 30, 2011	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment	Total		Average
	Principal	With No	With	Recorded	Related	Recorded
	Balance	Allowance	Allowance	Investment	Allowance	Investment
Residential Real Estate	$846,833	$460,134	$363,732	$823,866	$22,967	$912,850
Commercial Real Estate	3,693,505	1,228,767	1,846,353	3,075,120	618,385	4,153,983
Land	176,147	176,147	-	176,147	-	351,233
Commercial Business	829,023	497,872	266,484	764,356	64,667	465,368
Consumer	14,155	14,155	-	14,155	-	2,831
	$5,559,663	$2,377,075	$2,476,569	$4,853,644	$706,019	$5,886,265

June 30, 2010	Unpaid	Recorded	Recorded
	Contractual	Investment	Investment	Total		Average
	Principal	With No	With	Recorded	Related	Recorded
	Balance	Allowance	Allowance	Investment	Allowance	Investment
Residential Real Estate	$1,052,316	$150,301	$736,296	$886,597	$165,719	$1,378,760
Commercial Real Estate	7,034,762	598,153	5,395,146	5,993,299	1,041,463	3,027,617
Land	480,296	387,097	73,219	460,316	19,980	1,453,010
Commercial Business	587,745	491,459	86,930	578,389	9,356	1,176,730
Consumer	-	-	-	-	-	3,815
	$9,155,119	$1,627,010	$6,291,591	$7,918,601	$1,236,518	$7,039,932

Credit Quality Indicator. As part of the on-going monitoring of the credit quality of the Company's loan portfolio, management tracks certain credit quality indicators including trends related to (i) the weighted-average risk grade of commercial loans, (ii) the level of classified commercial loans, (iii) net charge-offs, (iv) non-performing loans (see details above) and (v) the general economic conditions in the State of Missouri.

The Company utilizes a risk grading matrix to assign a risk grade to each of its commercial loans. Loans are graded on a scale of 1 to 8. A description of the general characteristics of the 8 risk grades is as follows:

•
Grades 1 and 2 - These grades include loans to very high credit quality borrowers. These borrowers (grades 1 and 2), generally have significant capital strength, moderate leverage, stable earnings, growth, and readily available financing alternatives.

•
Grades 3 - This grade includes loans that are "pass grade" loans to borrowers of acceptable credit quality and risk. These borrowers have satisfactory asset quality and liquidity, adequate debt capacity and coverage, and good management in critical positions.

•
Grades 4 - This grade includes loans that require ”increased management attention”.  These borrowers generally have limited additional debt capacity and modest coverage and average or below average asset quality, margins, and market share.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010
(3)           LOANS RECEIVABLE (CONTINUED)

•
Grade 5 - This grade is for "Other Assets Especially Mentioned" in accordance with regulatory guidelines. This grade is intended to be temporary and includes loans to borrowers whose credit quality has clearly deteriorated and are at risk of further decline unless active measures are taken to correct the situation.

•
Grade 6 - This grade includes "Substandard" loans, in accordance with regulatory guidelines, for which the accrual of interest has not been stopped. By definition under regulatory guidelines, a "Substandard" loan has defined weaknesses which make payment default or principal exposure likely, but not yet certain. Such loans are apt to be dependent upon collateral liquidation, a secondary source of repayment or an event outside of the normal course of business.  Also, included in "Substandard" loans, in accordance with regulatory guidelines, are loans for which the accrual of interest has been stopped. This grade includes loans where interest is more than 90 days past due and not fully secured and loans where a specific valuation allowance may be necessary.

•
Grade 7 - This grade includes "Doubtful" loans in accordance with regulatory guidelines. Such loans are placed on non-accrual status and may be dependent upon collateral having a value that is difficult to determine or upon some near-term event which lacks certainty. Additionally, these loans generally have a specific valuation allowance in excess of 30% of the principal balance.

•
Grade 8 - This grade includes "Loss" loans in accordance with regulatory guidelines. Such loans are to be charged-off or charged-down when payment is acknowledged to be uncertain or when the timing or value of payments cannot be determined. "Loss" is not intended to imply that the loan or some portion of it will never be paid, nor does it in any way imply that there has been a forgiveness of debt.

The following tables show the outstanding balance of loans by credit quality indicator and loan segment as of June 30, 2011 and June 30, 2010:

June 30, 2011
		Especially
Type of Loan	Pass	Mentioned	Substandard	Doubtful	Total
Mortgage Loans:
Residential	$54,031,990	$-	$827,975	$-	$4,859,965
Commercial Real Estate	26,008,159	175,552	3,693,505	-	29,877,216
Land	3,106,958	-	176,147	-	3,283,105
Second Mortgage Loans	3,925,928	-	18,858	-	3,944,786
Total Mortgage Loans	87,073,035	175,552	4,716,485	-	91,965,072

Consumer Loans:
Automobile Loans	793,128	-	14,154	-	807,282
Savings Account Loans	1,143,361	-	-	-	1,143,361
Mobile Home Loans	138,488	-	-	-	138,488
Other Consumer Loans	244,573	-	-	-	244,573
Total Consumer Loans	2,319,550	-	14,154	-	2,333,704
Commercial Business Loans	2,472,622	-	829,023	-	3,301,645
Total Gross Loans	$91,865,207	$175,552	$5,559,662	$-	$97,600,421

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010
(3)           LOANS RECEIVABLE (CONTINUED)

June 30, 2010
		Especially
Type of Loan	Pass	Mentioned	Substandard	Doubtful	Total
Mortgage Loans:
Residential	$59,164,936	$-	$1,052,316	$-	$0,217,252
Commercial Real Estate	27,512,857	623,211	6,436,609	-	34,572,677
Land	4,195,114	69,720	93,199	-	4,358,033
Second Mortgage Loans	4,468,596	-	-	-	4,468,596
Total Mortgage Loans	95,341,503	692,931	7,582,124	-	103,616,558

Consumer Loans:
Automobile Loans	1,126,724	-	-	-	1,126,724
Savings Account Loans	1,181,204	-	-	-	1,181,204
Mobile Home Loans	188,211	-	-	-	188,211
Other Consumer Loans	392,035	-	-	-	392,035
Total Consumer Loans	2,888,174	-	-	-	2,888,174
Commercial Business Loans	3,485,452	909,471	96,286	-	4,491,209
Total Gross Loans	$101,715,129	$1,602,402	$7,678,410	$-	$110,995,941

The following table presents weighted average risk grades and classified loans by class of commercial loan. Classified loans include loans in Risk Grades 6, 7 and 8.

	June 30, 2011		June 30, 2010
	Weighted		Weighted
	Average	Classified	Average	Classified
	Risk Grade	Loans	Risk Grade	Loans
Commercial Real Estate	3.40	$3,693,505	3.53	$6,436,609
Land	3.19	176,147	3.22	93,199
Commercial Business	3.81	829,023	3.73	96,286
Total		$4,698,675		$6,626,094

    Net (charge-offs) recoveries, segregated by class of loans, were as follows:

	(Dollars in thousands)
	Year Ended	Year Ended
	June 30, 2011	June 30, 2011
Mortgage Loans:
Residential	$(533)	$(682)
Commercial Real Estate	(920)	(1,006)
Land	(22)	(126)
Commercial Business Loans	(239)	(840)
Consumer Loans	(12)	(7)

Total	$(1,726)	$(2,661)

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010
(3)           LOANS RECEIVABLE (CONTINUED)

In assessing the general economic conditions in the State of Missouri, management monitors and tracks the State and Counties Unemployment Rates, DJIA, S&P 500, NASDAQ, Fed Funds, Prime Rate, Crude, Gold, LIBOR and Springfield Builder Permits.  Management believes these indexes provide a reliable indication of the direction of overall economy from expansion to recession throughout the United States  and in the State of Missouri.

Allowance for Possible Loan Losses. The allowance for possible loan losses is a reserve established through a provision for possible loan losses charged to expense, which represents management's best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The Company's allowance for possible loan loss methodology includes allowance allocations calculated in accordance with U.S. GAAP calculated in accordance with ASC 450 and ASC 310. Accordingly, the methodology is based on historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions. The Company's process for determining the appropriate level of the allowance for possible loan losses is designed to account for credit deterioration as it occurs. The provision for possible loan losses reflects loan quality trends, including the levels of and trends related to non- accrual loans, past due loans, potential problem loans, criticized loans and net charge-offs or recoveries, among other factors. The provision for possible loan losses also reflects the totality of actions taken on all loans for a particular period. In other words, the amount of the provision reflects not only the necessary increases in the allowance for possible loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowances for specific loans or loan pools.

The level of the allowance reflects management's continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management's judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company's control, including, among other things, the performance of the Company's loan portfolio, the economy, changes in interest rates and the view of the regulatory authorities toward loan classifications.

The Company's allowance for possible loan losses consists of three elements: (i) specific valuation allowances determined in accordance with ASC Topic 310 based on probable losses on specific loans; (ii) historical valuation allowances determined in accordance with ASC Topic 450 based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions; and (iii) general valuation allowances determined in accordance with ASC Topic 450 based on general economic conditions and other qualitative risk factors both internal and external to the Company.

The allowances established for probable losses on specific loans are based on a regular analysis and evaluation of problem loans. Loans are classified based on an internal credit risk grading process that evaluates, among other things: (i) the obligor's ability to repay; (ii) the underlying collateral, if any; and (iii) the economic environment and industry in which the borrower operates. This analysis is performed at the relationship manager level for all commercial loans. When a loan

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010
(3)           LOANS RECEIVABLE (CONTINUED)

has a calculated Risk Grade of 6 or higher, the officer analyzes the loan to determine whether the loan is impaired and, if impaired, the need to specifically allocate a portion of the allowance for possible loan losses to the loan. Specific valuation allowances are determined by analyzing the borrower's ability to repay amounts owed, collateral deficiencies, the relative risk grade of the loan and economic conditions affecting the borrower's industry, among other things.

Historical valuation allowances are calculated based on the historical loss experience of specific types of loans and the internal risk grade of such loans at the time they were charged-off. The Company calculates historical loss ratios for pools of similar loans with similar characteristics based on the proportion of actual charge-offs experienced to the total population of loans in the pool. The historical loss ratios are updated each quarter based on actual charge-off experience. A historical valuation allowance is established for each pool of similar loans based upon the product of the historical loss ratio and the total dollar amount of the loans in the pool. The Company's pools of similar loans include similarly risk-graded groups of commercial and industrial loans, commercial real estate loans, consumer real estate loans and consumer and other loans. During fiscal 2011, each quarterly review included calculations for “look back periods” of 1, 2 and 3 years and the Savings Bank used the highest historical loss rate in its allowance calculations.

General valuation allowances are based on general economic conditions and other qualitative risk factors both internal and external to the Company. In general, such valuation allowances are determined by evaluating, among other things: (i) the experience, ability and effectiveness of the Bank's lending management and staff; (ii) the effectiveness of the Company's loan policies, procedures and internal controls; (iii) changes in asset quality; (iv) changes in loan portfolio volume; (v) the composition and concentrations of credit; (vi) the impact of competition on loan structuring and pricing; (vii) the effectiveness of the internal loan review function; (viii) the impact of environmental risks on portfolio risks; and (ix) the impact of rising interest rates on portfolio risk. Management evaluates the degree of risk that each one of these components has on the quality of the loan portfolio on a quarterly basis. Each component is determined to have either a high, moderate or low degree of risk. The results are then input into a "general allocation matrix" to determine an appropriate general valuation allowance.

Included in the general valuation allowances are allocations for groups of similar loans with risk characteristics that exceed certain concentration limits established by management. Concentration risk limits have been established, among other things, for certain industry concentrations, large balance and highly leveraged credit relationships that exceed specified risk grades, and loans originated with policy exceptions that exceed specified risk grades.

Loans identified as losses by management, internal/external loan review and/or bank examiners are charged-off. Furthermore, consumer loan accounts are charged-off automatically based on regulatory requirements.

The following table details activity in the allowance for possible loan losses by portfolio segment for the years ended June 30, 2010 and June 30, 2011. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(3)           LOANS RECEIVABLE (CONTINUED)

	(Amounts in Thousands)
		Commercial
	Mortgage	Business	Consumer
	Loans	Loans	Loans	Total
June 30, 2011:
Balance – June 30, 2010	$2,273	$234	$20	$2,527
Provision for loan losses	904	263	15	1,182
Charge-offs	(1,538)	(282)	(30)	(1,850)
Recoveries	63	43	18	124
Net (Charge-offs) / Recoveries	(1,475)	(239)	(12)	(1,726)
Balance – June 30, 2011	$1,702	$258	$23	$1,983
Period-end amount allocated to:
Loans individually evaluated	$641	$65	$-	$706
for impairment
Loans collectively evaluated	1,061	193	23	1,277
for impairment
Balance – June 30, 2011	$1,702	$258	$23	$1,983

June 30, 2010:
Balance –June 30, 2009	$2,073	$2,027	$86	$4,186
Provision for loan losses	1,864	(953)	(59)	852
Transfer from reserve on	150	-	-	150
Letters of Credit
Charge-offs	(1,853)	(1,034)	(28)	(2,915)
Recoveries	39	194	21	254
Net (Charge-offs) / Recoveries	(1,814)	(840)	(7)	(2,661)
Balance –June 30, 2010	$2,273	$234	$20	$2,527

Period-end amount allocated to:
Loans individually evaluated	$1,227	$10	$-	$1,237
for impairment
Loans collectively evaluated	1,046	224	20	1,290
for impairment
Balance –June 30, 2010	$2,273	$234	$20	$2,527

The Company’s recorded investment in loans as of June 30, 2011 and June 30, 2010 related to each balance in the allowance for possible loan losses by portfolio segment and disaggregated on the basis of the Company's impairment methodology was as follows:

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(3)           LOANS RECEIVABLE (CONTINUED)

	(Amounts in Thousands)

		Commercial
	Mortgage	Business	Consumer	Total
	Loans	Loans	Loans	Loans
June 30, 2011
Loans individually evaluated for impairment	$4,717	$829	$14	$5,560
Loans collectively evaluated for impairment	87,248	2,473	2,320	92,041
Ending Balance	$91,965	$3,302	$2,334	$97,601

June 30, 2010
Loans individually evaluated for impairment	$7,582	$96	$-	$7,678
Loans collectively evaluated for impairment	96,035	4,395	2,888	103,318
Ending Balance	$103,617	$4,491	$2,888	$110,996

(4)           PROPERTY AND EQUIPMENT

Property and equipment at June 30 consists of the following:

	2011
	Cost	Accumulated Depreciation	Net
Category
Land	$643,704	$-	$643,704
Buildings	6,006,729	2,769,407	3,237,322
Office furniture, fixtures and equitpment	4,660,284	3,799,791	860,493
Automobiles	180,852	117,440	63,412
Investment real estate	1,785,856	693,056	1,092,800
Total	$13,277,425	$7,379,694	$5,897,731

	2011
	Cost	Accumulated Depreciation	Net
Category
Land	$643,704	$-	$643,704
Buildings	5,912,409	2,586,224	3,326,185
Office furniture, fixtures and equipment	4,422,335	3,485,481	936,854
Automobiles	132,530	96,060	36,470
Investment real estate	1,745,812	637,602	1,108,210
Total	$12,856,790	$6,805,367	$6,051,423

Depreciation charged to operations for the years ended June 30, 2011 and 2010 was $574,327 and $552,515, respectively.

The Savings Bank’s full-service branch office in Springfield is leased. The lease on the Springfield full-service branch office was assumed and it has less than five years remaining on the initial term. The Savings Bank also leases three ATM drive-up kiosks located in the parking lots of a major retailer in

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(4)	PROPERTY AND EQUIPMENT (CONTINUED)

Mountain Grove, Marshfield and Ava, Missouri. These leases were entered into in the third quarter of fiscal 2008, and were for a four year term.

Rent expense for the years ended June 30, 2011 and 2010 was $111,064 and $172,571, respectively.

Minimum future lease payments for the Springfield, Missouri branch office and the three leased ATMs for the years ending June 30 are as follows:

		2655 South
		Campbell
	ATMs	Springfield, MO	Totals
2012	$64,620	$94,416	$159,036
2013	43,080	94,416	137,496
2014	-	94,416	94,416
2015	-	94,416	94,416
2016	-	3,934	3,934
Total	$107,700	$381,598	$489,298

(5)       INTANGIBLE ASSET

    A summary of the intangible asset at June 30 is as follows:

	2011	2010
Premium on branch acquisition	$1,020,216	$1,020,216
Accumulated amortization	(935,090)	(884,975)
Net premium on branch acquisition	$85,126	$135,241

Amortization expense relating to this premium was $50,115 for the year ended June 30, 2011 and $50,114 for the year ended June 30, 2010.

Estimated future amortization expense is as follows for the years ending June 30:

2012	$50,115
2013	35,011
$85,126

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(6)	DEPOSITS

A summary of deposit accounts at June 30 is as follows:

	2011	2010
Non-interest-bearing checking	$24,303,463	$11,773,833
Interest-bearing checking	37,126,676	34,632,542
Super Saver money market	12,605,656	11,379,774
Savings	8,627,391	9,086,554
Money Market savings accounts	31,367,281	36,031,680
Certificates of Deposit	66,630,525	77,171,042
Total	$180,660,992	$180,075,425

Deposits held at the Savings Bank by a major customer were approximately $14,279,000 at June 30, 2011.

The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $21.7 million and $25.8 million at June 30, 2011 and 2010, respectively.

At June 30, 2011, scheduled maturities of certificates of deposit are as follows:

Fiscal	2012	$43,360,888
	2013	11,577,728
	2014	4,058,721
	2015	5,489,882
	2016	2,113,209
	Thereafter	30,097
		$66,630,525

(7)	RETAIL REPURCHASE AGREEMENTS

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

(8)       ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWED MONEY

The advances listed below were obtained from the FHLB of Des Moines.  The advances are secured by FHLB stock and a blanket pledge of qualifying one-to-four family mortgage loans.  Advances from the FHLB at June 30 are summarized as follows:

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(8) ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWED MONEY (CONTINUED)

	2011	Weighted Average Rate	2010	Weighted Average Rate
Term Advances:
Long-term; fixed-rate; non-callable	$3,000,000	4.94%	$3,000,000	4.94%

Total	$3,000,000	4.94%	$3,000,000	4.94%

As of June 30, 2011 the fixed-rate term advance shown above was subject to a prepayment fee equal to 100 percent of the present value of the monthly lost cash flow to the FHLB based upon the difference between the contract rate on the advance and the rate on an alternative qualifying investment of the same remaining maturity.  Advances may be prepaid without a prepayment fee if the rate on an advance being prepaid is equal to or below the current rate for an alternative qualifying investment of the same remaining maturity.

Maturities of FHLB advances are as follows:

Year Ended June 30	Aggregate Annual Maturities
2012	$-
2013	-
2014	3,000,000
3,000,000

At June 30, 2011, the Savings Bank had irrevocable letters of credit issued on its behalf from the FHLB totaling $1.5 million, as collateral for public entity deposits in excess of federal insurance limits.  The letters of credit expire through April 2012. At June 30, 2011, the Savings Bank had collateralized borrowing capacity with the FHLB of approximately $46.3 million.

The Company had no outstanding borrowed money from other lenders as of June 30, 2011.

(9)           INCOME TAXES

The provision for income taxes (benefit) for the years ended June 30 is as follows:

	2011	2010
Current	$14,301	$(631,992)
Deferred	566,481	1,672,923
Total	$580,782	$1,040,931

The provision for income taxes (benefit) differs from that computed at the statutory corporate rate, 34%, for the years ended June 30 as follows:

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(9)	INCOME TAXES (CONTINUED)

	2011	2010
Tax at statutory rate	$(1,196,870)	$(150,671)
Increase (decrease) in taxes resulting from:
State taxes, net of federal benefit	(109,396)	(7,682)
Tax-exempt income	(18,013)	(24,206)
Bank-owned life insurance	-	46,671
Dividends received deduction	(2,982)	(2,979)
Change in valuation allowance	1,897,659	1,126,326
Stock based compensation	1,608	3,215
Net effect of other book/tax differences	8,776	50,257
Provision for income taxes	$580,782	$1,040,931

The components of deferred tax assets and liabilities as of June 30, 2011 and 2010 consisted of:

	2011	2010
Deferred tax assets:
Allowance for loan losses	$732,608	$932,648
Write-down of real estate owned	1,419,999	23,312
Book amortization in excess of tax amortization	11,250	17,873
Compensated employee absences	20,025	24,385
State net operating loss carry-forwards	107,803	89,788
Federal net operating loss carry-forwards	1,329,878	917,858
Charitable contributions	24,837	21,162
Other	6,921	107,644
Total gross deferred tax assets	3,653,321	2,134,670
Valuation allowance	(3,114,565)	(1,216,906)
	538,756	917,764
Deferred tax liabilities:
Premises and equipment	(258,692)	(86,747)
FHLB stock dividends	(60,936)	(60,936)
Prepaid expenses	(145,560)	(124,308)
Net unrealized gain on available-for-sale securities	(334,508)	(566,481)
Unamortized deferred loan costs, net of fees	(73,568)	(79,292)
Total gross deferred tax liabilities	(873,264)	(917,764)
Total net deferred tax assets (liabilities)	$(334,508)	$-

In accordance with FASB ASC Topics 740-10 and 740-30, a deferred tax liability has not been recognized for tax basis bad debt reserves of $2.2 million of the Savings Bank that arose in tax years that began prior to December 31, 1987.  At June 30, 2011, the amount of the deferred tax liability that had not been recognized was approximately $811,000.  This deferred tax liability could be recognized if, in the future, there is a change in federal tax law, the Savings Bank fails to meet the definition of a “qualified savings institution,” as defined by the Internal Revenue Code, certain distributions are made with respect to the stock of the Savings Bank, or the bad debt reserves are used for any purpose other than absorbing bad debts.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(9)          INCOME TAXES (CONTINUED)

During the years ended June 30, 2011 and 2010, the Company recorded a valuation allowance of $3.1 million and $1.2 million, respectively. As of June 30, 2011, management has provided a full valuation allowance for net deferred tax assets resulting from the Company’s cumulative net losses for the last six years.  Most of these losses have occurred during the three fiscal years ended June 30, 2011. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry forwards are expected to be available to reduce taxable income.

At June 30, 2011, the Company had net operating loss carry forwards of approximately $3.9 million which are available to offset future taxable income with $1.0 million available through 2029, $1.6 million available through 2030 and $1.3 million available through 2031.

(10)       EMPLOYEE BENEFIT PLANS

The Savings Bank had participated in a multiple-employer defined benefit pension plan covering substantially all employees.  In fiscal 2006, the Savings Bank opted to freeze the plan. Participants in the plan became entitled to their vested benefits at the date it was frozen. The Savings Bank limited its future obligations to the funding amount required by the annual actuarial evaluation of the plan and administrative costs. No participants will be added to the plan. Pension expense for the years ended June 30, 2011 and 2010 was approximately $109,000 and $72,000, respectively.  This plan is not subject to the requirements of FASB ASC Topics 715 and 958.

The First Home Savings Bank Employee Stock Ownership and 401(k) Plan covers all employees that are age 21 and have completed six months of service.  The Company makes contributions on a matching basis of up to 3% on employee deferrals. Expense for the ESOP and 401(k) plan for the years ended June 30, 2011 and 2010 was $42,756 and $49,976, respectively.

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

The Company’s 2004 Stock Option and Incentive Plan has authorized the grant of options to certain officers, employees and directors for up to 100,000 shares of the Company’s common stock. All options granted have 10 year terms and vest and become exercisable ratably over five years following the date of grant.  The plan was approved by shareholders in October 2004. At June 30, 2011, there were 78,000 shares of stock available for grant under the plan.

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

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(10)	EMPLOYEE BENEFIT PLANS (CONTINUED)

No options were granted during either fiscal 2011 or fiscal 2010. The last options were granted in fiscal 2007.

A summary of the Company’s stock option activity, and related information for the years ended June 30 follows:

	2011		2010
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Options	Price	Options	Price
Outstanding at beginning of year	22,000	$16.95	22,000	$16.95
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding at end of year	22,000	16.95	22,000	16.95
Exercisable at end of year	20,000	$16.94	15,600	$16.94

The following table summarizes information about stock options outstanding at June 30, 2011:

Exercise Price	Number Outstanding at June 30	Number Exercisable at June 30	Remaining Contractual Life (Months)
$17.50	2,000	2,000	56
17.00	10,000	8,000	69
16.78	10,000	10,000	60

As of June 30, 2011 there was $1,100 of total unrecognized compensation cost related to non-vested share-based compensation agreements granted under the plan. That cost is expected to be recognized over a weighted-average period of approximately 5 months.There is no intrinsic value of vested options on Company stock as of June 30, 2011.

(11)	EARNINGS PER SHARE

The following information shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.  The amounts in the income columns represent the numerator and the amounts in the shares columns represent the denominator. There was no dilutive effect since the exercise price of all stock options at June 30, 2010 and June 30, 2011 exceeded the market price of the Company’s common shares on both of those dates.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(11)	EARNINGS PER SHARE (CONTINUED)

	Years Ended June 30,
	2011			2010
			Per Share			Per Share
	Income	Shares	Amount	Income	Shares	Amount
Basic EPS:
Income (loss) available
to stockholders	$(4,100,989)	1,550,815	$(2.65)	$(1,484,082)	1,550,815	$ (0.96)
Effect of dilutive
securities:	-	-	-	-	-	-
Diluted EPS:
Income (loss) available
to stockholders
plus stock options	$(4,100,989)	1,550,815	$ (2.65)	$(1,484,082)	1,550,815	$ (0.96)

(12)	RELATED PARTY TRANSACTIONS

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

A summary of the changes in outstanding loans to officers and directors for the fiscal years ended June 30, 2011 and 2010 is as follows:

	2011	2010
Beginning balances	$125,982	$104,792
Originations and advances	-	92,000
Principal repayments	(23,481)	(70,810)
Ending balances	$102,501	$125,982

The Company has one director whose law firm performs legal services, primarily on behalf of the Savings Bank.  These legal services relate primarily to foreclosures and bankruptcies.  During the years ended June 30, 2011 and 2010, the Savings Bank paid $67,020 and $86,660, respectively, for legal services performed by this director’s law firm.

The Company also has one director with ownership interests in a number of related companies that purvey lumber and hardware, and provide other related services. During the years ended June 30, 2011 and 2010, the Savings Bank made purchases of goods and services from four of the related companies totaling $10,313 and $8,936, respectively.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

 (13)           COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Savings Bank has various outstanding commitments that are not reflected in the accompanying consolidated financial statements.  The principal commitments of the Savings Bank are as follows:

Letters of Credit – Outstanding standby letters of credit were approximately $107,000 and $132,000 at June 30, 2011 and 2010, respectively.

Loan Commitments – The Savings Bank had outstanding firm commitments to originate loans of $356,000 and $594,000 at June 30, 2011 and 2010, respectively.

Lines of Credit – The unused portion of lines of credit was approximately $990,000 and $3.4 million at June 30, 2011 and 2010, respectively.

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

None of the guarantees extend longer than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  Collateral held varies as specified above and is required in instances which the Company deems necessary.  All of the standby letters of credit outstanding at June 30, 2011 were collateralized.  No amounts were recorded as liabilities at June 30, 2011 or 2010 for the Company’s potential obligations under these guarantees.

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s consolidated financial statements.

(14)           CONCENTRATION OF CREDIT RISK

The Savings Bank maintains its primary bank accounts with institutions in Missouri and Iowa.  On June 30, 2011, the individual balances of these accounts exceeded standard insurance limits established by the FDIC.  The Savings Bank has not experienced any losses in such accounts.

(15)           REGULATORY MATTERS

The Savings Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the FDIC. Failure to meet the minimum regulatory capital requirements can initiate

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(15) REGULATORY MATTERS (CONTINUED)

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

Management believes, as of June 30, 2011, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2011, the Savings Bank’s capital levels were such that it would have been categorized as well-capitalized under the regulatory framework for prompt corrective action. However, since the Savings Bank is operating under a Cease and Desist Order, it does not qualify as well capitalized.  To be categorized as well-capitalized, the Savings Bank must maintain minimum total risk-based, Tier 1 risk-based, and core capital leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The Savings Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum For Capital Adequacy Purposes		Minimum to Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2011:
Total Risk-Based Capital (to Risk-Weighted Assets)	$17,568	18.34%	$7,662	8.0%	$9,577	10.0%
Core Capital (to Adjusted Tangible Assets)	16,387	7.90%	8,292	4.0%	10,365	5.0%
Tangible Capital (to Adjusted Tangible Assets)	16,387	7.90%	3,110	1.5%	N/A
Tier 1 Capital (to Risk-Weighted Assets)	16,387	17.11%	3,831	4.0%	5,746	6.0%

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(15) REGULATORY MATTERS (CONTINUED)

As of June 30, 2010:
Total Risk-Based Capital (to Risk-Weighted Assets)	$21,419	19.99%	$8,572	8.0%	$10,715	10.0%
Core Capital (to Adjusted Tangible Assets)	20,153	9.65%	8,354	4.0%	10,443	5.0%
Tangible Capital (to Adjusted Tangible Assets)	20,153	9.65%	3,133	1.5%	N/A
Tier 1 Capital (to Risk-Weighted Assets)	20,153	18.81%	4,286	4.0%	6,429	6.0%

On August 17, 2009, the Company and the Bank each entered into a Stipulation and Consent to the Issuance of Order to Cease and Desist with the OTS.

Under the terms of the orders, the Bank and the Company, without the prior written approval of their respective banking regulators, may not:
•	Increase assets during any quarter;
•	Pay dividends;
•	Increase brokered deposits;
•	Repurchase shares of the Company’s outstanding common stock; and
•	Issue any debt securities or incur any debt (other than that incurred in the normal course of business).

Other material provisions of the order require the Bank and the Company to:
•	develop an acceptable business plan for enhancing, measuring and maintaining profitability, increasing earnings, improving liquidity, maintaining capital levels;
•	ensure the Bank’s compliance with applicable laws, rules, regulations and agency guidelines, including the terms of the order;
•	not appoint any new director or senior executive officer or change the responsibilities of any (15) current senior executive officers without notifying the applicable banking regulators;
•	not enter into, renew, extend or revise any compensation or benefit agreements for directors or senior executive officers;
•	not make any indemnification, severance or golden parachute payments;
•	enhance its asset classification policy;
•	provide progress reports to the FDIC regarding certain classified assets;
•	submit a comprehensive plan for reducing classified assets;
•
develop a plan to reduce the concentration of certain loans contained in the loan portfolio and that addresses the assessment, monitoring and control of the risks association with the commercial real estate portfolio;

•
not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial of the Bank, or that is outside the normal course of business; and prepare and submit progress reports to the FDIC and the Federal Reserve. The orders will remain in effect until modified or terminated by the FDIC or the Federal Reserve.

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
Years Ended June 30, 2011 and 2010

(15)       REGULATORY MATTERS (CONTINUED)

any wrongdoing in entering into the respective Stipulation and Consent to the Issuance of a Cease and Desist Order. No monetary penalties were imposed or recommended in connection with the orders.

For additional information regarding the terms of the orders, please see the Company’s Form 8-K that we filed with the SEC on August 18, 2009. Further, the Company or the Savings Bank may be subject to more severe future regulatory enforcement actions, including but not limited to civil money penalties, if they do not comply with the terms of their order.

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

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(17)	FAIR VALUE MEASUREMENTS (CONTINUED)

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

Securities Available for Sale:  Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy.  Level 1 securities would include highly liquid government bonds and exchange traded equities.  If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.  Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities.  In certain cases where there is limited activity of less transparency around the input to the valuation, securities are classified within Level 3 of the valuation hierarchy.

Impaired loans:  The Company does not record loans at fair value on a recurring basis.  From time to time, a loan is considered impaired and an allowance for loan losses is established.  Once a loan has been identified as impaired, management measures impairment based upon the value of the underlying collateral.  Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable.  Loan impairment is measured based upon the present value of expected future cash flows discounts at the loan’s effective interest rate, expect where more practical, at the observable market price of the loan based upon appraisals by qualified licensed appraisers hired by the Company, and are, generally, considered level 2 measurements.  In some cases, adjustments are made to the appraised values due to various factors including age of the appraisal, age of comparables included in the appraisal, and known changes in the market and in the collateral.  When significant adjustments are based on unobservable inputs, the resulting fair market measurement is categorized as a level 3 measurement.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(17)	FAIR VALUE MEASUREMENTS (CONTINUED)

Real estate owned:  Other real estate owned is carried at the estimated fair value of the property, less disposal costs.  The fair value of the property is determined based upon appraisals.  As with impaired loans, if significant adjustments are made to the appraised value, based upon unobservable inputs, the resulting fair value measurement is categorized as a level 3 measurement.

There have been no changes in valuation techniques used for any assets or liabilities measured at fair value during the year ended June 30, 2011.

The following tables summarize financial assets measured at fair value on a recurring basis as of June 30, 2011 and June 30, 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

June 30, 2011	Level 1	Level 2	Level 3	Total
	Inputs	Inputs	Inputs	Fair Value
	(dollars in thousands)

Securities available-for-sale:
U. S. Agency Securities	$-	$22,790	$-	$22,790
Residential mortgage-
backed Securities	-	30,936	-	30,936
Municipal Securities	-	110	-	110
Other	-	244	-	244
Total	$-	$54,080	$-	$54,080

June 30, 2010	Level 1	Level 2	Level 3	Total
	Inputs	Inputs	Inputs	Fair Value
	(dollars in thousands)

Securities available-for-sale:
U. S. Agency Securities	$5,100	$21,928	$-	$27,028
Residential mortgage-
backed Securities	-	32,722	146	32,868
Municipal Securities	-	132	-	132
Other	-	276	-	276
Total	$5,100	$55,058	$146	$60,304

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

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(17)	FAIR VALUE MEASUREMENTS (CONTINUED)

The following tables summarize financial assets measured at fair value on a non-recurring basis as of June 30, 2011 and June 30, 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

June 30, 2011	Level 1	Level 2	Level 3	Total
	Inputs	Inputs	Inputs	Fair Value
	(dollars in thousands)

Impaired Loans	$-	$-	$5,377	$5,377
Real estate owned	-	-	5,503	5,503
Total	$-	$-	$10,880	$10,880

June 30, 2010	Level 1	Level 2	Level 3	Total
	Inputs	Inputs	Inputs	Fair Value
	(dollars in thousands)

Impaired Loans	$-	$-	$8,360	$8,360
Real estate owned	-	-	3,885	3,885
Other repossessed assets			61	61
Total	$-	$-	$12,306	$12,306

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
	June 30, 2011
	Approximate Carrying	Approximate
	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$24,799,000	$24,799,000
Certificates of deposit purchased	2,940,000	2,940,000
Available-for-sale securities	54,080,000	54,080,000
Held-to-maturity securities	18,146,000	18,193,000
Investment in FHLB stock	429,000	429,000
Loans, net of allowance for loan losses	95,817,000	96,356,000
Accrued interest receivable	778,000	778,000
Financial liabilities:
Deposits	180,661,000	180,642,000
Retail repurchase agreements	6,416,000	6,416,000
FHLB advances	3,000,000	3,276,000
Accrued interest payable	118,000	118,000

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(17)	FAIR VALUE MEASUREMENTS (CONTINUED)

	June 30, 2010
	Approximate Carrying	Approximate
	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$26,218,000	$26,218,000
Certificates of deposit purchased	5,628,000	5,628,000
Available-for-sale securities	45,317,000	45,317,000
Held-to-maturity securities	2,592,000	2,626,000
Investment in FHLB stock	1,581,000	1,581,000
Loans, net of allowance for loan losses	133,162,000	134,947,000
Loans held for sale	820,000	820,000
Accrued interest receivable	955,000	955,000
Financial liabilities:
Deposits	189,218,000	190,096,000
Retail repurchase agreements	5,713,000	5,713,000
FHLB advances	10,000,000	10,450,000
Accrued interest payable	385,000	385,000

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

Loans held for sale – The carrying amounts of loans held for sale approximate the fair value due to the short term nature of these loans.

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

Retail repurchase agreements – The fair value of retail repurchase agreements is the amount payable at the reporting date.

FHLB advances – Rates currently available to the Savings Bank for advances with similar terms and remaining maturities are used to estimate fair value of existing advances by discounting the future cash flows.

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(17)	FAIR VALUE MEASUREMENTS (CONTINUED)

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

The following condensed statements of financial condition and condensed statements of operations and cash flows for First Bancshares, Inc. are as follows:

Condensed Statements of Financial Condition
	At June 30,
ASSETS	2011	2010
Cash and cash equivalents	$24,960	$233,958
Certificates of deposit	-	10,000
Securities available-for-sale	218,000	248,000
Investment in subsidiaries	17,121,929	21,402,171
Property and equipment, net	1,079,010	1,108,209
Real estate owned	75,600	75,600
Deferred tax asset, net	-	-
Other assets	53,834	51,490
Total assets	$18,573,333	$23,129,428

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable, subsidiaries	$471,402	$501,588
Accrued expenses	51,052	16,609
Total Liabilities	522,454	518,197
Stockholders' equity	18,050,879	22,611,231
Total liabilities and stockholders' equity	$18,573,333	$23,129,428

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(18)	PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Operations
	Years ended June 30,
	2011	2010
Income:
Equity in loss of subsidiaries	$(3,834,668)	$(1,108,365)
Interest and dividend income	12,609	12,665
Gain/(loss) on sale or write-down of property and equipment	15,000	-
Other	8,044	31,209
Total income (loss)	(3,799,015)	(1,064,491)

Expenses:
Professional fees	176,595	106,294
Printing and office supplies	9,330	7,504
Interest	32,158	40,634
Other	85,337	84,218
Income tax expense (benefit)	(1,446)	180,941
Total expenses	301,974	419,591
Net loss	$(4,100,989)	$(1,484,082)

FIRST BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Years Ended June 30, 2011 and 2010

(18)	PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Cash Flows

	Years ended June 30.
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(4,100,989)	$(1,484,082)
Adjustments to reconcile net income to
net cash provided from operating activities:
Equity in earnings of subsidiaries	3,834,668	1,153,884
Depreciation expense	55,454	56,476
Gain on sale of securities	(15,000)	-
Net change in operating accounts:
Deferred tax asset, net	-	183,163
Other assets and liabilities	32,100	121,169
Net cash provided (used) in operating activities	(193,767)	30,610

Cash flows from investing activities:
Purchase of property and equipment	(40,045)	(15,276)
Proceeds from sale of investments	45,000	-
Maturity of certificate of deposit	10,000	-
Proceeds from sales of property and equipment	-	313,471
Purchase of real estate owned	-	(75,600)
Net cash provided by investing activities	14,955	222,595
Cash flows from financing activities:
Payments on notes payable	(30,186)	(122,129)
Cash dividends paid	-	-
Net cash used in financing activities	(30,186)	(122,129)

Net increase (decrease) in cash and cash equivalents	(208,998)	131,076

Cash and cash equivalents-beginning of period	233,958	102,882

Cash and cash equivalents-end of period	$24,960	$233,958

FIRST BANCSHARES, INC. AND SUBSIDIARIES

ADDITIONAL INFORMATION

COMMON STOCK INFORMATION

The common stock of First Bancshares, Inc. is traded on The Nasdaq Stock Market LLC under the symbol “FBSI”.  As of September 6, 2011, there were 398 registered stockholders and 1,550,815 shares of common stock outstanding.  This does not reflect the number of persons or entities who hold stock in nominee or “street name.”

At its February 2007 meeting, the Board of Directors decided to suspend dividend payments until the Company’s earnings improved. As a result, there were no dividend payments made during fiscal 2008. Primarily as a result of the operating results for fiscal 2008, on July 31, 2008, the Board of Directors declared a special dividend of $0.10 per share payable on August 29, 2008 to stockholders of record on August 15, 2008. There were no dividend payments during the fiscal years ended June 30, 2011 and 2010.

Dividend payments by the Company are dependent on its cash flows, which include reimbursement from its subsidiaries for the income tax savings created by its stand alone operating loss, the operation of real estate owned by the Company and dividends received by the Company from the Savings Bank.  Under Federal regulations, the dollar amount of dividends a savings and loan association may pay is dependent upon the association’s capital position and recent net income.  Generally, if an association satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed in the FDIC regulations.  However, institutions that have converted to stock form of ownership may not declare or pay a dividend on, or repurchase any of, its common stock if the effect thereof would cause the regulatory capital of the institution to be reduced below the amount required for the liquidation account which was established in accordance with the OTS regulations and the Savings Bank’s Plan of Conversion. The Cease and Desist orders to both the Company and the Savings Bank require advance notice and approval of the proposed dividend by their respective federal regulators.  In addition, under Missouri law, the Company is generally prohibited from declaring and paying dividends at a time when the Company’s net assets are less than its stated capital or when the payment of dividends would reduce the Company’s net assets below its stated capital.

The following table sets forth market price and dividend information for the Company’s common stock.

Fiscal 2011	High	Low	Dividend

First Quarter	$9.00	$7.00	N/A
Second Quarter	$8.00	$5.76	N/A
Third Quarter	$7.99	$5.85	N/A
Fourth Quarter	$7.49	$5.12	N/A

Fiscal 2010	High	Low	Dividend

First Quarter	$12.48	$7.33	N/A
Second Quarter	$8.97	$7.28	N/A
Third Quarter	$10.95	$6.80	N/A
Fourth Quarter	$9.70	$8.30	N/A

DIRECTORS AND EXECUTIVE OFFICERS

FIRST BANCSHARES, INC.	FIRST HOME SAVINGS BANK

DIRECTORS:	DIRECTORS:
R. Bradley Weaver, Chairman and	R. Bradley Weaver, Chairman and
Chief Executive Officer	Chief Executive Officer

Thomas M. Sutherland	Thomas M. Sutherland
One of the owners and operators of Sutherlands	One of the owners and operators of Sutherlands
Home Improvement Centers group of stores	Home Improvement Centers group of stores

D. Mitch Ashlock	D. Mitch Ashlock
Director, President and Chief Executive Officer	Director, President and Chief Executive Officer
First Federal Savings Bank of Olathe	First Federal Savings Bank of Olathe

Harold F. Glass	Harold F. Glass
Partner	Partner
Millington, Glass & Love, Attorneys at Law	Millington, Glass & Love, Attorneys at Law

Billy E. Hixon	Billy E. Hixon
Retired partner from regional CPA firm	Retired partner from regional CPA firm
of BKD, LLP	of BKD, LLP

Robert J. Breidenthal	Robert J. Breidenthal
Director	Director
Security Bank of Kansas City	Security Bank of Kansas City

John G. Moody	John G. Moody
Elected Official	Elected Official

OFFICERS:	OFFICERS:
R. Bradley Weaver	R. Bradley Weaver
Chief Executive Officer	Chief Executive Officer

Lannie E. Crawford	Lannie E. Crawford
President	President

Ronald J. Walters, CPA	Ronald J. Walters, CPA
Senior Vice President, Treasurer	Senior Vice President, Treasurer
and Chief Financial Officer	and Chief Financial Officer

Dale W. Keenan	Dale W. Keenan
Vice President	Executive Vice President and
Senior Lender

Shannon Peterson	Shannon Peterson
Secretary	Secretary

CORPORATE INFORMATION

CORPORATE HEADQUARTERS:	TRANSFER AGENT:

142 East First Street	Registrar and Transfer Company
P.O. Box 777	10 Commerce Drive
Mountain Grove, Missouri 65711	Cranford, New Jersey 07016
(800) 866-1340

INDEPENDENT AUDITORS:	COMMON STOCK:

McGladrey & Pullen, LLP	Traded on The Nasdaq Stock Market LLC
Kansas City, Missouri	Nasdaq Symbol: FBSI

GENERAL COUNSEL:

Harold F. Glass
Springfield, Missouri

SPECIAL COUNSEL:

Breyer & Associates PC
McLean, Virginia

ANNUAL MEETING

The Annual Meeting of Stockholders will be held Friday, October 28, 2011, at 1:00 p.m., Central Time, at the Days Inn Conference Room, 300 East 19th Street, Mountain Grove, Missouri.

FORM 10-K

A COPY OF THE FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING OF STOCKHOLDERS UPON WRITTEN REQUEST TO THE SECRETARY, FIRST BANCSHARES, INC., P.O. BOX 777, MOUNTAIN GROVE, MISSOURI   65711.

THE COMPANY’S FORMS 10-K, 10-Q AND OTHER DISCLOSURE DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CAN BE OBTAINED FROM THE SEC HOME PAGE ON THE WORLD WIDE WEB AT http://www.sec.gov